   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                 FORM F-4/S-4*
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

       NUEVO GRUPO IUSACELL, S.A. DE C.V.                   BELL ATLANTIC CORPORATION
                     (Exact Name of Registrant as Specified in Its Charter)

            NEW IUSACELL GROUP, INC.                              NOT APPLICABLE
                         (Translation of Registrant's Name into English)
                     MEXICO                                          DELAWARE
                 (State or other Jurisdiction of Incorporation or Organization)

                                               481
                    (Primary Standard Industrial Classification Code Number)
                 NOT APPLICABLE                                     23-2259884
                             (I.R.S. Employer Identification Number)
     PROLONGACION PASEO DE LA REFORMA 1236
                COLONIA SANTA FE                           1095 AVENUE OF THE AMERICAS
             DELEGACION CUAJIMALPA                           NEW YORK, NEW YORK 10036
           05348 MEXICO, D.F., MEXICO                             (212) 395-2121
                 (525) 109-4400
           (Address and Telephone Number of Registrant's Principal Executive Offices)
             CT CORPORATION SYSTEM                            PHILLIP M. HUSTON, JR.
    1633 BROADWAY, NEW YORK, NEW YORK 10019          COUNSEL AND CORPORATE SECRETARY (ACTING)
                 (212) 479-8220                             BELL ATLANTIC CORPORATION
                                                           1095 AVENUE OF THE AMERICAS
                                                             NEW YORK, NEW YORK 10036
                                                                  (212) 395-2121
   (Name, Address, including Zip Code and Telephone Number, including Area Code, of Agent for
                                       Service of Process)

                            ------------------------

                                With copies to:

                              SARA P. HANKS, ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                            ------------------------

     Approximate date of commencement of proposed exchange and sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box.     []
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF            AMOUNT TO BE         OFFERING PRICE     AGGREGATE OFFERING     REGISTRATION
  SECURITIES TO BE REGISTERED         REGISTERED(1)           PER UNIT(1)           PRICE(1)             FEE(1)
--------------------------------------------------------------------------------------------------------------------
14 1/4% Senior Notes Due 2006...       $350,000,000              100%             $350,000,000         $92,400.00
                                     principal amount
--------------------------------------------------------------------------------------------------------------------
Put Option of 14 1/4% Senior
  Notes Due 2006................           N/A                    N/A                  N/A                N/A
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(f) under the Securities Act for purposes of computing the registration fee.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

---------------
* This registration statement constitutes a filing on Form F-4 for the exchange notes and on Form S-4 for the put option.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

[IUSACELL DIGITAL LOGO]

                       NUEVO GRUPO IUSACELL, S.A. DE C.V.

                               EXCHANGE OFFER FOR
                   $350,000,000 14 1/4% SENIOR NOTES DUE 2006
                            ------------------------

We are offering to exchange our 14 1/4% senior notes due 2006, which we refer to as the exchange notes, for all of our outstanding 14 1/4% senior notes due 2006, which we refer to as the old notes. An aggregate principal amount of $350,000,000 of the old notes are outstanding.

TERMS OF THE EXCHANGE OFFER:

     - This exchange offer expires at 5:00 p.m., New York City time, on   ,
       2000, unless extended.

     - You will receive one exchange note for each old note that you tender.

     - You may withdraw your tender of the old notes at any time prior to the expiration date.

TERMS OF THE EXCHANGE NOTES:

     - The terms of the exchange notes are substantially identical to those of the old notes, except that you can freely trade the exchange notes.

     - The exchange notes will mature on December 1, 2006.

     - Interest on the exchange notes will be payable semi-annually in arrears on each June 1 and December 1.

     - The exchange notes are unsecured senior indebtedness and will rank equally with all of our other unsecured senior indebtedness.

     - Under certain limited circumstances involving a change in our control, holders of the exchange notes may have the right to require us and one of our principal shareholders, Bell Atlantic Corporation, to purchase the exchange notes at a price of 101% of their principal amount plus accrued interest.
                            ------------------------

 CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is                , 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT, AND THE INITIAL PURCHASERS OF THE NOTES ARE NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS OFFERING MEMORANDUM.

                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    i
Incorporation of Information by Reference...................   ii
Prospectus Summary..........................................    1
Risk Factors................................................    7
Forward-Looking Statements..................................   15
The Exchange Offer..........................................   16
Use of Proceeds.............................................   22
Capitalization..............................................   23
Exchange Rates..............................................   24
Selected Consolidated Financial and Operating Information...   25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   33
Business....................................................   65
Enforceability of Civil Liabilities.........................  100
Management..................................................  101
Principal Shareholders......................................  109
Certain Transactions........................................  111
Description of Notes........................................  114
United States Taxation......................................  155
Mexican Taxation............................................  159
Book Entry; Delivery and Form...............................  161
Plan of Distribution........................................  163
Legal Matters...............................................  163
Independent Accountants.....................................  163
Expert......................................................  164

                               ------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     Nuevo Grupo Iusacell, S.A. de C.V. ("New Iusacell"), Bell Atlantic Corporation ("Bell Atlantic") and Grupo Iusacell, S.A. de C.V. ("Old Iusacell") file annual, quarterly and special reports, proxy statements and other information with the SEC as may be applicable from time to time. You may read and copy any document filed by New Iusacell, Bell Atlantic and Old Iusacell at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, Bell Atlantic's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. In addition, because both New Iusacell's American Depositary Receipts and Bell Atlantic's common stock are listed on the New York Stock Exchange, reports and other information concerning New Iusacell and Bell Atlantic can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                   INCORPORATION OF INFORMATION BY REFERENCE

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. We are incorporating information into this prospectus relating to Bell Atlantic Corporation, one of our principal shareholders, because under certain circumstances, Bell Atlantic may be required to repurchase the notes described in this prospectus from their holders. Because Bell Atlantic's obligations under the notes can be considered to be a security, it is a co-registrant with us on the registration statement of which this prospectus is a part.

     The information incorporated by reference is considered a part of this prospectus, unless it is superseded by information included in this prospectus, and information that Bell Atlantic files later with the Commission will automatically update and replace this information. This prospectus incorporates by reference the documents listed below:

DOCUMENT INCORPORATED BY REFERENCE                          DATE OF FILING
Annual Report on Form 10-K                                  March 30, 1999
Quarterly Report on Form 10-Q                               May 12, 1999
Quarterly Report on Form 10-Q                               August 11, 1999
Quarterly Report on Form 10-Q                               November 10, 1999
Current Report on Form 8-K                                  April 23, 1999
Current Report on Form 8-K                                  April 28, 1999
Current Report on Form 8-K                                  May 10, 1999
Current Report on Form 8-K                                  July 22, 1999
Current Report on Form 8-K                                  August 26, 1999
Current Report on Form 8-K                                  September 13, 1999
Current Report on Form 8-K                                  September 22, 1999
Current Report on Form 8-K                                  October 7, 1999
Current Report on Form 8-K                                  October 21, 1999
Current Report on Form 8-K                                  November 17, 1999
Current Report on Form 8-K                                  November 23, 1999
Current Report on Form 8-K                                  December 22, 1999
Current Report on Form 8-K                                  December 28, 1999
Current Report on Form 8-K                                  January 25, 2000
Current Report on Form 8-K                                  February 15, 2000
Joint Proxy Statement and Prospectus (File No. 333-76171)   April 13, 1999

     We also incorporate by reference all documents subsequently filed by Bell Atlantic pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

     Bell Atlantic will provide copies of the documents incorporated into this prospectus by reference without charge to each person to whom this prospectus is delivered upon the request of such person to Director -- Reporting and Consolidation, Bell Atlantic Corporation, 1717 Arch Street, 47th Floor, Philadelphia, Pennsylvania, 19103, telephone: (215) 963-6360. In order to ensure timely delivery of the documents, any request should be made five days before
            , which is when this exchange offer expires.

     If we summarize certain sections of the documents incorporated in this prospectus by reference in this prospectus, we do not mean to imply that any sections of documents that we do not summarize are of any less importance, and such summaries are qualified in their entirety by the full text of the documents incorporated in this prospectus by reference.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully.

     In this prospectus, where we refer to New Iusacell, we mean Nuevo Grupo Iusacell, S.A. de C.V.; where we refer to Old Iusacell, we mean Grupo Iusacell, S.A. de C.V., a subsidiary of New Iusacell; and, where we refer to Iusacell, we mean New Iusacell, Old Iusacell and their subsidiaries. We also sometimes use general or Mexican telecommunications industry terms, which are explained in Annex A -- Glossary of Telecommunications Terms.

                                    IUSACELL

     We are the second largest wireless telecommunications provider in Mexico with more than one million cellular customers. We own and operate concessions for a range of frequencies in the 800 MHz band used to provide cellular wireless services in four contiguous regions in central Mexico, including Mexico City, one of the world's most populous cities.

     - Our cellular concessions cover regions representing approximately 67 million inhabitants, or 69% of Mexico's total population.

     - Our cellular network makes services available in areas where approximately 53 million people live, representing 79% of the inhabitants of the regions where we provide cellular wireless services and 55% of Mexico's total population.

Since August 1999, we have been offering digital coverage and services in all areas where we provide cellular wireless services.

     For the nine months ended September 30, 1999, our revenues and EBITDA, which we define as operating profit or loss plus depreciation and amortization, were Ps.$2,908.5 million (U.S.$311.0 million) and Ps.1,003.3 million (U.S.$107.3 million), respectively. For the twelve month period ended September 30, 1999, our revenues and EBITDA were Ps.3,731.8 million (U.S.$399.0 million) and Ps.1,234.1 million (U.S.$132.0 million), respectively.

     Since February 1997, we have been under the management control of subsidiaries of Bell Atlantic Corporation. Bell Atlantic has invested approximately U.S.$1.2 billion since 1993 for its 40.4% economic and voting interest in our equity. Today, Bell Atlantic personnel seconded to Iusacell and Bell Atlantic consultants are integrally involved in defining and implementing our long-term strategy and in managing day-to-day operations. Since Bell Atlantic took control of our management in February 1997, our cellular subscriber base has grown from approximately 245,000 to 1,132,205 subscribers at September 30, 1999.

     In addition to our core mobile wireless services, we also provide a wide range of other telecommunications services, including long distance, paging, wireless local telephony and data transmission.
                               ------------------

     Our principal executive offices are located at Prolongacion Paseo de la Reforma 1236, Colonia Santa Fe, Delegacion Cuajimalpa, 05348, Mexico, D.F. Our telephone number is (525) 109-4400. Our internet website address is http://www.iusacell.com.mx. Information contained in this website is not part of this offering memorandum.

                           REORGANIZATION OF IUSACELL

     In August 1999 we completed a reorganization of Iusacell. The reorganization included U.S.$132.5 million in borrowings from our principal shareholders between August 1998 and March 1999 that were immediately converted into equity, an offer to exchange the shares of Old Iusacell for shares of New Iusacell, primary equity offerings that raised U.S.$33.7 million in net proceeds for New Iusacell and a U.S.$106.5 million secondary offering by our principal shareholders. This reorganization:

     - more than doubled the number of Iusacell's publicly held shares,

     - improved Iusacell's financial condition,

     - provided funds for our capital expenditure program,

     - provided funds to acquire two PCS concessions in northern Mexico, and

     - created additional structural flexibility to obtain debt financing for Iusacell's capital expenditure program.

                               THE EXCHANGE OFFER

     The exchange offer applies to the U.S.$350,000,000 aggregate principal amount of old notes. The form and terms of the exchange notes are the same as the form and terms of the old notes except that the offer and sale of the exchange notes have been registered under the Securities Act and the exchange notes will therefore not bear legends restricting their transfer. The exchange notes will be entitled to the benefits of the indenture pursuant to which the old notes were issued. The old notes and the exchange notes are sometimes referred to collectively in this prospectus as the "notes." See "Description of the Notes."

THE EXCHANGE OFFER.........  U.S.$1,000 principal amount of exchange notes in exchange for U.S.$1,000 principal amounts of old notes. As of the date hereof, old notes representing U.S.$350,000,000 aggregate principal amount are outstanding.

RESALE OF THE EXCHANGE
NOTES......................  Based on an interpretation by the staff of the
                             Securities and Exchange Commission set forth in interpretive letters issued to third parties unrelated to us, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if you are not our affiliate and you are acquiring the exchange notes issued in the exchange offer in the normal course of business.

                             Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by that broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes. See "Plan of Distribution."

REGISTRATION RIGHTS
AGREEMENTS.................  Iusacell sold the old notes on December 16, 1999 in a private placement. In connection with that sale, we executed a registration rights agreement for the benefit of the purchasers under which we agreed to effect this exchange offer. See "The Exchange Offer -- Purpose and Effect."

EXPIRATION DATE............  The exchange offer will expire at 5:00 p.m., New
                             York City time,       , 2000, or such later date
                             and time to which it is extended. We will return any old notes not accepted for exchange for any reason without expense to you as promptly as practicable after the expiration or termination of the exchange offer.

WITHDRAWAL.................  You may withdraw your tender of old notes pursuant to the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The exchange offer is subject to certain customary conditions, some of which we may waive. See "The Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING
OLD NOTES..................  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of it in accordance with the letter's instructions, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to The Bank of New York, the exchange agent, at the address contained in this prospectus.

                             If you hold old notes through the Depository Trust Company and wish to accept the exchange offer you must do so pursuant to The Depository Trust Company's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things,

                             - you are acquiring the exchange notes acquired
                               pursuant to the exchange offer in the ordinary course of your business,

                             - neither you nor anyone else receiving the notes
                               from you intend to engage in a distribution of the exchange notes,

                             - neither you nor anyone else receiving the notes
                               from you has an arrangement or understanding with any person to participate in the distribution of the exchange notes,

                             - neither you nor anyone else receiving the notes
                               from you is an affiliate of Iusacell, and

                             - If you are a broker-dealer, and you acquired the
                               old notes for your own account as a result of market-making or other trading activities you will deliver a copy of this prospectus in connection with any resale of exchange notes.

                             Pursuant to the registration rights agreement, we must file a registration statement for a continuous offering in respect of the old notes if existing interpretations by the Securities and Exchange Commission are changed such that the exchange notes received by you in the exchange offer are not or would not be, upon receipt, transferable by non-affiliates or "holders who are not Iusacell affiliates" without restriction under the Securities Act. See "The Exchange Offer -- Purpose and Effect."

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF EXCHANGE
  NOTES....................  We will accept for exchange any and all old notes which you properly tender prior to 5:00 p.m., New York City time, on the expiration date. We will issue the exchange notes promptly following the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer."

EXCHANGE AGENT.............  The Bank of New York is serving as exchange agent for the exchange offer. It can be reached by telephone at (212) 815-2742 for more information.

UNITED STATES TAX
  CONSIDERATIONS...........  The exchange pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Taxation -- United States -- Exchange Offer."

EFFECT OF NOT TENDERING....  If you choose not to tender your old notes or they are not accepted, the existing transfer
                             restrictions will continue to apply. After the completion of the exchange offer, we will have no further obligation with respect to the registration of the old notes under the Securities Act.

                                 TERMS OF NOTES

     Except with respect to restrictions on transfer, the exchange notes have terms and conditions identical in all material respects to those of the old notes. Accordingly, the following description of the notes applies equally to the old notes and the exchange notes.

Issuer........................   Nuevo Grupo Iusacell, S.A. de C.V.

Securities Offered............   U.S.$350.0 million principal amount of 14 1/4%
                                 Senior Notes due December 1, 2006.

Maturity......................   December 1, 2006.

Interest Rate and Payment
Dates.........................   Interest on the notes will be payable
                                 semi-annually in arrears on each June 1 and December 1, at a rate of 14 1/4% per annum.

Security Account..............   Concurrently with the closing of the offering
                                 of the old notes, which was completed in December 1999, we deposited approximately
                                 U.S.$133.5 million with The Bank of New York, which is acting as security agent, in a security account. These funds, together with the proceeds from the investment of these funds in U.S. government securities, will be sufficient to pay when due the interest on the notes through December 1, 2002.

Optional Redemption...........   At any time and from time to time prior to
                                 December 1, 2002, we can redeem in the
                                 aggregate up to 35% of the original principal amount of the notes with the proceeds of one or more public equity offerings at a redemption price of 114.25% of the principal amount to be redeemed, plus accrued interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption. See "Description of
                                 Notes -- Optional Redemption."

Redemption for Tax Reasons....   We may redeem the notes at 100% of their
                                 principal amount, plus accrued and unpaid interest, and additional amounts, if any, if Mexican tax law is changed and those changes result in us being required to pay a Mexican withholding tax on interest payments at a rate equal to or greater than 15% per annum. See
                                 "Description of Notes -- Redemption for Tax
                                 Reasons."

Change of Control.............   If a change of control of New Iusacell occurs,
                                 we must give holders of the notes the
                                 opportunity to sell their notes to us at a purchase price of 101% of their principal amount, plus accrued interest. The term "change of control" is defined in the "Description of Notes -- Change of Control" section of this offering memorandum. We may not have funds available to finance this obligation.

                                 Under some circumstances involving a change of control of New Iusacell and a combination of New Iusacell with one or more of the Cellular A-Band properties in northern Mexico, holders of notes may have the right to require us and Bell Atlantic to purchase the notes at a price of 101% of their principal amount, plus accrued interest.

Ranking.......................   The notes will be unsecured senior indebtedness
                                 of New Iusacell, and will rank equal in right of payment with all of New Iusacell's existing and future senior unsecured indebtedness and will rank senior in right of payment to all of New Iusacell's subordinated indebtedness.
                                 However, the notes will be effectively
                                 subordinated to any of New Iusacell's secured indebtedness (to the extent of the value of the assets securing that indebtedness) and to any indebtedness of New Iusacell's subsidiaries.

                                 As of September 30, 1999, after giving pro forma effect to the offering described in this offering memorandum and the application of the proceeds as well as the final drawdown of the Eximbank Facilities in October 1999 and an initial amortization payment in November 1999:

                                      - we would have had no indebtedness other
                                        than our indebtedness under these notes.

                                      - our subsidiaries would have had
                                        approximately Ps.4,522.0 million
                                        (U.S.$483.5 million) of indebtedness
                                        outstanding, including trade notes
                                        payable.

Additional Amounts............   We will make all payments of principal and
                                 interest in respect of the notes free and clear of any taxes or other governmental charges of whatever nature imposed by any Mexican authority. In the event that any Mexican tax withholding or deduction is required, we will pay additional amounts, subject to certain exceptions, so that holders of the notes will receive the amounts that they would have received if Mexican withholding or deduction had not been required.

Certain Covenants.............   The indenture that governs the terms of the
                                 notes contains covenants which, among other things, limits:

                                      - the incurrence of additional
                                        indebtedness by our company and our
                                        subsidiaries and the issuance of
                                        preferred stock by our subsidiaries;

                                      - the payment of dividends on capital
                                        stock of New Iusacell and the purchase,
                                        redemption or other acquisition or
                                        retirement of capital stock or
                                        subordinated indebtedness of our company and our subsidiaries;

                                      - the making of investments;

                                      - certain transactions with affiliates;

                                      - the incurrence of liens and the entering
                                        into of sale/leaseback transactions;

                                      - the sale of assets;

                                      - the sale or issuance of capital stock of
                                        subsidiaries; and

                                      - some consolidations and mergers.

                                 Some of our subsidiaries (including our PCS subsidiary) are not subject to these covenants. All of these limitations and prohibitions are subject to a number of important qualifications. For a description of these limitations and qualifications, see "Description of the Notes -- Certain Covenants."

                                  RISK FACTORS

     You should carefully consider the following risk factors, as well as other information presented in this prospectus. To the extent information relates to the Mexican government or Mexican macroeconomic data, we have extracted that information from official publications of the Mexican government and have not independently verified it.

RISK FACTORS RELATING TO THE NOTES

WE ARE A HOLDING COMPANY AND WILL DEPEND ON OUR SUBSIDIARIES TO MAKE PAYMENTS OF INTEREST AND PRINCIPAL ON THE NOTES

     We are a holding company with no significant assets other than the stock of our subsidiaries. In order to pay interest on the notes after December 1, 2002 and to pay principal of the notes, we will rely on income from dividends and other cash flow from our subsidiaries. Because we are a holding company, the claims of all holders of our subsidiaries' debt rank senior to the claims of holders of the notes offered under this prospectus. At September 30, 1999, our subsidiaries' pro forma total indebtedness, including trade notes payable, was Ps.4,522.0 million (U.S.$483.5 million) and may increase in the future. See "Capitalization."

     Our current debt agreements prevent our subsidiaries from paying dividends to us or otherwise making cash available to us until at least May 2004. In addition, substantially all of our subsidiaries' assets are pledged to secure their obligations under their existing debt instruments. Dividends and cash flow from our subsidiaries are therefore severely restricted by the outstanding debt of our subsidiaries and the restrictive covenants that govern that debt.

     Our ability to pay interest and principal on the notes after the funds in the security account are used to pay interest through December 2002 and before May 2004 will depend on our ability to either (i) raise equity or debt capital at New Iusacell level, or (ii) generate sufficient cash flow at the subsidiary level and make dividend payments to New Iusacell after eliminating the covenants restricting such dividend payments through the prepayment of the Eximbank Facilities described below.

     After the expiration of the restrictive covenants that prevent our subsidiaries from paying dividends to New Iusacell, our ability to pay interest and principal on the notes will depend on our ability to generate sufficient cash flow and/or to access equity or debt financing. We cannot assure you that we will be able to raise equity or debt capital or that our subsidiaries will generate sufficient cash flow to pay dividends to enable us to make payments of interest on and principal of the notes.

     Furthermore, the ability of our subsidiaries to pay dividends is subject to Mexican legal requirements, which provide that a Mexican corporation may declare and pay dividends only out of the profits reflected in its financial statements, if such payment is approved by its stockholders and after the creation of required legal reserves and the absorption or satisfaction of losses suffered in previous fiscal years. Claims of creditors of our subsidiaries, including trade creditors, and bank and other lenders, will generally have priority over claims of New Iusacell to the assets and cash flows of our subsidiaries.

     Additionally, in the event we engage in business activities at the holding company level and incur associated liabilities, or otherwise incur liabilities at the holding company level, we may not have the resources available to satisfy those liabilities for the same reasons discussed above. In the event we incur such liabilities, we could be required to turn to the capital markets or our principal shareholders in order to help us satisfy those liabilities. At that time, we may not have access to equity or debt financing. In addition, our principal shareholders are under no obligation to provide financial resources to us and there can be no assurance that they would do so. A material unsatisfied liability at the holding company level could lead to our bankruptcy or otherwise make it difficult or impossible for us to comply with our obligations under the notes.

THE NOTES WILL BE SUBORDINATE TO CERTAIN MEXICAN STATUTORY PREFERENCES

     Under Mexican law, our obligations under the notes are subordinated to statutory preferences such as claims for salaries, wages, labor claims, social security taxes, and other taxes.

WE ARE SUBJECT TO RESTRICTIVE COVENANTS

     The terms of the notes, of our subsidiaries' existing debt and of debt that we may incur in the future, will impose significant operating and financial restrictions. These restrictions will affect, and in many respects significantly limit or prohibit our ability and the ability of our subsidiaries to, among other things,

     - borrow money,

     - pay dividends on stock,

     - make investments,

     - use assets as security in other transactions, and

     - sell certain assets or merge with or into other companies.

     If we do not comply with these restrictions, we could be in default even if we can currently pay our debt. If there were a default, holders of the relevant debt could demand immediate payment of the aggregate amount of that debt. This could lead to our bankruptcy or reorganization for the benefit of our creditors or to our inability to pay interest or principal on the notes.

THERE IS NO ACTIVE TRADING MARKET FOR OUR NOTES

     The notes are new securities which may not be widely distributed and for which there is currently no active trading market. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. We cannot assure you as to the development or liquidity of any trading market for the notes.

TRADING IN THE NOTES MAY BE AFFECTED BY DEVELOPMENTS IN OTHER MARKETS

     Securities of Mexican companies have been influenced, to varying degrees, by economic and market conditions in other countries. Although economic conditions are different in each country, investors' reactions to developments in one country may have effects on securities in other countries, including Mexico. Continued volatility in the Asian, Latin American, Russian or other emerging capital markets, as well as changes in the United States economy, may lead to increased volatility of the Mexican or other securities markets and may impact the price of our notes. We cannot assure you that events outside of Mexico will not affect the price of our notes.

WE MAY NOT BE ABLE TO REPURCHASE ALL OF THE NOTES SHOULD THERE BE A CHANGE OF CONTROL OFFER

     If there is a Change of Control, as defined under "Description of Notes -- Change of Control," for any reason, we would have the obligation to offer to repurchase the notes at 101% of their principal amount, plus accrued interest. Moreover, our subsidiaries will also be required to offer to repay a substantial amount of their outstanding debt upon a change of control. The obligations of our subsidiaries will rank senior to our obligation to repurchase these notes. Since our principal subsidiaries are currently prevented by their debt instruments from paying dividends to us and making loans to us, our ability to repurchase notes would depend upon our ability to issue debt and/or equity. We may be unable to access the debt and/or equity markets at the required time because of a weaker credit profile, unfavorable market conditions or other factors, in which case we would not have sufficient funds to repurchase the notes. See "Description of the Notes -- Change of Control."

BELL ATLANTIC IS NOT REQUIRED TO OFFER TO REPURCHASE THE NOTES UNDER ALL CIRCUMSTANCES INVOLVING A "CHANGE OF CONTROL"

     Bell Atlantic has agreed to make an offer to repurchase the notes under certain circumstances involving both our acquisition of any one or more of the four Cellular A-Band properties in northern Mexico (collectively, the "Northern Region Properties") and a Change of Control, as defined under "Description of Notes -- Change of Control." Bell Atlantic does not have any obligation to repurchase the notes in connection with any potential acquisition of Grupo Portatel, S.A. de C.V., the Cellular A-Band provider in southern Mexico.

     There are significant limitations on Bell Atlantic's repurchase obligations. For example, Bell Atlantic would not be required to offer to repurchase the notes:

     - if there is no Change of Control with respect to a business combination involving the Northern Region Properties or if a Change of Control occurs otherwise than in connection with our acquisition of the Northern Region Properties,

     - if any Change of Control in connection with acquiring the Northern Region Properties occurs after June 1, 2003,

     - if we maintain certain credit characteristics for a short time following any Change of Control compared to just before the Change of Control, even if our credit characteristics have already deteriorated after the date the notes are issued, our credit characteristics deteriorate before we have complied with our obligation to repurchase notes, or we default in our obligation to repurchase the notes, or

     - if any transaction is structured in a way that does not fall within the covenant.

     In these situations and other situations not covered by Bell Atlantic's agreement described under "Description of Notes -- Change of Control," Bell Atlantic would not be required to repurchase the notes even if we did not or could not comply with our obligation to repurchase the notes, and even if we acquire or become affiliated with the Northern Region Properties.

YOUR INTEREST IN THE PLEDGED SECURITIES IN THE SECURITY ACCOUNT MAY BE SUBJECT TO BANKRUPTCY RISKS

     The trustee's rights to foreclose on the security account and sell the securities held in the security account as described under "Description of Notes -- Terms of Notes," which we refer to as the pledged securities, upon the occurrence of an event of default under the notes may be significantly impaired by applicable bankruptcy law. If a bankruptcy proceeding were commenced by or against us, applicable law may prohibit creditors from foreclosing on or otherwise disposing of any of our secured debt until a bankruptcy court determined the preference and priority of our secured debt and approved of the foreclosure or disposal. We cannot assure you that a bankruptcy court would approve the trustee's right to foreclose on the security account.

RISK FACTORS RELATING TO IUSACELL

WE MAY BE UNABLE TO SERVICE OUR DEBT, ACCESS CREDIT OR PURSUE BUSINESS OPPORTUNITIES BECAUSE OUR SUBSIDIARIES ARE HIGHLY LEVERAGED AND HAVE INSUFFICIENT CASH FLOW

     Historically, our cash generated from operating activities has not been sufficient to meet our debt service, working capital and capital expenditure requirements. We have relied on the capital markets for new equity and debt financing, vendor financing and borrowings and equity contributions from Bell Atlantic and the Peralta Group to meet such funding needs.

     As of September 30, 1999, our total consolidated indebtedness, including trade notes payable, was Ps.4,413.4 million (U.S.$471.9 million), or approximately 45.0% of our total capitalization. After giving effect to the offer described in this offering memorandum, our December 1999 offering of 14 1/4% senior notes and other pro forma adjustments, our total consolidated indebtedness, including trade notes payable, at September 30, 1999 would have been Ps.7,795.2 million (U.S.$833.5 million). See "Capitalization." Although we had net income of Ps.619.3 million (U.S.$66.2 million) for the nine months ended September 30, 1999, we experienced net losses for each of the five years up to and including the period ended December 31, 1998. Our positive net income in the first nine months of 1999 was driven primarily by the benefits of foreign exchange gains attributable to the appreciation of the Peso against the U.S. dollar during the first nine months of 1999, and monetary gains resulting from the effects of inflation on our net monetary liability position during each of the first three quarters of 1999.

     For the year ended December 31, 1998, our earnings were insufficient to cover our fixed charges by Ps.2,224.0 million (U.S.$237.8 million). We had no fixed charge coverage deficiency for the nine month period ended September 30, 1999. For this purpose, earnings are calculated as income or loss before taxes plus (i) integral financing cost, including amortization of capitalized interest, (ii) the interest portion of annual rent expense, and (iii) losses from the less than 50%-owned affiliates. Fixed charges include the expensed and capitalized portions of integral financing cost.

     The degree to which we are leveraged and the covenants with which we have to comply due to various financings may adversely affect our ability to finance future operations, to finance necessary capital expenditures, to service our indebtedness, to compete effectively against better capitalized competitors and to withstand downturns in our business or the Mexican economy generally. Our high level of indebtedness could limit our ability to pursue business opportunities that may be in our interest and that of our securityholders. See "-- If we do not obtain significant capital from outside sources we will not be able to continue to build out our wireless infrastructure and pursue long distance opportunities and may lose the opportunity to generate revenues" and "Capitalization."

WE MAY LOSE MONEY BECAUSE OF CURRENCY DEVALUATIONS

     While our sales are almost entirely denominated in Pesos, the vast majority of our obligations, and all of our long-term debt, are denominated in U.S. dollars. As a result, we are exposed to Peso devaluation risk. The Peso has devalued substantially against the U.S. dollar in the past and may devalue significantly in the future. For example, the noon buying rate rose from Ps.3.4662 per U.S.$1.00 on December 19, 1994 to Ps.5.0000 per U.S.$1.00 on
December 31, 1994 and Ps.7.7400 per U.S.$1.00 on December 31, 1995, representing a 123.3% devaluation of the Peso relative to the U.S. dollar. In 1998, the Peso devalued 22.7% relative to the U.S. dollar to Ps.9.9010 per U.S.$1.00 on December 31, 1998.

     We do not currently have in place hedging arrangements with respect to this risk, although we expect to use forward-rate contracts to hedge up to 50% of the principal and interest payments of our U.S. dollar denominated debt coming due over the next 18 months, or approximately U.S.$83.0 million. Further declines in the value of the Peso relative to the U.S. dollar could adversely affect our ability to meet U.S. dollar-denominated obligations, including the notes. In addition, any further devaluation of the Peso may negatively affect the value of a Mexican company's securities, such as ours. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Devaluation and Inflation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WE FACE INCREASING COMPETITION WHICH MAY REDUCE OUR OPERATING MARGINS

     We face significant competition in our core cellular services business from Telcel in each region in which we operate. As a wholly owned subsidiary of Telmex, Telcel has significantly greater internal financial and other resources than those available to us, nationwide cellular and PCS concessions, a nationwide cellular network, and an ability to use Telmex's installed telecommunications systems. Competition is substantial and we, like Telcel, bear significant promotional expenses, including the provision of cellular telephones to contract subscribers free of charge or at a substantial discount. In addition, competition from Telcel has not always enabled us to implement price increases to keep pace with inflation and sometimes has forced price rollbacks and reductions.

     We face increasing competition from other companies providing comparable mobile wireless services utilizing emerging technologies, including PCS services in the 1.9 GHz frequency band, enhanced specialized mobile radio services and satellite telephony. We also face increasing competition in providing long distance, paging, wireless local telephony and data transmission services. The Mexican government may grant additional concessions to other companies to provide services similar to or the same as those that we provide.

     Besides Telmex, some other competitors may also have greater financial and other resources than those available to us, which may limit our ability to compete effectively. See "-- If we are not able to obtain concessions for spectrum and government approvals, develop new technologies and hire and retain qualified personnel, we will be unable to implement new services and may lose business to our competitors" and "Business -- Competition."

IF WE DO NOT OBTAIN SIGNIFICANT CAPITAL FROM OUTSIDE SOURCES, WE WILL NOT BE ABLE TO CONTINUE TO BUILD OUT OUR WIRELESS INFRASTRUCTURE AND PURSUE LONG DISTANCE OPPORTUNITIES AND MAY LOSE THE OPPORTUNITY TO GENERATE REVENUES

     In order to implement our operating strategy through 2001, we will have to incur significant capital expenditures. We expect capital expenditures for 1999, 2000 and 2001, not including capital expenditures to build out our PCS network in northern Mexico, to total approximately U.S.$475.0 million, of which approximately U.S.$132.8 million has already been invested during the first nine months of 1999 and an approximately U.S.$44.2 million is expected to be invested during the fourth quarter of 1999. For an explanation of the items included in capital expenditures, see "Notes to the Selected Consolidated Financial and Operating Information -- Footnote (6)." We expect capital expenditures to build out our PCS network in northern Mexico will not exceed U.S.$55.0 million through 2001.

     As we make additional investments in our cellular network and pursue long distance opportunities, we will need additional external funding in mid-2000 and beyond. We will also need additional external funding in 1999 and/or 2000 in order to acquire, build out and operate PCS networks in northern Mexico. The terms of our concessions may, in the future, also require us to make other significant network investments for which additional funds would be required. We cannot assure you that we will be able to obtain additional funds, including funds from Bell Atlantic and/or the Peralta Group and also including vendor financing, on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

IF WE ARE NOT ABLE TO OBTAIN CONCESSIONS FOR SPECTRUM AND GOVERNMENT APPROVALS, DEVELOP NEW TECHNOLOGIES AND HIRE AND RETAIN QUALIFIED PERSONNEL, WE WILL BE UNABLE TO IMPLEMENT NEW SERVICES AND MAY LOSE BUSINESS TO OUR COMPETITORS

     Our ability to expand long distance and paging services and to implement PCS and wireless local telephony services in accordance with our plans will depend on a number of factors over which we have limited or no control. These factors include, among others, our ability to acquire concessions for spectrum at commercially acceptable prices, raise sufficient capital, obtain required governmental approvals, negotiate reasonable interconnection agreements, obtain rights of way for fiber optic cables, successfully deploy technologies, secure leases for base stations, hire and retain additional qualified personnel and develop an adequate customer base. Any of these factors could delay, impede or reduce the scope of the implementation of new services and result in a material adverse effect on our existing business, financial condition and results of operations.

THE TECHNOLOGY WE USE MAY BE MADE OBSOLETE BY THE TECHNOLOGY USED BY OUR COMPETITORS

     All companies in the global telecommunications industry must adapt to rapid and significant changes in technology. The technology that we have selected in our wireless business may be challenged by competition from new or improved digital technologies supporting wireless service or other services in the near future. Technological changes may adversely affect our competitive position, require substantial new capital expenditures and/or require write-downs of obsolete technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Non-recurring Charges -- Project 450 Non-Cash Writedown" and "Business -- Network and Equipment -- Cellular Services."

WE MAY NOT HAVE ENOUGH MANAGEMENT RESOURCES TO BE ABLE TO EXPAND AS WE WISH

     We plan to continue to access additional opportunities in the wireless business in Mexico. In May 1998, we won auctions for concessions for a range of frequencies in the 1.9 GHz band to provide PCS services in two regions in northern Mexico. We will have to devote substantial management resources to take advantage of new opportunities and business ventures. In so doing, we will have to attract and retain qualified management personnel in pace with our rate of growth. If we are unable to attract and retain qualified management personnel, we could experience a material adverse effect on our existing business, financial condition and results of operations. See "Business -- Business Strategy."

CELLULAR FRAUD INCREASES OUR EXPENSES

     The fraudulent use of cellular telecommunications networks imposes a significant cost upon cellular service providers who must bear the cost of services provided to fraudulent users. We suffer losses of revenue as a result of fraudulent use, and also suffer cash costs due to our obligation to reimburse carriers for the cost of services provided to some fraudulent users. These cash costs approximated Ps.69.1 million (U.S.$7.4 million) and Ps.19.6 million (U.S.$2.1 million) in 1998 and in the nine months ended September 30, 1999, respectively.

     Although technology has been developed to combat the fraudulent use of telecommunications networks, this technology does not eliminate fraudulent use entirely. We must make significant expenditures periodically to acquire and use anti-fraud technology. For 1998, our costs for detecting and preventing fraud were approximately Ps.34.3 million (U.S.$3.7 million). For the nine months ended September 30, 1999, we incurred approximately Ps.1.1 million (U.S.$0.1 million) in fraud detection and prevention. Because we implemented extensive fraud detection and prevention technology in 1998, we expect to spend only approximately Ps.3.6 million (U.S.$0.4 million) and Ps.7.5 million (U.S.$0.8 million) in 1999 and 2000, respectively for fraud detection and prevention. However, we cannot assure you that the anti-fraud technology that we have purchased will continue to be effective in detecting and preventing fraud. If our anti-fraud technology becomes obsolete, we will once again have to make significant expenditures to acquire and use anti-fraud technology.

YEAR 2000 ISSUES MAY CONTINUE TO DISRUPT OUR BUSINESS

     We completed all required modifications or replacements (including modification or replacements of mission critical systems and internal network elements) in accordance with our Year 2000 enterprise-wide compliance program by the end of October 1999. Since January 1, 2000, we have not experienced any interruption or failure of normal business and service functions or operations which have had a material adverse effect on our business or financial condition. However, our Year 2000 compliance program is largely dependent on third party vendors and interconnecting carriers and we cannot assure you that all third parties will implement timely corrective measures necessary on their part to prevent future disruption of services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

OUR STRATEGY TO EXPAND OUR WIRELESS FOOTPRINT IN MEXICO LEADS US TO CONSIDER SIGNIFICANT ACQUISITIONS WITHIN MEXICO FROM TIME TO TIME THAT MAY ADVERSELY AFFECT OUR BUSINESS, RESULTS AND FINANCIAL CONDITION.

     One of our business strategies is to provide our customers with access to reliable and high-quality wireless service throughout Mexico. Providing access in regions where we do not own concessions through roaming agreements does not afford us optimal control over coverage, quality and pricing. As a result, from time to time we explore possibilities to expand our wireless footprint in Mexico.

     For example, Bell Atlantic was recently engaged in discussions regarding a transaction in which we would have acquired the four Northern Region Properties as well as discussions regarding a separate transaction in which we would acquire Portatel. Although the most recent discussions with respect to the Northern Region Properties have been terminated, we could discuss a combination with respect to these properties with the same or different parties in the future. The discussions with Portatel have not continued although they have not been formally terminated. We cannot predict at this time when or whether any acquisition will occur.

     Although we believe that these transactions would significantly strengthen our competitive position, at the same time they pose a number of significant risks and uncertainties for us and for the holders of the notes, including, without limitation, that they could involve the incurrence of significant amounts of additional debt or other liabilities; the acquisition of substantial amounts of pre-existing debt that would be structurally senior to the debt under the notes; the acquisition of significant operational, financial, legal, labor or other liabilities or risks, or significant financial needs, of which we may not be aware and that we may not discover until after the acquisition has been consummated; and the increase in our capital expenditure requirements. Any of these risks could result in a material adverse change in our financial condition and/or ability to service debt, including debt under the notes.

     Because we cannot foresee all of the risks that one or more of these acquisitions might involve, should they occur, it is not possible for us to describe all these risks. As a result, holders of our securities must be prepared to accept any deterioration in our prospects, business, financial condition, results of operations or cash flow stemming from one or more of these acquisitions.

     In addition, an acquisition of the Northern Region Properties could result in a change of control, so that Bell Atlantic would no longer control or manage us. If a change of control were to occur from an acquisition of the Northern Region Properties or any other transaction, Bell Atlantic would no longer be in a position to determine our policies and strategy, manage our operations or provide the technical and financial support that we have historically relied on. It is not possible for us to describe the strategy that would be followed by Iusacell following a change of control.

RISK FACTORS RELATING TO OUR SHAREHOLDERS

     We have two principal groups of shareholders. The first, Bell Atlantic, comprises various subsidiaries of Bell Atlantic Corporation. The second, the Peralta Group, encompasses Mr. Carlos Peralta and a group of individuals and companies related to or controlled by him.

WE DEPEND ON BELL ATLANTIC PERSONNEL; IF BELL ATLANTIC RECALLED THEM, WE WOULD HAVE INSUFFICIENT QUALIFIED EMPLOYEES

     Our Chief Executive Officer, Chief Technology Officer and General Counsel are employees of Bell Atlantic whose services are provided on a consulting or secondment basis. We also use the services of a number of Bell Atlantic employees on a consulting basis, primarily in the areas of network operations, information systems, marketing and customer care operations. So long as Bell Atlantic controls Iusacell, these or other seconded employees and consultants are expected to continue to provide services to us. If these employees were not made available to us by Bell Atlantic, our results of operations and financial condition could be materially adversely affected. See "Management" and "Certain Transactions."

ALLEGATIONS RELATING TO CARLOS PERALTA MAY PREVENT US FROM OBTAINING OR RETAINING GOVERNMENT CONCESSIONS AND MAY CAUSE OUR CUSTOMERS TO PERCEIVE US NEGATIVELY

     Mr. Carlos Peralta, a member of the Peralta Group of shareholders, is currently a director of New Iusacell. In 1996, Mr. Peralta stated that he had transferred funds to bank accounts controlled by the brother of the then President of Mexico. Press accounts have speculated that those payments were payments for governmental favors and the Swiss Government has seized the money, alleging that it was connected to money laundering. Apparently prompted by Mr. Peralta's disclosure, the Mexican tax authorities initiated tax audits of Old Iusacell, some of its subsidiaries and Mr. Peralta. In 1997,

Mr. Peralta was indicted on charges of tax evasion. Mr. Peralta was subsequently acquitted of all related charges. The tax audits of Old Iusacell were completed in early 1999. In May 1999, Mexican tax authorities assessed Old Iusacell a Ps.22.0 million (U.S.$2.4 million) penalty for purported incorrect deductions of certain interest expense for income tax purposes, which we have already paid.

     Our business activities have required and will continue to require licenses and approvals from the Mexican government. It is possible that Mr. Peralta's public statements and indictment and the Mexican government's inquiries could impact our ability to obtain concessions, licenses and approvals for business opportunities in the future or to obtain the renewal of existing concessions, licenses and approvals. Various press reports speculated that Mr. Peralta's public statements contributed to the delay in Old Iusacell and the Mexican Telecommunications and Transportation Ministry (Secretaria de Comunicaciones y Transportes), commonly referred to as the SCT, reaching agreement regarding local wireless service in the 450 MHz frequency band. See "Business -- Other Services -- Local Telephony." Additionally, the publicity surrounding Mr. Peralta's statements or indictment may have a negative impact on consumer perceptions of Iusacell and may adversely affect our business, financial condition and results of operations.

RISK FACTORS RELATING TO DOING BUSINESS IN MEXICO

THE MEXICAN GOVERNMENT MAY IMPOSE ADDITIONAL CONDITIONS ON OUR CONCESSIONS OR MAY TAKE THEM AWAY

     We provide our services pursuant to concessions granted by the Mexican government. Our activities are subject to significant government regulation and supervision. The concessions may be subject to additional conditions or may not be renewed when they expire. The Mexican government also reserves the right to revoke, temporarily seize or expropriate concessions or assets related to a concession for reasons of public interest or order such as war, national disaster or significant public disturbances. Moreover, the Mexican government may grant additional concessions to potential competitors to provide services similar to those that we provide. Any of these developments or other government action could have a material adverse effect on the value of Iusacell's concessions and on our financial condition and results of operations. See "Business -- Government Regulation."

OUR FINANCIAL STATEMENTS MAY NOT GIVE YOU THE SAME INFORMATION AS FINANCIAL STATEMENTS PREPARED UNDER U.S. ACCOUNTING RULES

     Mexican companies listed on the Mexican Stock Exchange, including New Iusacell, must prepare their financial statements in accordance with Mexican generally accepted accounting principles, referred to as Mexican GAAP. Mexican GAAP differs in significant respects from United States generally accepted accounting principles, referred to as U.S. GAAP, including the treatment of minority interest, deferred income taxes, employee profit sharing, capitalization of pre-operating costs, interest rate collars, gains from the exchange of non-monetary assets and the provisioning for the consolidation of facilities. In particular, all such Mexican companies must incorporate the effects of inflation directly in their accounting records and in published financial statements. The effects of inflation accounting under Mexican GAAP are not eliminated in the reconciliation to U.S. GAAP. For this and other reasons, the presentation of Mexican financial statements and reported earnings may differ from that of companies in other countries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 20 to the Audited Consolidated Financial Statements.

IF THE MEXICAN GOVERNMENT IMPOSES EXCHANGE CONTROLS, WE MAY NOT BE ABLE TO MAKE INTEREST AND PRINCIPAL PAYMENTS IN U.S. DOLLARS

     In the past, the Mexican economy has experienced balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Pesos to foreign currencies generally, and U.S. dollars in particular, it has done so in the past and could do so again in the future. We cannot assure you that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could prevent or restrict access to U.S. dollars or other foreign currencies to purchase imported goods and to meet our U.S. dollar obligations, such as the principal and interest under the notes.

PAYMENT OF JUDGMENTS ENTERED AGAINST US WILL BE IN PESOS, WHICH MAY EXPOSE YOU TO EXCHANGE RATE RISKS

     If a proceeding to enforce our obligations under the notes is brought in Mexico, Mexican law permits us to pay a resulting judgment in Pesos. Under the Mexican Monetary Law, an obligation payable in Mexico in a currency other than Pesos may be satisfied in Pesos at the exchange rate in effect on the date when payment is made.

     If a Mexican court declares us to be bankrupt or in suspension of payments, our obligations under the notes

     - would be converted into Pesos at the exchange rate prevailing at the time of the court's declaration and payment would occur at the time claims of creditors are satisfied, and

     - would not be adjusted to take into account depreciation of the Peso against the United States dollar occurring after the court's declaration.

                           FORWARD-LOOKING STATEMENTS

     This offering memorandum contains projections of some financial data and discloses plans and objectives for the future. This forward-looking information, as defined in the United States Private Securities Litigation Reform Act of 1995, reflects our views regarding future events and financial performance. Actual events and results could differ materially from those projected in the forward-looking statements as a result of the risk factors described above, as well as factors discussed below.

     The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which in any event speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The risk factors described above, and many other factors, could cause actual events and results to differ materially from historical results or those anticipated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     We sold the old notes on December 16, 1999, in a private placement. In connection with that placement, we granted the initial purchasers registration rights, which require that we file a registration statement under the Securities Act with respect to the exchange notes. Upon the effectiveness of that registration statement, we are required to offer you the opportunity to exchange your old notes for a like principal amount of exchange notes, which will be issued without a restrictive legend and may be reoffered and resold by you (if you are not our affiliate) without registration under the Securities Act.

     Upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the Registration Rights Agreement governing these registration rights has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights and those old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon completion of the exchange offer.

HOW TO DETERMINE WHETHER YOU ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     - the exchange notes acquired by you pursuant to the exchange offer are being obtained in the ordinary course of your business or the business of the person receiving the exchange notes, whether or not such person is the holder of the old notes;

     - neither you nor any person who receives the notes from you is engaging in or intends to engage in a distribution of the exchange notes;

     - neither you nor any person who receives the notes from you has an arrangement or understanding with any person to participate in the distribution of the exchange notes;

     - neither you nor any person who receives the notes from you is our affiliate; and

     - if you are a broker-dealer and you acquired the old notes for your own account as a result of market-making or other trading activities, you will deliver a copy of this prospectus in connection with any resale of exchange notes.

     Based on an interpretation by the staff of the Securities and Exchange Commission set forth in interpretive letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you, whether or not you are the holder (other than our affiliates) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - the exchange notes are acquired in the ordinary course of your business, and

     - neither you nor any person who receives the notes from you has an arrangement or understanding with any person to participate in the distribution of such exchange notes.

     If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes you cannot rely on this interpretation by the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act. If you are a broker-dealer and receive exchange notes for your own account in exchange for old notes, where you acquired your old notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution".

     Pursuant to the Registration Rights Agreement, we are required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the old notes if existing interpretations by the staff of the Securities and Exchange Commission are changed such that the exchange notes received by you in the exchange offer are not, or would not be, upon receipt, transferable by you (other than you or one of your affiliates) without restriction under the Securities Act.

     Following the completion of the exchange offer, if you do not tender your old notes you will not have any further registration rights and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly
tendered and not withdrawn prior to 5:00 p.m., New York City time, on       ,
2000. We will issue U.S.$1,000 principal amounts of exchange notes in exchange for each U.S.$1,000 principal amounts of outstanding old notes, pursuant to the exchange offer.

     The form and terms of the exchange notes are identical to the form and terms of the old notes except that the offer and sale of the exchange notes have been registered under the Securities Act and they will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the old notes were issued.

     As of the date of this prospectus, old notes representing U.S.$350,000,000 aggregate principal amounts at maturity were outstanding. This prospectus, together with the letter of transmittal, is being sent to you and to others believed to have beneficial interest in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated under that act.

     We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice thereof to The Bank of New York, the exchange agent. The Bank of New York will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to you as promptly as
practicable after       , 2000.

     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

CONDITIONS

     The exchange offer is not conditioned upon any minimum principal amount of the old notes being tendered for exchange. However, the exchange offer is conditioned upon the declaration by the Securities and Exchange Commission of the effectiveness of the registration statement of which this prospectus constitutes a part.

EXPIRATION DATE; EXTENSION; AMENDMENTS

     The term "expiration date" means 5:00 p.m., New York City time, on       ,
2000 unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify The Bank of New York and each participant that holds a book-entry interest in an old notes of any extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the rights to delay accepting any old notes or to extend the exchange offer, by giving oral or written notice of such delay, or extension to The Bank of New York.

PROCEDURES FOR TENDERING

     Only a holder of old notes may tender old notes in the exchange offer. Except as set forth under "-- Book Entry Transfer," to tender old notes in the exchange offer you must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to The Bank of New York prior to the expiration date. In addition, either:

     - certificates for such old notes must be received by The Bank of New York along with the letter of transmittal, or

     - a timely confirmation of a book-entry transfer of such old notes, if that procedure is available, into The Bank of New York's account at The Depository Trust Company, Euroclear and/or Clearstream pursuant to the procedure for book-entry transfer described below, prior to the expiration date, or

     -  you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by The Bank of New York at the address set forth under "-- Exchange Agent" prior to the expiration date.

     Any tender by you that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of old notes and the letter of transmittal and all other required documents to The Bank of New York is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to The Bank of New York before the expiration date. No letter of transmittal or old notes should be sent to us. You may request your respective brokers, dealers, commercial banks, trust companies, or nominees to effect these transactions for you.

     If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If a beneficial owner wishes to tender on the registered holder's behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the old notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     -  for the account of an Eligible Institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes, with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, persons should indicate this when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive this requirement.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by us, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine, in our sole discretion. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, The Bank of New York, nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by The Bank of New York that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by The Bank of New York to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "The Exchange Offer -- Conditions," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

     The Bank of New York will make a request to establish an account with respect to the old notes at The Depository Trust Company, Euroclear and/or Clearstream for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company, Euroclear and/or Clearstream's systems may make book-entry delivery of old notes being tendered by causing The Depository Trust Company, Euroclear and/or Clearstream to transfer such old notes into The Bank of new York's account at The Depository Trust Company, Euroclear and/or Clearstream in accordance with their procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, Euroclear and/or Clearstream, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by The Bank of New York at the address set forth under "-- Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

     The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, you must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system in place of sending a signed, hard copy of the letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to The Bank of New York. To tender old notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to The Bank of New York must contain the character by which you acknowledge your receipt of and agree to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and the old notes are not immediately available, or time will not permit you to get your old notes or the required documents to The Bank of New York before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     -  the tender is made through an Eligible Institution,

     - prior to the expiration date, The Bank of New York receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, facsimile transmission, mail or hand delivery), setting forth your name and address and the amount of old notes you are tendering, stating that the tender is being made thereby and guaranteeing that within four New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be and other documents required by the letter of transmittal will be deposited by the Eligible Institution with The Bank of New York, and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by The Bank of New York within four New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For your withdrawal of a tender of old notes to be effective, your written or electronic ATOP transmission notice of withdrawal (for The Depository Trust Company participants) must be received by The Bank of New York at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

     - identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes);

     - be signed by you in the same manner as the original signature on the letter of transmittal by which your old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

     - specify the name in which any such old notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes which have been tendered for exchange but which are not exchanged for any reason to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" at any time on or prior to the expiration date.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

                               For information or
                           Confirmation by Telephone:

                                 (212) 815-2742

  By Registered or Certified      By Facsimile Transmission:    By Hand or Overnight Delivery:
              Mail:                     (212) 815-6339
                                   Attention: Enrique Lopez          The Bank of New York
     The Bank of New York                                             101 Barclay Street
      101 Barclay Street                                           New York, New York 10286
   New York, New York 10286                                          Attention: Securities
   Attention: Enrique Lopez                                            Processing Window
Corporate Trust Operations, 7E                                  Ground Level Reorganization, 7E
                                                                   ATTENTION: ENRIQUE LOPEZ

FEES AND EXPENSES

     We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations may be made in person or by telephone by our officers and employees.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be U.S.$400,000, which includes fees and expenses of The Bank of New York, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     If you tender your old notes you will not be obligated to pay any transfer taxes in connection therewith, except that if you instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, you will be responsible for the payment of any applicable transfer tax thereon.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer described in this prospectus.

                                 CAPITALIZATION

     The following table sets forth the capitalization of New Iusacell as of September 30, 1999, and as adjusted to give effect to this exchange offer (assuming full participation), the private offering of the old notes completed in December 1999 and the application of the proceeds therefrom, the final drawdown of the Eximbank Facilities in October 1999, an initial debt amortization payment in November 1999 and the payment of an accounts payable balance to Lucent Technologies. This table should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial and Operating Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.

                                                                               AS OF SEPTEMBER 30, 1999
                                                            ---------------------------------------------------------------
In thousands of constant September 30,                         ACTUAL         ADJUSTED          ACTUAL          ADJUSTED
1999 Pesos and U.S. dollars(1)                              ------------   --------------   --------------   --------------
Cash and marketable securities(2).........................  Ps.  137,824   Ps.  2,829,365   U.S.$   14,737   U.S.$  302,541
                                                            ============   ==============   ==============   ==============
Short-term debt:(3)
  Senior credit facility(4)...............................  Ps.  210,420   Ps.    210,420   U.S.$   22,500   U.S.$   22,500
  Eximbank Facilities(5)..................................       106,969           67,719           11,438            7,241
  Handset facilities......................................       118,462          118,462           12,667           12,667
  Vendor facility.........................................        33,789           33,789            3,613            3,613
                                                            ------------   --------------   --------------   --------------
    Total short-term debt.................................       469,640          430,390           50,218           46,021
                                                            ------------   --------------   --------------   --------------
Long-term debt:(3)
  Senior credit facility(4)...............................     1,893,780        1,893,780          202,500          202,500
  10% series B notes due 2004.............................     1,402,800        1,402,800          150,000          150,000
  Eximbank Facilities(5)..................................       634,730          782,613           67,871           83,684
  Handset facilities......................................        12,466           12,466            1,333            1,333
  Notes offered hereby....................................            --        3,273,200               --          350,000
                                                            ------------   --------------   --------------   --------------
    Total long-term debt..................................     3,943,776        7,364,859          421,704          787,517
                                                            ------------   --------------   --------------   --------------
    Total debt............................................     4,413,416        7,795,249          471,922          833,538
                                                            ------------   --------------   --------------   --------------
Stockholders' equity:
  Contributed capital.....................................     4,755,485        4,755,485          508,500          508,500
  Earned capital..........................................       619,322          619,322           66,223           66,223
  Minority interest.......................................        28,472           28,472            3,044            3,044
                                                            ------------   --------------   --------------   --------------
    Total stockholders' equity............................     5,403,279        5,403,279          577,767          577,767
                                                            ------------   --------------   --------------   --------------
        Total capitalization..............................  Ps.9,816,695   Ps. 13,198,528   U.S.$1,049,689   U.S.$1,411,305
                                                            ============   ==============   ==============   ==============

---------------
(1) Peso amounts were converted to U.S. dollars at the noon buying rate of Ps.9.3520 per U.S.$1.00 on September 30, 1999. Such conversions should not be construed as representations that the Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all. See "Risk Factors -- Risk Factors Relating to
    Iusacell -- We may lose money because of currency devaluations" and "-- Risk Factors Relating to Doing Business in Mexico -- We may not be able to make interest and principal payments in U.S. dollars, which will expose you to currency risk and inconvenience."

(2) Adjusted columns reflect incremental aggregate cash of Ps.2,691.5 million and U.S.$287.8 million, respectively, reflecting Ps.3,273.2 million (U.S.$350.0 million) of proceeds from the private offering of the old notes completed in December, 1999 and application of the proceeds thereof, less Ps.100.9 million (U.S.$10.8 million) of debt issuance costs plus net cash of Ps.109.4 million (U.S.$11.7 million) resulting from a drawdown of the Eximbank Facilities of Ps.176.8 million (U.S.$18.9 million) less an initial amortization payment of Ps.67.3 million (U.S.$7.2 million) and the payment of an accounts payable to Lucent in the amount of Ps.589.2 million (U.S.$63.0 million). Adjusted columns also include approximately U.S.$133.5 million of net proceeds from this offering that will be held in escrow to meet the first six interest payments on the notes.

(3) All of Iusacell's short- and long-term debt is denominated in U.S. dollars.

(4) The senior credit facility consists of a five-year senior secured term facility in the principal amount of U.S.$125.0 million and a five-year senior secured revolving credit facility in the principal amount of U.S.$100.0 million which was fully drawn by July 24, 1998 and which was subsequently converted to a term loan. Quarterly amortizations commence April 2000.

(5) In March 1998, Old Iusacell obtained a bridge loan facility from UBS AG, formerly known as Swiss Bank Corporation. The U.S.$75.0 million outstanding under this bridge loan facility was refinanced on July 15, 1999 by term loan facilities, a portion of which are guaranteed by the United States Export-Import Bank. U.S.$79.3 million was drawn on such term loan facilities on such date. Old Iusacell subsequently drew down an additional U.S.$18.9 million under these facilities on October 15, 1999 and made an initial semi-annual amortization payment of $7.2 million under the guaranteed portion of the facility in early November 1999.

                                 EXCHANGE RATES

     The following table sets forth, for the periods indicated, the period-end, average, high and low noon buying rates, in each case for the purchase of U.S. dollars, all expressed in nominal Pesos per U.S. dollar. The noon buying rate at February 17, 2000 was Ps.9.398 per U.S.$1.00.

                                                                NOON BUYING RATE(1)
                                                  ------------------------------------------------
                                                  PERIOD END    AVERAGE(2)      HIGH        LOW
                                                  ----------    ----------    --------    --------
Year ended December 31, 1994....................   Ps.5.000      Ps.3.479     Ps.5.750    Ps.3.105
Year ended December 31, 1995....................      7.740         6.526        8.050       5.270
Year ended December 31, 1996....................      7.881         7.635        8.045       7.325
Year ended December 31, 1997....................      8.070         7.917        8.410       7.717
Year ended December 31, 1998....................      9.901         9.152       10.630       8.040
Nine months ended September 30, 1999............      9.352         9.382        9.515       9.288
Year ended December 31, 1999....................      9.480         9.563        9.533       9.308

---------------
(1) Source: Federal Reserve Bank of New York.

(2) Average of month-end rates.

     At September 30, 1999, our total debt outstanding, including trade notes payable, which amounted to Ps.4,413.4 million (U.S.$471.9 million), was dollar-denominated and unhedged against foreign exchange risk. Devaluation of the Peso in relation to the U.S. dollar will adversely affect our ability to meet our U.S. dollar-denominated obligations, including the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Devaluation and Inflation" and "-- Liquidity and Capital Resources -- Liquidity."

     In the past, the Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Pesos to U.S. dollars, it has done so in the past and may do so in the future. Any such restrictive exchange control policy could adversely affect our ability to make payments in U.S. dollars, and could also have a material adverse effect on our financial condition and results of operations. See "Risk
Factors -- Risk Factors Relating to Doing Business in Mexico -- We may not be able to make interest and principal payments in U.S. dollars, which will expose you to currency risk and inconvenience."

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

     The following tables present selected consolidated financial information of Iusacell. This information has been derived from and should be read in conjunction with:

     - the audited consolidated financial statements of Iusacell as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996, and

     - the unaudited consolidated financial statements of Iusacell as of and for the nine months ended September 30, 1999 and 1998.

     Prior to August 10, 1999, when Iusacell completed a corporate restructuring, New Iusacell had nominal assets and liabilities and no operations and contingent liabilities. For accounting purposes, New Iusacell is the successor business to Old Iusacell. New Iusacell currently owns 99.5% of the capital stock of Old Iusacell and plans to acquire substantially all of the remaining 0.5% in an exchange offer of its ADSs for Old Iusacell ADSs.

     The consolidated financial statements appear elsewhere in this prospectus. The audited consolidated financial statements have been audited by PricewaterhouseCoopers, independent public accountants. The unaudited consolidated financial statements have been the subject of a limited review by PricewaterhouseCoopers. A limited review is substantially less in scope than an audit in accordance with generally accepted auditing standards.

     The financial statements have been prepared in accordance with Mexican GAAP, which differs in significant respects from U.S. GAAP. Pursuant to Mexican GAAP, the financial statements and the selected financial data presented below have been prepared in accordance with Bulletin B-10 of the Mexican Institute of Public Accountants, which provides for the recognition of certain effects of inflation.

     Bulletin B-10 requires Iusacell to restate non-monetary assets using the NCPI, but without exceeding their net realizable value. Until December 31, 1996, Bulletin B-10 required Iusacell to restate non-monetary assets at current replacement cost. Bulletin B-10 also requires Iusacell to restate non-monetary liabilities and the components of shareholders' equity using the NCPI and to record gains or losses in purchasing power from holding monetary liabilities or assets.

     In addition, Bulletin B-10 requires restatement of all financial statements to constant Pesos as of the date of the most recent balance sheet presented. Accordingly, all data in the financial statements and in the selected financial data set forth below have been restated in constant Pesos as of September 30, 1999. The effect of these inflation accounting principles has not been reversed in the reconciliation to U.S. GAAP. Note 20 to the audited consolidated financial statements contains a reconciliation of Iusacell's net income and stockholders' equity to U.S. GAAP. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- U.S. GAAP Reconciliation."

     The U.S. dollar amounts provided below are translations from the Peso amounts, solely for the convenience of the reader, at the noon buying rate for September 30, 1999 of Ps.9.3520 to U.S.$1.00. These translations should not be construed as representations that the Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated as of any of the dates mentioned in this prospectus, or at all.

                                                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,
In thousands of constant September 30,  -------------------------------------------------------------------------------------------
1999 Pesos and U.S. dollars except per      1994           1995            1996           1997            1998            1998
share amounts and subscriber data(1)    ------------   -------------   ------------   -------------   -------------   -------------
INCOME STATEMENT DATA:
MEXICAN GAAP:
Revenues:
Services.......................         Ps.2,835,758   Ps. 2,286,846   Ps.2,072,472   Ps. 2,009,313   Ps. 2,688,655   U.S.$ 287,495
Telephone equipment sales and other...       386,859         407,474        334,286         413,227         412,001          44,055
                                        ------------   -------------   ------------   -------------   -------------   -------------
    Total......................            3,222,617       2,694,320      2,406,758       2,422,540       3,100,656         331,550
Cost of sales:
Cost of services...............              824,122         838,416        759,818         669,559         841,354          89,965
Cost of telephone equipment and
  other........................              190,208         226,162        186,369         262,304         220,447          23,572
                                        ------------   -------------   ------------   -------------   -------------   -------------
    Total......................            1,014,330       1,064,578        946,187         931,863       1,061,801         113,537
Gross profit...................            2,208,287       1,629,742      1,460,571       1,490,677       2,038,855         218,013
Operating expenses.............            1,371,926       1,190,046      1,053,025         968,473       1,183,165         126,515
Depreciation and amortization...             825,616         948,059        855,889         757,726         872,658          93,312
Project 450 non-cash writedown...                 --              --             --              --       1,077,473         115,213
Operating profit (loss)........               10,745        (508,363)      (448,343)       (235,522)     (1,094,441)       (117,027)
Other income, net..............                   --              --             --              --         145,676          15,577
Integral financing cost (gain):
  Interest expense, net........              288,821         245,256        397,887         323,181         245,200          26,219
  Foreign exchange (gain) loss, net...       742,703         998,209        (87,932)         63,105         918,227          98,185
  Gain on net monetary position...           (70,738)       (709,985)      (493,053)       (381,156)       (745,336)        (79,698)
                                        ------------   -------------   ------------   -------------   -------------   -------------
    Total......................              960,786         533,480       (183,098)          5,130         418,091          44,706
Equity participation in net income of
  associated companies.........                4,387         (55,409)         1,866         205,326          27,290           2,918
Provision for equipment
  impairment(2)................                   --              --             --       1,208,352              --              --
Loss before asset tax, employee profit
  sharing, minority interest,
  extraordinary item and discontinued
  operations...................             (945,654)     (1,097,252)      (263,379)     (1,243,678)     (1,339,566)       (143,238)
Provision for asset tax........               45,954          41,185         49,827          59,031          70,496           7,538
Employee profit sharing........                  917           2,946             --              --              --              --
                                        ------------   -------------   ------------   -------------   -------------   -------------
    Total......................               46,871          44,131         49,827          59,031          70,496           7,538
Loss before minority interest,
  extraordinary item and discontinued
  operations...................             (992,525)     (1,141,383)      (313,206)     (1,302,709)     (1,410,062)       (150,776)
Minority interest..............                   64          52,420          4,500             270           6,198             663
                                        ------------   -------------   ------------   -------------   -------------   -------------
Loss before extraordinary item and
  discontinued operations......             (992,461)     (1,088,963)      (308,706)     (1,302,439)     (1,403,864)       (150,113)
Extraordinary item(3)..........                   --              --       (205,537)             --              --              --
Loss from discontinued
  operations(4)................                                                                             (20,248)         (2,165)
                                        ------------   -------------   ------------   -------------   -------------   -------------
Net loss.......................         Ps. (992,461)  Ps.(1,088,963)  Ps. (514,243)  Ps.(1,302,439)  Ps.(1,424,112)  U.S.$(152,278)
                                        ============   =============   ============   =============   =============   =============
Net loss per share.............         Ps.    (1.05)  Ps.     (1.12)  Ps.    (0.52)  Ps.     (1.22)  Ps.     (1.27)  U.S.$   (0.14)
U.S. GAAP:(5)
Total revenues.................         Ps.3,222,618   Ps. 2,694,320   Ps.2,518,460   Ps. 2,535,174   Ps. 3,120,443   U.S.$ 333,666
Operating profit (loss)........               10,745        (508,363)      (712,282)     (1,615,305)       (926,082)        (99,025)
Net loss.......................             (969,821)       (514,215)      (183,684)       (884,166)     (1,414,792)       (151,282)
Basic and diluted loss per share(6)...         (1.03)          (0.52)         (0.21)          (0.82)          (1.26)          (0.13)

---------------
Footnotes begin on page 30.

In thousands of constant            AS OF AND FOR THE YEAR ENDED DECEMBER 31,
September 30, 1999 Pesos and     -----------------------------------------------
U.S. dollars except per share        1994             1995             1996
amounts and subscriber data(1)   -------------    -------------    -------------
BALANCE SHEET DATA:
MEXICAN GAAP:
Working capital................  Ps.  (540,068)   Ps.(2,044,741)   Ps.(2,307,150)
Property and equipment, net....      6,336,256        6,067,482        4,682,065
Total assets...................     11,166,344       10,313,682        8,438,606
Total debt.....................      2,045,850        2,349,834        1,988,543
Stockholders' equity...........      7,946,300        6,211,723        4,719,559
U.S. GAAP:(5)
Working capital................  Ps.        --    Ps. 2,366,916    Ps.(2,474,949)
Property and equipment, net....      6,336,258        6,067,482        4,682,065
Total assets...................     11,131,435       11,231,501        9,375,937
Total debt.....................      2,045,850        2,349,834        1,988,543
Stockholders' equity...........      7,691,758        5,253,614        4,281,545
OTHER FINANCIAL DATA:
MEXICAN GAAP:
Ratio of earnings to fixed
 charges(7)....................             --               --               --
OPERATING DATA:
POPs...........................     61,464,945       63,447,714       64,730,493
Subscribers(8)
 Contract......................        194,723          208,802          159,144
 Prepay........................             --            1,399           73,762
                                 -------------    -------------    -------------
   Total.......................        194,723          210,201          232,906
Gross subscriber additions.....        117,539          103,733          172,519
Average subscribers(9).........        161,042          202,462          221,554
Penetration(10)................           0.32%            0.33%            0.36%
Average monthly contract
 churn(11).....................           2.67%            3.62%            4.28%
Average monthly MOUs per
 subscriber(12)................            179              140              118
Nominal average monthly revenue
 per subscriber(13)............  Ps.       595    Ps.       464    Ps.       492
Nominal cost to acquire a new
 subscriber(14)................  Ps.     5,717    Ps.     6,143    Ps.     6,076

In thousands of constant              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
September 30, 1999 Pesos and     ---------------------------------------------------
U.S. dollars except per share        1997               1998               1998
amounts and subscriber data(1)   -------------      -------------      -------------
BALANCE SHEET DATA:
MEXICAN GAAP:
Working capital................  Ps.  (339,180)     Ps.(1,319,275)     U.S.$(141,069)
Property and equipment, net....      3,925,390          5,827,104            623,086
Total assets...................      8,691,774         10,899,176          1,165,438
Total debt.....................      2,892,616          4,889,004            522,776
Stockholders' equity...........      4,333,837          4,025,136            430,404
U.S. GAAP:(5)
Working capital................  Ps.  (546,724)     Ps.(1,482,751)     U.S.$(158,549)
Property and equipment, net....      3,925,390          5,644,039            603,511
Total assets...................      9,555,384         11,336,466          1,212,197
Total debt.....................      2,892,616          4,900,790            524,037
Stockholders' equity...........      4,287,183          4,027,474            430,654
OTHER FINANCIAL DATA:
MEXICAN GAAP:
Ratio of earnings to fixed
 charges(7)....................             --                 --                 --
OPERATING DATA:
POPs...........................     66,014,273         67,298,053
Subscribers(8)
 Contract......................        199,964            277,014
 Prepay........................        200,159            478,361
                                 -------------      -------------
   Total.......................        400,123            755,375
Gross subscriber additions.....        406,353            747,720
Average subscribers(9).........        387,765            742,601
Penetration(10)................           0.61%              1.12%
Average monthly contract
 churn(11).....................           2.94%              2.58%
Average monthly MOUs per
 subscriber(12)................            105                 87
Nominal average monthly revenue
 per subscriber(13)............  Ps.       464      Ps.       361      U.S.$      39
Nominal cost to acquire a new
 subscriber(14)................  Ps.     5,326      Ps.     3,477      U.S.$     372

---------------
Footnotes begin on page 30.

                                                                                 AS OF AND FOR THE NINE
                                                                               MONTHS ENDED SEPTEMBER 30,
                                                                     ----------------------------------------------
In thousands of constant September 30, 1999 Pesos and U.S. dollars,      1998             1999             1999
          except per share amounts and subscriber data(1)            -------------    -------------    ------------
INCOME STATEMENT DATA:
MEXICAN GAAP:
Revenues:
Services.......................................................      Ps. 1,954,419    Ps. 2,626,137    U.S.$280,810
Telephone equipment sales and other............................            322,965          282,369          30,193
                                                                     -------------    -------------    ------------
    Total......................................................          2,277,384        2,908,506         311,003
Cost of sales:
  Cost of services.............................................            591,172          778,668          83,262
  Cost of telephone equipment and other........................            174,991          163,129          17,443
                                                                     -------------    -------------    ------------
    Total......................................................            766,163          941,797         100,705
Gross profit...................................................          1,511,221        1,966,709         210,298
Operating expenses.............................................            886,412          963,442         103,020
Depreciation and amortization..................................            615,617          967,396         103,443
Project 450 non-cash writedown.................................            986,396               --              --
Operating profit (loss)........................................           (977,204)          35,871           3,835
Integral financing cost (gain):
  Interest expense, net........................................            198,070          162,751          17,403
  Foreign exchange (gain) loss, net............................          1,011,283         (325,293)        (34,783)
  Gain on net monetary position................................           (432,489)        (519,605)        (55,561)
                                                                     -------------    -------------    ------------
    Total......................................................            776,864         (682,147)        (72,941)
Equity participation in net income of associated companies.....             20,252            2,587             277
Income (loss) before asset tax and minority interest...........         (1,733,816)         720,605          77,053
Provision for asset tax........................................             38,271          111,609          11,934
    Employee profit sharing....................................                 --              373              40
    Income (loss) before minority interest.....................         (1,772,087)         608,623          65,079
Minority interest..............................................              3,339           10,699           1,144
                                                                     -------------    -------------    ------------
Net income (loss)..............................................      Ps.(1,768,748)   Ps.   619,322    U.S.$ 66,223
                                                                     =============    =============    ============
U.S. GAAP:(5)
Total revenues.................................................      Ps. 2,277,384    Ps. 2,908,506    U.S.$311,004
Operating (loss) profit........................................           (802,207)          35,871           3,836
Net (loss) profit..............................................         (1,615,534)         582,578          62,294
Basic and diluted (loss) profit per share(6)...................              (1.47)            0.46            0.05

---------------
Footnotes begin on page 30.

                                                                                  AS OF AND FOR THE NINE
                                                                                MONTHS ENDED SEPTEMBER 30,
                                                                     ------------------------------------------------
In thousands of constant September 30, 1999 Pesos and U.S. dollars,      1998             1999              1999
          except per share amounts and subscriber data(1)            -------------    -------------    --------------
BALANCE SHEET DATA:
MEXICAN GAAP:
Working capital................................................      Ps.(1,040,326)   Ps.  (999,004)   U.S.$ (106,822)
Property and equipment, net....................................          5,154,715        6,488,285           693,786
Total assets...................................................         10,028,689       11,941,781         1,276,923
Total debt.....................................................          5,023,500        4,377,893           468,124
Stockholders' equity...........................................          3,348,921        5,403,279           577,767
U.S. GAAP:(5)
Working capital................................................      Ps.  (647,122)   Ps.(1,188,967)   U.S.$ (127,135)
Property and equipment, net....................................          5,154,715        6,488,285           693,786
Total assets...................................................         10,629,659       12,572,695         1,344,386
Total debt.....................................................          5,023,500        4,379,740           468,321
Stockholders' equity...........................................          3,506,066        5,354,090           572,507
OTHER FINANCIAL DATA:
MEXICAN GAAP:
Ratio of earnings to fixed charges(7)..........................                 --             2.49x             2.49x
OPERATING DATA:
Subscribers(8)
Contract.......................................................            256,075          342,666
  Prepay.......................................................            371,781          789,539
                                                                     -------------    -------------
    Total......................................................            627,856        1,132,205
Gross subscriber additions.....................................            289,555          470,643
Average subscribers(9).........................................            645,781        1,100,576
Average monthly contract churn(11).............................               2.58%            2.44%
Average monthly MOUs per subscriber(12)........................                 89               77
Nominal average monthly revenue per subscriber(13).............      Ps.       371    Ps.       339    U.S.$       36
Nominal cost to acquire a new subscriber(14)...................      Ps.     3,389    Ps.     3,624    U.S.$      388

---------------
Footnotes begin on page 30.

     NOTES TO THE SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

 (1) According to Mexican GAAP, financial data for all periods in the financial statements included in this prospectus, unless otherwise indicated, have been restated in constant September 30, 1999 Pesos. Restatement into September 30, 1999 Pesos is made by multiplying the relevant nominal Peso amount by the inflation index for the period between the end of the period to which such nominal Peso amount relates and September 30, 1999. The inflation indices used in this prospectus are 2.9242 for 1994 figures,
     1.9243 for 1995 figures, 1.5068 for 1996 figures, 1.3021 for 1997 figures,
     1.1609 for September 1998 figures and 1.0978 for December 1998 figures. These indices represent the estimates used by Old Iusacell when it prepared and released to the public its third quarter 1999 financial statements.

     Peso amounts in the selected consolidated financial statements were converted to U.S. dollars at the exchange rate of Ps.9.3520 per U.S.$1.00 reported by the Federal Reserve Bank of New York as its noon buying rate for Pesos on September 30, 1999. Such conversions should not be construed as representations that the Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated for such date, or at all.

     In determining Peso amounts of U.S. dollar-denominated obligations at September 30, 1999 in its financial statements under Mexican GAAP, however, Iusacell applied the exchange rate published by the Banco de Mexico, which on September 30, 1999 was Ps.9.3483 per U.S.$1.00. The difference between the noon buying rate and the Banco de Mexico exchange rates causes certain inconsistencies between references to U.S. dollar amounts in this prospectus and the actual U.S. dollar amounts. For example, Iusacell's actual total debt, excluding trade notes payable, at September 30, 1999 was U.S.$468.3 million. In preparing Iusacell's September 30, 1999 financial statements, we multiplied this amount by 9.3483 to arrive at the Ps.4,377.9 million in total debt, excluding trade notes payable. However, for purposes of this prospectus, we converted this Peso amount to U.S. dollars using the rate of Ps.9.3520, which yields a U.S. dollar-denominated total debt, excluding trade notes payable, of U.S.$468.1 million.

     The combined effect of the restatement of the financial data in September 30, 1999 constant Pesos and the convenience translation of Peso amounts into U.S. dollars discussed above means that the amount shown for certain balance sheet items in U.S. dollars is not equal to the actual amounts outstanding. For example, as of December 31, 1998, after the restatement in September 30, 1999 constant Pesos and the convenience translation, total debt outstanding, excluding trade notes payable, is U.S.$522.8 million. The actual amount of total debt outstanding, excluding trade notes payable, was U.S.$450.0 million. This impact explains any inconsistency between our December 31, 1998 consolidated financial information and references to U.S. dollar amounts in other sections of this prospectus.

 (2) Iusacell's financial statements for the year ended December 31, 1997 have been restated to reflect a reassessment of the accounting for the impairment charge related to the analog communications network. The impairment, which had previously been recorded directly against stockholders' equity has now been recorded as an expense under Mexican GAAP in the restated financial statements. For U.S. GAAP purposes, the impairment charge relating to the analog communications equipment was initially recorded as an operating expense. See Note 22 to the Audited Consolidated Financial Statements.

 (3) For 1996, the extraordinary item represents restructuring expenses associated with the reorganization and change in management control of Iusacell, the write-off of obsolete network equipment and an additional reserve for doubtful accounts. For U.S. GAAP purposes, these costs are recorded as operating expenses.

 (4) In December 1998, Iusacell discontinued the operations of its subsidiary, Cellular Solutions de Mexico, S.A. de C.V., a company engaged in the selling of accessories for cellular handsets. Cellular Solutions de Mexico transferred all its existing inventories as of December 31, 1998 to another subsidiary of Iusacell and terminated all its employees during January and February 1999. See Note 19 to the Audited Consolidated Financial Statements. Under U.S. GAAP the loss from discontinued operations is recorded as an operating expense.

 (5) See Note 20 to the Audited Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- U.S. GAAP Reconciliation" for a discussion of differences between U.S. GAAP and Mexican GAAP.

 (6) Diluted earnings (loss) per share for the years ended December 31, 1998 and 1997 is equal to basic (loss) per share. Any unutilized drawdowns and conversions under the subordinated convertible facility with Bell Atlantic and the authorized but unissued shares subject to the management employee stock purchase plan are excluded from the computation of diluted earnings
     (loss) per share because to include them would have been antidilutive for the periods presented because the loss per share for such periods would have been reduced. For the years ended December 31, 1998 and 1997, the number of potentially dilutive shares that were excluded from the computation of diluted earnings (loss) per share for any unutilized drawdowns and conversions under the facility with Bell Atlantic were 69,285,714 and 214,285,714 shares, respectively, and for the authorized but unissued shares subject to the management employee stock purchase plan were 70,004 and 262,666 shares, respectively. For the nine-month period ended September 30, 1999, the number of potentially dilutive shares that were excluded from the computation of diluted loss per share, for the authorized but unissued shares subject to the management employee share purchase plan, was 70,004 shares.

     Diluted earnings (loss) per share for the years ended December 31, 1996, 1995 and 1994, and for the nine-month period ended September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is equal to basic earnings (loss) per share as Iusacell did not have any potentially dilutive securities.

 (7) The ratio of earnings to fixed charges covers continuing operations. For this purpose earnings are calculated as income or loss before taxes plus
     (i) integral financing cost, including amortization of capitalized interest, (ii) the interest portion of annual rent expense, and (iii) losses from the less than 50%-owned affiliates. Fixed charges include the expensed and capitalized portions of integral financing cost. Earnings were inadequate to cover fixed charges in 1994, 1995, 1996, 1997 and 1998. The fixed charge coverage deficiency for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 amounted to Ps.1,694.2 million (U.S.$181.2 million), Ps.1,997.2 million (U.S.$213.6 million), Ps.453.9 million (U.S.$48.5 million), Ps.1,304.1 million (U.S.$139.4 million) and Ps.2,224.0 million (U.S.$237.8 million). The fixed charge coverage deficiency for the nine month period ended September 30, 1998 amounted to Ps.2,691.8 million (U.S.$287.8 million). There was no fixed charge coverage deficiency for the nine month period ended September 30, 1999.

 (8) Subscribers refers to Iusacell's cellular subscribers in its cellular operating regions at the end of the respective periods. A prepay customer is included as a subscriber if, at the end of the period, the customer's telephone number has not yet been deactivated. See "Business -- Cellular Services -- Prepay Customers."

 (9) Average subscribers represents the rolling monthly average number of subscribers for the respective periods.

(10) Penetration represents the end of period subscribers divided by the end of period POPs in Iusacell's cellular operating regions, expressed as a percentage.

(11) Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly contract churn for a given period. Average monthly contract churn for a given period is now calculated by dividing the sum of all contract subscribers disconnected during such period by the sum of the beginning-of-month contract subscribers for each of the months in such period, expressed as a percentage. Only 1997 average monthly contract churn information, which was 2.88% under the old methodology, has been restated under the new methodology. The average monthly contract churn data for 1994 through 1996 are presented under the old methodology, which calculates average monthly contract churn for a given period by dividing, for each month in that period, the total number of contract subscribers disconnected in such month by the number of contract subscribers at the beginning of such month and dividing the sum of the resulting quotients for all months in such period by the number of months in such period.

(12) Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly MOUs (minutes of use) per subscriber. Average monthly MOUs per subscriber for a given period are now calculated by dividing total MOUs in the period by the sum of the monthly average subscribers for each of the months in such period. Only 1997 average monthly MOUs per subscriber information, which was 98 under the old methodology, has been restated under the new methodology. The average monthly MOUs per subscriber data for 1994 through 1996 are presented under the old methodology, which calculates average monthly MOUs per subscriber for a given period by dividing the total minutes of use for the respective period by the number of average subscribers for the respective period and dividing the result by the number of months in such period.

(13) Effective January 1, 1998, Iusacell changed the methodology by which it determines nominal average monthly cellular revenue per subscriber (ARPU). ARPU for a given period is now calculated by dividing the sum of the monthly cellular revenue and other cellular revenues for each of the months in the period by the sum of the monthly average cellular subscribers for each of the months in such period. Only 1997 ARPU information, which was Ps.451 under the old methodology, has been restated under the new methodology. The ARPU for 1994 through 1996 is presented under the old methodology, which calculates ARPU for a given period by dividing the total cellular service revenue for the respective period by the average number of subscribers for the respective period and dividing the quotient by the number of months in such period.

(14) Nominal cost to acquire a new subscriber represents sales, marketing and advertising costs, plus the costs of cellular phones Iusacell gives to its contract customers, for the respective period (in nominal Pesos) divided by the gross customer additions for such period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus. Unless otherwise indicated, all financial information in this prospectus is presented in constant Pesos as of September 30, 1999. The U.S. dollar translations provided in this prospectus are, unless otherwise indicated, calculated at the exchange rate at September 30, 1999 reported by the Federal Reserve Bank of New York as its noon buying rate for Pesos, which was Ps.9.3520 per U.S.$1.00. Sums may not add due to rounding.

RECENT DEVELOPMENTS

     On October 18, 1999 Bell Atlantic, one of our principal shareholders, confirmed that it was engaged in discussions with a third party that involved a possible combination or alliance of our business with one or more of the Cellular A-Band properties in northern Mexico that we do not operate. On November 19, 1999, Bell Atlantic publicly announced that these discussions had been terminated.

GENERAL

     The following discussion and analysis is intended to help you understand and assess the significant changes and trends in the historical results of operations and financial condition of Iusacell and its subsidiaries and factors affecting Iusacell's financial resources. You should read this section in conjunction with the Consolidated Financial Statements and their notes appearing elsewhere in this prospectus.

     The Consolidated Financial Statements have been prepared in accordance with Mexican GAAP, which differs in significant respects from U.S. GAAP. Note 20 to the Audited Consolidated Financial Statements provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to Iusacell. Note 20 to the Audited Consolidated Financial Statements also provides a reconciliation to U.S. GAAP of Iusacell's net loss for the years ended December 31, 1996, 1997 and 1998 and of stockholders' equity as of December 31, 1997 and 1998.

     As a Mexican company, Iusacell maintains its financial records in Pesos. Pursuant to Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," and Bulletin B-12, "Statement of Changes in Financial Position," issued by the Mexican Institute of Public Accountants, Iusacell's financial statements are reported in period-end Pesos to adjust for the interperiod effects of inflation. The presentation of financial information in period-end, or constant, currency units is intended to eliminate the distorting effect of inflation on the financial statements and to permit comparisons across comparable periods in comparable monetary units. Bulletin B-10 requires Iusacell to restate non-monetary assets, non-monetary liabilities and the components of stockholders' equity using the NCPI. The effects of these inflation accounting principles have not been eliminated in the reconciliation to U.S. GAAP. See Note 20 to the Audited Consolidated Financial Statements.

     Except where otherwise indicated, financial data for all periods in the Consolidated Financial Statements and throughout this prospectus have been restated in constant Pesos as of September 30, 1999, in accordance with the fifth amendment to Bulletin B-10. References in this prospectus to "real" amounts are to inflation-adjusted Pesos and references to "nominal" amounts are to unadjusted historical Pesos. In calendar years 1996, 1997 and 1998 and in the first nine months of 1999, the rates of inflation in Mexico, as measured by changes in the NCPI, were 27.7%, 15.7%, 18.6% and 9.8%, respectively. The inflation indices used are 1.5068 for 1996 figures, 1.3021 for 1997 figures,
1.1609 for September 1998 figures and 1.0978 for December 1998 figures. These indices represent the estimates used by Iusacell when it prepared and released to the public its third quarter 1999 financial statements.

     In reporting under Mexican GAAP and in accordance with Bulletin B-10, Iusacell is required to quantify all financial effects of operating and financing the business under inflationary conditions. For presentation purposes, "integral financing cost (gain)" refers to the combined financial effects of:

     - net interest expense or interest income,

     - net foreign exchange gains or losses, and

     - net gains or losses on monetary position.

     Net foreign exchange gains or losses reflect the impact of changes in foreign exchange rates on monetary assets and liabilities denominated in currencies other than Pesos. A foreign exchange loss arises if a liability is denominated in a foreign currency which appreciates relative to the Peso between the time the liability is incurred and the date it is repaid, as the appreciation of the foreign currency results in an increase in the amount of Pesos which must be exchanged to repay the specified amount of the foreign currency liability. The gain or loss on monetary position refers to the gains and losses realized from holding net monetary assets or liabilities and reflects the impact of inflation on monetary assets and liabilities. For example, a gain on monetary position results from holding net monetary liabilities in Pesos during periods of inflation, as the purchasing power of the Peso declines over time.

DEVALUATION AND INFLATION

     On December 20, 1994, the Mexican government responded to exchange rate pressures by increasing the upper limit of the then existing free market Peso/U.S. dollar exchange rate band by 15% and, two days later, by eliminating the band to allow the Peso to fluctuate freely against the U.S. dollar. This resulted in a major devaluation of the Peso relative to the U.S. dollar. Where the noon buying rate had been Ps.3.4662 to U.S.$1.00 on December 19, 1994, by December 31, 1994 the noon buying rate had fallen to Ps.5.0000 to U.S.$1.00, representing a 44.3% devaluation. The Peso continued to decline against the U.S. dollar during 1995, closing at a noon buying rate of Ps.7.7400 to U.S.$1.00 on December 31, 1995, which represented a 54.8% devaluation relative to the U.S. dollar for the year.

     The Mexican economy began to recover in 1996 and 1997, as exchange rates stabilized, inflation decreased and gross domestic product grew by 5.1% and 7.0%, respectively. The noon buying rates were Ps.7.8810 to U.S.$1.00 and Ps.8.0700 to U.S.$1.00 on December 31, 1996 and 1997, respectively. However, the financial crises in the emerging markets that began in late 1997, together with the weakness in the price of oil, which is a significant source of revenue for the Mexican government, contributed to renewed weakness in the Peso. For the first nine months of 1998, the Peso devalued 26.8% relative to the U.S. dollar to Ps.10.1960 per U.S. dollar on September 30, 1998, but strengthened in the fourth quarter of 1998 and continued to strengthen in the first nine months of 1999. For the twelve months of 1998, the Peso devalued 22.7% relative to the U.S. dollar to Ps.9.9010 per U.S. dollar on December 31, 1998. On September 30, 1999, the noon buying rate was Ps.9.3520 per U.S. dollar.

     Peso devaluations have contributed to sharp increases in inflation. Inflation, which had been 7.1% in 1994, increased to 52.0% and 27.7% in 1995 and 1996, respectively. After a reduction to 15.7% in 1997, inflation was 18.6% for the year 1998. In the first nine months of 1999, inflation was 9.8%, or approximately 13.1% on an annualized basis.

     In the past, these economic conditions have negatively affected Iusacell's results of operating and financial condition and may do so in the future. See "-- Other Material Trends and Contingencies -- Negative Economic Conditions."

IMPACT ON IUSACELL'S RESULTS OF OPERATIONS

     The general economic conditions in Mexico resulting from the devaluation of the Peso and the resulting inflation have had, and may have, an overall negative impact on Iusacell's results of operations primarily as a result of the following factors:

     - Peso devaluations result in a significant decrease in the purchasing power of Mexican consumers, resulting in a decrease in the demand for cellular telephony.

     - Due to competitive market conditions and the overall state of the Mexican economy, Iusacell is not always able to increase its prices in line with the significant inflation in the economy. It was not able to do so in 1995, 1996 and the period from the fourth quarter of 1997 through the third quarter of 1998.

     - The significant inflation experienced in 1995 led to an upward restatement of Iusacell's assets and, therefore, resulted in a substantial increase in depreciation and amortization expense, which had an adverse impact on Iusacell's earnings for that year. In 1996, while there was still significant inflation, depreciation and amortization expense decreased as the result of a substantial reduction in capital expenditures and the reduction in the Peso-carrying value of dollar-acquired non-monetary assets as at the end of 1995 in accordance with the rules of the Mexican Stock Exchange. Depreciation and amortization also decreased in 1997 as capital expenditures did not substantially increase until the second half of the year and as a result of the reduction in the carrying value of dollar-acquired non-monetary assets as at the end of 1996 in accordance with the rules of the Mexican Stock Exchange as the rate of inflation exceeded that of devaluation. Beginning in 1998, the restatement of the valuation of assets using a foreign exchange rate is no longer permitted under Mexican GAAP.

     - The significant devaluation of the Peso as compared to the U.S. dollar in 1995 resulted in the recording of a net foreign exchange loss given Iusacell's net U.S. dollar liability position. In 1996, Iusacell recorded a gain because of the appreciation of the Peso against the U.S. dollar during a significant portion of the year. In 1997, Iusacell experienced a minimal foreign exchange loss due to the relative stability of the Peso throughout the year. During the first nine months of 1998 Iusacell, recorded exchange losses because of the effect of the 26.8% devaluation of the Peso in that period on its net U.S. dollar liability position. Iusacell recorded exchange gains in the fourth quarter of 1998, although these were insufficient to offset the cumulative exchange losses through September 30, 1998. Iusacell recorded a substantial exchange gain in the first nine months of 1999 as the Peso continued to strengthen.

     - A portion of Iusacell's costs and expenses (e.g., some depreciation and amortization and all interest expense) is denominated in, or indexed to, U.S. dollars, while almost all of Iusacell's revenues are denominated in Pesos. In a period of Peso devaluation, this relationship causes a negative impact on Iusacell's margins.

IMPACT ON IUSACELL'S FINANCIAL CONDITION

     The general economic conditions in Mexico resulting from the devaluation of the Peso and the resulting inflation have had, and may have, an overall negative impact on Iusacell's financial condition as a result of the following factors:

     - Substantially all of Iusacell's indebtedness is denominated in U.S. dollars. As a result, the Peso-carrying amount of such debt increases to reflect the additional Pesos required to meet such foreign currency liabilities.

     - Prior to 1998, whenever the inflation rate exceeded the devaluation rate, as was the case in 1996, the carrying value of Iusacell's assets purchased in foreign currencies would be reduced. This was because, assuming the foreign currency value of a given asset remained unchanged between periods, the value of such asset for the prior period was restated upwards using the inflation rate, while the valuation of such asset for the current period was restated using a foreign exchange rate which increased at a lower rate. Beginning in 1998, the restatement of the valuation of assets using a foreign exchange rate is no longer permitted under Mexican GAAP.

INCREASE IN PREPAY SUBSCRIBER BASE

     In June 1996, Iusacell introduced its Control Plus prepay program in response to economic conditions in Mexico and to a prepay cellular card program offered by Telcel. In September 1997, Iusacell introduced in Region 9 its next-generation, automated VIVA prepay program which had, by March 1999, almost completely replaced Control Plus in all of Iusacell's cellular markets. In October 1999, Iusacell introduced a "one single rate" plan for prepay customers. One single rate prepay customers pay a single per minute rate for local, national long distance and long distance service to the United States and Canada.

     The Control Plus and VIVA programs have been extremely popular, with prepay customers increasing from an insignificant percentage of Iusacell's subscriber base at June 30, 1996 (14,675 subscribers) to 31.7% at December 31, 1996 (73,762 subscribers), 50.0% at December 31, 1997 (200,159 subscribers), 63.3% at December 31, 1998 (478,361 subscribers) and 69.7% at September 30, 1999 (789,539 subscribers). Prepay customers comprised 75.6%, 78.3% and 82.6% of Iusacell's net subscriber additions in 1997, 1998 and the first nine months of 1999, respectively. Iusacell expects that prepay customers will continue to comprise the substantial majority of new subscriber additions. As a result, Iusacell expects that the percentage of its customers who subscribe to cellular service on a prepay basis will continue to increase.

     The percentage of total service revenues derived from prepay customers was 3.7% in 1996, 14.1% in 1997, 17.3% in 1998 and 16.9% in the first nine months of
1999.

     In 1996, Iusacell experienced a 23.8% reduction in the number of contract customers, who generate higher average revenue per subscriber than do prepay customers. Many of these contract customers migrated to Iusacell's prepay program, resulting in lower revenues from these customers. In 1997, 1998 and the first nine months of 1999, Iusacell experienced a 25.6%, 38.5% and 23.7% increase in the aggregate number of contract customers, respectively, compared to the beginning period number, with limited migration by contract customers to prepay programs. Although the current rate of growth is expected to decline as the product customer base grows, Iusacell anticipates further growth in the number of contract subscribers, including both customers converting from analog to digital service and new digital cellular customers. See "-- Digitalization."

     Prepay customers, on average, have substantially lower minutes of use than contract customers and do not pay monthly fees and, as a result, generate substantially lower average monthly revenues per subscriber -- even though prepay plans involve higher outgoing call per minute airtime charges than the average contract plan. Consequently, as the percentage of prepay customers to Iusacell's total subscribers continues to increase, Iusacell expects that average minutes of use per customer and average monthly revenues per customer will continue to decrease. Iusacell expects the decrease to moderate with the implementation of the CPP modality. See "-- Other Material Trends and Contingencies -- Regulatory Developments."

     In November 1998, Iusacell extended the life of its VIVA prepay cards from a maximum of 135 days to a maximum of 180 days to allow greater flexibility in their use. In April 1999, in anticipation of the advent of the CPP modality and for competitive reasons, Iusacell extended the life of its VIVA prepay cards to a maximum of 365 days and, in October 1999, the life of VIVA prepay cards was extended to 545 days. After the balance of a prepay card becomes zero, the VIVA customer currently has 365 days to activate a new card before losing his phone number. During this 365-day period, the VIVA customer will be an "incoming calls only" customer, able to receive incoming local calls, but not able to make outgoing calls. Iusacell is considering indefinitely extending the period of time for some "incoming calls only" customers who have experienced significant incoming call traffic. See "Business -- Cellular Services -- Prepay Customers."

     Extending the life of VIVA prepay cards defers the turnover of prepay customers. The November 1998 extension, by deferring prepay turnover for 45 additional days, contributed to the strong growth in subscriber net additions, particularly prepay net additions, during the fourth quarter of 1998. Likewise, the April 1999 and October 1999 extensions, by deferring prepay turnover, reduced reported turnover in prepay and overall subscriber net additions in the second and third quarters of 1999 and will also reduce reported turnover in the fourth quarter of 1999 and the first quarter of 2000. Any further extension of VIVA card life for "incoming calls only" customers will also reduce reported turnover for prepay and overall subscriber net additions for the extension period.

     In late March 1999, Iusacell implemented marketing initiatives focused on increasing usage by and revenues derived from prepay customers. These initiatives included an approximate 6% price increase, the implementation of a Ps.59 or Ps.79 activation fee for a customer activating a telephone number with a Ps.250 or Ps.150 prepay card, the increase in the minimum denomination of the prepay card with which a customer can activate prepay service from Ps.100 to Ps.150, the adjustment of commissions to encourage distributors to activate customers with prepay cards of higher denominations and the sending of electronic reminders to customers to replenish their cards. Together with the continuing efforts to increase the number of distribution points for prepay cards in order to facilitate and encourage their replenishment, these initiatives appear to have had their intended results. Iusacell has fewer, but higher revenue generating new prepay customers. Prepay subscriber net additions for the second quarter of 1999 were higher than those of the first quarter of 1999. However, prepay subscriber net additions for the second quarter of 1999 were substantially lower when adjusted for the effect of the April 1999 extension of life of the VIVA prepay cards. In the third quarter of 1999, Iusacell implemented initiatives to reinvigorate its new prepay customer activations. These initiatives resulted in higher prepay subscriber net additions for the third quarter of 1999 than those of the first or second quarter of 1999.

DIGITALIZATION

     In December 1997, Iusacell entered into an agreement with subsidiaries of Lucent Technologies, Inc. to swap out its existing analog network for a Lucent analog network overlaid with a Lucent CDMA digital network. Because Iusacell received a trade-in credit from Lucent for the book value of the swapped-out network equipment, under Mexican GAAP and U.S. GAAP Iusacell will not be required to write off the value of any of such swapped-out assets.

     Digital and dual-mode (i.e., digital-analog) handsets are substantially more expensive than analog handsets, although the prices for all types of handsets have declined over time. As a result, Iusacell expects that the subsidies it provides for handsets will be higher than they would have been had Iusacell remained an exclusively analog service provider as Iusacell migrates a portion of its analog customers to digital service and subscribes new digital customers. These new digital customers will initially be almost all contract subscribers, because Iusacell has only just begun to commercialize a digital prepay service, which, due to more costly handsets, is significantly more expensive to activate than analog prepaid service.

     Iusacell believes that digitalization will increase subscriber usage. Iusacell's experience has been that the average new digital customer uses his or her cellular telephone more than the average analog customer and that analog customers that migrate to digital service tend to increase their usage upon migration.

     Digital contract subscribers increased from 12,181 at September 30, 1998 to 163,171 at September 30, 1999. Iusacell intends to migrate substantially all remaining analog contract customers to digital service by the end of 2000. Iusacell's digital contract customers in the aggregate generate approximately 50% of its total cellular traffic.

     The rapid growth in digital subscribers and traffic over the last twelve months strained Iusacell's digital capacity and deteriorated Iusacell's digital service quality in the third quarter of 1999. As a result, and in anticipation of further digital migration, Iusacell decided to accelerate its capital expenditure program to expand digital capacity and improve digital service quality. See "-- Liquidity and Capital Resources -- Capital Expenditures."

LOCAL TELEPHONY IN THE 450 MHZ FREQUENCY BAND

     In November 1994, Iusacell sought government approval of its technical and economic plans for the commercial launch of fixed local wireless service in the 450 MHz frequency band on a national level. The SCT never approved such plans. In June 1997, however, the SCT and Iusacell reached agreement on a process by which Iusacell could obtain one or more regional concessions to provide such service. See "Business -- Other Services -- Local, Public and Rural Telephony." The price for such concessions was to be derived from the prices of the winning bids in the auctions for 450 MHz and 1.9 GHz (PCS) frequency bands, which concluded in May 1998.

     Based on the results of these auctions, Iusacell anticipates that it would be required to pay approximately U.S.$2.25 million for concessions in Regions 4, 5, 6, 7 and 9, where it has a right of first refusal to acquire such concessions. However, the exact price, payment terms and coverage/build-out requirements relating to the concessions, which may be substantial, have not yet been formally defined by the SCT and the Mexican Federal Telecommunications Commission (Comision Federal de Telecomunicaciones), which is commonly referred to as COFETEL. Consequently, Iusacell has not yet determined whether to proceed with its 450 MHz fixed local wireless project. However, given the capabilities of the CDMA technology that it is implementing, Iusacell is exploring alternatives for providing local telephony services, including fixed or limited zone wireless local telephony services in the 800 MHz frequency band in Regions 5, 6, 7 and 9 and in the 1.9 GHz PCS frequency band in Regions 1 and 4. Iusacell expects to make its decision on the overall strategy for providing local telephony services during the first quarter of 2000.

     In September 1998, Iusacell determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz fixed local wireless project in 1994, an impairment of its investment in 450 MHz TDMA technology had occurred. As a result, Iusacell recorded a non-cash writedown of 100% of the development and pre-operating expenses for the project and 90% of the fixed assets deployed in the project. The writedown in 1998 amounted to Ps.1,077.5 million (U.S.$115.2 million). Iusacell also determined that certain of the 450 MHz project assets, representing about 10% of their book value, are redeployable in the mobile wireless network. See "-- Non-recurring Charges -- Project 450 Non-Cash Writedown."

     Iusacell was party to certain agreements regarding the supply and servicing of infrastructure equipment and handsets for its 450 MHz local wireless service. These agreements terminated in 1997, and there could be substantial costs arising from the termination of these agreements in addition to the non-cash losses described above. In addition, Iusacell could be required to write off some or all of a U.S.$15.0 million advance made in 1994 to a vendor in respect of network infrastructure that was never ordered to the extent such advance is not refunded to Iusacell. Finally, Iusacell could be required to purchase approximately U.S.$2.1 million in handsets that were ordered, manufactured and delivered, but not yet paid for, and is involved in litigation with another handset vendor in connection with a purported agreement to purchase 60,000 handsets that Iusacell never executed. See "Business -- Legal Proceedings."

NON-RECURRING CHARGES

     During the three year period ended December 31, 1998, Iusacell recorded various non-recurring charges as summarized in the following table.

                                     FOR THE YEAR ENDED DECEMBER 31,
                                 ----------------------------------------       MEXICAN GAAP
                                    1996          1997           1998             TREATMENT
                                 ----------   ------------   ------------   ---------------------
                                         (IN THOUSANDS OF PESOS)
RESTRUCTURING CHARGES
  Employee severance...........  Ps.130,252   Ps.       --   Ps.       --
  Fixed assets obsolescence
     reserve...................      49,723             --             --
  Provision for consolidation
     of facilities.............      17,866             --             --
  Change in estimate of
     allowance for doubtful
     accounts..................       7,696             --             --
                                 ----------   ------------   ------------
     Total restructuring
       charges.................  Ps.205,537   Ps.       --   Ps.       --    Extraordinary item
IMPAIRMENT OF ANALOG
  COMMUNICATIONS EQUIPMENT.....          --      1,208,352             --   Non-operating expense
PROJECT 450 WRITEDOWN..........          --             --      1,077,473     Operating expense
                                 ----------   ------------   ------------
TOTAL NON-RECURRING CHARGES....  Ps.205,537   Ps.1,208,352   Ps.1,077,473
                                 ==========   ============   ============

     Under U.S. GAAP, all of the above non-recurring charges were recorded as operating expenses during the respective periods, except that the restructuring charge related to the provision for consolidation of facilities was not considered an expense for U.S. GAAP purposes. The following is a description of each of the non-recurring charges.

  RESTRUCTURING CHARGES

     In connection with the reorganization of Iusacell during 1996, Iusacell raised an accrual for a restructuring charge of Ps.205.5 million (U.S.$22.0 million). This charge, because of its characteristics of being non-recurring and unusual, was classified as an extraordinary item in the consolidated statement of income under Mexican GAAP. The accrual for the restructuring charge was fully utilized by December 31, 1997.

IMPAIRMENT OF ANALOG COMMUNICATIONS EQUIPMENT

     During 1997, based on certain changes in circumstances surrounding Iusacell's analog communications equipment, Iusacell determined that the carrying value of such equipment was impaired. See "-- Year Ended December 31, 1998 Compared to Year Ended December 31, 1997 -- Provision for Equipment Impairment." Consequently, Iusacell recorded an impairment loss of Ps.1,208.4 million (U.S.$129.2 million) to reduce the value of its analog communications equipment to fair value, amounting to Ps.3,170.4 million (U.S.$339.0 million). The book value of the analog communications equipment as of December 31, 1997 and 1998 and September 30, 1999 was Ps.3,170.4 million (U.S.$339.0 million), Ps.3,554.3 million (U.S.$380.1 million) and Ps.0.0 million (U.S.$0.0 million), respectively. The equipment no longer provides cellular service to Iusacell's customers because of the conversion to Lucent equipment completed in August 1999.

PROJECT 450 NON-CASH WRITEDOWN

     During 1998, Iusacell determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz project in 1994, an impairment of its investment in the project assets had occurred. Consequently, Iusacell recorded an impairment charge of Ps.1,077.5 million (U.S.$115.2 million) to write down the 450 MHz assets to fair value, amounting to Ps.56.5 million (U.S.$6.0 million). Even though there was a limited market for the 450 MHz network equipment,

Iusacell's operations group determined that certain of these assets, representing about 10% of the related fixed assets, could be redeployed in the mobile wireless network and such assets continue to be depreciated. A full provision for impairment was recorded for all other assets associated with the project. The book value of the 450 MHz project fixed assets as of December 31, 1998 and September 30, 1999 is Ps.44.6 million (U.S.$4.8 million) and Ps.40.1 million (U.S.$4.3 million), respectively. See "-- Local Telephony in the 450 MHz Frequency Band."

YEAR 2000 COMPLIANCE

     The Year 2000 problem relates to computers, software and other equipment that include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000.

     Iusacell completed all required modifications or replacements (including modification or replacement of mission critical systems and internal network elements) in accordance with its Year 2000 enterprise-wide compliance program by the end of October 1999.

     From the inception of the Year 2000 project through September 30, 1999, Iusacell has incurred pretax expenses of approximately Ps.39.8 million (U.S.$4.3 million). Based on internal and external studies, Iusacell estimated that total costs through early 2000 to resolve its Year 2000 problem would be as high as U.S.$16.9 million: U.S.$9.2 million for inventory, assessment, initial planning and the primary remediation and replacement program. Funding for Year 2000 activities came primarily from cash flow from operations.

     Iusacell's transition to the Year 2000 was accomplished with no interruption in service and with no billing problems. Iusacell did not experience any failures in its mission critical systems. Four minor systems failures were corrected within the first few days of 2000. No contingency plans were deployed.

     However, Iusacell's Year 2000 compliance program depends largely on third party vendors and interconnecting carriers. Iusacell cannot provide any assurance that all significant third parties implemented corrective measures necessary on their part to prevent disruption of services or to ensure correct billing and payments in the future. In the event that problems do arise as a result of Year 2000 issues with third party vendors, Iusacell will, in most cases, be able to implement contingency plans to minimize or eliminate potential billing and service disruptions.

OTHER MATERIAL TRENDS AND CONTINGENCIES

     Iusacell's financial condition and results of operations could also be materially affected by the following events and developments:

NEGATIVE ECONOMIC CONDITIONS

     The financial crises in emerging markets that began in late 1997, together with the weakness through the first quarter of 1999 in the price of oil, which is a significant source of revenue for the Mexican government, contributed to renewed weakness in the Peso in the first three quarters of 1998, although the Peso strengthened significantly in the fourth quarter of 1998 and the first nine months of 1999. The Mexican government responded to revenue shortfalls from the oil sector with new cutbacks in federal spending. Press reports during the second and third quarters of 1998 also suggested that consumer spending, which had been recovering, may have suffered a temporary setback.

     Although the exact correlation between general government and consumer spending and wireless telephony purchases and usage in Mexico is unknown, these economic conditions may negatively affect subscriber growth rates and the willingness of consumers to use their phones, thereby negatively affecting revenues. In addition, the weakness in the Peso resulted in significant foreign exchange losses for Iusacell in the first nine months of 1998. However, in the fourth quarter of 1998 and the first nine months of 1999, Iusacell had significant foreign exchange gains as the Peso strengthened against the U.S. dollar.

     These economic conditions, which also contributed to an increase in domestic interest rates in the second half of 1998 and an upward surge of inflation in early 1999, may also negatively impact the availability and cost of funds. See "Risk Factors -- Risk Factors Relating to Doing Business in Mexico -- If Mexico experiences any more political or economic crises, we may lose money."

PRICE INCREASES AND ROLLBACKS

     Iusacell has attempted, and continues to attempt, to exercise price leadership in the Mexican cellular market, with a strategy of having its prices keep pace with inflation if economic and competitive conditions permit. During the first half of 1997, this strategy was effectively implemented through weighted average price increases of 14.8% in April 1997 for the per minute airtime price on its contract and prepay plans, and 8.3% in May 1997 for the fixed monthly charge on all its contract plans. See "Business --
Marketing -- Pricing." In October 1997, however, Iusacell initiated pricing discounts of between 25% and 50% for the cost of incoming cellular calls, in response to pricing actions by Telcel and as a means of boosting traffic volumes and, ultimately, average revenue per subscriber. Moreover, in October 1997 Iusacell adjusted airtime prices downward by 4.6% on a weighted average basis and in November 1997 further decreased airtime charges on one of its low-end contract plans by 1.0%, in each case in order to maintain competitiveness.

     In late March 1998, Iusacell raised airtime prices approximately 7.9% on average for contract plans and 13.6% for prepay customers. Because of market and competitive conditions, however, this increase was partially rolled back in early May 1998 for both contract and prepay customers and, in late May 1998, the remainder of the price increase for contract plans was reversed. As a result, however, a 9.9% airtime price increase for prepay customers remained.

     In August 1998, Iusacell filed with the COFETEL to register tariffs that would increase analog contract plan airtime prices in Region 9 by approximately 3% on a weighted average basis. Competitive conditions caused this price increase not to be implemented. However, in October 1998, Iusacell raised airtime prices for its contract plans by approximately 8% on a weighted average basis. In late March 1999, Iusacell raised airtime prices on its contract plans by approximately 12% on a weighted average basis and approximately 6% for prepay customers. These price increases remained in place as the competition followed our lead.

     Iusacell's revenues will be adversely affected to the extent that price increases cannot keep pace with inflation.

NEW COMPETITION

     As a direct result of the spectrum auctions organized by the COFETEL which concluded in May 1998, Iusacell is now facing additional mobile wireless competition operating in the 1.9 GHz (PCS) spectrum in its cellular territories and, in 2000, expects to face additional local telephony competition operating in the 3.4-3.7 GHz (Wireless Local Loop) spectrum. The specific consequences for Iusacell of this new competition are difficult to predict. The experience of other countries suggests that, although overall demand for wireless telephony services will increase, prices will experience downward pressure, especially at the time of market entry by the new competitors.

REGULATORY DEVELOPMENTS

     The Mexican authorities resolved several critical regulatory issues in 1998 and will likely continue to resolve additional important regulatory issues during the remainder of 1999 and 2000 which may have a material effect on Iusacell's financial condition and results of operations.

     Local Interconnection. On November 27, 1998, the COFETEL issued a resolution which established the per minute interconnection rate for telephone calls made from wireless customers to wireline customers at Ps.0.2573 per full minute payable on a per second basis, which will be indexed on a monthly basis for inflation as of October 1, 1998. In accordance with a September 1997 agreement with Telmex, this tariff was applied retroactively to June 1, 1997. Iusacell had been paying an interconnection fee of Ps.0.31 per minute or fraction of a minute. As a result of the retroactive application of this interconnection tariff, Iusacell received a benefit of Ps.32.0 million (U.S.$3.4 million) in 1998.

     The COFETEL declined to provide for any amount of reciprocity in the interconnection fee payable by Telmex to wireless operators for interconnection services that Iusacell provides Telmex for calls made by wireline customers to mobile wireless customers. As a result, Iusacell booked a net Ps.31.9 million (U.S.$3.4 million) revenue reduction for the fourth quarter of 1998 and, in early January 1999, filed for an administrative reconsideration of the local interconnection ruling seeking, among other things, full interconnection reciprocity for calls made by wireless customers to wireline customers.

     Calling Party Pays. On November 27, 1998, the COFETEL also ruled that the calling party pays modality would be implemented by May 1, 1999 as an option for the wireless customer. CPP is a cellular telephony payment scheme similar to the existing wireline payment scheme, where the wireline or fixed wireless party that places a call to a cellular telephone, and not the cellular subscriber receiving the call, will be billed for interconnection access, and the recipient will not be billed for the airtime charges corresponding to that call. The COFETEL established the CPP interconnection tariff at Ps.1.80 per minute or fraction of a minute, which was to be indexed on a monthly basis for inflation as of October 1, 1998, for calls from Telmex wireline customers to mobile wireless customers. CPP would only apply to local calls and the mobile party pays modality would continue to apply to incoming long distance and incoming calls to a roamer.

     In early January 1999, Telmex filed an injunction which suspended temporarily the scheduled implementation of CPP. This preliminary injunction was set aside by the Mexican courts in February 1999. Telmex then filed for a review of the order setting aside the preliminary injunction. This motion has not yet been decided.

     In early January 1999, Iusacell filed with COFETEL for an administrative reconsideration of the CPP ruling, seeking, among other things:

     - an increase in the CPP interconnection tariff to in excess of Ps.2.00 per minute, and

     - interconnection reciprocity for any and all incoming calls from wireline telephones to subscribers maintaining the mobile party pays modality.

     In April 1999, Telmex and the Cellular A-Band carriers completed negotiating a new mobile wireless - Telmex local wireline interconnection agreement with the approval of COFETEL. The calling party pays modality was implemented on May 1, 1999. All mobile wireless customers were automatically converted to CPP, with the right to revert to the mobile party pays modality. The interconnection rate was frozen for six months at Ps.1.90 per minute or fraction of a minute. Had the indexing established by the November 27, 1998 COFETEL resolution been applied, the rate for May 1999 would have been Ps.1.97 per minute or fraction of a minute. The price which Telmex may charge its customers was frozen for six months at Ps.2.50 per minute or fraction of a minute, plus Telmex's applicable per call local charge. This CPP interconnection tariff and the Telmex surcharge were extended for another six-month period through April 2000 at the same rates. Had the indexing established by the November 27, 1998 COFETEL resolution been applied, the rate for November 1999 would have been Ps.2.17 per minute or fraction of a minute.

     Telmex greeted the May 1, 1999 implementation of CPP with an advertising campaign critical of the high costs to wireline customers, whom they urged to block CPP calls. But after a moderate decline in traffic during the first two weeks of May 1999, Iusacell experienced a gradual increase in traffic over the last two weeks of May 1999, slightly exceeding pre-CPP traffic levels by the end of the month. In the first five months of CPP operations, Iusacell believes that its call traffic increased by more than 8% due to CPP, with an increase in the percentage of total calls that were incoming calls. Recently, Telmex reversed its opposition to CPP, publicly announcing support for CPP.

     The overwhelming majority of Iusacell's cellular customers have chosen not to opt out of the CPP modality. Iusacell expects that the implementation of the CPP modality will accelerate subscriber growth and increase subscriber usage throughout the Mexican wireless market. Iusacell believes that, when other countries have implemented CPP, they generally have experienced substantial increases in usage by wireless telephone customers.

     In the event that CPP causes a surge in cellular traffic, Iusacell will likely experience improved revenue growth, but it may also need to incur substantial additional capital expenditures to augment its capacity in order to handle this greater traffic. See "-- Liquidity and Capital Resources -- Capital Expenditures."

     Long Distance Interconnection. In a separate resolution issued on November 27, 1998, the COFETEL also established the interconnection tariff between long distance and local wireline carriers at Ps.0.2573 per full minute payable on a per second basis, which will be indexed on a monthly basis for inflation as of October 1, 1998. With respect to international long distance calls, the COFETEL eliminated the requirement that a Mexican long distance company pay 58% of the incoming international settlement rate to the local telephone carrier terminating a call.

     Long Distance Concession. In December 1997, the COFETEL authorized a modification of Iusacell's concession to provide long distance services, modifying coverage requirements and permitting the use of microwave and other non-fiber technologies for transmission purposes. Together with fiber-swapping agreements reached by Iusacell with two of its competitors, the modified concession permits a more efficient, more technologically flexible long distance network and eliminates more than U.S.$200 million in Iusacell capital expenditure requirements over the next three years. In late 1999 or 2000, the SCT and COFETEL may also determine how much, through what means and over how much time long distance concessionaires, including Iusatel, will pay for the special projects implemented by Telmex prior to January 1997 to permit competition in long distance telephony, including the numbering and signaling plans and expenditures to facilitate interconnection. In May 1997, the COFETEL issued a ruling mandating that the total amount reimbursable to Telmex for such special projects was U.S.$422 million. Several long distance concessionaires objected to the ruling, and the COFETEL is reviewing its ruling in light of these objections.

     During the third quarter of 1998, Telmex and Alestra, S. de R.L., which is commercially known as Alestra and in which AT&T is a shareholder, attempted to reach a negotiated settlement of several issues related to long distance, including the amount and reimbursement mechanism for such special projects. No definitive agreement has been reached to date on such special projects and, if such an agreement is reached, the impact on the financial condition and operations of Iusacell cannot yet be estimated.

     Quality Standards. In October 1999, Iusacell entered into an agreement with the COFETEL to maintain certain cellular quality standards measured in terms of connection time, dropped calls and ineffective attempts. Iusacell currently meets these quality standards. Failure to maintain these quality standards may result in refund obligations to subscribers and other governmental sanctions. If Iusacell's call traffic grows at faster than expected levels, Iusacell may need to further accelerate its capital expenditure program in order to augment its capacity and thereby remain in compliance with the agreed quality standards. See "-- Liquidity and Capital Resources -- Capital Expenditures."

RESULTS OF OPERATIONS

     The following table presents for the periods indicated the percentage relationships which certain items bear to revenues:

                                                                                  NINE MONTHS
                                                   YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                                   -----------------------    --------------------
                                                   1996     1997     1998      1998         1999
                                                   -----    -----    -----    -------      -------
Revenues:
  Cellular service revenues......................   70.2%    74.1%    74.6%     73.2%        83.3%
  Other service revenues.........................   15.9      8.8     12.1      12.6          7.0
                                                   -----    -----    -----     -----        -----
     Total service revenues......................   86.1     82.9     86.7      85.8         90.3
  Telephone equipment and other revenues.........   13.9     17.1     13.3      14.2          9.7
                                                   -----    -----    -----     -----        -----
     Total revenues..............................  100.0    100.0    100.0     100.0        100.0
Cost of sales:
  Cost of services...............................   31.6     27.6     27.1      26.0         26.8
  Cost of telephone equipment and other..........    7.7     10.8      7.1       7.7          5.6
                                                   -----    -----    -----     -----        -----
     Total.......................................   39.3     38.4     34.2      33.7         32.4
Gross profit.....................................   60.7     61.5     65.8      66.3         67.6
Operating expenses...............................   43.8     40.0     38.2      38.9         33.1
Depreciation & amortization......................   35.6     31.3     28.1      27.0         33.3
Project 450 non-cash writedown...................     --       --     34.8      43.3           --
                                                   -----    -----    -----     -----        -----
Operating income (loss)..........................  (18.7)    (9.8)   (35.3)    (42.9)         1.2
Other income, net................................     --       --      4.7        --           --
Integral financing cost (gain):
  Interest expense, net..........................   16.5     13.3      7.9       8.7          5.6
  Foreign exchange (gain) loss, net..............   (3.7)     2.6     29.6      44.4        (11.2)
  Gain on net monetary position..................  (20.5)   (15.7)   (24.0)    (19.0)       (17.9)
                                                   -----    -----    -----     -----        -----
     Total.......................................   (7.7)     0.2     13.5      34.1        (23.5)
Equity participation in net income (loss) of
  associated companies...........................    0.1      8.5      0.9       0.9          0.1
Provision for equipment impairment...............     --    (49.9)      --        --           --
Income (loss) from continuing operations before
  asset tax, employee profit sharing, minority
  interest and extraordinary item................  (10.9)   (51.4)   (43.2)    (76.1)        24.8
Provision for asset tax and employee profit
  sharing........................................    2.1      2.4      2.3       1.7          3.8
Minority interest................................   (0.2)      --     (0.2)      0.1          0.4
Extraordinary item...............................    8.5       --       --        --           --
Loss from discontinued operation.................     --       --     (0.7)       --           --
                                                   -----    -----    -----     -----        -----
Net income (loss)................................  (21.3)%  (53.8)%  (46.0)%   (77.7)%       21.4%
                                                   -----    -----    -----    ------        -----
                                                   -----    -----    -----    ------        -----

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

REVENUES

     Total revenues consist of cellular service revenues, revenues from other services and telephone equipment and other revenues. Iusacell's service revenues are principally derived from the provision of cellular telephone service in Mexico. Other service revenues consist of revenues from the provision of telecommunication services in Mexico other than cellular. Telephone equipment and other revenues consist primarily of revenues from sales of cellular telephone equipment and accessories, as well as revenues attributable to out-roaming. Revenues attributable to out-roaming are passed through to the applicable host operator. See "Business -- Cellular Services -- Roaming."

     The following table presents the source of Iusacell's revenues for the nine months ended September 30, 1999 ("Interim 1999") and the nine months ended September 30, 1998 ("Interim 1998").

                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                  ------------------------------------
                                                        1998                1999          CHANGE
                                                  ----------------    ----------------    ------
                                                    PS.        %        PS.        %        %
                                                  -------    -----    -------    -----    ------
                                                    (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Cellular service revenues.......................  1,668.3     73.3    2,422.9     83.3     45.2
Other service revenues..........................    286.1     12.6      203.2      7.0    (29.0)
                                                  -------    -----    -------    -----    -----
  Total service revenues........................  1,954.4     85.9    2,626.1     90.3     34.4
Telephone equipment and other revenues..........    323.0     14.1      282.4      9.7    (12.6)
                                                  -------    -----    -------    -----    -----
  Total revenues................................  2,277.4    100.0    2,908.5    100.0     27.7
                                                  =======    =====    =======    =====    =====

     Cellular Services. The table below presents cellular service revenues by source for Interim 1999 and Interim 1998.

                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                           --------------------------------------------
                                                                 1998(1)                 1999(1)
                                                           --------------------    --------------------
                                                              PS.          %          PS.          %
                                                           ---------    -------    ---------    -------
                                                            (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Airtime(2)...............................................     628.4       37.7        916.6       37.7
Monthly fees.............................................     793.4       47.6      1,004.4       41.5
Long distance............................................     121.9        7.3        295.8       12.2
Value-added services(3)..................................      70.8        4.2        152.5        6.3
In-roaming(4)............................................      46.9        2.8         52.3        2.2
Activation fees and other................................       6.9        0.4          1.3        0.1
                                                            -------      -----      -------      -----
Total cellular service revenues..........................   1,668.3      100.0      2,422.9      100.0
                                                            =======      =====      =======      =====

---------------
(1) Figures reflect intercompany eliminations. These figures do not include revenues derived from paging, local telephony or data transmission services or from long distance services unrelated to cellular service.

(2) Airtime includes amounts billed to other carriers for incoming minutes under CPP starting May 1, 1999. Incoming and outgoing airtime is charged on a per-minute basis for both peak (Monday to Friday, 8:00 a.m. to 10:00 p.m.) and non-peak airtime.

(3) Includes fees for value-added services, such as call waiting, call transfer, emergency service, secretarial service and conference calling, and revenues from activation bonds, insurance-related charges payable by subscribers, rural and public telephony and Iusacell's cellular magazine. Does not include charges for related airtime. Customers using value-added services such as news, weather, sports and entertainment reports are charged only for airtime. These revenues are therefore included in airtime.

(4) See "Business -- Cellular Service -- Roaming" for a discussion of the differences between in-roaming and out-roaming and the revenues associated with these services. In-roaming revenues are reflected in total service revenues and are paid to Iusacell by operators from other regions. Out-roaming revenues are reflected in telephone equipment and other revenues and are passed through to the applicable host operator.

     Cellular service revenues increased by 45.2% to Ps.2,422.9 million (U.S.$259.1 million) in Interim 1999 from Ps.1,668.3 million (U.S.$178.4 million) in Interim 1998 and represented 83.3% and 73.3% of total revenues in Interim 1999 and Interim 1998, respectively. Revenues increased primarily as a result of growth in the subscriber base and price increases. The number of contract subscribers increased 33.8% and the number of prepay subscribers increased 112.4% at September 30, 1999 as compared to September 30, 1998. See "-- Increase in Prepay Subscriber Base." The benefit of the increase in subscriber base was offset in part by a 13.5% decrease in average monthly MOUs and a 8.6% decrease in nominal average monthly cellular revenue per subscriber in Interim 1999 as compared to Interim 1998.

     Monthly fees from contract customers increased 26.6% to Ps.1,004.4 million (U.S.$107.4 million) in Interim 1999 from Ps.793.4 million (U.S.$84.8 million) in Interim 1998 because of the increase in contract subscribers and the 12% price increase at the end of the first quarter of 1999. Airtime revenues also increased 45.9% to Ps.916.6 million (U.S.$98.0 million) in Interim 1999 from Ps.628.4 million (U.S.$67.2 million) in Interim 1998 because of higher usage resulting from the increase in the subscriber base, accelerated migration by analog customers to digital service and the addition of revenues from CPP starting May 1, 1999. Long distance cellular revenues increased 142.7% to Ps.295.8 million (U.S.$31.6 million) in Interim 1999 from Ps.121.9 million (U.S.$13.0 million) in Interim 1998 mainly because of additional business customers and an increase in usage by such customers and additional revenues from international incoming traffic. See "-- Digitalization."

     Average monthly MOUs for Interim 1999 (excluding incoming calls only prepay customers) were 77, a decrease of 13.5% compared to the monthly average of 89 MOUs in Interim 1998. This decline in MOUs was largely due to the significant increase in the number of Iusacell's prepay customers, who generate substantially lower average MOUs than contract customers. In addition, Iusacell has experienced a general trend toward lower MOUs as Iusacell's expanded customer base now includes subscribers who tend to generate fewer MOUs.

     Nominal average monthly cellular revenue per subscriber declined 8.6% to Ps.339 in Interim 1999 (excluding incoming calls only prepay customers) from Ps.371 in Interim 1998. The reasons for this decline are primarily the same as those noted to explain the decline of monthly MOUs.

     Iusacell had 1,132,205 and 627,856 cellular subscribers at September 30, 1999 and 1998, respectively. Prepay subscribers increased by 112.4% from 371,781 subscribers, or 59.2% of total subscribers, at September 30, 1998 to 789,539 subscribers, or 69.7% of total subscribers, at September 30, 1999. A prepay customer is included as a customer if, at the end of the period, such customer's telephone number remains activated. See "Business -- Cellular Services -- Prepay Customers." Contract subscribers increased by 33.8% from 256,075 to 342,666 between the same dates. Digital contract subscribers increased from 12,181 at September 30, 1998 to 163,171 at September 30, 1999.

     Contract subscriber churn declined to an average monthly level of 2.44% for Interim 1999 from 2.58% for Interim 1998. This decline reflects improved customer service and the implementation of special programs specifically designed to enhance customer retention and loyalty.

     Other Services. Other service revenues decreased by 29.0% to Ps.203.2 million (U.S.$21.7 million) in Interim 1999 from Ps.286.1 million (U.S.$30.6 million) in Interim 1998, and represented 7.0% and 12.6% of total revenues in Interim 1999 and Interim 1998, respectively. This decrease was principally due to lower sales of non-cellular products and services.

     Telephone Equipment and Other. Telephone equipment and other revenues decreased 12.6% to Ps.282.4 million (U.S.$30.2 million) in Interim 1999 from Ps.323.0 million (U.S.$34.5 million) in Interim 1998. This decrease was primarily due to lower out-roaming revenues and lower telephone equipment revenues as fewer handsets were sold to prepay customers.

COST OF SALES

     Iusacell's cost of sales includes cost of services, cost of telephone equipment and other costs. Total cost of sales increased 22.9% to Ps.941.8 million (U.S.$100.7 million) in Interim 1999 from Ps.766.2 million (U.S.$81.9 million) in Interim 1998. As a percentage of total revenues, cost of sales decreased marginally to 32.4% in Interim 1999 from 33.7% in Interim 1998.

     Cost of Services. Cost of services includes taxes and fees on revenues payable to the Mexican government, interconnection costs, technical costs such as maintenance, repair costs, lease expenses, salaries and electricity, expensed handset costs and accessories costs. Cost of services increased 31.7% to

Ps.778.7 million (U.S.$83.3 million) in Interim 1999 from Ps.591.2 million (U.S.$63.2 million) in Interim 1998. This increase was mainly due to the increase in revenues and additional fixed costs for leased circuits. As a percentage of service revenues, cost of services increased from 26.0% for Interim 1998 to 26.8% for Interim 1999 primarily because of the additional fixed costs for leased circuits.

     Cost of Telephone Equipment and Other. Cost of telephone equipment and other costs decreased by 6.8% to Ps.163.1 million (U.S.$17.4 million) in Interim 1999 from Ps.175.0 million (U.S.$18.7 million) in Interim 1998 primarily due to a lower average cost of handsets. As a percentage of telephone equipment and other revenues, costs decreased to 5.6% in Interim 1999 from 7.7% in Interim 1998. The cost of a cellular handset given to a contract customer is amortized over 18 months, the average length of Iusacell's cellular contract, instead of being expensed in the period in which the customer received the telephone. If these handset costs had been expensed instead of amortized, Iusacell's cost of telephone equipment and other costs would have increased by Ps.82.4 million (U.S.$8.8 million) and Ps.238.1 million (U.S.$25.5 million) in Interim 1999 and Interim 1998, respectively.

OPERATING EXPENSES

     Operating expenses increased 8.7% to Ps.963.4 million (U.S.$103.0 million), which included a reduction of approximately Ps.59.7 million (U.S.$6.4 million) in marketing expenses related to the funds provided in connection with the swapout of the analog telecommunications network, in Interim 1999 from Ps.886.4 million (U.S.$94.8 million) in Interim 1998. As a percentage of total revenues, operating expenses decreased to 33.1% in Interim 1999 from 38.9% in Interim 1998. Sales and advertising expenses increased by 6.2% from Ps.584.6 million (U.S.$62.5 million) in Interim 1998 to Ps.621.1 million (U.S.$66.4 million) in Interim 1999, primarily because of higher sales volume, larger distributor commissions and more extensive advertising. General and administrative expenses increased by 13.4% to Ps.342.3 million (U.S.$36.6 million) in Interim 1999 from Ps.301.8 million (U.S.$32.3 million) in Interim 1998 because of increased consulting fees for Year 2000 related compliance programs and higher fees related to legal matters.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses decreased by 39.6% to Ps.967.4 million (U.S.$103.4 million) in Interim 1999 from Ps.1,602.0 million (U.S.$171.3 million) in Interim 1998. Excluding the Project 450 non-cash writedown, depreciation and amortization in Interim 1998 would have been Ps.615.6 million (U.S.$65.8 million). Consequently, on a normalized basis, depreciation and amortization expenses increased 27.7% in Interim 1999 from Interim 1998, primarily due to the substantial increases in network investment as a result of capital expenditures in 1998 and 1999.

OPERATING INCOME

     Iusacell recorded operating income of Ps.35.9 million (U.S.$3.8 million), including the Ps.59.7 million (U.S.$6.4 million) marketing expense benefit from the swapout of assets noted above, in Interim 1999 as compared to an operating loss of Ps.977.2 million (U.S.$104.5 million) in Interim 1998.

     The operating loss during Interim 1998 was primarily due to Iusacell's 450 project writedown. Excluding the Project 450 writedown, Iusacell would have had operating income of Ps.9.2 million (U.S.$1.0 million).

INTEGRAL FINANCING GAIN

     Iusacell recorded an integral financing gain of Ps.682.1 million (U.S.$72.9 million) in Interim 1999 compared to a cost of Ps.776.9 million (U.S.$83.1 million) in Interim 1998. This difference was principally due to a foreign exchange gain of Ps.325.3 million (U.S.$34.8 million) in Interim 1999 as compared to a foreign exchange loss of Ps.1,011.3 million (U.S.$108.1 million) in Interim 1998. The Interim 1999 foreign exchange gain resulted from the effect on Iusacell's U.S. dollar liability position of a 5.9% appreciation of the Peso relative to the U.S. dollar in Interim 1999, while the foreign exchange loss in Interim 1998 resulted from the effect on Iusacell's U.S. dollar liability position of a 25.3% devaluation of the Peso relative to the U.S. dollar in Interim 1998. Monetary gain increased by 20.1% to Ps.519.6 million (U.S.$55.6 million) in Interim 1999 from Ps.432.5 million (U.S.$46.2 million) in Interim 1998 primarily due to a higher net monetary liability position and period-over-period inflation of 16.1%. Net interest expense decreased by 17.8% from Ps.198.1 million (U.S.$21.2 million) in Interim 1998 to Ps.162.8 million (U.S.$17.4 million) in Interim 1999 primarily due to increased capitalized interest related to the investment in CDMA digital equipment during Interim 1999.

NET INCOME

     As a result of the factors described above and Iusacell's equity participation in the net income of its associated companies, Iusacell's net income was Ps.619.3 million (U.S.$66.2 million) in Interim 1999 as compared to a net loss of Ps.1,768.7 million (U.S.$189.1 million) in Interim 1998. Excluding the Project 450 writedown, Iusacell would have had a net loss of Ps.782.4 million (U.S.$83.7 million) in interim 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

REVENUES

     The following table presents the source of Iusacell's revenues for the years ended December 31, 1997 and 1998.

                                                            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                          1997                    1998
                                                  --------------------    --------------------      %
                                                     PS.          %          PS.          %       CHANGE
                                                  ---------    -------    ---------    -------    ------
                                                   (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Cellular service revenues.......................   1,795.3       74.1      2,313.7       74.6      28.9
Other service revenues..........................     213.9        8.8        375.0       12.1      75.3
                                                   -------      -----      -------      -----      ----
  Total service revenues........................   2,009.2       82.9      2,688.7       86.7      33.8
Telephone equipment and other revenues..........     413.3       17.1        412.0       13.3      (0.3)
                                                   -------      -----      -------      -----      ----
  Total revenues................................   2,422.5      100.0      3,100.7      100.0      28.0
                                                   =======      =====      =======      =====      ====

     Cellular Services. The table below presents cellular service revenues by source for the years ended December 31, 1997 and 1998.

                                                                     YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                                 1997(1)                 1998(1)
                                                           --------------------    --------------------
                                                              PS.          %          PS.          %
                                                           ---------    -------    ---------    -------
                                                            (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Airtime(2)...............................................     672.0       37.4        830.0       35.9
Monthly fees.............................................     800.5       44.6      1,055.0       45.6
Long distance............................................     158.7        8.8        193.8        8.4
Value-added services(3)..................................      93.1        5.2        165.4        7.1
In-roaming(4)............................................      69.4        3.9         61.9        2.7
Activation fees and other................................       1.6        0.1          7.6        0.3
                                                            -------      -----      -------      -----
          Total cellular service revenues................   1,795.3      100.0      2,313.7      100.0
                                                            =======      =====      =======      =====

---------------
(1) Figures reflect intercompany eliminations. These figures do not include revenues derived from paging, local telephony or data transmission services or from long distance services unrelated to cellular service.

(2) Incoming and outgoing airtime is charged on a per-minute basis for both peak (Monday to Friday, 8:00 a.m. to 10:00 p.m.) and non-peak airtime.

(3) Includes fees for value-added services, such as call waiting, call transfer, emergency service, secretarial service and conference calling, and revenues from activation bonds, insurance-related charges payable by subscribers, rural and public telephony and Iusacell's cellular magazine. Does not include charges for related airtime. Customers using value-added services such as news, weather, sports and entertainment reports are charged only for airtime. These revenues are therefore included in airtime.

(4) See "Business -- Cellular Services -- Roaming" for a discussion of the differences between in-roaming and out-roaming and the revenues associated with these services. In-roaming revenues are reflected in total service revenues and are paid to Iusacell by operators from other regions. Out-roaming revenues are reflected in telephone equipment and other revenues and are passed through to the applicable host operator.

     Cellular service revenues increased by 28.9% to Ps.2,313.7 million (U.S.$247.4 million) in 1998 from Ps.1,795.3 million (U.S.$192.0 million) in 1997 and represented 74.6% and 74.1% of total revenues in 1998 and 1997, respectively. Revenues increased primarily as a result of a larger subscriber base. The number of contract subscribers increased 38.5% and the number of prepay subscribers increased 139.0% at December 31, 1998 as compared to December 31, 1997. The benefit of the increase in subscriber base was offset in part by a 17.1% decrease in average monthly MOUs and a 22.2% decrease in nominal average monthly cellular revenue per subscriber in 1998 as compared to 1997.

     Monthly fees from contract customers increased 31.8% to Ps.1,055.0 million (U.S.$112.8 million) in 1998 from Ps.800.5 million (U.S.$85.6 million) in 1997 because of the increase in contract subscribers. Airtime revenues also increased 23.5% to Ps.830.0 million (U.S.$88.8 million) in 1998 from Ps.672.0 million (U.S.$71.9 million) in 1997 mainly because of higher usage resulting from the increase in the subscriber base. Long distance cellular revenues increased 22.1% to Ps.193.8 million (U.S.$20.7 million) in 1998 from Ps.158.7 million (U.S.$17.0 million) in 1997 mainly because of additional high volume customers and an increase in usage by all customers.

     Average monthly MOUs for 1998 were 87, a decrease of 17.1% compared to the monthly average of 105 MOUs in 1997. This decline in MOUs was largely due to the significant increase in the number of Iusacell's prepay customers, who generate substantially lower average MOUs than contract customers. In addition, Iusacell has experienced a trend toward lower MOUs as Iusacell's expanded customer base now includes subscribers who tend to generate fewer MOUs.

     Nominal average monthly cellular revenue per subscriber declined 22.2% to Ps.361 in 1998 from Ps.464 in 1997. This decline was primarily due to the same reasons noted to explain the decline of monthly MOUs, and to a shift in usage mix towards discounted incoming calls (discounts were implemented in October
1997). See "-- Other Material Trends and Contingencies -- Price Increases and Rollbacks."

     Iusacell had 755,375 and 400,123 cellular subscribers at December 31, 1998 and 1997, respectively. Prepay subscribers increased by 139.0% from 200,159 subscribers, or 50.0% of total subscribers, at December 31, 1997 to 478,361 subscribers, or 63.3% of total subscribers, at December 31, 1998. See "Business -- Cellular Services -- Prepay Customers." Contract subscribers increased by 38.5% from 199,964 to 277,014 between the same dates.

     Contract subscriber churn declined to an average monthly level of 2.58% for 1998 from 2.94% for 1997. This decline reflects improved customer service and the implementation of special programs specifically designed to enhance customer retention and loyalty.

     Other Services. Other service revenues increased by 75.3% to Ps.375.0 million (U.S.$40.1 million) in 1998 from Ps.213.9 million (U.S.$22.9 million) in 1997, and represented 12.1% and 8.8% of total revenues in 1998 and 1997, respectively. This increase was principally due to higher sales of non-cellular products and services.

     Telephone Equipment and Other. Telephone equipment and other revenues decreased 0.3% to Ps.412.0 million (U.S.$44.1 million) in 1998 from Ps.413.3 million (U.S.$44.2 million) in 1997. This decrease was primarily due to lower out-roaming revenues.

COST OF SALES

     Total cost of sales increased 13.9% to Ps.1,061.8 million (U.S.$113.5 million) in 1998 from Ps.931.9 million (U.S.$99.6 million) in 1997. As a percentage of total revenues, cost of sales decreased to 34.2% in 1998 from 38.4% in 1997.

     Cost of Services. Cost of services increased 25.6% to Ps.841.4 million (U.S.$90.0 million) in 1998 from Ps.669.6 million (U.S.$71.6 million) in 1997. This increase was mainly due to the 22.3% increase in cellular service revenues (which resulted in higher overall (i) taxes and fees payable to the Mexican government and (ii) Telmex interconnection fees), offset in part by a 21.9% decrease in long-distance interconnection costs resulting from a greater use of Iusacell's own expanded network. As a percentage of service revenues, cost of services decreased from 33.3% for 1997 to 31.3% for 1998 mainly because of cost improvement actions and a retroactive reduction in Telmex interconnection fees. See "-- Other Material Trends and Contingencies -- Regulatory Developments."

     Cost of Telephone Equipment and Other. Cost of telephone equipment and other costs decreased by 16.0% to Ps.220.4 million (U.S.$23.6 million) in 1998 from Ps.262.3 million (U.S.$28.0 million) in 1997 primarily due to a lower cost of handsets. As a percentage of telephone equipment and other revenues, costs decreased to 53.5% in 1998 from 63.5% in 1997. The cost of a cellular handset given to a contract customer is amortized over 18 months, the average length of Iusacell's cellular contract, instead of being expensed in the period in which the customer received the telephone. If the handset costs had been expensed instead of amortized, Iusacell's cost of telephone equipment and other costs would have increased by Ps.273.1 million (U.S.$29.2 million) and Ps.205.3 million (U.S.$22.0 million) in 1998 and 1997, respectively.

OPERATING EXPENSES

     Operating expenses increased 22.2% to Ps.1,183.2 million (U.S.$126.5 million) in 1998 from Ps.968.5 million (U.S.$103.6 million) in 1997. As a percentage of total revenues, operating expenses decreased to 38.2% in 1998 from 40.0% in 1997. Sales and advertising expenses increased by 34.2% from Ps.603.9 million (U.S.$64.6 million) in 1997 to Ps.810.7 million (U.S.$86.7 million) in 1998, primarily because of increased competition for customer growth and the launch of Iusacell's digital services. General and administrative expenses increased 2.1% to Ps.372.5 million (U.S.$39.8 million) in 1998 from Ps.364.6 million (U.S.$39.0 million) in 1997, primarily due to higher salaries and benefits and general operating costs. In accordance with Mexican GAAP, until September 1998, certain pre-operating expenses, primarily related to Project 450, were capitalized rather than expensed as under U.S. GAAP. In September 1998, under Mexican GAAP, Iusacell wrote off all capitalized pre-operating expenses accumulated as of that date as a charge against current operations. See "-- Depreciation and Amortization."

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses, including the project 450 non-cash writedown, increased by 157.4% to Ps.1,950.1 million (U.S.$208.5 million) in 1998 from Ps.757.7 million (U.S.$81.0 million) in 1997. This significant increase was primarily due to the Ps.1,077.5 million (U.S.$115.2 million) non-cash writedown of the carrying value of Iusacell's investment in its 450 MHz fixed wireless project. See "-- Local Telephony in the 450 MHz Frequency Band."

OPERATING LOSS

     Iusacell recorded an operating loss of Ps.1,094.4 million (U.S.$117.0 million) in 1998 as compared to an operating loss of Ps.235.5 million (U.S.$25.2 million) in 1997. Excluding the non-cash writedown for the 450 MHz project, the 1998 operating loss would have been Ps.17.0 million (U.S.$1.8 million).

OTHER INCOME

     Other income of Ps.145.7 million (U.S.$15.6 million) in 1998 primarily represents a gain from the Mexican GAAP accounting of a fiber optic cable agreement with Bestel, S.A. de C.V. See "-- U.S. GAAP Reconciliation -- Gain from the exchange of non-monetary assets."

INTEGRAL FINANCING COST

     Integral financing cost was Ps.418.1 million (U.S.$44.7 million) in 1998 compared to a cost of Ps.5.1 million (U.S.$0.5 million) in 1997 due principally to a foreign exchange loss of Ps.918.2 million (U.S.$98.2 million) in 1998 as compared to a foreign exchange loss of Ps.63.1 million (U.S.$6.7 million) in 1997, resulting from the effect of a higher Peso devaluation and U.S. dollar net liability position in 1998 as compared with 1997. Net interest expense decreased by 24.1% to Ps.245.2 million (U.S.$26.2 million) in 1998 from Ps.323.2 million (U.S.$34.6 million) in 1997 because of the capitalization of interest related to investments in fixed assets in the amount of Ps.135.8 million (U.S.$14.5 million). Monetary gain increased by 95.6% to Ps.745.3 million (U.S.$79.7 million) in 1998 from Ps.381.2 million (U.S.$40.8 million) in 1997 primarily due to a higher net monetary liability position and period-over-period inflation of 18.6%.

PROVISION FOR EQUIPMENT IMPAIRMENT

     In 1997, Iusacell recorded a provision of Ps.1,208.4 million (U.S.$129.2 million) under Mexican GAAP as a charge to income to reduce the value of its communications network to fair value. See Notes 20 and 22 to the Audited Consolidated Financial Statements.

     For U.S. GAAP purposes, the Ps.1,208.4 million impairment provision was determined in accordance with the Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-lived Assets and Assets to be Disposed of" ("SFAS 121"). During the year ended December 31, 1997, changes in circumstances indicated that the carrying amount of Iusacell's analog telecommunications network might not be recoverable. These circumstances included:

     - Customer and marketing requirements for better voice quality, more and improved value-added services and reduction of wireless fraud, all of which were more viable with a digital platform. These requirements accelerated the adoption of digital technology in the Mexican wireless market.

     - The view of Bell Atlantic, which assumed management control of Iusacell in February 1997, that Iusacell would need to adopt digital technology in order to remain competitive and that CDMA was the best technology available to Iusacell.

     - The plans developed in 1997 by Telmex, the incumbent carrier, and other wireless carriers to launch digital technology in Mexico in 1998.

     - Iusacell's decision to participate in the digital personal communications services auctions that were announced in November 1997. Effectively, the auctions were contributing to the growing market pressures for a wireless service change from analog to digital technology throughout Mexico.

     - An increase in Iusacell's subscriber base during 1997, such that the analog network was operating at close to full capacity by November 1997. The CDMA digital network has the potential to increase capacity by six to ten times compared with an analog network with comparable equipment.

     In view of these changes in circumstances, Iusacell estimated the future cash flows, undiscounted and without interest, of the analog equipment based on its remaining life and considering the eventual disposition of the equipment under the terms of a December 1997 agreement with Lucent to replace such equipment. At the time of that assessment, the sum of the undiscounted future cash flows was less than the book value of the analog equipment.

     Having determined that the analog equipment had been impaired, Iusacell then used the measurement criteria in SFAS 121 to determine the amount of the impairment. Because the analog network is Iusacell's principal fixed asset and integral to its operations, Iusacell believes that the asset does not qualify as an asset to be disposed of in accordance with SFAS 121, but rather an asset to be held and used. Consequently, for U.S. GAAP purposes, Iusacell reduced the value of its investment in the analog network to its fair value and recorded such write-down as a charge to operating expenses. Fair value was determined based on an independent appraisal. Furthermore, such fair value approximates the amount of the trade-in credits to be granted pursuant to the agreement with Lucent. See "-- Digitalization" and Note 20 to the Audited Consolidated Financial Statements.

LOSS FROM DISCONTINUED OPERATIONS

     Loss from discontinued operations of Ps.20.2 million (U.S.$2.2 million) in 1998 represents the loss recognized as a result of Iusacell's discontinuation of its Cellular Solutions de Mexico operation. See Note 19 to the Audited Consolidated Financial Statements.

NET LOSS

     As a result of the factors described above, Iusacell's net loss was Ps.1,424.1 million (U.S.$152.3 million) in 1998 as compared to a net loss of Ps.1,302.4 million (U.S.$139.3 million) in 1997. Excluding the non-cash writedown for the 450 MHz project, Iusacell's net loss for 1998 would have been Ps.346.6 million (U.S.$37.1 million).

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES

     The following table presents the source of Iusacell's revenues for the years ended December 31, 1996 and 1997.

                                                        YEAR ENDED DECEMBER 31,
                                                  ------------------------------------
                                                        1996                1997
                                                  ----------------    ----------------      %
                                                    PS.        %        PS.        %      CHANGE
                                                  -------    -----    -------    -----    ------
                                                    (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Cellular service revenues.......................  1,690.9     70.2    1,795.3     74.1      6.2
Other service revenues(1).......................    381.7     15.9      213.9      8.8    (43.9)
                                                  -------    -----    -------    -----    -----
  Total service revenues........................  2,072.6     86.1    2,009.2     82.9     (3.0)
  Telephone equipment and other revenues........    334.2     13.9      413.3     17.1     23.6
                                                  -------    -----    -------    -----    -----
     Total revenues.............................  2,406.8    100.0    2,422.5    100.0      0.7
                                                  =======    =====    =======    =====    =====

---------------
(1) Other service revenues consist of revenues from the provision of telecommunication services in Mexico other than cellular and, until December 1996, from revenues derived from Iusacell's consolidated 51% investment in Iusatel Chile, S.A. de C.V. ("Iusatel Chile"), a Chilean long distance provider. Iusacell sold its 51% stake in Iusatel Chile in December 1996. See "Business -- International Joint Ventures."

     Cellular Services. The table below presents cellular service revenues by source for the years ended December 31, 1996 and 1997.

                                                                     YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                                 1996(1)                 1997(1)
                                                           --------------------    --------------------
                                                              PS.          %          PS.          %
                                                           ---------    -------    ---------    -------
                                                            (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Airtime(2)...............................................     590.7       34.9        672.0       37.4
Monthly fees.............................................     771.1       45.6        800.5       44.6
Long distance(3).........................................     126.3        7.5        158.7        8.8
Value-added services(4)..................................     125.9        7.4         93.1        5.2
In-roaming(5)............................................      76.8        4.6         69.4        3.9
Activation fees and other................................       0.1        0.0          1.6        0.1
                                                            -------      -----      -------      -----
  Total cellular service revenues........................   1,690.9      100.0      1,795.3      100.0
                                                            =======      =====      =======      =====

---------------
(1) Figures reflect intercompany eliminations. These figures do not include revenues derived from paging, local telephony or data transmission services or from long distance services unrelated to cellular service.

(2) Incoming and outgoing airtime is charged on a per-minute basis for both peak (Monday to Friday, 8:00 a.m. to 10:00 p.m.) and non-peak airtime.

(3) Long distance revenues generated by cellular subscribers were passed through to Telmex prior to August 11, 1996. Since that date, such revenues have been retained by Iusacell.

(4) Includes fees for value-added services, such as call waiting, call transfer, emergency service, secretarial service and conference calling, and revenues from activation bonds, insurance-related charges payable by subscribers, rural and public telephony and Iusacell's cellular magazine. Does not include charges for related airtime. Customers using value-added services such as news, weather, sports and entertainment reports are charged only for airtime. These revenues are therefore included in airtime.

(5) See "Business -- Cellular Services -- Roaming" for a discussion of the differences between in-roaming and out-roaming and the revenues associated with these services. In-roaming revenues are reflected in total service revenues and are paid to Iusacell by operators from other regions. Out-roaming revenues are reflected in telephone equipment and other revenues and are passed through to the applicable host operator.

     Cellular service revenues increased by 6.2% to Ps.1,795.3 million (U.S.$192.0 million) in 1997 from Ps.1,690.9 million (U.S.$180.8 million) in 1996 and represented 74.1% and 70.2% of total revenues in 1997 and 1996, respectively. Revenues increased as a result of a 71.8% increase in total subscribers in 1997, comprised by a 25.6% increase in contract subscribers and a 171.4% increase in prepay subscribers, offset in part by a 11.0% decrease in average monthly MOUs.

     Airtime revenues increased 13.8% to Ps.672.0 million (U.S.$71.9 million) in 1997 from Ps.590.7 million (U.S.$63.2 million) in 1996, and represented 37.4% of total cellular revenue in 1997 as compared to 34.9% in 1996. This increase in airtime revenue resulted mainly from price increases and higher usage resulting from the increase in the subscriber base. Monthly fees from contract customers increased 3.8% to Ps.800.5 million (U.S.$85.6 million) in 1997 from Ps.771.1 million (U.S.$82.5 million) in 1996. Monthly fee growth benefited from price increases in 1997, but trailed contract customer growth because the majority of the new contract plan additions was added during the second half of 1997. Long distance cellular revenues increased 25.6% to Ps.158.7 million (U.S.$17.0 million) in 1997 from Ps.126.3 million (U.S.$13.5 million) in 1996 mainly because of the growth in the cellular subscriber base in 1997.

     Iusacell had 400,123 and 232,906 cellular subscribers at December 31, 1997 and 1996, respectively. Prepay subscribers increased by 171.4% from 73,762 subscribers, or 31.7% of total subscribers, at December 31, 1996 to 200,159 subscribers, or 50.0% of total subscribers, at December 31, 1997. Contract subscribers increased by 25.6% from 159,144 to 199,964 between the same dates.

     In 1997, contract subscriber churn declined dramatically to an average monthly level of 2.94% from 4.28% during 1996. This decline reflects net increases in contract subscribers, which reversed the previous downward trend in contract customers experienced in 1996 when many such customers migrated to prepay plans as a result of economic conditions, as well as improved customer service.

     Average monthly MOUs for 1997 were 105, a decrease of 11.0% compared to the monthly average of 118 MOUs in 1996. This decline in MOUs was largely due to the significant increase in the number of Iusacell's prepay customers, who generate substantially lower average MOUs than contract customers. In addition, Iusacell has experienced a trend toward lower MOUs as its expanded customer base now includes subscribers who tend to generate fewer MOUs.

     Nominal average monthly cellular revenue per subscriber decreased 5.7% to Ps.464 in 1997 from Ps.492 in 1996. This decline was primarily due to the same reasons noted to explain the decline of monthly MOUs.

     Other Services. Other service revenues decreased by 43.9% to Ps.213.9 million (U.S.$22.9 million) in 1997 from Ps.381.7 million (U.S.$40.8 million) in 1996, and represented 8.8% and 15.9% of total revenues in 1997 and 1996, respectively. This decrease, in large part, was because of the sale of Iusacell's interest in Iusatel Chile in December 1996. Revenues derived from Iusatel Chile were Ps.89.3 million (U.S.$9.6 million) in 1996.

     Telephone Equipment and Other. Telephone equipment and other revenues grew 23.6% to Ps.413.3 million (U.S.$44.2 million) in 1997 from Ps.334.2 million (U.S.$35.7 million) in 1996. This increase was primarily due to an increase in handset sales to support Iusacell's growing prepay program.

COST OF SALES

     Total cost of sales decreased 1.5% to Ps.931.9 million (U.S.$99.6 million) in 1997 from Ps.946.2 million (U.S.$101.2 million) in 1996. As a percentage of total revenues, cost of sales decreased to 38.4% in 1997 from 39.3% in 1996.

     Cost of Services. Cost of services decreased 11.9% to Ps.669.6 million (U.S.$71.6 million) in 1997 from Ps.759.8 million (U.S.$81.2 million) in 1996. This decrease was mainly due to the sale of Iusatel Chile and reduced Telmex interconnection fees.

     Cost of Telephone Equipment and Other. Despite the lower rate of inflation in 1997 relative to the rate of inflation in 1996, cost of telephone equipment and other costs increased by 40.7% to Ps.262.3 million (U.S.$28.0 million) in 1997 from Ps.186.4 million (U.S.$19.9 million) in 1996, primarily due to an increase in handsets sold to support Iusacell's prepay program. As a percentage of telephone equipment and other revenues, costs of telephone equipment and other costs increased to 63.5% in 1997 from 55.8% in 1996. The cost of a cellular handset given to a contract customer is amortized over 18 months, instead of being expensed in the period in which the customer received the telephone. If these handset costs had been expensed instead of amortized, Iusacell's cost of telephone equipment and other costs would have increased by Ps.205.3 million (U.S.$22.0 million) and Ps.293.7 million (U.S.$31.4 million) in 1997 and 1996, respectively.

     All of Iusacell's cellular handsets are subject to obsolescence based on a number of factors, including changes in customer preferences, competition and technological developments. The decrease in the allowance for obsolete and slow moving inventories as a percentage of cellular telephone and accessories (from 39% at December 31, 1996 to 11% at December 31, 1997) was primarily related to two items: (i) a significant amount of handsets were purchased in December 1997 in anticipation of a sales promotion to be launched in early 1998 and (ii) a special provision for loss established at the end of 1996 to cover damage from a flood at one of Iusacell's warehouses.

OPERATING EXPENSES

     Operating expenses decreased 8.0% to Ps.968.5 million (U.S.$103.6 million) in 1997 from Ps.1,053.0 million (U.S.$112.6 million) in 1996, and, as a percentage of total revenues, decreased to 40.0% in 1997 from 43.8% in 1996. Sales and advertising expenses grew 6.7% from Ps.565.7 million (U.S.$60.5 million) in 1996 to Ps.603.9 million (U.S.$64.6 million) in 1997. General and administrative expenses declined 25.2% to Ps.364.6 million (U.S.$39.0 million) in 1997 from Ps.487.3 million (U.S.$52.1 million), primarily due to the elimination of general and administrative expenses from Iusatel Chile, a 17% reduction in administrative and staff personnel and a decline in consulting fees in 1997.

     In accordance with Mexican GAAP, pre-operating expenses (net of pre-operating revenues) associated with Iusacell's provision of local wireless service in the 450 MHz band on a trial basis (as well as with certain other services) are capitalized rather than, as required under U.S. GAAP, expensed. The pre-operating expenses (net of pre-operating revenues) that were capitalized in 1997 and 1996 equaled Ps.110.3 million (U.S.$11.8 million) and Ps.108.1 million (U.S.$11.6 million), respectively.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses decreased by 11.5% to Ps.757.7 million (U.S.$81.0 million) in 1997 from Ps.855.9 million (U.S.$91.5 million) in 1996. The decline in depreciation and amortization is attributable to the reduction in the carrying value of fixed assets during 1997. In accordance with Mexican GAAP and following Bulletin B-10, fixed assets and depreciation for the year are restated using inflation factors without exceeding net realizable value.

OPERATING LOSS

     For 1997, Iusacell recorded an operating loss of Ps.235.5 million (U.S.$25.2 million) as compared to an operating loss of Ps.448.3 million (U.S.$47.9 million) in 1996.

INTEGRAL FINANCING COST

     Integral financing cost was Ps.5.1 million (U.S.$0.5 million) in 1997 compared to a gain of Ps.183.1 million (U.S.$19.6 million) in 1996 due principally to a foreign exchange loss of Ps.63.1 million (U.S.$6.7 million) in 1997 compared to a foreign exchange gain of Ps.87.9 million (U.S.$9.4 million) in 1996. In 1997, Iusacell recorded a decrease in gain on monetary position of 22.7% to Ps.381.2 million (U.S.$40.8 million) in 1997 from Ps.493.0 million (U.S.$52.7 million) in 1996 reflecting the lower rate of inflation in 1997. Net interest expense decreased 18.8% to Ps.323.2 million (U.S.$34.6 million) in 1997 from Ps.397.9 million (U.S.$42.5 million) in 1996. The decrease in interest expense was due to significantly lower interest rates, offset in part by higher levels of borrowing in 1997.

EQUITY PARTICIPATION IN NET INCOME OF ASSOCIATED COMPANIES

     Iusacell recorded equity participation in net income of associated companies of Ps.205.3 million (U.S.$22.0 million) in 1997 as compared to Ps.1.9 million (U.S.$0.2 million) in 1996. This increase was due to the gain on the sale of Iusacell's Ecuadorian affiliate. See "Business -- International Joint Ventures."

PROVISION FOR EQUIPMENT IMPAIRMENT

     In 1997, Iusacell recorded a provision of Ps.1,208.4 million (U.S.$129.2 million) under Mexican GAAP as a charge to income to reduce the value of its communications network to fair value. See Notes 20 and 22 to the Audited Consolidated Financial Statements.

NET LOSS

     As a result of the factors described above, Iusacell's net loss was Ps.1,302.4 million (U.S.$139.3 million) in 1997 as compared to a net loss of Ps.514.2 million (U.S.$55.0 million) in 1996. Excluding the provision for equipment impairment for the analog communications network, Iusacell's net loss for 1997 would have been Ps.94.1 million (U.S.$10.1 million).

INCOME TAX, ASSET TAX AND EMPLOYEES' PROFIT SHARING

     Prior to January 1, 1999, Iusacell prepared its tax returns on a fully consolidated basis for all but three of its subsidiaries, benefiting from the ability to offset losses incurred by some subsidiaries against the gains of others within the consolidated group. Iusacell only consolidated 60% of Iusatel, S.A. de C.V. Iusatelecomunicaciones, S.A. de C.V. and Infotelecom, S.A. de C.V. for tax purposes because they were not wholly owned subsidiaries. Beginning January 1, 1999, as a result of Mexican income tax law amendments, Iusacell must limit its tax consolidation to 60% of all its subsidiaries, except for five entities (Iusatel, S.A. de C.V., Iusatelecomunicaciones, S.A. de C.V., Infotelecom, S.A. de C.V., Iusacell PCS, S.A. de C.V. and Punto-a-Punto Iusacell, S.A. de C.V.) which will not be included in its consolidated tax return (although they are consolidated for financial statement purposes), because Iusacell does not hold at least 51% of the voting shares of such subsidiaries. Iusacell filed an injunctive action (amparo) against the new income tax law amendments on the basis that the law is unconstitutional. This injunctive action was recently rejected, but Iusacell has filed for a review (recurso de revision). See "Business -- Legal Proceedings -- Non Judicial Disputes."

     Iusacell and its subsidiaries pay an alternative net asset tax which is levied on the average value of substantially all assets less certain liabilities. This tax, which is 1.8% annually, is required to be paid if the amount of the asset tax exceeds the computed income tax liability. Iusacell provided for Ps.49.8 million (U.S.$5.3 million), Ps.59.1 million (U.S.$6.3 million), Ps.70.5 million (U.S.$7.5 million) and Ps.111.6 million (U.S.$11.9 million) of net asset taxes for 1996, 1997, 1998 and the first nine months of 1999, respectively. These taxes may be applied in subsequent years against income tax payments, to the extent income tax liabilities for such years exceed the net asset tax calculation. Due to net losses, Iusacell paid no income taxes in 1996, 1997, 1998 and the first nine months of 1999 and paid the asset taxes specified above. See Note 12 to the Audited Consolidated Financial Statements for a discussion of Iusacell's carry forward tax losses.

     While Iusacell has no employees at the holding company level, its subsidiaries are required under Mexican law to pay their employees, in addition to their required compensation and benefits, profit sharing in an aggregate amount equal to 10% of the taxable income of the relevant subsidiary (calculated without reference to inflation adjustments or amortization of tax loss carryforwards). There was no statutory profit-sharing in any periods presented, except for Ps.0.5 million in 1998 and Ps.0.4 million in Interim 1999.

LIQUIDITY AND CAPITAL RESOURCES

     As a part of the equity recapitalization and restructure of Iusacell completed in August 1999, New Iusacell acquired 99.5% of the capital stock of Old Iusacell on August 10, 1999. Prior to that time, New Iusacell had no operations, indebtedness or liabilities and nominal assets. See "Prospectus Summary -- Reorganization of Iusacell." The indebtedness discussed in this section was all incurred by Old Iusacell. The notes described in this prospectus will be effectively subordinated to all existing and future indebtedness and other liabilities of Old Iusacell and New Iusacell's other subsidiaries.

GENERAL

     Iusacell believes that funds from operating activities, existing export credit agency financing, other vendor financing, and the net proceeds from the recent debt and equity offerings, will be adequate to meet its debt service and principal amortization requirements, working capital requirements and capital expenditure needs for its existing businesses for 1999 and the first half of 2000, although no assurance can be given in this regard. In 2000, Iusacell will seek to raise up to U.S.$40.0 million in vendor financing to acquire microwave transmission equipment, attempt to monetize some of its radio tower assets within the restrictions imposed by its debt covenants pursuant to an agreement signed in December 1999 with a Mexican affiliate of American Tower Corporation and engage in an equity capital markets transaction. However, we cannot assure you that Iusacell will be able to complete any of these transactions. In 2001, Iusacell expects to meet its funding needs for its existing businesses through a combination of debt and equity capital market transactions and vendor financings. Iusacell's capital expenditure needs and working capital requirements to build-out and operate concessions to provide wireless telephone services in Region 1 and Region 4 over the PCS E-Band will require a significant amount of additional funding in 2000 and beyond. Iusacell is seeking to obtain this financing from equipment vendors and other sources. Iusacell's future operating performance and ability to service and repay its indebtedness will be subject to future economic and competitive conditions and to financial, business and other factors, many of which are beyond Iusacell's control. See "-- Capital Expenditures."

CAPITAL EXPENDITURES

     Iusacell expects to make substantial capital expenditures to upgrade network infrastructure, build out cellular, long distance, wireless local telephony and paging networks, build out PCS networks in Region 1 and Region 4, implement new billing systems, complete its Year 2000 compliance program and support existing operations and new business opportunities. The degree and timing of capital expenditures will remain strongly dependent on the competitive environment and economic developments in Mexico, including inflation and exchange rates, as well as on the timing of regulatory actions and on the availability of suitable debt and/or equity financing. See "-- Liquidity."

     Total capital expenditures in 1997 were Ps.920.6 million (U.S.$98.4 million), compared with Ps.359.4 million (U.S.$38.4 million) in 1996. Total capital expenditures in 1998 increased substantially because of the accelerated deployment of the CDMA digital network and were Ps.3,553.3 million (U.S.$379.9 million), including Ps.541.4 million (U.S.$57.9 million) for the acquisition of PCS frequency concessions in Regions 1 and 4.

     Iusacell expects capital expenditures for 1999, 2000 and 2001 to total approximately U.S.$475.0 million. Iusacell expects to invest up to U.S.$177.0 million during 1999, of which approximately U.S.$132.8 million had been invested as of September 30, 1999. In 1999, approximately U.S.$131.2 million will be allocated to the development of the wireless network, including completion of the deployment of a replacement analog cellular network and a new CDMA digital network pursuant to an agreement entered into with Lucent in December 1997. The balance of U.S.$45.8 million primarily was:

     - invested in developing long distance, paging and other networks,

     - used to fund non-network infrastructure, such as the further development and deployment of the new billing system and upgrades to other management information systems,

     - used to make equipment and software applications Year 2000 compliant and

     - used to pay interest that is being capitalized.

Iusacell expects capital expenditures for 2000 and 2001 to total approximately U.S.$195.0 million and U.S.$103.0 million, respectively. For an explanation of the items included in capital expenditures, see "Notes to the Selected Consolidated Financial and Operating Information -- Footnote (9)."

     Additional funds will be allocated to the build-out and operation of concessions to provide wireless telephony over the PCS E-Band in Region 1 and Region 4, subject to obtaining financing at the PCS operating company level from equipment vendors and other sources. Iusacell expects that capital expenditures to build out its wireless network in northern Mexico will not exceed U.S.$55.0 million in 2000 and 2001. See "Risk Factors -- Risk Factors Relating to
Iusacell -- If we do not obtain significant capital from outside sources, we will not be able to continue to build out our wireless infrastructure and pursue long distance opportunities and may lose the opportunity to generate revenues."

     In December 1997, COFETEL approved the modification of Iusacell's long distance concession, substantially reducing the coverage and technological investment requirements. Iusacell estimates that full compliance with these requirements will require approximately U.S.$115.0 million in capital expenditures, of which approximately U.S.$58.0 million had already been invested prior to 1998, approximately U.S.$27.0 million was invested in 1998, approximately U.S.$25.0 million will be invested in 1999, 2000 and 2001 and approximately U.S.$5.0 million will be invested thereafter.

     If we are successful in acquiring additional cellular concessions in Mexico, we may be required to increase our capital expenditure budget. We would expect to finance these capital expenditures through a combination of debt and vendor financing, equity capital and operating cash flow.

LIQUIDITY

     General. Except for payment of principal and interest on the notes, New Iusacell does not have significant liquidity requirements. Old Iusacell's debt agreements currently prohibit Old Iusacell and its subsidiaries from paying dividends or otherwise making cash available to New Iusacell. While such restrictions exist, New Iusacell expects to meet its liquidity requirements, if any, with funds provided by its recent equity and debt offering, and capital contributions from its principal shareholders.

     Old Iusacell's liquidity has been provided by cash from operations, short and long-term borrowings, vendor financing and capital contributions.

     Total debt, including trade notes payable, was Ps.4,413.4 million (U.S.$471.9 million) at September 30, 1999, which compares with U.S.$462.0 million at December 31, 1998. After giving pro forma effect to this offering and other adjustments described under "Capitalization," our total indebtedness, including trade notes payable, would have been Ps.7,795.2 million (U.S.$833.5 million) at September 30, 1999.

     Old Iusacell's debt at December 31, 1998 represented an increase of 69.0% from its total debt at December 31, 1997. All of Old Iusacell's debt outstanding at September 30, 1999 was U.S. dollar-denominated and unhedged against foreign exchange risk. See "-- Market Risks." At September 30, 1999, Old Iusacell's average cost of outstanding debt was approximately 8.3%, with a remaining average maturity of approximately 3.0 years. At September 30, 1999, Old Iusacell's debt to total capital ratio was 45.0% as compared to 55.5% at December 31, 1998 and 40.2% at December 31, 1997. Excluding the one-time charge related to the 450 MHz project, the debt to total capital ratio would have been 50.6% at December 31, 1998.

     Senior Notes due 2006. In December 1999, New Iusacell issued the old notes under an indenture dated as of December 16, 1999 among New Iusacell and the Bank of New York as trustee (the "New Iusacell Indenture"). US$133.5 million of the proceeds from the offering of the old notes were deposited in a security account for purposes of payment of the first six semiannual installments of interest on the old notes and the exchange notes. The old notes are subject to be exchanged for the registered notes described in this prospectus, which will also be governed by the New Iusacell Indenture. See "Description of Notes."

     Old Iusacell Notes. In July 1997, Old Iusacell issued U.S.$150.0 million of 10% Senior Notes due 2004 under an indenture dated as of July 25, 1997 among Old Iusacell, the subsidiaries of Old Iusacell guaranteeing such notes and First Union National Bank, as Trustee (the "Old Iusacell Indenture"), substantially all of which were exchanged in January 1998 for 10% Series B Senior Notes due 2004 which are also governed by the Old Iusacell Indenture (whether or not exchanged, the "10% Senior Notes").

     The Old Iusacell Indenture limits the ability of Old Iusacell to make dividend payments to New Iusacell. In addition, it restricts the ability of Old Iusacell and its principal subsidiaries to incur indebtedness.

     In connection with the Eximbank Facilities described below, Old Iusacell was required, under the terms of the Old Iusacell Indenture, to equally and ratably secure the holders of the Old Iusacell notes by a second priority pledge of the cellular concessions, certain equipment and supplies.

     The Senior Credit Facility. In July 1997, Old Iusacell entered into a senior credit facility which consists of:

     - a five-year senior secured term facility in the principal amount of U.S.$125.0 million, all of which was drawn down in July 1997, and

     - a five-year senior secured revolving credit facility in an aggregate principal amount of U.S.$100.0 million.

     By July 24, 1998, the full U.S.$100.0 million had been drawn under the revolving credit facility and on that date the revolving credits were converted to a term loan.

     Old Iusacell's obligations under the Senior Credit Facility are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of Old Iusacell and are secured by the pledge of substantially all capital stock and equity interests held by Old Iusacell and by all cellular concessions and substantially all assets used in connection with or related to such concessions. In particular, the Senior Credit Facility lenders have a second priority lien on all Lucent analog and CDMA digital cellular network equipment acquired for Regions 6, 7, and 9 under the Eximbank Facilities described below and a first priority lien on all other assets (including, without limitation, the cellular concessions) of Old Iusacell and its concession-holding subsidiaries.

     Loans outstanding under the Senior Credit Facility bear interest at a rate per annum equal to (at Old Iusacell's option):

     - one-, two-, three- or six-month LIBOR plus 1.75% per annum, or

     - an alternate base rate equal to the sum of (i) the highest of the prime rate of The Chase Manhattan Bank, the reserve adjusted secondary market rate for three-month certificates of deposit plus 1% per annum or the Federal Funds effective rate plus 0.5% per annum plus (ii) 0.75% per annum.

     The Eximbank Financing. On July 15, 1999, Old Iusacell consummated a financing which consists of:

     - a five-year senior secured term facility provided by UBS AG in the principal amount of approximately U.S.$72.5 million, which is guaranteed by the Export-Import Bank of the United States, and

     - a two-year senior secured term facility provided by UBS AG and Commerzbank AG in the principal amount of approximately U.S.$25.7 million, which is not guaranteed by the Export-Import Bank of the United States.

     Old Iusacell's obligations under the Eximbank Facilities are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of Old Iusacell and are secured by a first lien on certain Lucent analog and CDMA digital cellular network equipment acquired for Regions 6, 7 and 9, a second lien on any and all other Lucent analog and CDMA digital cellular network equipment acquired under Old Iusacell's contract with Lucent, including such equipment in Region 5, and a second lien on Old Iusacell's four cellular concessions and substantially all other assets used in connection with or related to such concessions.

     Loans outstanding under the Eximbank Facilities bear interest at a rate per annum equal to 0.20% per annum above six-month LIBOR, in the case of the facility guaranteed by the Export-Import Bank of the United States, and 1.75% per annum above six-month LIBOR, in the case of the unguaranteed commercial facility.

     As of September 30, 1999, U.S.$79.3 million had been borrowed under the Eximbank Facilities. An additional U.S.$18.9 million was borrowed on October 14, 1999.

     In December 1999, UBS AG assigned its interest in the Eximbank Facilities to Banque Nationale de Paris.

     Handset financing. In January 1999, Old Iusacell obtained a handset financing facility from UBS AG, which consists of a 360-day senior unsecured credit facility in the principal amount of U.S.$10.0 million to be used solely to acquire cellular handsets ("UBS Handset Facility"). Loans outstanding under this facility will bear interest at an annual rate equal to 1.50% above LIBOR for the related interest period, which can have a duration of 30, 60, 90, 180 or 360 days, with respect to each disbursement. Old Iusacell drew down the entire U.S.$10.0 million available under this facility in April 1999 for a 360-day term.

     In September 1999, Old Iusacell obtained a handset financing facility from Banco Bilbao Vizcaya which consists of an eighteen-month senior unsecured credit facility in the principal amount of U.S.$4.0 million to be used solely to acquire cellular handsets. Loans outstanding under this facility will bear interest at an annual rate equal to 2.50% above 180-day LIBOR. Old Iusacell drew down the entire U.S.$4.0 million available under this facility in September 1999. Amortizations occur in equal installments every six months.

     As of September 30, 1999, U.S.$14.0 million were outstanding under the two handset facilities. These loans are classified as trade notes payable under Mexican GAAP.

     In November 1999, in connection with a program to migrate its analog contract customers to digital service, Old Iusacell agreed to guarantee up to U.S.$6.6 million in future loans to be made by Banco Bilbao Vizcaya to its customers for the purchase of digital handsets.

     In December 1999, Old Iusacell entered into a second eighteen-month senior unsecured credit facility with Banco Bilbao Vizcaya in the principal amount of U.S.$4.0 million to be used solely to purchase cellular handsets. As with the September 1999 facility, loans outstanding under this facility will bear interest at an annual rate equal to 2.50% above 180-day LIBOR and will be amortized in equal installments every six months. Old Iusacell drew down U.S.$3.5 million under this facility on December 8, 1999.

     Vendor financing. Old Iusacell, from time to time, also incurs vendor financing indebtedness in order to finance purchases of equipment, hardware and software. As of September 30, 1999, Old Iusacell had U.S.$3.6 million of such vendor financing outstanding of which U.S.$1.7 million was paid in October 1999, U.S.$0.8 million was paid in November 1999 and U.S.$1.1 million is due and payable in March 2000. This vendor financing is classified as trade notes payable under Mexican GAAP.

     New Iusacell is currently negotiating up to U.S.$40.0 million in vendor financing for the purchase of microwave equipment by a new subsidiary to be created for the sole purpose of purchasing or leasing network equipment, computer hardware and software, and radio towers. Approximately U.S.$2.5 million has been drawn down through an interim arrangement with a microwave equipment vendor.

     Recent equity offerings. On August 10, 1999, New Iusacell completed a comprehensive equity recapitalization and restructuring. See "Prospectus
Summary -- Reorganization of Iusacell." As part of this transaction, New Iusacell issued 23,596,783 new Series V shares at a price of U.S.$1.05 per share and 18,405,490 new Series V shares at a price of U.S.$0.70 per share. After commissions and expenses, New Iusacell received net proceeds of approximately U.S.$33.7 million, which were used primarily for the acquisition of cellular network infrastructure equipment.

     Tower Monetization. In December 1999, Iusacell entered into a series of agreements with a Mexican affiliate of American Tower Corporation. These agreements, among other things, give American Tower the opportunity to market a portfolio of approximately 350 existing Iusacell towers and, subject to restrictions imposed by Iusacell's debt covenants, acquire them. Iusacell intends to seek at least a partial waiver of the restrictions imposed by its debt covenants.

DIVIDEND POLICY

     Since becoming a public company in 1994, Iusacell has not paid dividends and it currently has no plans to initiate dividend payments. In addition, the Old Iusacell Indenture, the Senior Credit Facility and the Eximbank Facility and the New Iusacell Indenture will limit Iusacell's ability to pay dividends.

MARKET RISKS

     Iusacell's earnings are affected by changes in interest rates as a result of its long-term borrowings. Old Iusacell's Eximbank Financing bears interest at a variable rate of six-month LIBOR plus, depending on whether not the facility is guaranteed by the Export-Import Bank of the United States, either 0.20% or 1.75%. The Senior Credit Facility bears interest at a variable rate equal to (at Old Iusacell's option):

     - one-, two-, three- or six-month LIBOR plus 1.75%, or

     - an alternate base rate equal to the sum of (i) the highest of the prime rate of The Chase Manhattan Bank, the reserve adjusted secondary market rate for three-month certificates of deposit plus 1% per annum or the Federal Funds effective rate plus 0.5% per annum plus (ii) 0.75% per annum.

     New Iusacell also has fixed rate debt under the old notes and will have fixed rate debt under the exchange notes when they are issued. Old Iusacell has fixed rate debt under its 10% Senior Notes.

     Under the terms of the Senior Credit Facility, Old Iusacell must maintain 45% of its debt portfolio at fixed rates or under appropriate floating rate hedging mechanisms. Iusacell does not enter into derivative financial contracts for trading or speculative purposes; however, Iusacell has managed the exposure to interest rate risk through the use of interest rate collars. In July 1998, Old Iusacell entered into an interest rate collar agreement on a notional amount of U.S.$35.0 million until July 30, 2002. The collar agreement limits the maximum effective LIBOR cost to 6.12% if six-month LIBOR is lower than 7.12% and 7.12% if LIBOR equals or exceeds that level. The following table summarizes the maturity dates, carrying values and fair values of the debt obligations and the interest rate collar agreement as of December 31, 1998.

                                  1999        2000        2001        2002        2003      THEREAFTER     TOTAL     FAIR VALUE
                                ---------   ---------   ---------   ---------   ---------   ----------   ---------   ----------
                                                                 (IN MILLIONS OF U.S. DOLLARS)
Short-term notes payable......  U.S.$75.0   U.S.$  --   U.S.$  --   U.S.$  --   U.S.$  --   U.S.$   --   U.S.$75.0   U.S.$75.0
Chase Credit Facility.........         --        33.8        92.3        99.0          --           --       225.0       225.0
10% Senior Notes..............         --          --          --          --          --        150.0       150.0       130.0
Handset facility UBS..........         --        10.0          --          --          --           --        10.0        10.0
Interest rate collar..........       35.0        35.0        35.0        35.0          --           --          --         1.1

     On February 26, 1999, Old Iusacell entered into a second interest rate collar agreement to limit the maximum interest rate Old Iusacell must pay on U.S.$15.0 million of its floating rate debt until July 2002. Under the terms of this second collar agreement, Old Iusacell's maximum effective LIBOR cost is limited to 5.82% if six-month LIBOR is lower than 6.82% and, if six-month LIBOR equals or goes above 6.82%, then Old Iusacell's maximum effective LIBOR cost is limited to 6.82%.

     Iusacell's primary foreign currency exposure relates to its foreign currency denominated debt. Iusacell's debt obligations are denominated in U.S. dollars while it generates revenues in Mexican Pesos. Therefore, Iusacell is exposed to currency exchange rate risks that could significantly affect Iusacell's ability to meet its obligations. The exchange rate of Pesos to the U.S. dollar is a freely floating rate and the Peso has experienced significant devaluations in recent years. Any significant decrease in the value of the Peso relative to the U.S. dollar in the near term may have a material adverse effect on Iusacell and on its ability to meet its long-term debt obligations. As of December 31, 1998, a hypothetical immediate 10% devaluation of the Peso relative to the U.S. dollar, as it relates to Iusacell's short-term foreign debt, would have a Ps.87.4 million (U.S.$9.3 million) unfavorable impact over a one-year period on earnings and on cash flows.

     In December 1999, Iusacell used forward-rate contracts to hedge, its exchange rate exposure for 50% of the principal and interest payments coming due over the next 18 months, or approximately U.S.$77.0 million. Iusacell is also considering limited hedging alternatives for up to an additional 50% of the remaining outstanding principal and interest obligations coming due over the next 18 months.

U.S. GAAP RECONCILIATION

     The principal differences between Mexican GAAP and U.S. GAAP as they relate to Iusacell are the adjustment for the effects of inflation, minority interests, deferred income taxes, employee profit sharing, capitalized pre-operating costs for Iusacell's 450 MHz local wireless project, provisions for consolidation of facilities and accounting for non-monetary exchanges and interest rate collars. See Note 20 to the Audited Consolidated Financial Statements and Note 8 to the unaudited interim consolidated financial statements for a reconciliation to U.S. GAAP of stockholders' equity and net loss for the respective periods presented.

INFLATION ADJUSTMENTS

     The reconciliation to U.S. GAAP does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Mexican GAAP (Bulletin B-10) because the application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

DEFERRED INCOME TAXES AND EMPLOYEE PROFIT SHARING

     Under Mexican GAAP, deferred income taxes are provided for identifiable, non-recurring timing differences at rates in effect at the time such differences originate. Benefits from loss carryforwards are not allowed to be recognized before the period in which the carryforward is utilized.

     Under U.S. GAAP, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" requires an asset and liability method of accounting for income taxes whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. The effect on deferred taxes of a change in tax rate is recognized in income in the period in which the change is enacted.

     SFAS 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     As of September 30, 1999, Iusacell recognized for U.S. GAAP purposes a gross deferred tax asset of Ps.1,222.1 million (U.S.$130.7 million), reflecting the benefit of tax loss carryforwards which expire in varying amounts between 2001 and 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset at September 30, 1999 will be realized based on the following:

     - although Iusacell has generated consolidated operating losses for the past five years, it believes that it is more likely than not that the net deferred tax asset will be realized based on Iusacell's latest estimate of future taxable income over the next five years in an amount sufficient to utilize the net deferred tax losses recorded as of September 30, 1999, and

     - the net deferred tax asset amounting to Ps.162.2 million (U.S.$17.3 million) represents only the tax loss carryforwards (which are subject to indexation) of 1997 and 1998 which have expiration periods of 9 and 10 years, respectively.

     Iusacell's estimate of future taxable income is based primarily on and supported by:

     - management's expectations of Iusacell's growth and profitability over the next 5 years,

     - the significant improvement in operating performance from February 1997 through December 1998, as evidenced by the success of the implementation of the Bell Atlantic wireless business model. This model has produced strong subscriber growth in excess of 80% year over year in 1997 and 1998, improved revenues (based on customer growth and price increases), and lower network and operating costs, resulting in an operating profit in the first two quarters of 1998 (and, excluding the 450 write-down, also in the third quarter of 1998), as compared to an operating loss during 1997, and

     - the effects of cost-cutting measures achieved as a result of the restructuring completed during 1997 and 1998, primarily related to a 15% reduction in headcount and elimination of duplicate administrative costs.

     The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward periods are lower than currently expected.

     Employee profit sharing expense, which is based on the taxable income of each corporate entity after statutory adjustments, is included in the income tax provision under Mexican GAAP. Under U.S. GAAP, the provision for employee profit sharing is charged to operations.

PRE-OPERATING COSTS

     Under Mexican GAAP, Iusacell capitalized certain pre-operating costs primarily related to Iusacell's 450 MHz local wireless project. Under U.S. GAAP, pre-operating costs are expensed as incurred. During 1998, Iusacell recorded a non-cash writedown related to its investment in the 450 MHz project for Mexican GAAP purposes and, consequently, wrote off all pre-operating costs as of that date.

MINORITY INTERESTS

     Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section of the consolidated balance sheet. For U.S. GAAP purposes, minority interest is not included in stockholders' equity and accordingly is deducted as a reconciling item to arrive at U.S. GAAP equity.

GAIN FROM THE EXCHANGE OF NON-MONETARY ASSETS

     In December 1998, Iusacell entered into a fiber optic cable swap agreement with Bestel, S.A. de C.V. to exchange certain long-distance fiber optic cables for a contract amount of Ps.210.3 million (U.S.$22.5 million). Under Mexican GAAP, Iusacell recorded the transaction as both an acquisition and sale of fixed assets based on the contract amount, resulting in a gain on the sale of Ps.183.1 million (U.S.$19.6 million). Under U.S. GAAP, because the assets exchanged are similar productive assets and, on a net basis, no cash was exchanged, the transaction does not result in the recognition of earnings. Consequently, under U.S. GAAP, the acquisition and sale would not have been recorded.

INTEREST RATE COLLAR

     Under Mexican GAAP, the interest rate collar agreements are recorded on a cash basis. Under U.S. GAAP, the differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense at the balance sheet date. Additionally, the related amount payable or receivable from counterparties is included in other accrued expenses at the balance sheet date.

PROVISION FOR CONSOLIDATION OF FACILITIES

     As described in Note 2 to the Audited Consolidated Financial Statements, during 1996 Iusacell originally recorded a provision for consolidation of facilities related to its former headquarters building ("Montes Urales") under Mexican GAAP. As management did not have the ability to remove Montes Urales from operations in December 1996, Montes Urales did not qualify as an asset held to be disposed of at such date under U.S. GAAP and consequently, should have been accounted for as an asset to be held and used pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." As a result, under U.S. GAAP, an impairment charge would not have been recorded at December 31, 1996 related to Montes Urales.

                                    BUSINESS

OVERVIEW

     Iusacell is Mexico's second largest wireless telecommunications provider with more than 1.1 million cellular customers at September 30, 1999. Iusacell owns and operates concessions in the 800 MHz band to provide cellular wireless services in four contiguous regions in central Mexico. These regions include Mexico City, one of the world's most populous cities, and the cities of Guadalajara, Puebla, Veracruz, Leon, Acapulco and San Luis Potosi, and combined represent approximately 67 million POPs or 69% of Mexico's total population.

     Since February 1997, Iusacell has been under the management control of subsidiaries of Bell Atlantic Corporation. From late 1993 through February 1997, Bell Atlantic participated substantially in the financial and technological operations of Iusacell. Since Bell Atlantic assumed control of the Board of Directors and management of Iusacell, Bell Atlantic personnel seconded to Iusacell and Bell Atlantic consultants have been integrally involved in managing the day-to-day operations and defining and implementing the long-term strategy of Iusacell. Since 1993, Bell Atlantic has invested approximately U.S.$1.2 billion for its 40.4% economic and voting interest in Iusacell.

     Since Bell Atlantic took control of Iusacell's management in February 1997, Iusacell's subscriber base has grown from approximately 245,000 to 1,132,205 subscribers as of September 30, 1999. Iusacell's subscribers who can make outgoing calls and receive incoming calls had an average monthly revenue per cellular subscriber during the nine months ended September 30, 1999 of Ps.339 (approximately U.S.$36.2). In May 1998, Iusacell launched digital service using CDMA technology in the 800 MHz frequency band in the Mexico City area and extended this service to other cities in each of its other cellular regions in October 1998. Iusacell now offers digital coverage and services in all areas where it provides cellular wireless services. In addition to its core mobile wireless services, Iusacell also provides a wide range of other telecommunications services including long distance, paging, wireless local telephony and data transmission. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Cellular Services" and "-- Other Services."

     The management team at Iusacell is able to draw extensively upon Bell Atlantic's expertise in the development and implementation of Iusacell's operating strategy. Iusacell's Chief Executive Officer is also President of Bell Atlantic's international wireless operations and has significant experience with Bell Atlantic's wireless operations in the United States. Iusacell's Chief Technology Officer has 29 years of experience with Bell Atlantic.

     In June 1997, Iusacell appointed as its Director General a Mexican citizen with extensive experience in multinational operations, who immediately prior to joining Iusacell had been the managing director of the Mexican cellular company which operates the Cellular A-Band concessions in two contiguous northern regions. Iusacell's Chief Operating Officer, who was appointed in February 1999, also has an extensive background in multinational operations, with more than five years of sales, marketing and operational experience in wireless communications. Iusacell's Chief Financial Officer, hired in April 1999, is a telecommunications industry veteran with more than 15 years of experience with BellSouth Corporation and Nextel International, Inc., including nine years of experience in the Latin American wireless industry.

     The management team is supported by an experienced group of Mexican executives and other personnel from Bell Atlantic.

BELL ATLANTIC

     Bell Atlantic is one of the largest telecommunications companies in the world, with extensive participation in and knowledge of the wireless telecommunications business. In August 1997, Bell Atlantic and NYNEX Corporation, two of the original seven Regional Bell Operating Companies formed as a result of the break-up of AT&T in 1984, completed their merger to form the new Bell Atlantic. Bell Atlantic now provides local exchange telephone service in 12 states and the District of Columbia in a region in the northeastern United States stretching from Maine to Virginia that encompasses 63 million people and 22 million households, utilizing more than 43 million access lines and employing more than 140,000 people.

     Bell Atlantic is also one of the world's largest wireless telecommunications companies, with more than 7 million attributable customers in its cellular and PCS operations in 24 states in the United States and in its six international wireless investments in Latin America, Europe and the Pacific Rim. In its wireless markets, Bell Atlantic has emphasized the delivery of high-quality customer service through customer service centers, call centers and an extensive distribution system. Bell Atlantic had operating revenues and net income of approximately U.S.$33.1 billion and U.S.$4.2 billion, respectively, for the fiscal year ended December 31, 1999 and total assets of approximately U.S.$62.6 billion at such date.

     On July 27, 1998, Bell Atlantic and GTE Corporation entered into a definitive agreement providing for a merger of equals transaction in which GTE shareholders will receive 1.22 shares of Bell Atlantic common stock for each GTE share they own. GTE is one of the world's largest telecommunications companies, providing landline and wireless telephone, advanced internet, information, and paging services and systems. The combined Bell Atlantic/GTE entity will have a presence in over 30 countries and the customers in their service territories currently account for more than 30% of the world's international telecommunications traffic. Consummation of the Bell Atlantic/GTE merger depends on a number of conditions, including approvals by the United States Federal Communications Commission and various other regulatory authorities.

     Bell Atlantic and GTE are reporting companies under the Exchange Act. Reports and information filed by Bell Atlantic and GTE with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     On September 21, 1999, Bell Atlantic and Vodafone AirTouch Plc entered into an agreement to combine their United States wireless businesses into a new company which would be managed by Bell Atlantic. Assuming that all of the assets are contributed as provided for in the agreement, the new business will be 55% owned by Bell Atlantic and 45% owned by Vodafone AirTouch. Including GTE's wireless assets, the new business will serve approximately 20 million wireless customers and 3.5 million paging customers throughout the United States, making it the largest wireless business in the country. The new enterprise will have a footprint covering more than 90% of the U.S. population, and 49 of the top 50 U.S. wireless markets. The completion of this transaction is subject to a number of conditions, including certain regulatory approvals. The companies expect to complete the transaction around the end of the first quarter 2000.

COMPETITIVE STRENGTHS

LARGE CELLULAR SUBSCRIBER BASE

     At September 30, 1999, Iusacell had 1,132,205 cellular subscribers, including both contract and prepay subscribers. 30.3% of Iusacell's cellular subscriber base, consisted of customers that purchased cellular services pursuant to fixed term contracts and the remaining 69.7% of its cellular customers purchased their cellular services in advance, through prepay calling cards. Iusacell believes that its contract customers seek the convenience of uninterrupted mobile cellular service and access to high quality customer service and are willing to pay a monthly fee for the choice of value-added services such as call waiting, emergency service (*911), short messaging service and caller identification. Prepay subscribers are attractive because of their higher average per minute airtime charges, lower acquisition costs and the absence of billing costs, credit concerns and collection risk.

LEADING DIGITAL TECHNOLOGY PLATFORM IN ALL OUR MARKETS

     Iusacell believes it is the market leader in technology. Through its recently completed deployment of a CDMA digital network in all areas where it provides cellular service, Iusacell became the first company in Mexico to make digital voice service broadly available to all of its customers. Iusacell's digital network currently provides service to areas where approximately 53 million inhabitants, or approximately 55% of Mexico's total population, live.

     Compared with analog cellular technology, Iusacell's digital technology increases system capacity by approximately six to ten times, offers better call quality and clarity, enables significantly longer telephone battery life, ensures greater call confidentiality and fraud protection and provides a wider variety of advanced features and applications, such as short messaging service. Iusacell's network technology provides superior switching and transmission capabilities. These features allow for lower capital expenditures per subscriber and reduced network operating costs.

     In order to take advantage of the benefits of its new digital network capacity, Iusacell has almost entirely stopped providing analog handsets to contract customers and has accelerated its efforts to migrate existing analog contract customers to digital service. At December 31, 1998 and September 30, 1999, Iusacell had approximately 27,000 and 163,000 digital contract customers, respectively, and expects to have more than 200,000 digital contract customers by the end of December 1999. Iusacell's digital contract customers in the aggregate currently generate approximately 50% of its total cellular traffic.

     As of September 30, 1999, Iusacell had invested more than U.S.$376.2 million in its cellular telecommunications network since January 1997. Of this total, Iusacell's analog and CDMA digital network supplied by Lucent represents an investment of U.S.$261.5 million. As of September 30, 1999, Iusacell's network was made up of five cellular switches, 357 cell sites and 56 repeaters.

BELL ATLANTIC WIRELESS EXPERTISE AND SUPPORT

     Iusacell's management team draws extensively upon Bell Atlantic's expertise to develop and implement its operating strategy. Bell Atlantic is one of the largest cellular operators in the United States, serving more than 6.0 million subscribers along the East Coast and in the Southwest. Bell Atlantic also has substantial investments in other wireless telecommunications companies, including PrimeCo Personal Communications L.P. in the United States, Omnitel Pronto Italia S.p.A. in Italy, EuroTel Praha s.r.o. in the Czech Republic, EuroTel Bratislava A.S. in the Slovak Republic, STET Hellas Telecommunications S.A. in Greece and P.T. Excelcomindo Pratama in Indonesia. Iusacell believes that Bell Atlantic's extensive experience in the development and implementation of marketing programs designed to promote substantial subscriber growth provides Iusacell with a significant competitive advantage in the Mexican mobile wireless market. Since Bell Atlantic took management control in February 1997, Iusacell's cellular subscriber base has grown from approximately 245,000 to 1,132,205 subscribers at September 30, 1999.

EXPERIENCED MANAGEMENT TEAM

     The five senior members of the Iusacell operational management team appointed by Bell Atlantic have an aggregate of approximately 65 years of experience in the telecommunications industry. Individually, Iusacell's operating managers have established track records of producing subscriber growth, penetrating new markets and developing new telecommunications product offerings. Iusacell's management team is complemented by experienced Mexican and Bell Atlantic telecommunications executives and consultants.

WELL-RECOGNIZED BRAND NAME

     All of the services that Iusacell offers use the well-recognized IUSACELL Digital brand name to increase consumer awareness and customer loyalty. Iusacell believes that its network's superior call quality and its customer care operations contribute to its strong, favorable brand awareness among potential and existing customers. Iusacell's ten years of operation give it significant advantages over new entrants to the wireless market offering similar services.

BUSINESS STRATEGY

     Iusacell's strategic and operating plan is based on the wireless operating model that Bell Atlantic has successfully deployed in the United States, Europe and Asia. This model focuses on:

     - state-of-the-art network technology and performance,

     - delivery of products and services perceived to be of value by the customer,

     - strong distribution, and

     - superior customer service.

     Iusacell believes that its strategic and operating plan will enable it to increase its subscriber base, subscriber usage, revenues and profitability in its core wireless businesses. This strategic plan incorporates the following key elements:

NATIONWIDE WIRELESS FOOTPRINT

     Iusacell believes that it is important to provide reliable and high quality wireless service to its customers throughout Mexico. It intends to achieve this goal by owning concessions in each region of Mexico or, in those areas where it is unable to secure concessions, by reselling another concessionaire's services or enabling seamless roaming services and offering its customers telephones that can access nationwide services on different frequencies. As part of this strategy, Iusacell recently acquired concessions to provide PCS services in two regions in northern Mexico. By adding these new regions to areas already covered by its existing cellular footprint, Iusacell now owns concessions covering approximately 78 million inhabitants, or 80% of Mexico's total population.

     From time to time Iusacell explores possibilities to expand its nationwide wireless footprint. Iusacell recently examined the possibility of making an offer to acquire Grupo Portatel, S.A. de C.V., a cellular wireless service provider in southern Mexico. In addition, Bell Atlantic recently engaged in but terminated discussions with a third party that involved a possible combination or alliance among Iusacell and four Cellular A-Band properties in northern Mexico that we do not own or operate.

     Iusacell also believes that it is important for its customers to be able to access wireless services throughout North, Central and South America. Currently, Iusacell's customers are able to roam in over 1,300 cities in the United States and Canada as well as in Argentina and Peru. Iusacell continues to seek arrangements that will allow its customers to roam in certain major cities in the United States, Canada and Latin America.

SIGNIFICANTLY STRENGTHEN OUR DISTRIBUTION CHANNELS

     Iusacell continues to strengthen its product distribution system to emphasize consistent, standardized merchandising through a well-balanced mix of company-owned stores and independent distributors conveniently located throughout all of its operating regions. Iusacell continues to develop additional and exclusive long-term relationships with its distributors to encourage them to sell its products and services. Iusacell intends to continue to increase its distribution system primarily by expanding the number of locations where customers can purchase prepay cards. To further this strategy, Iusacell, or its distributors, have entered agreements to allow its prepay cards to be marketed by or at distributors of Mexico's national lottery tickets, PEMEX franchise gas stations, OXXO and Seven Eleven franchise convenience stores, Bancrecer automatic teller machines and Mexico City subway stations. Since Bell Atlantic took control of Iusacell's management in February 1997, Iusacell has increased its points of distribution from approximately 230 to 5,751 at September 30, 1999.

     Iusacell also opened or remodeled 17 customer sales and service centers in 1997 and 22 in 1998, bringing the total number of customer sales and service centers owned and operated by Iusacell at September 30, 1999 to 96. Thirty-two of these stores present Iusacell's new store image, an environment which emphasizes retail merchandising rather than transaction processing.

SUPERIOR NETWORK AND CUSTOMER SERVICE

     Iusacell believes that superior network technology and proactive and timely customer service help it to attract and retain customers. To build a superior network, Iusacell recently completed the swap out of its previous analog network with an analog and CDMA digital network supplied by Lucent and became the first company in Mexico to make digital voice services broadly available to all of its customers. For its customers, its digital technology offers better call quality and clarity, ensures greater call confidentiality and fraud protection, enables significantly longer telephone battery life, and provides a wider variety of advanced features and applications as compared with analog cellular technology. Over the last twelve months, Iusacell has experienced rapid growth in digital subscribers and traffic. See "-- Digitalization." As a result, and in anticipation of further growth in digital subscribers and digital usage, Iusacell decided to accelerate its capital expenditure program to expand digital capacity and improve digital service quality. See "-- Liquidity and Capital Resources -- Capital Expenditures."

     To provide proactive and timely customer service, Iusacell operates two call centers that provide automated and efficient service to its customers. Iusacell's call center service quality and response speed should further improve with the implementation of state-of-the-art customer service software over the next several months. Iusacell also utilizes welcome packages, customer satisfaction calls, special programs for corporate customers and customized billing to communicate its commitment to its customers. Iusacell's customer service centers offer "one-stop-shopping" for cellular, long distance, paging and data transmission services as a convenience to its customers. Iusacell has substantially decreased customer service waiting time during peak hours at these centers. Iusacell's customer services representatives undergo ongoing rigorous training and are continually monitored and evaluated.

     In March 1999, Iusacell installed a new prepay operating system in its four regions. The prepay operating system improved customer satisfaction through automated card activation and account information and by providing voice mail and other value-added services. It has also lowered both the cost of support for prepay services and prepay turnover and facilitated increased per subscriber usage.

CUSTOMER SEGMENTATION

     Iusacell designs its products and services for each customer segment. For contract customers, Iusacell offers six pricing packages tailored to meet the needs of this high-usage customer segment. Iusacell believes that its customers seek the convenience of uninterrupted mobile service and access to high quality customer service and wish to purchase their long distance, paging, and other telecommunications services bundled together as a single product.

     Iusacell also sells prepay cards allowing it to efficiently target the segment of lower-usage customers. Iusacell believes its prepay customers seek service without a fixed financial commitment and monthly billing.

     In September 1999, Iusacell introduced "one-single rate" plans for contract customers who seek the convenience of paying a single per minute rate for local, national long distance and long distance service to the United States. In October 1999, Iusacell introduced a "one single rate" plan for prepay customers and extended coverage of all one single rate plans to include international long distance service to Canada.

VALUE ADDED SERVICES

     Iusacell's new analog and CDMA digital network permits it to provide its digital and analog customers with a wide range of value added services, including caller identification, voice mail, and three way calling. To encourage its customers to migrate to digital service, Iusacell offers additional value-added services, such as short messaging service, only to digital customers.

SALES FORCE INCENTIVES

     To increase the size and quality of its subscriber base, Iusacell has a sales force compensation plan which is largely performance based. Iusacell's compensation plan is based on sales volume and product mix and rewards its sales force for upgrading analog contract customers to digital service and qualified prepay customers to contract plans. The compensation plan is also designed to encourage salespersons to sell bundled products and value-added services.

THE TELECOMMUNICATIONS INDUSTRY IN MEXICO

MARKET LIBERALIZATION

     The Mexican government initiated its efforts to liberalize the telecommunications industry in 1989, dividing Mexico into nine geographic regions for the provision of cellular service. In order to provide an alternative for cellular customers, two concessions were granted in each region, one to Telcel, the cellular subsidiary of Telmex, and the other to an independent operator. In addition, Telmex was required to interconnect all cellular operators to its network in an effort to facilitate competition.

     In December 1990, the Mexican government initiated the privatization of Telmex, then the sole provider of landline local, long distance and Cellular B-Band cellular services, when it sold 20.4% of the equity and 50.1% of the voting power in Telmex to a private consortium for U.S.$1.76 billion. The winning consortium consisted of Grupo Carso, S.A. de C.V., a Mexican conglomerate which owns or otherwise controls a majority of the consortium's voting interest, SBC Communications Inc. and France Telecom S.A. Subsequent to the original privatization, the Mexican government further reduced its holdings in Telmex through additional transactions and has substantially completed the privatization process.

     Telcel holds the Cellular B-Band concession in each of the nine cellular regions and is Mexico's largest cellular operator. The Cellular A-Band concession holders and the regions in which they serve are:

     - subsidiaries of Iusacell in Regions 5, 6, 7 and 9,

     - Baja Celular, S.A. de C.V. in Region 1,

     - Movitel del Noroeste, S.A. de C.V. in Region 2,

     - Telefonia Celular de Norte, S.A. de C.V. in Region 3,

     - Celular de Telefonia, S.A. de C.V. in Region 4, and

     - Portatel del Sureste, S.A. de C.V. in Region 8.

     Motorola, Inc. is a controlling or significant shareholder in the aforementioned five non-Iusacell concession holders. Telcel is the sole cellular competitor for each Cellular A-Band company.

     In connection with the privatization of Telmex in 1990, the Mexican government granted Telmex a concession to provide public domestic and international long distance telephone service with an exclusivity period of six years. In August 1996, the exclusivity period expired, and competition with proprietary infrastructure commenced in January 1997. A presubscription balloting process was conducted in Mexico's 150 largest cities, covering 85% of Mexico's total POPs, to enable customers to choose a long distance provider.

     The SCT has granted a total of 17 long distance concessions, including that held by Iusacell. Services are currently being provided under only ten of these concessions. Long distance concessionaires include, among others:

     - Alestra S. de R.L., in which AT&T Corporation is a shareholder.

     - Avantel, S.A. de C.V., in which MCI WorldCom Inc. is a shareholder.

     - Telinor, S.A. de C.V. (Axtel), in which The Bell Telephone Company of Canada, commonly known as Bell Canada, is a shareholder, and

     - Iusatel, S.A. de C.V., a subsidiary of Iusacell.

     Each concession has a nationwide scope and a thirty-year term. Concession holders are authorized to offer domestic, international and value-added services, including voice and data transmission services.

     The Mexican government has also initiated the liberalization process for competition in local telephony service. Accordingly, the SCT has already granted three concessions for wireline local telephone service.

     In May 1998, the auctions for spectrum in the 450 MHz, 1.9 GHz (PCS) and 3.4-3.7 GHz (Wireless Local Loop) frequency bands for local wireless service organized by the COFETEL concluded. Four companies won nationwide concessions in the Wireless Local Loop frequencies:

     - Telmex,

     - Axtel,

     - Midicel, S.A. de C.V. (Midicel), and

     - Servicios Profesionales de Comunicacion, S.A. de C.V. (Unefon), a TV Azteca, S.A. de C.V. subsidiary, and an Elektra, S.A. de C.V. affiliate.

     Three companies won nationwide concessions in the 1.9 GHz (PCS) frequencies. Unefon won the 30 MHz PCS A-Band auction on a nationwide level. Pegaso Comunicaciones y Sistemas, S.A. de C.V. (Pegaso), a consortium led by Leap Communications International, Inc., Grupo Televisa, S.A. and a group of other investors won a mix of 30 MHz PCS B-Band and 10 MHz PCS E-Band concessions across all nine regions. Telcel won the 10 MHz PCS D-Band auction on a nationwide level. Grupo Hermes, S.A. de C.V. and Midicel won auctions for seven of the remaining nine PCS B-Band and PCS E-Band properties.

     Formal concessions for Wireless Local Loop and PCS frequencies were issued in late 1998 to all auction winners, except Unefon and Midicel, which received extensions to May 15, 1999 to pay accrued interest and to June 15, 1999 to pay the balance of their concession fees. Midicel did not meet its interest payment requirements in May 1999 and forfeited its Wireless Local Loop and PCS concessions and approximately U.S.$50 million in deposits, letters of credit and surety bonds. Midicel later offered full payment and petitioned for a review (recurso de revision) of the forfeiture order. As a result, the forfeiture order has been suspended. Unefon did meet its May 1999 and June 1999 payment requirements and received its Wireless Local Loop and PCS concessions, which permit it to offer service beginning January 1, 2000.

     Each concession has a twenty-year term and authorizes the provision of mobile and fixed wireless service and other value-added services.

UNDERSERVED TELEPHONY MARKET

     Iusacell believes that there is substantial unmet demand for telephone service in Mexico as demonstrated by the relatively low level of wireline and cellular penetration. According to the International Telecommunications Union, an agency of the United Nations, as of December 31, 1997, there were approximately 9.6 lines per 100 inhabitants in Mexico, which is lower than the teledensity rates in some other Latin American countries and substantially lower than those in developed countries such as the United States.

     The following table presents, for major Latin American countries and the United States, telephone lines in service per 100 inhabitants as of December 31, 1997.

                         SELECTED TELEPHONE PENETRATION

                                                              LINES IN SERVICE PER
COUNTRY                                                        100 INHABITANTS(1)
-------                                                       --------------------
United States...............................................         64.37
Uruguay.....................................................         23.20
Argentina...................................................         19.13
Chile.......................................................         17.98
Colombia....................................................         14.75
Venezuela...................................................         11.64
Brazil......................................................         10.66
Mexico......................................................          9.60
Peru........................................................          6.75

---------------
(1) Source: International Telecommunications Union -- Yearbook of Statistics, January 1999.

     Pyramid Research, a division of the Economist Intelligence Unit, Ltd., an independent telecommunications consultant, estimates that at the end of 1998, the teledensity rate in Mexico was 10.2 telephone lines per 100 inhabitants compared to teledensity rates of 19.1 in Argentina, 18.0 in Chile, 12.1 in Brazil and 11.7 in Venezuela.

     According to Pyramid Research, the wireline local telephony market represents approximately 50.0% of Mexico's total telecommunications market, when measured by revenues, and generated approximately Ps.3.4 billion of revenue in 1998. The business segment of the local telephone market represents approximately 25% of the market, with the balance accounted for by the residential segment. During the period from 1992 to 1998, the total local telephone market call volume grew an average of 5.4% per year compared to an average gross domestic product growth of 2.8% per year.

     The following table presents, for major Latin American countries and the United States, the number of subscribers of cellular mobile telephone services per 100 inhabitants as of December 31, 1997.

                         SELECTED CELLULAR PENETRATION

                                                                 CELLULAR SUBSCRIBERS
COUNTRY                                                         PER 100 INHABITANTS(1)
-------                                                         ----------------------
United States...............................................            20.65
Argentina...................................................             5.63
Venezuela...................................................             4.62
Uruguay.....................................................             4.57
Colombia....................................................             3.50
Chile.......................................................             2.80
Brazil......................................................             2.75
Mexico......................................................             1.81
Peru........................................................             1.79

---------------
(1) Source: International Telecommunications Union -- Yearbook of Statistics, January 1999.

     Wireless penetration in Mexico has grown significantly over the last 21 months. Iusacell estimates that, at September 30, 1999, there were more than 5 cellular subscribers per 100 inhabitants in Mexico.

     The Mexican government, together with the telecommunications industry, currently is discussing alternative incentives to help correct Mexico's comparatively low teledensity.

CHANGING COMPETITIVE DYNAMICS

     Iusacell's cellular competitor is Telcel, a wholly owned subsidiary of Telmex, which holds the Cellular B-Band concession in all nine regions of Mexico. Iusacell believes that Telmex faces increasing competition, especially in the long distance market, which was opened to competition in January 1997, and in local telephony upon the introduction of service by the new local telephony concessionaires during 1999. Telmex's major long distance competitors include Alestra and Avantel, two joint ventures in which AT&T and MCI WorldCom, respectively, are the strategic partners. Telmex's major local telephony competitors will include Axtel, in which Bell Canada is the strategic partner, and Unefon, a Mexican company whose affiliates have strong distribution and marketing capabilities.

     In late 1995, Iusacell brought a suit charging Telmex with unlawfully cross-subsidizing Telcel's cellular phone operations. See "-- Legal Proceedings." Iusacell believes that the increased competition in both the long distance and local markets, together with the proposed accounting separation rules issued by COFETEL in December 1998 and dominant carrier regulations, if implemented, should hinder Telmex's ability to continue to cross-subsidize Telcel.

CALLING PARTY PAYS

     On May 1, 1999, Mexico implemented the "calling party pays" modality, or CPP, which had already been implemented in some other Latin American and European countries. Calling party pays is a cellular telephony payment structure in which the party that places a call to a cellular telephone is billed for interconnection access, and the recipient is not billed for the airtime charges corresponding to that call.

     In the first six months of CPP operations, Iusacell's call traffic increased by more than 11%, with an increase in the percentage of total calls that were incoming calls. Iusacell believes that a significant portion of this increase is attributable to increased usage by its prepay customers because CPP gives them the incentive to keep their handsets turned on to receive incoming calls. Iusacell expects that CPP will contribute to the continued acceleration of subscriber growth and increase subscriber usage throughout the Mexican wireless market.

CELLULAR SERVICES

HISTORY AND OVERVIEW

     Iusacell's predecessor became the first Mexican provider of cellular telecommunications services in 1989, when it commenced operation of the Cellular A-Band network in Region 9. Through a series of transactions from 1990 to 1994, Iusacell acquired 100% beneficial ownership interests in the entities which hold the Cellular-A Band concessions in Regions 5, 6 and 7. These regions cover a contiguous geographic area in central Mexico, which allows Iusacell to achieve economies of scale.

     Iusacell's regions cover a variety of industries. Region 9 includes Mexico City, which has the greatest concentration of service and manufacturing industries and is also the center of Mexico's public and financial services sectors. Region 5 includes Guadalajara, Mexico's second largest city and the commercial and service center of western Mexico. Region 6 includes Leon and San Luis Potosi and has historically been dominated by the agricultural sector, although it has recently begun to develop as an automobile manufacturing center. Region 7 includes Puebla, Veracruz, Acapulco and Oaxaca and contains major operations of the Mexican petrochemical and automotive industries and significant tourist resorts and attractions.

SUBSCRIBERS AND SYSTEM USAGE

     As of September 30, 1999, Iusacell had a total of 618,189 cellular subscribers in Region 9. Of this number, 31.6% were contract plan subscribers and 68.4% were prepay customers. According to customer profiles, professionals comprise a large portion of its Region 9 cellular subscriber base. Iusacell offers a number of value-added services designed specifically to fulfill the demands of this important group of contract subscribers. For example, it offers secretarial services and provides English-speaking operators to serve the large English-speaking market in Region
9. Iusacell also provides financial news reporting, emergency services, entertainment information, reservations services and sports reports. Moreover, CDMA digital contract customers in Region 9 have available caller identification, short messaging service and data transmission services. Iusacell believes that these value-added services help increase contract subscriber usage and also enhance its market image as a full service cellular provider.

     As of September 30, 1999, Iusacell had a combined total of 514,016 cellular subscribers in Regions 5, 6 and 7. Of this number, 28.6% were contract plan subscribers and 71.4% were prepay customers. Iusacell believes that its subscriber base in these regions consists of subscribers engaged in a variety of occupations. Due to the lower landline penetration outside of Region 9, the subscriber base in Regions 5, 6 and 7 includes a number of users who purchase cellular services as a principal means of telecommunications. Compared to Region 9, the marketing programs in these regions have focused more on the benefits inherent in basic cellular service, such as mobility and convenience.

     Iusacell believes that a strong distribution network is necessary in order to develop and sustain a significant presence in these markets. See
"-- Marketing -- Distribution."

PREPAY CUSTOMERS

     A prepay customer is no longer considered a customer of Iusacell when a specified period of time has elapsed since the customer purchased and activated, or added credit to, his or her last prepay card. The customer's telephone number is then deactivated, and he or she is considered to have turned over.

     Iusacell's current prepay customers who want to continue to have wireless service must choose to:

     - continue to be prepay customers of Iusacell by purchasing another card,

     - become contract customers of Iusacell, or

     - become either contract or prepay customers of Telcel or another wireless service provider.

     A VIVA prepay customer currently has 365 days to activate a new card after the balance on his existing card becomes zero before losing his phone number. During such time and with the implementation of the CPP modality, a VIVA customer will be able to receive local incoming calls, but such customer will not be able to make outgoing calls. Balances automatically become zero if the customer has not activated a new card within 180 days after activation of the previous card. Iusacell is considering indefinitely extending the period of time for "incoming calls only" customers who have experienced significant incoming call traffic. Iusacell continues to evaluate different methods of determining turnover, as the current method is dependent upon, among other things, the number of days of use Iusacell permits before deactivating a telephone number.

     In March 1999, Iusacell substantially completed the installation of the VIVA prepay operating system and the conversion of its Control Plus platform customers to VIVA throughout its regions. The VIVA platform better tracks those customers who turn over. This new operating system (together with initiatives to increase the number of distribution points for prepay cards, adjust commissions to encourage distributors to sell prepay cards of higher denominations, improve customer care and otherwise improve the convenience of the prepay program) has enhanced Iusacell's ability to add and retain prepay customers and has increased usage. See "-- Marketing -- Pricing."

     Given the higher turnover among its prepay customers, Iusacell pursues plans to migrate its qualified prepay customers to contract plans, where customer loyalty and retention have been historically higher.

CONTRACT CHURN

     Contract churn measures both voluntarily- and involuntarily-disconnected subscribers. Through December 31, 1997, Iusacell calculated contract churn for a given period by dividing, for each month in that period, the total number of contract subscribers disconnected in such month by the number of contract subscribers at the beginning of such month and dividing the sum of the resulting quotients for all months in such period by the number of months in such period. Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly contract churn for a given period. Average monthly contract churn for a given period is now calculated by dividing the sum of all contract subscribers disconnected during such period by the sum of the beginning-of-month contract subscribers for each of the months in such period, expressed as a percentage.

     Voluntarily disconnected subscribers encompass subscribers who choose to:

     - no longer subscribe to wireless service,

     - become a prepay customer of Iusacell, or

     - obtain wireless service on a contract or a prepay basis from Telcel or another wireless service provider.

     Involuntarily disconnected subscribers encompass customers whose service is terminated after failing to meet Iusacell's payment requirements. Iusacell believes that a significant part of its contract churn in 1996 and the first half of 1997 was due to customers switching from its contract plans to either Telcel's prepay program, launched in February 1996, or Iusacell's own prepay plan, launched in June 1996. With improved economic conditions in Mexico, improved customer service and customer retention programs and the digitalization of the network, the contract churn rate has declined, from 3.03% in the first nine months of 1997 to 2.44% in the first nine months of 1999.

ROAMING

     Iusacell offers its contract cellular subscribers nationwide and international service via roaming agreements. Subscribers can make calls from any location in Mexico served by a Cellular A-Band operator, and can receive any call made to the subscriber's number (automatic call delivery) regardless of the region in Mexico in which such subscriber is located. Iusacell also provides cellular services to all subscribers of other non-wireline cellular operators in Mexico while such subscribers are temporarily located in a region served by Iusacell.

     An operator (a host operator) providing service to another operator's subscriber temporarily located in its service region (an in-roamer) earns usage revenue. Iusacell bills such other operator (the home operator) of an in-roamer for the in-roamer's usage. In the case of roaming by a Iusacell subscriber in the region of a host operator (an out-roamer), Iusacell is billed by the host operator for the subscriber's usage. Iusacell remits the billed amount to the host operator and bills its own customer, the out-roamer, without any markup. As a result, Iusacell retains the collection risk for roaming charges incurred by its own subscribers. Conversely, roaming charges billed by Iusacell for in-roaming usage by subscribers of other non-wireline operators are the responsibility of those operators. Roaming charges between wireless operators are settled monthly.

     Interconnection charges owed to Telmex and long-distance charges owed to long distance carriers as a result of roaming are the responsibility of the host operator. In addition to higher per minute charges for airtime (as compared to home region rates), the host operator is entitled to receive a fee for each day roaming service is initiated. In-roaming fees and usage revenue represented 3.9%, 3.6% and 2.1% of Iusacell's total revenues during 1997, 1998 and the first nine months of 1999, respectively. Out-roaming charges represented 5.2%, 5.4% and 4.6% of Iusacell's total revenues during 1997, 1998 and the first nine months of 1999.

     Iusacell has signed over 61 agreements with United States, Canadian and other foreign operators to provide its subscribers with international roaming capabilities. These operators include Bell Atlantic

Mobile, AT&T Wireless, BellSouth Mobility, Rogers Cantel and AirTouch Communications. Iusacell is continually reviewing opportunities to enter into agreements with other cellular operators to expand its international roaming capabilities. In addition, Iusacell provides, through the National Automatic Cellular Network, automatic call delivery throughout most of the United States, including Puerto Rico, and Canada, whereby Iusacell subscribers may receive telephone calls from Mexico without the caller having to dial access codes. Currently, Iusacell's customers are able to roam in over 1,300 cities in the United States and Canada as well as in Argentina and Peru.

PERSONAL COMMUNICATIONS SERVICES

     As part of Iusacell's strategy to develop a nationwide wireless footprint, in 1998 Iusacell won in auction concessions giving it the right to provide PCS wireless services in Regions 1 and 4 in northern Mexico for which Iusacell paid Ps.541.4 million (U.S.$57.9 million; U.S.$66.6 million including value added tax) in June and September 1998. These two regions include several industrial cities, including Monterrey and Tijuana, and cover approximately 11% of Mexico's total population. Iusacell expects to launch wireless PCS in Monterrey in 2000, subject to obtaining financing. Iusacell seeks to obtain this financing from equipment vendors and other sources.

     Iusacell intends to market PCS using the same fundamental strategies successfully employed by its existing cellular operations. The PCS network that Iusacell intends to deploy will use digital CDMA technology purchased from Lucent Technologies, Inc.

LONG DISTANCE SERVICES

     In August 1996, Iusacell became one of Telmex's first competitors in long distance service when Iusacell began to provide long distance services to its cellular subscriber base in Mexico pursuant to the 30-year concession to Iusatel which was awarded in October 1995 and was modified in December 1997. Iusacell's competitors in long distance include the 16 other companies granted concessions, including Telmex, the former long distance monopoly. Iusacell believes that competition in the Mexican long distance market has stimulated growth in demand for long distance service; as prices dropped approximately 30%, long distance traffic increased nearly 14% in 1997 compared to 1996. During 1998, there were no significant price changes and long distance traffic increased 11% compared with 1997. In the first half of 1999, prices were increased approximately 13.6%.

     Iusacell currently provides long distance service using its own switches and transmission equipment and a combination of fiber optic lines, microwave links and lines leased from Telmex and Alestra. At September 30, 1999, Iusacell provided long distance service in 60 cities to 1,158,501 customers, approximately 1,147,433 of whom were existing customers for Iusacell's other services. Iusacell has chosen not to commit significant marketing resources to the presubscription balloting process, from 1997 to the present, and as a result fared poorly in initial balloting results. Revenues related to long distance services represented 10.5% and 12.0% of total revenues for 1998 and the first nine months of 1999, respectively. See "-- The Telecommunications Industry in Mexico -- Market Liberalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Iusacell's long distance concession provides for coverage and technological investment requirements. If Iusacell does not satisfy such requirements, it may have to pay fines and penalties and potentially lose its long distance concession. After evaluating the commercial feasibility of complying with its initial concession, Iusacell requested that the SCT and COFETEL modify the terms of such concession to reflect a more rational business plan. In December 1997, the government granted the modification request, authorizing a change in the coverage requirements and increasing flexibility in the choice of transmission technology, significantly reducing Iusacell's investment requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Material Trends and Contingencies -- Regulatory
Developments -- Long Distance Concession."

     Iusacell further reduced the capital investment for its long distance business by entering into fiber optic cable swap agreements with two other long distance companies, Marcatel and Bestel, in March 1998 and December 1998, respectively. These agreements have allowed Iusacell effectively to acquire fibers in the long distance fiber optic networks being built by Marcatel and Bestel in central and northern Mexico in exchange for fibers in the long distance fiber optic network Iusacell was building in central Mexico. See "-- Government Regulation -- Concessions and Permits -- Long Distance" and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources -- Capital Expenditures."

OTHER SERVICES

PAGING

     On December 14, 1995, Iusacell and Infomin formed Infotelecom as a joint venture to market national and international paging services. Iusacell owns 49% of Infotelecom, Infomin owns 49%, and the remaining 2% is owned by Mr. Jose Ramon Elizondo, a director of New Iusacell. Infomin has a concession, which expires on July 20, 2009, to provide nationwide paging services in Mexico. Under the Infotelecom joint venture agreement, Infomin is obligated to contribute this concession to Infotelecom. See "-- Government Regulation -- Concessions and Permits -- Paging." Infomin has informed us that it intends to transfer its shares in Infotelecom to Banorte, S.A. Institucion de Banca Multiple, a Mexican bank, in settlement of certain indebtedness.

     Pursuant to a marketing agreement between Iusacell and Infomin, Infotelecom has the right to market national paging services on behalf of Infomin, and Infotelecom is required to make monthly payments to Infomin equal to 5% of all gross revenues for the preceding month. This payment represents the amount which Infomin, as the concession holder, must pay the SCT for the right to provide paging services.

     Infotelecom began marketing paging services in August 1996 and, at December 31, 1998, provided service in 17 cities including Mexico City, Guadalajara, Monterrey, Puebla, Cuernavaca, Toluca, Queretaro, Leon and Ciudad Juarez. Infotelecom plans to expand the marketing of paging services to a total of 32 cities by mid-2000. Iusacell plans to take advantage of its existing cellular network and its operating and administrative resources in order to achieve cost efficiencies in the provision of paging services. In September 1999, Infotelecom launched a prepay pager program.

     As of September 30, 1999, Infotelecom had 27,249 paging customers. Iusacell's revenues related to paging services represented 1.6% and 1.3% of total revenues for 1998 and the first nine months of 1999, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Under their joint venture agreement, Iusacell and Infomin valued the Infomin paging concession at U.S.$10.5 million, and Iusacell agreed to fund the first U.S.$10.5 million of Infotelecom's cash requirements before Infomin would be required to make pro rata cash contributions. In December 1998, Iusacell and Infomin determined the appropriate manner in which to capitalize Infotelecom. Up to that time, Iusacell had been funding the joint venture by means of loans. On December 31, 1998, Iusacell capitalized Ps.121.8 million (U.S.$13.0 million) in advances to Infotelecom, including Ps.45.2 million (U.S.$4.8 million) in interest which was not credited against the U.S.$10.5 million required to be funded by Iusacell. However, U.S.$9.0 million of such capitalization was applied against the U.S.$10.5 million to be funded by Iusacell.

LOCAL, PUBLIC AND RURAL TELEPHONY

     Iusacell operates a mobile nationwide IMTS radiotelephone network in the 440-450 MHz, 485-495 MHz and 138-144 MHz frequency bands, providing local radiotelephone services to commercial and noncommercial customers across Mexico. As of September 30, 1999, Iusacell had 6 IMTS radiotelephone subscribers with average monthly billings for the nine months ended September 30, 1999 of approximately Ps.833 (U.S.$89.1) per customer. Due to the substitutability of cellular service for IMTS service, Iusacell is negotiating the cessation of IMTS service and the migration of IMTS subscribers to cellular service or other local telephony services with the SCT and COFETEL.

     Iusacell also operates public and rural telephony programs, utilizing available cellular capacity. These programs provide telecommunications services through cellular telephones in phone booths, intercity buses and rural areas. The provision of services in this way fulfills the terms of Iusacell's concessions for the provision of cellular telephone service and utilizes Iusacell's cellular network to provide telecommunications coverage in areas with little or no basic service. As of September 30, 1999, Iusacell had 11,290 cellular telephones in service under its public and rural telephony programs.

     As of September 30, 1999, Iusacell was providing, on a trial basis pending approval from the SCT, local wireless service in the 450 MHz frequency band to 15,080 customers in selected markets in Region 9. The average monthly minutes of use for these trial subscribers during the nine months ended September 30, 1999, who had average monthly billings during such nine-month period of approximately Ps.341 (U.S.$36.46) per subscriber, excluding long distance charges, was approximately 539 minutes per subscriber divided almost equally among incoming (52%) and outgoing (48%) calls. Iusacell does not charge its customers interconnection fees for incoming calls. Iusacell believes that there is substantial unmet demand for telephone service in Mexico as demonstrated by the relatively low level of residential wireline, business wireline and cellular penetration. See "-- The Telecommunications Industry in Mexico -- Underserved Telephony Market."

     Iusacell has experienced substantial delays in obtaining the SCT's approval of its technical and economic plans for local wireless service in the 450 MHz frequency band. However, on June 10, 1997, the SCT and Iusacell agreed on a process by which Iusacell could obtain a concession issued and recognized by the SCT to provide local wireless service in the 450 MHz frequency band. This agreement allows Iusacell to convert and consolidate its existing concessioned radiotelephony frequencies into 450 MHz spectrum in Regions 4, 5, 6, 7 and 9 and grants Iusacell a right of first refusal to acquire concessions to provide local wireless service over such frequencies at prices derived from the prices of the winning bids in the auctions for 450 MHz and 1.9 GHz (PCS) frequency bands concluded in May 1998. These auctions yielded a right of first refusal exercise price estimated at U.S.$2.25 million for all five regions. However, neither the SCT nor COFETEL has formally notified Iusacell of the exact right of first refusal exercise price, the payment terms or the coverage/build-out requirements relating to the concessions, all of which are necessary for Iusacell to decide whether to exercise its right of first refusal.

     As a result of these delays and the uncertainty relating to its ability, at a commercially acceptable cost, to implement full scale local wireless service in the 450 MHz frequency band, Iusacell is exploring alternatives for providing local telephony services, such as limited zone wireless services in the 800 MHz (cellular) or 1.9 GHz (PCS) frequency bands deploying digital technology that permits mobility or fixed wireless services over such bands. If Iusacell were to determine that it would be preferable to pursue such an alternative rather than to continue to pursue local wireless service in the 450 MHz frequency band, such alternative could require the acquisition of concessions, other regulatory approvals and the payment of substantial fees. Iusacell expects to finalize overall strategy for providing local telephony services in the first quarter of 2000.

     In September 1998, Iusacell determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz fixed local wireless project in 1994, an impairment of its investment in 450 MHz TDMA technology had occurred. As a result, Iusacell recorded a substantial non-cash writedown of its investment in the 450 MHz fixed local wireless project. See "-- Government Regulation -- Concessions and Permits -- Local Telephony," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Local Telephony in the 450 MHz Frequency Band" and "Management's -- Discussion and Analysis of Financial Condition and Results of Operations -- Non-recurring Charges."

     In expanding its local telephone services, Iusacell plans to capitalize on synergies between its mobile wireless and local wireless services, utilizing its existing cellular network and anticipated 1.9 GHz

(PCS) network for connections with the local subscribers' premises. Furthermore, Iusacell believes that local wireless service requires a lower infrastructure investment per line than landline service.

     In January 1996, Iusacell's long distance subsidiary applied to modify its concession to allow it to provide local wireline service, including dedicated circuits, local switching and data service. This request was reasserted in Iusacell's October 1997 application to modify its long distance concession. See "-- Long Distance Services." This request was rejected for procedural reasons in July 1998, and the subsidiary is considering filing a modified application. Iusatelecomunicaciones, S.A. de C.V., Iusacell's 450 MHz local wireless subsidiary, is also considering filing for a local wireline concession. While Iusacell currently does not anticipate that the provision of local wireline service will become a significant part of its services, it may provide, on a case-by-case basis, local wireline telephone service as part of its overall provision of telecommunications services.

DATA TRANSMISSION

     Iusacell began providing data transmission services in 1993. Iusacell provides both public and private data transmission primarily using excess capacity in its microwave backbone in its existing cellular network in Region 9, and satellite transmission through Satelitron, S.A. de C.V., a joint venture among Iusacell, Hughes Network Systems and another partner which provides a shared hub for private networks. Iusacell currently intends to sell its interest in Satelitron. Iusacell provides its data transmission services primarily to the financial services and consumer products industries.

MICROWAVE TRANSMISSION

     In December 1998, the SCT issued three 20 year concessions to Punto-a-Punto Iusacell, S.A. de C.V., a joint venture between Iusacell and Mr. Jose Ramon Elizondo, a director of Iusacell, for short haul microwave frequencies in the 15 GHz and 23 GHz frequency bands won at auction. Punto-a-Punto Iusacell paid approximately Ps.36.5 million (U.S.$3.9 million) for these concessions. These frequencies are being used to interconnect Iusacell's cell sites, business customers and other networks. Additionally, Iusacell has an obligation to lease these frequencies to other users to enable them to install their own microwave links. No such leasing is currently taking place.

     Punto-a-Punto Iusacell participated in the auctions for long haul microwave frequencies in the 7 GHz frequency band that began in March 1999 and concluded in July 1999. However, Punto-a-Punto Iusacell did not win any concessions in these auctions.

     In September 1999, Punto-a-Punto Iusacell entered into an agreement with an affiliate of the four Cellular A-Band regions in northern Mexico to swap long haul microwave frequency links held by the affiliate for short-haul microwave frequency links held by Iusacell plus cash payable upon the receipt by the affiliate of its concession for long-haul frequencies. For the next 19 years, Punto-a-Punto Iusacell will allow the affiliate to lease up to 200 short-haul frequency links in each of the 15 GHz and 23 GHz frequency bands, for use in any Region in Mexico, and will pay the affiliate a one-time, up front lump-sum payment of approximately U.S.$2.45 million. In return, Punto-a-Punto Iusacell will have the right to lease, for the next 19 years, up to 150 long-haul frequency links in a 7 GHz frequency band for use in any one or more of Regions 5, 6, 7, 8 and 9. Punto-a-Punto Iusacell expects to close this transaction by the end of 1999.

MARKETING

     With the assumption of control by Bell Atlantic, Iusacell has redefined its marketing strategy for achieving profitable growth, particularly in its cellular business. More recently, Iusacell has focused its marketing strategy on the CDMA digital cellular business, where there is greater per subscriber usage and revenues. Iusacell seeks to increase its average monthly revenue per subscriber, aggressively grow its cellular subscriber base, decrease the cost of acquiring additional subscribers and reduce contract churn and prepay turnover by improving its marketing to its existing and potential cellular subscribers.

     Iusacell's subscribers consist of contract and prepay customers who can be classified as high, moderate or low-usage customers. Iusacell is implementing distribution, advertising, customer service support and pricing plans targeted to each specific customer segment and to increase airtime usage.

CONTRACT SUBSCRIBERS

     Contract subscribers seek uninterrupted mobile cellular service, including long distance, roaming, access to high-quality customer service and the ability to choose among value-added services such as call waiting, emergency service, short message service, caller identification and conference call service, all for one monthly fee. At September 30, 1999, approximately 30.3% of Iusacell's total customer base was made up of contract subscribers.

     High-usage contract subscribers include corporate customers, professionals, owners of small to medium-sized businesses and other subscribers who have a high need for mobility and who rely on cellular service daily. These subscribers are willing to pay a higher monthly fee in exchange for a large block of free minutes, a lower airtime rate and a full range of value-added services and customer service conveniences. These subscribers are concentrated in analog and digital premium plans. Iusacell is aggressively pursuing customer growth in this segment, particularly with its "New Millennium" digital plans, through targeted marketing and distribution, advertising campaigns, pricing plans and special promotions.

     Moderate-usage contract subscribers include some professionals, small business owners and residential customers who use cellular services frequently and require the reliability of a contract plan, but do not generate the monthly MOUs of high-usage contract subscribers. Iusacell plans to continue to generate revenue from this segment through targeted marketing and distribution, advertising, pricing and special promotions. Iusacell seeks to migrate these customers to digital service as well.

     While Iusacell does not target low-usage contract customers as aggressively as other customers, it provides service options to meet the requirements of this subscriber group. The low-usage contract plan segment consists primarily of residential customers and small business owners who prefer the reliability of contract plan service, but whose usage may not justify the inclusion of various value-added services in the fixed monthly charge. This segment is targeted through Iusacell's group of independent distributors and, to some extent, through its commission agents and advertising programs. Three pricing plans are currently offered to meet the needs of low-usage contract customers.

PREPAY SUBSCRIBERS

     Since the inception of the prepay plan in 1996, the number of prepay subscribers has grown to represent approximately 69.7% of Iusacell's subscribers at September 30, 1999. A prepay subscriber can activate a cellular phone at a Iusacell customer service center, purchase a prepaid card with a fixed amount of credit to be used over a period of up to 180 days and credit the prepaid card value to the subscriber's account either at a customer service center or by a phone call. Such a customer will have access to incoming and outgoing cellular service until the credit is fully used or otherwise until the card expires at the end of 180 days, whichever occurs first, and thereafter will have access to local incoming cellular service for an additional 365 days without activating a new card. Iusacell is considering indefinitely extending the period of time for some "incoming calls only" customers who have experienced significant incoming call traffic. See "-- Cellular Services -- Prepay Customers."

     Iusacell believes that prepay plans are attractive to a wide range of cellular customers. In addition to helping customers control costs, a prepay program has no monthly bill and allows customers to prepay for cellular services in cash. The prepay market is composed of customers who, among others, typically earn a variable income and prefer not to make a fixed financial commitment, do not have the credit profile required to purchase a contract plan or seek cellular services for emergency or limited use only.

     Iusacell believes the prepay service offerings provide an opportunity to improve margins because, compared to the average contract plan, prepay plans involve higher average per minute airtime charges, a lower cost to acquire prepay subscribers and the absence of billing costs, credit concerns and payment risk. Prepay customers are also potential customers for other services and products offered by Iusacell. However, prepay customers, on average, have substantially lower minutes of use than contract customers and do not pay monthly fees and, as a result, generate substantially lower average monthly revenues per customer. Iusacell focuses marketing efforts on increasing usage by prepay customers, including migrating qualified prepay customers to higher revenue contract plans.

     As of the March 1999, Iusacell had installed and substantially completed the migration of all of its prepay customers to its new VIVA prepay operating system in all four of its operating regions. This new operating system allows Iusacell to better track the usage patterns and identity of its prepay subscribers. The new operating system has improved customer satisfaction through automated reactivation, voice messaging and other value-added services, and has lowered the cost of support for prepay services. The new operating system, together with initiatives to increase the number of distribution points for prepay cards, adjust commissions to encourage distributors to sell prepay cards of higher denominations, improve customer care and otherwise improve the convenience of Iusacell's prepay program, has enhanced Iusacell's ability to add and retain prepay customers.

DISTRIBUTION

     Iusacell targets the various segments of its subscriber base through six sales and distribution channels: customer sales and service centers, corporate representatives, independent distributors, a direct sales force, commission sales agents and telemarketing. Iusacell is aggressively increasing the number of its points of distribution in order to acquire additional subscribers. At September 30, 1999, Iusacell had 5,751 points of distribution, as compared to 2,820, 918 and 228 at December 31, 1998, 1997 and 1996, respectively. These points of sale are comprised of 96 customer sales and service centers owned and operated by Iusacell, 916 points of sale operated by independent distributors who offer all Iusacell products and 4,739 points of sale for distribution only of VIVA prepay cards also operated by independent distributors.

     Iusacell's redesigned sales force compensation plan is structured to motivate the sales force within each distribution channel through monetary incentives. In addition, this plan provides training so that the sales force is encouraged to activate profitable and loyal accounts, cross-sell the full line of Iusacell's service offerings and maintain its standards in advertising, promotions and customer service.

     Customer Sales and Service Centers. Iusacell has reconfigured each of its customer sales and service centers to offer one-stop-shopping for a variety of cellular, long distance and paging services, as well as accessories. Walk-in customers can subscribe to cellular service contract plans, purchase prepay cards, sign up for long distance service and purchase equipment such as handsets, pagers and accessories. In an effort to maximize customer loyalty, reduce contract churn and prepay turnover and increase average monthly revenue per subscriber through cross-selling, Iusacell continues to emphasize the customer sales and service centers that it owns and operates itself as a key distribution channel. In 1997, Iusacell opened or remodeled 17 customer sales and service centers, including 10 redesigned prototype customer sales and service centers incorporating a new uniform store design, which provided the basis for new and refurbished centers in the future. During 1998, Iusacell opened 22 new customer sales and service centers based on the experience gained from the ten prototype locations. As of September 30, 1999, Iusacell owned and operated 94 customer sales and service centers throughout its four cellular regions, and two other centers dedicated to long distance and paging sales in northern Mexico.

     Corporate Representatives. To service the needs of its large corporate and other high-usage customers, Iusacell has created a dedicated corporate sales group, which, at September 30, 1999, included 62 full-time sales representatives. This group of trained representatives seeks to increase sales to high-usage customers by:

     - "bundling" combinations of services into customized packages designed to meet customers' requirements,

     - developing and marketing new services to satisfy the demands of such customers, and

     - educating corporate purchasing managers about alternative pricing plans and services.

     Iusacell plans to increase the size and geographic reach of this sales force in the future.

     Independent Distributors. In order to broaden its market, Iusacell maintains relationships with a broad network of 128 exclusive distributors that, at September 30, 1999, sold all of Iusacell's products at 916 points of sale and distributed VIVA prepay cards at an additional 4,739 points of sale. This includes a distribution contract with Precel, formerly one of Telcel's largest distributors, which currently provides exclusive distribution in 200 locations. In order to ensure that its standards are maintained at all distribution points, Iusacell provides assistance to its distributors in training, promotions and advertising. Iusacell also provides them with information on its customer base to allow the distributors to service Iusacell's customers effectively.

     Direct Sales Force. As of September 30, 1999, Iusacell employed 15 direct sales representatives to target moderate-usage contract plan subscribers. These direct sales representatives travel extensively to deliver personalized service to subscribers such as small and medium-sized businesses and individuals. Iusacell also has established a program dedicated to servicing heavy users in a personal and expedient manner. Iusacell carefully selects, trains and motivates this sales force to maintain service standards.

     Commission Sales Agents. Iusacell retains commission agents as a flexible sales force in all of its cellular regions. The agents function as cellular service brokers for Iusacell, working out of their own premises to better target their customers. These agents provide additional distribution outlets with minimal support from Iusacell. As of September 30, 1999, Iusacell had arrangements with 52 commission sales agents who distribute its products with no direct costs to Iusacell.

     Telemarketing. From time to time, Iusacell engages telemarketing service providers as a direct marketing mechanism or to follow up on targeted mailings.

ADVERTISING

     Iusacell has launched an integrated media plan emphasizing the benefits of its products and supported by the Iusacell brand image, the logo for which was redesigned in 1997. Since that time, all product offerings have been marketed under the single, well-recognized IUSACELL brand name which was reinaugurated as IUSACELL Digital in February 1998, in anticipation of the digitalization of Iusacell's network and product offerings.

     The media plan targets potential subscribers through a coordinated print, radio, television and fixed and moving outdoor advertising campaign. A key element of this integrated media plan is a periodic agency review, where the sales results of a given campaign are evaluated. The integrated media plan enables Iusacell to negotiate more favorable advertising rates. Television and print advertisements prominently feature an ad-response telephone number to solicit new customer inquiries. Trained representatives who are equipped to answer questions regarding services and products are available from 7 a.m. to 11 p.m. daily.

CUSTOMER SERVICE

     Iusacell views superior customer service as essential in order to distinguish itself in the competitive Mexican cellular telecommunications market. Iusacell trains its customer service representatives to ensure that each customer receives prompt attention, informed answers to any inquiries and satisfactory resolution of any concerns. Iusacell believes that enhanced customer service, especially after-sales support, is integral in developing brand loyalty and supports the efforts of its sales force to cross-sell its services and products. For prepay customers, the newly installed VIVA prepay operating system better tracks the usage patterns and identities of these subscribers. The system has improved customer satisfaction through automated activation, voice messaging and other value-added services and has lowered the cost of support services.

     To further enhance customer service, Iusacell has installed dedicated personal computer terminals linked to its billing system so that each customer service representative, either at a Iusacell customer sales and service center or at a Iusacell call center, can handle customer inquiries, billing questions and account payments with real-time data and a full customer profile in hand. Customer data gathered from such sources as the activation process, the billing system and exit interviews with customers who terminate service, allows Iusacell to better tailor its marketing strategy to each customer. Along with providing information as to how Iusacell can improve its customer service, this data is expected to enable representatives from each of the distribution channels to better target their sales approach to each customer when cross-selling Iusacell's services and products.

     In early 1998, Iusacell opened two call centers that provide more automated and efficient service to customers through the use of state-of-the-art software and rigorous customer service training. By the end of 1998, these call centers consolidated the work previously done by six call centers. In 1998, Iusacell also began implementing the Customer Attention Support Team (CAST) program in its busiest customer service centers in order to accelerate the problem resolution process. This program has also been expanded to include the majority of Iusacell's customer service centers in all four of its cellular operating regions.

PRICING

     General. Iusacell offers a variety of flexible pricing options for its cellular service. The primary components of the contract pricing plans include monthly fees, per minute usage charges and a number of free minutes per month. The prepay program markets cards which credit a defined number of Pesos to a customer's account, to be utilized for outgoing calls over a period of no more than 180 days and for local incoming calls for 185 additional days. Most of the contract plans include a selection of free cellular handsets. The prepay plans do not provide free cellular handsets.

     Contract Plans. The digital and analog contract pricing plans are designed to target primarily high and moderate usage contract subscribers. High-usage customers are typically willing to pay higher monthly fees in exchange for larger blocks of free minutes, value-added services, a free handset and lower per minute airtime charges under a single contract. Moderate-usage contract subscribers typically prefer pricing options which have a lower monthly charge, fewer free minutes and higher per minute airtime charges than those options chosen by high-usage customers.

     With the introduction of CDMA cellular service in Region 9 in early 1998, Iusacell inaugurated five digital contract pricing plans. In September 1998, Iusacell added six more plans. The pricing plans for digital service target moderate and high-usage customers and offer incremental free minutes as a part of the basic monthly charge. The digital pricing plans offer different packages of additional services and features available only with digital technology.

     In April 1999, in an effort to differentiate its digital product, Iusacell drastically simplified its digital contract plan offerings. Iusacell reduced the number of its contract plans from 11 to 5 and substantially increased the number of minutes included with the monthly fee when compared with previous comparable digital and analog contract plans.

     To satisfy the more limited needs of low-usage contract subscribers, Iusacell also offers plans which provide a moderately priced, fixed monthly charge coupled with a high per minute airtime charge and relatively few free minutes.

     Prepay Plans. In contrast to contract subscribers, prepay customers typically generate low levels of cellular usage, do not have access to value-added services (except for purchasers of Ps.500 prepay cards) or roaming, generally already own a handset and often are unwilling to make a fixed financial commitment or do not have the credit profile to purchase contract plan cellular services. Other prepay customers include vacationers and traveling business people who require cellular service for short periods of time. In addition to helping customers control costs, Iusacell's prepay programs have no monthly bill and allow customers to prepay for cellular services in cash.

     In September 1997, Iusacell introduced its next-generation VIVA prepay service to replace its in-house Control Plus platform. VIVA provides for automated reactivation without human intermediaries and value-added services such as voice-messaging. VIVA prepay cards are available in denominations of

Ps.100, 150, 250 and 500, although a new customer cannot be activated with a Ps.100 card. As of March 31, 1999, VIVA had been implemented in all four regions and substantially all existing Control Plus customers had been migrated to VIVA.

     Discounts on Incoming Calls. In response to competitive and market conditions, Iusacell offers discounts on the airtime charges of up to 50% for incoming calls for its customers who are in their home region and who have opted out of the CPP system. Beginning in May 1999, with the advent of the CPP modality, cellular customers who do not opt out of CPP do not pay airtime charges for incoming local calls (other than incoming local calls while roaming outside their home region).

     Strategy. Iusacell intends to continually review market pricing and will attempt to increase prices, if economic and competitive conditions permit, to keep pace with inflation. In April 1997, Iusacell announced a weighted average increase of 14.8% for the per minute airtime price on all its contract and prepay plans. This weighted average price increase was calculated by applying the actual price increases announced in April 1997 to both peak and non-peak per minute airtime charges for each of Iusacell's contract and prepay plans, weighted by the ratio of each plan's contribution to overall airtime revenues during the month of February 1997.

     In May 1997, Iusacell announced a weighted average increase of 4.5% for the fixed monthly charges on all its contract plans. This weighted average price increase was calculated by applying the actual price increases announced in May 1997 for all Iusacell's contract plans, weighted by the ratio of each plan's contribution to overall monthly fixed charges during the month of April 1997.

     To maintain competitiveness, airtime prices were adjusted downward by 4.6% on a weighted average basis in October 1997 and another 1.0% on one of the low-end contract plans in November 1997. Also, in response to Telcel pricing actions and as a means of boosting traffic volumes and ultimately average revenue per subscriber, the airtime price for incoming calls was reduced by 25%-50% for all contract plans in October 1997.

     In late March 1998, Iusacell raised airtime prices approximately 7.9% on average for contract plans and 13.6% for prepay customers. Because of market and competitive conditions, however, this increase was partially rolled back in early May 1998 for both contract and prepay customers and, in late May 1998, the remainder of the price increase for contract plans was reversed. As a result, however, a 9.9% price increase for prepay customers remained.

     In August 1998, Iusacell filed with COFETEL to register tariffs that would increase analog contract plan airtime prices in Region 9 by approximately 3% on a weighted average basis. Competitive conditions caused this price increase not to be implemented. In October 1998, Iusacell raised airtime prices for its contract plans by approximately 8% on a weighted average basis. In late March 1999, Iusacell raised airtime prices on its contract plans by approximately 12% on a weighted average basis and approximately 6% for prepay customers. These price increases remained in place as the competition matched the increases.

ACTIVATION, BILLING AND COLLECTION PROCEDURES

     Iusacell can activate a phone within 30 minutes of receiving credit approval for customers who intend to pay their monthly charges with a credit card. For customers who intend to pay their monthly charges in cash, there is a credit review process of no longer than 48 hours prior to the delivery and activation of a cellular telephone and a requirement of a security deposit, depending on the contract plan, in a minimum amount equal to 1.5 times the corresponding monthly rental fee. For prepay customers, activation time is 30 minutes or less. Iusacell believes that its ability to activate a cellular telephone number promptly gives it a competitive advantage over Telcel.

     Iusacell mitigates its credit exposure in five ways:

     - for those customers paying by credit card, by obtaining a credit report from the National Credit Bureau (Bureau Nacional de Credito), a Mexican affiliate of TransUnion Corporation,

     - by requiring payment to be made by credit card or, for those customers who do not pay by credit card, by requiring security deposits and conducting a credit investigation,

     - by requiring that contract customers purchase a bond, which provides for payment in the event of customer defaults, after the first year of service,

     - by establishing credit limits, and

     - by utilizing prepay cards, which eliminate all credit risk.

     For 1997 and 1998, Iusacell reserved approximately 1.0% of its cellular revenues for doubtful receivables. For the first nine months of 1999, Iusacell reserved approximately 1.6% of its cellular revenues for doubtful receivables.

     Toward the end of the third quarter, Iusacell changed its billing practice for contract customers who had fallen behind in their payments and whose service had been suspended. Rather than continue its policy of not charging monthly fees upon suspension, Iusacell, in the hope of receiving additional cash from suspended customers who ultimately pay overdue amounts and reinitiate service, began to continue to charge monthly fees to suspended customers, but reserved the monthly fees as doubtful receivables. Although Iusacell expects to recognize some additional revenue as a result of this change in policy, Iusacell expects doubtful receivables, at least initially, to approach 5%.

     Iusacell has instituted customer retention procedures where a late-paying customer is contacted by a service representative prior to termination to urge such customer to settle his or her account and to inquire about the reasons for nonpayment. Iusacell believes that these follow-up procedures help decrease the rate of nonpayment and improve customer goodwill by allowing Iusacell to address any customer grievances which may have led to customer delinquency, helping to retain potentially profitable accounts.

     Iusacell has also implemented a system to monitor MOU levels and the number of calls to certain geographic areas in order to identify abnormal usage by contract subscribers. When abnormal usage is detected, Iusacell contacts the subscriber to determine whether such usage has been authorized. Iusacell believes that these procedures are effective in reducing the number of billing disputes with subscribers and losses due to cellular fraud.

     Billing is currently administered using five different billing systems, including a new cellular customer care and billing system provided by LHS Communications Systems, Inc. in Regions 5, 6, 7 and 9, two point of sale systems, a proprietary residential long distance system, a proprietary system for high-volume business long distance customers and a purchased system for paging customers. Iusacell compiles billing information from its switches on magnetic tape every 24 hours for processing by its billing systems. Protective and disaster recovery measures are taken in connection with all billing information.

     In late 1997, Iusacell decided to implement the LHS customer care and billing system to support its cellular business in all of its regions. Although the implementation of the LHS customer care and billing system in Region 5 in January 1999 experienced certain performance and stability problems due to software defects which negatively impacted billing cycles, the implementation of flexible pricing discounts, billing for roaming and credit and collection functionality, these problems, except for the roaming issues, have been largely resolved. The LHS customer care and billing system was implemented in Region 6 in early August 1999, in Region 7 in early September 1999 and in Region 9 beginning October 1, 1999. Iusacell expects that the new LHS system will ultimately improve processing speed and data integrity; will permit easier and more flexible access to customer information, thereby facilitating targeted marketing and resolution of customer complaints; and will help resolve Year 2000 compliance issues. In the future, Iusacell may determine to extend this new system to all of its product lines to permit a customer to receive a single bill for all services provided.

     Iusacell expects to invest in 1998, 1999 and 2000 a total of approximately U.S.$33.7 million for the cellular portion of its new customer call and billing system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" and "-- Liquidity and Capital Resources -- Capital Expenditures."

NETWORK AND EQUIPMENT

CELLULAR SERVICES

     As of September 30, 1999, Iusacell's integrated cellular network was composed of 5 cellular switches, 357 cell sites and 56 repeaters, and covers approximately 79% of total cellular regional POPs: 53 million inhabitants or 55% of Mexico's total population.

     In December 1997, Iusacell signed an agreement with subsidiaries of Lucent Technologies, Inc. for the replacement of Iusacell's existing analog network equipment with Lucent analog and CDMA digital network equipment. This replacement began in February 1998 and was completed in August 1999. In May 1998, Iusacell launched CDMA digital service in the Mexico City area of Region
9. In the fourth quarter of 1998, Iusacell introduced digital service in the cities of Guadalajara, Morelia, Leon, Queretaro, Puebla and Cuernavaca. Region 5 became Iusacell's first region to swap out completely to Lucent analog and CDMA network equipment in February 1999 and, since that time, Iusacell gradually swapped out the remainder of its network on a sub-region by sub-region basis. Region 6 was completely swapped out in May 1999, Region 9 was completely swapped out in July 1999, and Region 7 was completely swapped out in August 1999.

     Iusacell elected to deploy CDMA technology instead of TDMA technology based on its and Bell Atlantic's evaluation of the two technologies. Bell Atlantic is successfully using CDMA technology in most of its U.S. markets with favorable customer response. CDMA offers significantly greater call-carrying capacity, superior voice quality, longer telephone battery life and greater fraud protection and is easier to upgrade than TDMA. Iusacell will maintain transmitting equipment to serve both analog and digital formats, and Iusacell is marketing dual-mode cellular telephones capable of sending and receiving both analog and digital transmissions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Digitalization."

     Iusacell's cellular network consists of digital switching systems that are capable of serving multiple markets. Region 9 is served by two Lucent Technologies 5ESS switches. Regions 5, 6, and 7 are each served by one Lucent Technologies 5ESS switch. All switching equipment is fully networked.

     Iusacell installed its first mobile switching center in 1989 in Region 9 and currently operates 192 cell sites in Region 9, providing telephone coverage to substantially all of the populated territory and major highway routes of Region 9. Regions 5, 6 and 7 currently operate with a total of 164 cell sites, resulting in cellular telephone coverage in all major population centers as well as along the principal highway routes in the regions.

     Iusacell installed 71 cell sites and 5 repeaters in its regions during 1998 in an effort to increase geographic coverage, as well as boost call-carrying capacity within areas already covered, and removed from operation 4 cell sites and 9 repeaters in 1998. Iusacell installed 15 cell sites and removed from operation one cell site in the first eight months of 1999 and plans to install 17 additional cell sites and one additional repeater during the remaining four months. Iusacell increases call-carrying capacity and coverage by three principal means: "cell splitting," deploying "micro-cells" and using cell site repeaters or enhancers. Approximately 70% of the cells in Region 9 were created as a result of cell splitting.

     Digital microwave links between cell sites and the landline system are supplied by various equipment manufacturers. Taking advantage of the ability of its various switching systems to run customized software, Iusacell has developed a proprietary software package which is able to track and report, in real-time, all aspects of network performance, including traffic analysis, call quality and alarms. Iusacell seeks to upgrade and improve its cellular network as new technologies become available.

     Iusacell has a network operations and control center (NOCC) in Mexico City which oversees, administers and provides technical support to all regions. Iusacell plans to upgrade its NOCC by installing a new network management system that will provide more complete and automated surveillance capabilities and fault and performance management for all network equipment. The first phase of the

NOCC upgrade became operational in the first quarter of 1999 and the second and final phase will become operational during the fourth quarter of 1999.

OTHER SERVICES

     Iusacell provides paging services primarily using its own cellular network facilities as well as 48 owned and one leased paging antennas. For long distance, Iusacell uses fiber optics and state-of-the-art digital systems. In particular, Iusacell uses its three long distance switches and its own fiber optic network and transmission equipment, as well as other facilities leased from Telmex and other competitors.

     Iusacell provides private data transmission services, primarily using excess capacity in its microwave backbone in its existing cellular network in Region 9, and satellite transmission through its Satelitron joint venture, which provides a shared hub for private networks.

     Iusacell's local wireless network, if implemented in the 450 MHz frequency band, is expected to be based on the most advanced digital switching, transmission and subscriber connection equipment that is readily available and commercially feasible. Iusacell would utilize its existing infrastructure, including one switch and 15 450 MHz cell sites, to the extent possible. If Iusacell opts to provide local wireless service through its 800 MHz cellular or
1.9 GHz (PCS) frequency bands, the digital technology that would be employed would offer additional features such as out-of-zone mobility.

INFRASTRUCTURE SYNERGIES

     While cellular transmitters are unique to cellular service, towers can be used for cellular and paging transmissions, and the same physical infrastructure can be used for cellular, paging and long distance equipment. Synergies also exist in maintenance, work force training and equipment purchasing. Iusacell believes that, as it expands its non-cellular offerings, these synergies will allow it to reduce its infrastructure costs significantly and will reduce the time needed for implementation of a new service.

     For a discussion of Iusacell's capital expenditure plans for its cellular and other services, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Capital Expenditures."

COMPETITION

     The offering of cellular services in Mexico is currently a regulated duopoly in each region. Iusacell's cellular competitor in all regions in which it provides service is Telcel, the holder of the Cellular B-Band concession for service throughout Mexico and the country's largest cellular provider. Cellular systems compete principally on the basis of quality of telecommunications services, customer service, price, breadth of coverage area, roaming capabilities and value-added services. Operators are largely free to set their own rates, provided they are set on the basis of cost. See "-- Government Regulation."

     Iusacell will face increasing competition from companies providing mobile wireless telecommunications services utilizing alternative existing technologies. Nextel de Mexico, S.A. de C.V. began marketing its enhanced specialized mobile radio services in 1998. In 1999, Iusacell began to face competition from the winners of 1.9 GHz (PCS) spectrum in the auctions concluded in May 1998. Pegaso commercially launched its PCS services in Region 1 in February 1999 and recently launched its PCS services in Mexico City, Guadalajara and Monterrey. Iusacell expects Pegaso to begin to provide PCS services in Acapulco and Veracruz in the first quarter of 2000. Iusacell also expects to face increasing competition from companies that provide services utilizing new technologies, such as satellite telephony.

     In paging services, Iusacell competes with established companies such as Comunicaciones Mtel, S.A. de C.V. (Skytel), Operadora Biper, S.A. de C.V. (Biper), Enlaces Radiofonicos, S.A. de C.V. (Digitel), Comunicacion Dinamica Metropolitana, S.A. de C.V. (Coditel), Grupo Radio Beep, S.A. de C.V. and Buscatel, S.A. de C.V., a Telmex subsidiary. Some of Iusacell's paging competitors have already established nationwide paging networks, giving them a significant operational and marketing advantage over Iusacell. COFETEL recently concluded auctions for a series of nationwide and regional concessions for frequencies to be used to provide two-way paging services. Moreover, digital wireless providers, including Telcel, Pegaso and Iusacell, have begun to provide short message service, which is a paging service, over wireless frequencies.

     In providing long distance telephone service, Iusacell faces or will face competition from 16 other concession holders, including Telmex and joint venture companies in which AT&T and MCI WorldCom have beneficial ownership interests. Presubscription balloting took place in 150 cities in 1997, 1998 and the first quarter of 1999 in which telephone customers chose their long distance carrier. Iusacell chose not to commit significant marketing resources to the balloting process and fared poorly in initial balloting results.

     In the local telephony market, Iusacell expects to face significant competition from Telmex, the existing monopoly, and new competitors providing service over the 1.9 GHz (PCS) and 3.4-3.7 GHz (Wireless Local Loop) frequency bands. Unefon launched service in Mexico City in January 2000. See "-- The Telecommunications Industry in Mexico -- Market Liberalization."

     In providing data transmission services, Iusacell competes for customers with Telmex, state-owned Telecom and the operational long distance companies. In addition, Iusacell believes that the current Mexican data transmission industry includes over 1,000 private networks that provide data transmission services.

INTERNATIONAL JOINT VENTURES

     On September 12, 1997, Iusacell signed an agreement to sell its direct and indirect minority interests in its Ecuadorian cellular company, Conecel, and its Ecuadorian paging company, Corptilor, S.A., to a corporation controlled by the controlling shareholder of the majority shareholder of these companies. At the September 30, 1997 closing, Iusacell received U.S.$29.4 million in cash consideration for its direct interests in these companies, and in 1998 it received approximately U.S.$2.0 million, net of taxes, in respect of its indirect interest. In November 1999, Iusacell received an additional U.S.$1.6 million, net of Colombian taxes, in respect of the liquidation of the company that held this indirect interest.

     In December 1996, Iusacell sold a 51% stake in Iusatel Chile, a Chilean long distance company, and agreed to sell the remaining 49% upon acquisition from its previous partners. The second stage of this transaction was completed in early 1997. Iusacell received U.S.$5.0 million for the two sales. The sale transaction also included a capitalization of U.S.$13.3 million of obligations of Iusacell to Iusatel Chile. Iusacell received full payment in December 1997.

GOVERNMENT REGULATION

     Telecommunications systems in Mexico are regulated by the SCT and COFETEL, a decentralized regulatory body within the SCT, pursuant to the 1995 Telecommunications Law (Ley Federal de Telecomunicaciones), which became effective on June 8, 1995. Regulations governing international long distance, domestic long distance and local telephony have been promulgated under the 1995 Telecommunications Law. However, some rules from the prior Law of General Means of Communication (Ley de Vias Generales de Comunicacion) and the rules promulgated under such law, including, without limitation, the Telecommunications Rules (Reglamento de Telecomunicaciones) which we collectively refer to as the Original Communications Laws, generally remain effective.

     These laws and regulations define the regulatory structure applicable to the nationwide telecommunications infrastructure and the provision of telecommunications services. They govern, among other things:

     - applications to install, maintain and operate telecommunications systems,

     - the establishment of technical standards for the provision of telecommunications services,

     - the grant, revocation and modification of concessions and permits, and

     - the auction of spectrum.

     In particular, the terms and conditions of concessions and permits granted under the Original Communications Laws, which is the case for most concessions and permits granted to Iusacell and its subsidiaries, should be governed by the Original Communications Laws and respected under the new regulatory regime until their expiration. The 1995 Telecommunications Law may grant rights enhancing those set forth in the Original Communications Laws. However, rates charged by holders of concessions and permits granted under the Original Communications Laws will continue to require prior approval from the SCT, unless such concession or permit is amended. Iusacell, whose four cellular concessions were granted under the Original Communications Laws, has requested an amendment of its concessions to permit it to register tariffs with COFETEL without prior approval from the SCT.

CONCESSIONS AND PERMITS

     To provide public telecommunications services in Mexico through a public network, the service provider must first obtain a concession from the SCT. Pursuant to the 1995 Telecommunications Law, concessions for public networks may not exceed a term of 30 years, and concessions for radioelectric spectrum may not exceed a term of 20 years. Concessions may be extended for a term equivalent to the term for which the concession was originally granted, but not to exceed such 20- or 30-year limit, as the case may be. Concessions specify, among other things:

     - the type of network, system or service,

     - the allocated spectrum, if applicable,

     - the geographical region in which the holder of the concession may provide the service,

     - the required capital expenditure program,

     - the term during which such service may be provided,

     - the payment, where applicable, required to be made to acquire the concession, including, where applicable, the participation of the Mexican government in the revenues of the holder of the concession, and

     - any other rights and obligations affecting the concession holder.

     In addition to concessions, the SCT may also grant permits for (x) establishing, operating or exploiting private telecommunications services not constituting a public network (i.e., reselling) and (y) installing, operating or exploiting transmission-ground stations. There is no specified maximum term for permits. Under the 1995 Telecommunications Law, only registration with the SCT is required to provide value-added telecommunications services.

     Under the 1995 Telecommunications Law and the Foreign Investment Law (Ley de Inversion Extranjera), concessions may only be granted to Mexican individuals and to Mexican corporations in which non-Mexicans hold no more than 49% of their voting shares or which are not otherwise controlled by non-Mexicans, except that, in the case of concessions for cellular communications services, foreign investment participation may exceed 49% with the prior approval of the Mexican Foreign Investment Commission of the Mexican Ministry of Commerce and Industrial Development. There are no foreign investment participation restrictions in respect of operations conducted under permits.

     A concession or a permit may be terminated pursuant to the 1995 Telecommunications Law upon:

     - expiration of its term,

     - resignation by the concession holder or the permit holder,

     - revocation,

     - expropriation, or

     - dissolution or bankruptcy of the concession holder or the permit holder.

     A concession or a permit may be revoked prior to the end of its term under certain circumstances, such as:

     - unauthorized or unjustified interruption of service,

     - the taking of any action that impairs the rights of other concessionaires or permit holders,

     - failure to comply with the obligations or conditions specified in the concession or permit,

     - failure to provide interconnection services with other holders of telecommunications concessions and permits,

     - loss of the concession or permit holder's Mexican nationality in instances in which Mexican nationality is legally required,

     - unauthorized assignment, transfer or encumbrance of the concession or permit, of any rights under the concession or permit or of assets used for the exploitation of the concession or permit,

     - failure to pay to the Mexican government its fee for the concession or permit or, where applicable, its participation in the revenues of the holder of the concession or permit, and

     - participation of any foreign government in the capital stock of the holder of the concession or permit.

     In addition, the SCT may establish for any concession further events which could result in revocation of that concession.

     The Mexican government, through the SCT, may also temporarily seize all assets related to a concession or permit in the event of a natural disaster, war, significant public disturbance or threats to internal peace and for other reasons related to preserving public order or for economic reasons. In addition, the government has the statutory right to expropriate a concession and assets related to its exploitation for public interest reasons. Under Mexican law, the Mexican government is obligated to compensate the owner of the assets in the case of a statutory expropriation or temporary seizure, except in the event of war. If the Mexican government temporarily seizes such assets, it must indemnify the concession or permit holder for all losses and damages, including lost revenues.

     In the case of an expropriation, the amount of the compensation is to be determined by appraisers. If the party affected by the expropriation disagrees with the amount appraised, it may initiate judicial action against the government. Should no agreement be reached on the amount of the indemnity in the case of a seizure or expropriation, the determination will be made by an independent appraiser. Iusacell is not aware of any instance in which the SCT has exercised any of these powers in connection with a cellular company.

     The Original Concession. Iusacell's right to provide radiotelephony, local wireless and data transmission services nationwide, as well as cellular service in Region 9, is based upon the concession granted to the predecessor of Iusacell's wholly owned subsidiary, SOS Telecomunicaciones, S.A. de C.V., on April 1, 1957, as amended, which we refer to as the Original Concession. The term of the Original Concession is 50 years, and it expires on April 1, 2007. The Original Concession may, however, be revoked prior to such date in the event that SOS fails to comply with its terms or applicable law. The Original Concession is renewable upon timely application to the SCT, provided that SOS has complied with all of the requirements of the Original Concession and agrees to any new terms and conditions established by the SCT at the time of renewal.

     In consideration for the Original Concession, SOS must make payments to the Mexican government equal to 5% of all gross revenues derived from services provided through its Region 9 cellular network and payments in an amount which is the greater of (i) 4% of all gross revenues and (ii) 10% of net income, in either case, derived from services provided through its nationwide radiocommunications network.

     Under the terms of the Original Concession, SOS must continually modernize its services. In updating its services, SOS must submit technical and economic plans for approval by the SCT. In determining whether to approve these plans, the SCT is authorized to consider whether the plans sufficiently address factors such as the public interest (including, without limitation, teledensity) and efficiency and uniformity in telecommunications throughout Mexico.

     Initially, the Original Concession authorized only the installation and commercial operation of nationwide mobile (vehicle-installed) radiotelephone public service in the 132-144 MHz frequency range. Since then, however, the Original Concession has been amended numerous times, allowing Iusacell to expand the types of telecommunications services which it may offer. In 1978, the Original Concession was amended to grant SOS an additional allocation in the 440-450 MHz and 485-495 MHz frequency ranges in return for yielding a portion of its 132-144 MHz frequency range allocation. SOS retained the frequencies between 138 and 144 MHz.

     Between 1986 and 1989, the Original Concession was further amended to enable SOS to provide fixed rural radiotelephony service, to offer telex and data transmission with the obligation to link its subscribers to the network owned by Telecom, and to interconnect its radiocommunications ground stations through satellite.

     In 1989, SOS was authorized to install, operate and maintain a mobile public radiocommunications network with cellular technology in the 825-835 MHz and 870-880 MHz frequency bands in Region 9. In 1990, SOS was authorized to carry intra-regional cellular-to-cellular communications throughout Region 9 without being required to interconnect with the long distance carrier. In 1992, SOS was authorized to provide public data transmission service nationwide through its radio communications networks without the obligation to link its subscribers to the Telecom network.

     In 1993, SOS was granted an additional 5 MHz band in the 800 MHz frequency range for the provision of cellular service, due to the high volume of cellular traffic experienced in Region 9. In the same year, SOS was authorized to improve its radiocommunications public service in the 440-450 MHz and 485-495 MHz frequency ranges by utilizing digital technology and to interconnect its telecommunications systems through fiber optic, satellite and microwave technologies. The SCT also clarified the ability, and indeed the obligation, of SOS to interconnect customers of its nationwide radio communications network regardless of whether such customers use fixed, mobile or portable telephones.

     In accordance with the 1995 Telecommunications Law, SOS applied to renew the Original Concession in March 1997. Moreover, in December 1996, Iusacell applied to divide the Original Concession into two concessions, one relating to the provision of cellular services over the 800 MHz frequency band in Region 9, which would not be subject to restrictions on foreign investment, and a second relating to the 450 MHz frequencies, which would be subject to restrictions on foreign investment. See "-- Foreign Ownership Restrictions." Iusacell is currently negotiating the terms and conditions for such extension and division with COFETEL.

     Cellular Concessions. Mexico is divided into nine cellular regions. The SCT has allocated cellular telephone system frequencies in each region in the Cellular A-Band and the Cellular B-Band. In each region, Telcel holds the Cellular B-Band concession and its cellular competitor in each region holds the Cellular A-Band concession.

     In Region 9, Iusacell holds the right to provide cellular service pursuant to an authorization granted to SOS by the SCT in 1989 under the Original Concession. In Regions 5, 6 and 7, Iusacell holds the right to provide cellular service through its subsidiaries Comunicaciones Celulares de Occidente, S.A. de C.V., known as Comcel, Sistemas Telefonicos Portatiles Celulares, S.A. de C.V., known as Portacel and Telecomunicaciones del Golfo, S.A. de C.V., known as Telgolfo, respectively. Comcel, Portacel and Telgolfo each hold 20-year concessions expiring in 2010 which authorize these subsidiaries to install, operate, maintain and exploit mobile public radiotelephone networks with cellular technology for commercial use in the Cellular A-Band. In consideration for these authorizations and concessions, the subsidiaries made initial payments to the Mexican government and, in addition, must make payments as follows:

                                                         PERCENT OF GROSS REVENUES
                                                            PAYABLE TO MEXICAN
SUBSIDIARY                                                      GOVERNMENT
----------                                               -------------------------
Comcel.................................................             8%
Portacel...............................................             7%
Telgolfo...............................................             8%

     By the terms of their concessions, Comcel, Portacel and Telgolfo must continually modernize their services after receiving approval of their technical and economic plans from the SCT. In determining whether to approve these plans, the SCT is authorized to consider whether the plans sufficiently address factors such as the public interest (including, without limitation, teledensity) and efficiency and uniformity in telecommunications throughout Mexico. These concessions may be revoked or terminated prior to their expiration dates in the event the concession holder fails to comply with the conditions established in the concessions or applicable law. The concessions may, however, be renewed for a term equal to the original term upon timely application to the SCT, provided that the concession holder had complied with all of the requirements of its concession and agrees to any new terms and conditions established by the SCT at the time of such renewal.

     Paging. On December 14, 1995, Iusacell and Infomin formed Infotelecom as a joint venture to market national and international paging services. Infomin has a concession, which expires on July 20, 2009, to provide nationwide paging services in Mexico. Although the joint venture agreement between Iusacell and Infomin contemplates that Infomin will ultimately transfer its paging concession to Infotelecom, Infomin's paging concession prohibits foreign ownership of more than 49% of the voting shares of the entity holding the concession. Infomin, therefore, would be unable to contribute its paging license to the joint venture so long as Bell Atlantic continued to control the management of Iusacell and Iusacell continued to hold more than 49% of the voting shares of Infotelecom. In order to eliminate this obstacle to the transfer of the paging concession to Infotelecom, in December 1998 Iusacell sold a 2% interest in Infotelecom to Mr. Jose Ramon Elizondo, a director of Iusacell. As a result, Iusacell currently holds a 49% interest in Infotelecom. See "-- Other Services -- Paging." Infotelecom is required to make monthly payments to Infomin equal to 5% of all gross revenues for the preceding month. This payment represents the amount which Infomin as concession holder must pay the SCT for the right to provide paging service.

     Long Distance. Iusacell's right to provide international long distance services is based upon a long distance concession granted by the SCT to Iusatel, S.A. de C.V. on October 16, 1995. The term of the long distance concession is 30 years and may be renewed upon timely application to the SCT, for an equal period of time, provided that Iusatel complies with certain requirements. Upon Iusacell's application, the SCT and COFETEL modified this concession on December 17, 1997, authorizing a change in the coverage requirements and increasing flexibility in the choice of transmission technology.

     Pursuant to the modified concession, Iusatel is required to comply with technical specifications and had to serve with its own infrastructure a minimum of 11 specified cities by July 31, 1998, 26 additional specified cities by December 31, 1999 and another 13 additional specified cities by December 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Expenditures."

     In February 1997, the Mexican Foreign Investment Commission conditioned its approval of Bell Atlantic assuming management control over Iusacell upon the requirement, among others, that Iusacell transfer at least 51% of the voting shares of Iusatel to Mexican investors on terms acceptable to the Foreign Investment Commission. In November 1998, Iusacell complied with this requirement by having Mr. Elizondo agree to subscribe to 5.1% of the capital stock of Iusatel, comprising 51% of the voting shares thereof. Iusacell retained a 94.9% equity interest in Iusatel, including a 90% equity interest through the ownership of neutral limited voting stock (inversion neutra) and a 49% voting interest representing a 4.9% equity interest. See "-- Foreign Ownership Restrictions."

     Local Telephony. Iusacell believes its right to provide local telephony service is derived from the Original Concession. The Original Concession, as originally granted, permitted Iusacell to provide radiocommunications service to vehicle-mounted terminal equipment nationwide.

     In 1986, the SCT amended the Original Concession to authorize Iusacell to provide fixed public radiotelephony service in rural areas nationwide in accordance with plans to be approved by the SCT. In 1990, the Telecommunications Rules were promulgated by the Mexican government which further modified the Original Concession.

     These regulations classified radiocommunications services on the basis of the networks used to provide such services rather than upon the basis of subscriber terminal equipment. Radiocommunications networks are generally classified as either "fixed" or "mobile." Iusacell's radiocommunications network is a mobile network. In 1993, the SCT clarified the ability, and indeed the obligation, of SOS to interconnect customers of its nationwide radiocommunications network regardless of whether such customers use fixed, mobile or portable telephones.

     Pursuant to the Original Concession, the commencement of construction and marketing of local wireless service in the 450 MHz frequency band on a commercial basis requires the prior approval of the SCT. Iusacell has never received the SCT's approval of its technical and economic plans for local wireless service in the 450 MHz frequency band.

     However, in June 1997, the SCT and Iusacell reached agreement on a process by which Iusacell could obtain a concession issued and recognized by the SCT to provide local wireless service in the 450 MHz frequency band. Under this agreement, Iusacell would convert and consolidate some of its existing concessioned radiotelephony frequencies into 450 MHz spectrum in Regions 4, 5, 6, 7 and 9 and would have a right of first refusal to acquire the concessions to provide local wireless service over such frequencies at prices derived from the prices of the winning bids in the auctions for 450 MHz and 1.9 GHz (PCS) frequency bands concluded in May 1998.

     These auctions yielded a right of first refusal exercise price estimated at U.S.$2.25 million for all five regions. However, neither the SCT nor COFETEL has formally notified Iusacell of the exact right of first refusal exercise price, the payment terms or the coverage/build-out requirements relating to the concessions, all of which are necessary for Iusacell to decide whether to exercise its right of first refusal.

     Iusacell is exploring alternatives for providing local telephony services, including limited zone wireless services in the 800 MHz (cellular) or 1.9 GHz
(PCS) frequency bands deploying digital technology that will permit mobility and fixed wireless services over such bands. If Iusacell were to determine that it would be preferable to pursue such alternatives, the acquisition of concessions, other regulatory approvals and the payment of substantial fees could be required. Iusacell expects to make its decision on the overall strategy for providing local telephony services before the fourth quarter of 1999.

     In September 1998, Iusacell determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz fixed local wireless project in 1994, an impairment of its investment in 450 MHz TDMA technology had occurred. As a result, Iusacell recorded a substantial non-cash writedown of its investment in the 450 MHz fixed local wireless project. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Local Telephony in the 450 MHz Frequency Band."

     In November 1998, Mr. Jose Ramon Elizondo, a director of Iusacell, agreed to subscribe to 5.1% of the capital stock of Iusatelecomunicaciones, S.A. de C.V., the Iusacell subsidiary which provides local wireless service in the 450 MHz frequency band on a trial basis, comprising 51% of its total voting shares. Iusacell retained a 94.9% equity interest in Iusatelecomunicaciones, including a 90% equity interest through the ownership of neutral limited voting stock (inversion neutra) and a 49% voting interest representing a 4.9% equity interest. See "-- Foreign Ownership Restrictions."

     Data Transmission. Iusacell's right to offer telex and provide public data transmission service throughout Mexico is derived from the Original Concession. Iusacell utilizes its allocations in the 138-144 MHz, 440-450 MHz and 485-495 MHz frequency bands, excess capacity in its cellular microwave backbone in Region 9 and Satelitron satellite transmission services to provide data transmission services. Satellite Transmission Permit. On December 15, 1991, Satelitron, a joint venture among Hughes Network Systems, Iusacell and one other investor, was granted a 15-year permit to provide dedicated circuit services and private networks through Mexican satellites or any other satellites designated by the Mexican government. The Satelitron permit is renewable for 15 additional years upon timely application to the SCT, provided Satelitron has complied with all of the requirements of the permit and agrees to any new terms and conditions established by the SCT at the time of such renewal. Under this permit, Satelitron is required to make monthly payments to the SCT equal to 2.5% of all gross revenues derived from its provision of access to its satellite bandwidth, and 2.5% of all such gross revenues to Telecom for supervision and supporting services. Iusacell currently intends to sell its interest in Satelitron.

     Dedicated Microwave Circuit Services Permit. On December 8, 1993, the SCT authorized SOS to use its microwave network's excess capacity to provide dedicated circuit services. In accordance with the terms of this permit, these dedicated microwave circuits cannot be interconnected to public exchange networks, and the service must only be provided through the links of the microwave network authorized by the SCT. On February 1, 1994, the SCT authorized SOS to carry voice, data and video conferencing through these dedicated circuit services.

     Value-Added Services Permit. On June 17, 1993, SOS was granted a permit to provide through its public network the following value-added telecommunications services to its cellular subscribers:

     - secretarial service,

     - voice mail, and

     - data transmission.

     The term of this permit is the same as that of the authorization for using the Region 9 cellular network through which the value-added services are to be provided. Under this permit SOS is required to make annual payments to the Mexican government equal to 5% of all gross revenues derived directly from the provision of these services. In October 1994, Comcel, Telgolfo and Portacel were each granted a permit to provide secretarial services under the same terms granted to SOS, including the making of the annual payments to the Mexican government.

FOREIGN OWNERSHIP RESTRICTIONS

     Pursuant to the 1995 Telecommunications Law and the 1993 Foreign Investment Law, holders of concessions to provide telecommunications services in Mexico, excluding providers of cellular service, cannot have a majority of their voting shares owned by, and cannot be otherwise controlled by, foreign persons. In February 1997, the Mexican Foreign Investment Commission conditioned its approval of Bell Atlantic assuming management control over Iusacell upon the requirement that, within a renewable period of 180 days, Iusacell would transfer at least 51% of the voting shares of Iusatelecomunicaciones and Iusatel to Mexican investors on terms acceptable to the Foreign Investment Commission. The Foreign Investment Bureau of the SECOFI twice extended the transfer deadline.

     In November 1998, Iusacell complied with this requirement by transferring 51% of the voting shares of these two subsidiaries to Mr. Jose Ramon Elizondo, a director of Iusacell, by means of a subscription to capital. Iusacell retained 49% of the voting shares of these subsidiaries. Iusacell also holds another 90% of the capital of these subsidiaries through the ownership of neutral limited voting stock (inversion neutra) that does not constitute voting shares for purposes of the Mexican foreign investment laws. Consequently, Iusacell holds a 94.9% equity interest in these two subsidiaries.

     In order to participate in the auctions for concessions for microwave frequencies concluded in September 1997, Iusacell formed Punto-a-Punto Iusacell, S.A. de C.V., a joint venture with Mr. Elizondo.

The Mexican Foreign Investment Bureau has approved a capital structure substantially similar to that authorized for Iusatel and Iusatelecomunicaciones for the microwave joint venture.

     In order to participate in the auctions for concessions for 1.9 GHz PCS frequencies concluded in May 1998, Iusacell formed Iusacell PCS, S.A. de C.V., another joint venture with Mr. Elizondo. The Mexican Foreign Investment Bureau approved a capital structure substantially similar to that authorized for Iusatel, Iusatelecomunicaciones and Punto-a-Punto Iusacell.

     Moreover, in December 1998 Mr. Elizondo acquired a 2% interest in Infotelecom, S.A. de C.V., a company which commercializes paging services, from Iusacell. As a result, Iusacell currently holds only 49% of this entity, complying with the condition precedent necessary to allow its other partner, Infomin, S.A. de C.V., a Mexican controlled company, to transfer its paging concession to Infotelecom, as previously agreed with Iusacell. See "Certain Transactions -- Interests of Directors."

RATES FOR TELECOMMUNICATIONS SERVICES

     Under the Original Communications Laws, SCT approval was required for rates charged for all basic and certain value-added cellular services and for data transmission services. Historically, the SCT permitted rate increases based on the cost of service, the level of competition, the financial situation of the carrier and macroeconomic factors. Carriers were not allowed to discount the rates authorized by the SCT, although operators occasionally waived activation fees on a promotional basis. Interconnection rates were also authorized by the SCT. All terms of interconnection (such as point of interconnection) other than interconnection rates were negotiated between the regional non-wireline cellular carriers and Telmex under the SCT's supervision. Rates for dedicated circuit services through microwave networks, and dedicated circuits and private networks through satellites, were not regulated under the Original Communications Laws.

     Under the 1995 Telecommunications Law, rates for telecommunications services, including cellular and long distance services, are now freely determined by the providers of such services. Providers are prohibited from adopting discriminatory practices in the application of rates. In addition, the SCT is authorized to impose specific rate requirements on those companies determined by the Federal Competition Commission to have substantial market power. All tariffs for telecommunications services, other than value-added services, must be registered with COFETEL prior to becoming effective.

UNITED STATES REGULATION

     Bell Atlantic, like all other regional Bell operating companies, was subject to a consent decree (the "Decree") entered in a United States federal court in 1982 resulting from antitrust litigation brought by the United States Department of Justice against AT&T. The Decree required AT&T to divest itself of its local telephone companies. Under the Decree, Bell Atlantic was prohibited from providing interLATA (long distance) telecommunications, engaging in the manufacture of customer premises equipment ("CPE"), or engaging in the manufacture or sale of telecommunications equipment.

     The Telecommunications Act of 1996 (the "1996 Act"), which became effective on February 8, 1996, includes provisions that open local telephony markets to competition and would permit regional Bell operating companies, such as Bell Atlantic, to provide interLATA services (long distance) and video programming and to engage in manufacturing. Under the 1996 Act, Bell Atlantic was allowed to provide certain interLATA (long distance) services immediately upon enactment, including interLATA (long distance) services originating outside the states where its subsidiaries provide local exchange telephone services and interLATA (long distance) services that are "incidental" to other permitted business such as wireless services.

     However, the ability of Bell Atlantic and its affiliates to engage in businesses previously prohibited by the Decree, including providing interLATA (long distance) services originating in the states where Bell Atlantic's subsidiaries provide local exchange telephone service, and manufacturing CPE or telecommuni-cations equipment, is largely dependent on satisfying certain conditions contained in the 1996 Act and related regulations.

     Since Iusacell is affiliated with Bell Atlantic, its operations must comply with the terms of the Decree. Bell Atlantic obtained waivers under the Decree in 1986 and 1993 that together permitted it to conduct business outside the United States, subject to certain exceptions and restrictions. Under such exceptions and restrictions, a foreign telecommunications entity affiliated with Bell Atlantic (an "FTE"), such as Iusacell, could not provide interexchange (long distance) telecommunications services between points in the United States or own any international telecommunications facilities in the United States.

     As to telecommunications traffic between the United States and a foreign country, an FTE could provide only the foreign "half" of such traffic. An FTE was prohibited from discriminating in handling traffic to and from the United States and was limited as to interests it could own in international cables and satellite facilities to and from the United States. Finally, an FTE was prohibited from exporting to the United States any telecommunications equipment or CPE manufactured outside the United States.

     The 1996 Act eliminated certain restrictions under the Decree including:

     - restrictions that precluded an FTE from providing the United States "half" of traffic originating in a foreign country,

     - restrictions on exporting to the United States telecommunications equipment or CPE manufactured outside the United States, and

     - restrictions on providing interLATA (long distance) telecommunications services between points in the United States or international long distance service originating in the United States, and from owning international telecommunications facilities in the United States subject to the same conditions that Bell Atlantic must satisfy under the 1996 Act and any regulations promulgated thereunder with respect to interLATA (long distance) telecommunications services originating in the states in which Bell Atlantic's local exchange subsidiaries provide service.

     Under the 1996 Act, Iusacell may now provide both the foreign "half" and the United States "half" of telecommunications traffic originating in Mexico (or any other foreign country) and may now carry international telecommunications traffic which, although routed through the United States, neither originates nor terminates in the United States. In addition, Iusacell may, on a resale basis, carry United States originated traffic bound for Mexico (or other foreign countries) so long as the traffic originates outside the states where Bell Atlantic's subsidiaries provide local exchange telephone service.

     In 1996, Iusatel applied for and received authorization under Section 214 of the United States Communications Act of 1934 to become a facilities-based provider of international long distance services from the United States (the "Section 214 Authorization"). The Section 214 Authorization was transferred to a Peralta Group entity in January 1996. Because the restructuring of Iusatel to comply with the 1995 Telecommunications Law and the Foreign Investment Law has been completed, Iusatel and such Peralta Group entity intend to seek to formally return control of the Section 214 Authorization to Iusatel. Iusacell has not yet determined whether it will engage in activities permitted by the 1996 Act or, upon any reassignment to Iusatel, the Section 214 Authorization. If Iusacell chooses to engage in such activities, no definitive prediction can be made as to the specific impact of such activities on Iusacell's business, financial condition or results of operations.

     Other laws of the United States may restrict activities of Iusacell by virtue of Bell Atlantic's ownership interest, including laws and regulations that restrict trade with, and investments in, specific countries, as well as the United States Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act is also applicable to Iusacell because its securities are listed on the New York Stock Exchange.

     The Iusacell Shareholders Agreement contains provisions designed to require Iusacell to refrain from taking any actions that would cause Bell Atlantic to be in violation of applicable law.

EMPLOYEES

     At September 30, 1999, Iusacell and its subsidiaries had an aggregate of 1,823 full-time and part-time employees, 131 temporary employees and 5 full time Bell Atlantic seconded employees or consultants. Approximately 38.2% of the full time employees were members of a labor union. Iusacell has never experienced a work stoppage and management considers its relationship with its employees to be good.

PROPERTY

     Throughout the regions served by its cellular operations at September 30, 1999, Iusacell operated 96 customer sales and service centers and a total of 357 cellular 800 MHz cell sites, 15 fixed local wireless 450 MHz cell sites, 56 repeaters, five mobile switching centers, one switch for local wireless service, three switches for long distance service and 49 paging antennas.

     Iusacell generally leases the land where its customer sales and service centers, cell sites, antennas, microwave transmission equipment and mobile switching centers are located. Iusacell owns and leases administrative offices in Mexico City as well as in Guadalajara, Puebla, Monterrey, Leon and Ciudad Juarez. Iusacell generally owns its cellular network equipment, subject to liens.

LEGAL PROCEEDINGS

     Although Iusacell is a party to some legal proceedings in the ordinary course of its business, management believes that, except as described below, none of these proceedings, individually or in the aggregate, are likely to have a material adverse effect on Iusacell.

SUIT AGAINST TELMEX AND TELCEL

     A ruling by the Federal Competition Commission is still pending on the suit filed by Iusacell in November 1995, against Telmex and Telcel, claiming that the two companies have engaged in monopolistic practices in the Mexican telecommunications market, including unlawful cross-subsidies by Telmex of Telcel's cellular phone operations.

     As relief, Iusacell sought a declaration that Telmex and Telcel have violated Mexican antitrust laws; the imposition of applicable sanctions; the termination of the anticompetitive control that Telmex allegedly exercises over Telcel; the modification of the interconnection contracts between Telmex and Iusacell to eliminate anticompetitive provisions; the declaration of Telmex as a dominant carrier in the cellular market; the regulation of interconnection in a manner that promotes competition, including special regulation of Telmex as a dominant carrier; the regulation of the terms under which users have access to the different services that Telmex provides; the establishment of separate accounting standards for Telmex; and the establishment of regulations for unbundled and non-discriminating interaffiliate interconnection tariffs between and among Telmex and its affiliates.

     Telmex and Telcel have filed various motions against the suit. In February 1997, the Federal Competition Commission imposed a fine of Ps.847,500 (approximately U.S.$106,000 at that time) on Telmex and Telcel for their refusal to provide the expert appointed by Iusacell with the necessary information to prepare his opinion on the cross-subsidies claim. Additional fines were to accrue on a daily basis. Telmex and Telcel filed for an injunction (amparo) against the Federal Competition Commission asserting that Mexican antitrust laws do not apply to Telmex and Telcel and questioning the constitutionality of the Federal Competition Commission. In October 1997, the Administrative Third Court of Appeals for the First Circuit in Mexico denied granting Telmex and Telcel a preliminary injunction. Telmex and Telcel appealed this denial to the Mexican Supreme Court, which has yet to determine the matter. In November 1998, in order to accelerate resolution of this matter, the Federal Competition Commission issued a new discovery order against Telmex and Telcel, confirming that the per diem fines accrued against Telmex and Telcel for their prior refusal to comply had reached approximately Ps.8.5 million (U.S.$900,000). Telmex and Telcel filed an injunctive action (amparo)against this new discovery order and the imposition of the fine. Telmex's amparo was recently denied, but Telmex has petitioned for a review of the decision (recurso de revision).

SUIT BY MITSUBISHI

     Mitsubishi Electronics America, Inc. filed a complaint with the Circuit Court of Cook County, Illinois, in the United States on July 18, 1996 against Iusacell, Bell Atlantic Corporation and Bell Atlantic Latin American Holdings, Inc. Mitsubishi's complaint alleges, among other things, that Iusacell breached a purported contract for the purchase of 60,000 local wireless telephone terminals at a cost of U.S.$510 each. Mitsubishi seeks judgment in an amount in excess of U.S.$50,000 for each of three counts against Iusacell, plus punitive damages for one of those counts. Mitsubishi has filed answers to interrogatories claiming damages in an amount of U.S.$8,825,343.

     Iusacell's motions to dismiss the complaint for lack of personal jurisdiction and on substantive grounds were rejected, although the court reserved judgment on Iusacell's motion to dismiss for forum non conveniens. The litigation is now in the discovery stage; production of documents has largely been completed and depositions of witnesses has begun. Iusacell believes the lawsuit has no basis and does not anticipate that Mitsubishi will obtain a judgment in its favor for a material amount of money damages because, in Iusacell's view, the purported contract was a non-binding letter of intent, and the purported reliance by Mitsubishi on negotiations with Iusacell to order terminal components was unreasonable and unwarranted. Nevertheless, in light of anticipated litigation expenses in 2000, Iusacell is creating a contingency reserve of U.S.$3.0 million with respect to the litigation.

SUIT BY PUBLICIDAD FERRER

     In February 1998, Publicidad Ferrer y Asociados, S.A. de C.V., Iusacell's former advertising agency, filed a complaint with the 39th Civil Superior Tribunal in the Federal District of Mexico against Iusacell. Publicidad Ferrer's complaint alleges that Iusacell improperly terminated its contract and seeks approximately Ps.23.7 million (U.S.$2.5 million) in damages in respect of lost commissions. In September 1998, the 39th Civil Superior Tribunal ruled in favor of Iusacell, finding no breach of contract and no damages. Publicidad Ferrer appealed to the Third Superior Tribunal in the Federal District of Mexico, which affirmed the lower court's ruling. Publicidad Ferrer then appealed to the First Circuit Collegial Tribunal of the Mexican Supreme Court. In June 1999, the First Circuit Collegial Tribunal reversed the ruling of the Third Superior Tribunal, finding Iusacell in breach of contract and finding further that Publicidad Ferrer suffered Ps.23.7 million in damages. The First Circuit Collegial Tribunal remanded the case to the Third Superior Tribunal for sentencing in accordance with the guidelines set forth in its ruling. Upon remand, the Third Superior Tribunal found Iusacell in breach of its contract, but also ruled that the damages suffered by Publicidad Ferrer were only Ps.16.8 million (U.S.$1.8 million). Both Iusacell and Publicidad Ferrer filed injunctive actions (amparos) against this sentence. The First Circuit Collegial Tribunal denied both injunctive actions. In February 2000, Iusacell settled this litigation for Ps.14.5 million (U.S.$1.6 million).

NON-JUDICIAL DISPUTES

     In early 1999, the Mexican government enacted amendments to the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) pursuant to which holding companies, beginning January 1, 1999, were required to limit their tax consolidation to 60% of all of their subsidiaries. Prior to January 1, 1999, Iusacell prepared its tax returns on a fully consolidated basis (except for three non-wholly owned subsidiaries which were 60% consolidated for tax purposes), benefiting from the ability to offset loss incurred by some subsidiaries against the gains of others within the consolidated group. In April 1999, Iusacell filed an injunctive action (amparo) with the Second Court in Administrative Matters of the Federal District of Mexico against these new income tax law amendments on the grounds that they were unconstitutional. Recently, this court rejected Iusacell's injunctive action, and Iusacell has filed for a review (recurso de revision) with the Second Circuit Collegial Tribunal in Administrative Matters. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Income Tax, Asset Tax and Employees' Profit Sharing."

     In May 1998, Iusacell discovered that its former corporate headquarters in Mexico City, of which one of its subsidiaries is the owner, is encumbered by liens for an amount in excess of the estimated fair market value of the property. The potential loss that may result due to the liens would be the book value of the building, which was Ps.89.4 million (U.S.$9.6 million) at September 30, 1999. Iusacell is currently negotiating with the Mexican Treasury, the holder of the liens, to unencumber the property. We cannot assure you, however, that Iusacell will be able to remove the liens from such property and realize any value from such asset.

     In March 1994, Iusacell and Northern Telecom (CALA) Corporation ("Nortel") entered into a five-year, U.S.$330.0 million agreement, which we refer to as the Nortel Agreement, pursuant to which Nortel would supply network switching equipment, switching center transmission equipment and radio base station equipment, as well as associated software and technical services, for the development of the 450 MHz local wireless network. Pursuant to a side letter agreement entered into in December 1995, the Nortel Agreement would terminate automatically if Iusacell's technical and economic plans for the 450 MHz project had not been approved by, or Iusacell did not receive a concession to provide local wireless telephony in the 450 MHz frequency band from, the SCT on or before December 31, 1997. Neither event having occurred on or prior to December 31, 1997, the Nortel Agreement has terminated. In 1994, as required under the Nortel Agreement, Iusacell made advance payments of U.S.$15.0 million in anticipation of 1995 and 1996 purchases which were never made. Iusacell now seeks a refund of such advanced funds. Nortel, however, has asserted that such advances should be credited against development costs.

     In 1995, Iusacell entered into a U.S.$82.0 million purchase agreement with Telrad Telecommunications Electronics Industries, Ltd. for 450 MHz local wireless terminals. Iusacell terminated this agreement in November 1996 based on the failure by Telrad to meet delivery and government approval milestones and the failure to meet quality standards. Although Iusacell believes that it has no further liability under the Telrad contract and has no further liability under the Nortel Agreement, we cannot assure you that Telrad or Nortel will not seek legal redress against Iusacell or that Telrad or Nortel will not succeed in obtaining damages from Iusacell. Although Iusacell believes that Nortel is legally obligated to refund the U.S.$15.0 million advance to Iusacell, there can be no assurance that Iusacell will succeed in obtaining such refund. See
"-- Government Regulation."

     In 1996, Mexican tax authorities commenced tax audits on Iusacell and two of its subsidiaries. These audits were completed in early 1999. In May 1999, the Mexican tax authorities assessed Iusacell a Ps.21.4 million (U.S.$2.3 million) penalty for purported incorrect deductions of certain interest expense for income tax purposes. Iusacell recently paid this assessment.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Iusacell is incorporated with limited liability in Mexico and substantially all of its assets are located in Mexico. In addition, the majority of the directors and officers of Iusacell and some of the experts named in this prospectus reside outside the United States (principally in Mexico) and all or a significant portion of the assets of those persons and of Iusacell are located outside the United States. As a result, it may not be possible for investors to effect service of process upon such persons within the United States or to enforce against such persons, Iusacell judgments obtained in the courts of the United States, including without limitation, judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     Iusacell has been advised by De Ovando y Martinez del Campo, S.C., its special Mexican counsel, that there is doubt as to the enforceability in original actions in Mexican courts of liabilities predicated solely upon U.S. Federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. Federal securities laws. As a result, because substantially all of the assets of Iusacell are located in Mexico, holders of Iusacell securities may effectively be required to pursue in Mexico, under Mexican law, any claims they may have against Iusacell.

                                   MANAGEMENT

     New Iusacell is managed by a twelve-member Board of Directors. The directors nominated by Bell Atlantic have the power under Iusacell's bylaws to approve, without the affirmative vote of any other directors, all resolutions of the Board of Directors, except with respect to some transactions over which the New Iusacell Shareholders Agreement grants the Peralta Group supermajority rights. Pursuant to the New Iusacell Shareholders Agreement, Lawrence T. Babbio, Jr. is the Chairman of the Board of Directors and possesses a tie-breaking vote. See "Principal Shareholders."

DIRECTORS

     The following table presents information with respect to the current directors of New Iusacell at June 30, 1999:

NAME                                         AGE                   POSITION(S)
----                                         ---                   -----------
Lawrence T. Babbio, Jr. ...................  54    Chairman of the Board of Directors and
                                                   Series A Director
Dennis F. Strigl...........................  53    Series A Director
Thomas A. Bartlett.........................  41    Chief Executive Officer and Series A
                                                   Director
John E. Chynoweth*.........................  48    Series A Director
Stephen B. Heimann.........................  44    Series A Director
Fernando de Ovando.........................  47    Series A Director
Jose Ramon Elizondo Anaya..................  45    Series A Director
Carlos Peralta Quintero....................  47    Series V Director
Ernesto Canales Santos.....................  58    Series V Director
Luis Felipe Gonzalez Munoz.................  44    Series V Director
Rodolfo Garcia Muriel......................  54    Series V Director
Fulvio V. del Valle........................  49    President, Director General and Series V
                                                   Director

---------------
* Mr. Chynoweth passed away on November 30, 1999.

     New Iusacell's bylaws authorize alternate directors to serve on the Board of Directors in place of directors who are unable to attend meetings or otherwise participate in the activities of the Board of Directors. The Series A alternate directors are Thomas Burgos, Ruben G. Perlmutter, Mary Cummings, John Furey, Jeffrey S. Noto, Javier Martinez del Campo and Ignacio Gomez Morin. The Series V alternate directors are Victor Barreiro Cortes, Marco Antonio de la Torre Barranco, Francisco Jose Flores Melendez and Eduardo Rihan for Messrs. Peralta, Canales, Gonzalez and Muriel and William S. Roberts for Mr. del Valle.

EXECUTIVE OFFICERS

     The following table presents information relating to the current executive officers of New Iusacell at June 30, 1999:

NAME                                         AGE                   POSITION(S)
----                                         ---                   -----------
*Thomas A. Bartlett........................  41    Chief Executive Officer
Fulvio V. del Valle........................  49    President and Director General
William S. Roberts.........................  44    Executive Vice President and Chief
                                                   Financial Officer
Rolando Stevens............................  43    Executive Vice President and Chief
                                                   Operating Officer
Ricardo Arevalo............................  34    Vice President, Information Systems, and
                                                   Chief Information Officer
*Thomas Burgos.............................  48    Vice President, Technical Operations, and
                                                   Chief Technology Officer
Ramon Pando................................  43    Vice President, Sales
*Ruben G. Perlmutter.......................  41    Vice President, Mergers and Acquisitions,
                                                   and General Counsel
Amaury Rivera..............................  38    Vice President, Marketing
Francisco Soroa............................  46    Vice President, Public Relations and
                                                   Corporate Communications
Jose Bellido...............................  39    Director, Human Resources**
Jorge Halvas...............................  35    Director, Regulatory Affairs**

---------------
 * Indicates an employee of Bell Atlantic who is currently serving as an officer of New Iusacell pursuant to consulting or secondment arrangements. See "Certain Transactions."

** Promoted to Vice President in February 2000.

COMMITTEES OF THE BOARD OF DIRECTORS

     New Iusacell has established Executive, Finance and Audit, and Human Resources and Compensation Committees of the Board of Directors. All decisions of these committees require a majority vote of their members, including the favorable vote of at least one member appointed by the Series A shareholders. See "Principal Shareholders."

     The Executive Committee, an administrative and decision-making body of the Board of Directors, may act for the Board of Directors except where Mexican law requires action of the Board of Directors. The members of the Executive Committee are Messrs. Babbio, Strigl, Bartlett, Chynoweth, Heimann, Peralta, Canales and del Valle.

     The Finance and Audit Committee recommends New Iusacell's independent public accountants, reviews New Iusacell's annual consolidated financial statements, provides oversight of New Iusacell's auditing, accounting, financial reporting and internal control functions, and reviews with management and New Iusacell's independent public accountants the plans and results of the auditing function. The members of the Finance and Audit Committee are Messrs. Bartlett, Chynoweth, Heimann, Noto, Canales and Gonzalez.

     The Human Resources and Compensation Committee reviews, evaluates and makes recommendations to the Board of Directors regarding New Iusacell's executive compensation standards and practices, including salaries, bonus distributions, grants under the executive employee stock purchase plan (described below) and deferred compensation arrangements. The members of the Human Resources and Compensation Committee are Messrs. Bartlett, Heimann and Rihan and Ms. Cummings.

COMPENSATION

     The aggregate amount of compensation paid by Old Iusacell in 1998 to all directors and executive officers as a group was Ps.42.7 million (U.S.$4.6 million).

     In addition, in 1998 Old Iusacell granted purchase rights with a respect to a total of 913,100 Series L shares to its executive officers under the management employee stock purchase plan described below. As of December 31, 1998, the individuals who are currently executive officers of Old Iusacell held purchase rights under the plan with respect to 2,808,282 Series L shares. In 1998, the individuals who are currently Old Iusacell executive officers exercised purchase rights with respect to 330,510 Series L shares and executive officers whose labor relationship with Old Iusacell terminated during 1998 exercised purchase rights with respect to 144,750 Series L shares. In addition, purchase rights with respect to 604,103 Series L shares were forfeited by executive officers whose labor relationship with Old Iusacell terminated during 1998.

     As part of its general compensation policy, Iusacell also conducts periodic reviews of its management and employees to determine bonus compensation. Iusacell also provides its executive officers with use of an automobile. In addition, Iusacell provides its executive officers and other employees with food and gas stamps on a monthly basis (Ps.700 and Ps.1,035 per month, respectively) and with contributions to a savings plan (Ps.1,361 per month).

MANAGEMENT EMPLOYEE STOCK PURCHASE PLAN

     New Iusacell's management employee stock purchase plan became the successor to Old Iusacell's management employee stock purchase plan upon the close of Iusacell's reorganization in August 1999. The plan helps to retain key executives and better align their interests with those of Iusacell. The stock purchase plan is administered by a management trust with the assistance of the trust division of Bancrecer, S.A. Under the stock purchase plan, the technical committee of the management trust (the "Technical Committee"), which is composed of certain executive officers of Iusacell, determines the executive employees to whom Series V shares of New Iusacell will be offered for purchase under the stock purchase plan.

     The Technical Committee determines the number of Series V shares to be offered for purchase to such executive employees, the purchase price per share for such purchase rights, the vesting schedule for such purchase rights, the payment terms and all other terms and conditions. The purchase price per share for the purchase rights is the closing price for the Series V shares on the Mexican Stock Exchange on the business day selected by the Technical Committee as the date of sale.

     Grantees who leave the employ of New Iusacell forfeit unvested purchase rights and, after a period of time, forfeit vested and unexercised purchase rights, all of which forfeited purchase rights may be reissued by the Technical Committee. The number of Series V shares that may be granted under the stock purchase plan cannot exceed 4.9% of the aggregate number of issued and outstanding New Iusacell shares.

     In December 1996, Old Iusacell's shareholders approved the issuance of 7,812,500 Old Iusacell Series L shares for grant of purchase rights under the stock purchase plan. In April 1998, 262,666 Old Iusacell Series L shares which were authorized for issuance but never issued under the stock purchase plan were automatically canceled pursuant to a resolution of the shareholders of Old Iusacell at the time such shares were authorized for issuance. In June 1998, Old Iusacell's shareholders approved a 1,187,500 share increase in the number of Old Iusacell Series L shares available for grant under the stock purchase plan.

     In 1997, the Human Resources and Compensation Committee and the Technical Committee granted purchase rights with respect to a total of 8,571,311 Old Iusacell Series L shares to 51 executive employees at purchase prices ranging between Ps.8.48 and Ps.14.00 per Series L share. In 1998, the Human Resources and Compensation Committee and the Technical Committee granted purchase rights with respect to a total of 2,199,600 Old Iusacell Series L shares to 15 executive employees at purchase prices ranging between Ps.5.16 and Ps.6.98 per Series L share. All such purchase rights vest either in three equal annual installments commencing a year after the date of grant or in a lump two or three years after the date of the grant.

     As of December 31, 1998, purchase rights with respect to 7,699,890 Old Iusacell Series L shares were outstanding and had not been forfeited or exercised, purchase rights with respect to 2,103,581 Old Iusacell Series L shares had been forfeited and purchase rights with respect to 967,440 Old Iusacell Series L shares had been exercised.

     Upon the close of the Iusacell reorganization in August 1999, outstanding purchase rights with respect to Old Iusacell series L shares were exchanged for rights to purchase New Iusacell Series V shares. In addition, 39 Iusacell management employees exercised the right to purchase 1,220,690 Series V shares at U.S.$0.70 per share (Ps.6.52 on the date immediately prior to the date of the launch of the offer) in the rights offer in respect of the shares held in the management trust administering the plan.

     As of September 30, 1999, purchase rights with respect to 6,285,562 Series V shares had not been exercised and were outstanding in the management trust administering the plan.

BIOGRAPHIES

     Lawrence T. Babbio, Jr. has been a member and Chairman of the Board of Directors of New Iusacell since August 1998. Mr. Babbio has been a member of the Board of Directors of Old Iusacell since November 1993, became Vice Chairman of the Board in February 1994 and, upon the death of Alejo Peralta y Diaz Ceballos on April 8, 1997, became Chairman of the Board. Since 1966, Mr. Babbio has served in a variety of capacities with affiliates of Bell Atlantic and its predecessors. In December 1998, Mr. Babbio was elected president and chief operating officer of Bell Atlantic. From August 1997 to December 1998 he was president and chief executive officer of the Network Group and chairman of the Global Wireless Group of Bell Atlantic. From January 1995 until August 1997, Mr. Babbio served as vice chairman of Bell Atlantic. From May 1994 to January 1995, he served as executive vice president and chief operating officer of Bell Atlantic. From February 1991 to May 1994 he served as chairman, president and chief executive officer of Bell Atlantic Enterprises International, Inc. Prior to that, he served as president of Bell Atlantic Mobile Systems, Inc., a position he had held since November 1990. He currently serves on the board of directors of Bell Atlantic, Compaq Computer Corporation and Aramark Corporation. Mr. Babbio holds an undergraduate degree in electrical engineering from Stevens Institute of Technology and an M.B.A. from New York University.

     Carlos Peralta Quintero has been a member of the Board of Directors of New Iusacell since August 1998. Mr. Peralta has been a member of the Board of Directors of Old Iusacell since October 1992 and served as Vice Chairman of Old Iusacell from October 1992 to February 1997. He also currently serves as the Chairman of the Board of Directors and Chief Executive Officer of Grupo Industrial IUSA, S.A. de C.V. Mr. Peralta is also a member of the boards of directors of Compania Industrial de Parras, S.A. de C.V., Hilaturas Parras, S.A. de C.V., Cambridge Lee Industries Ltd. and Alper Holdings Ltd.

     Thomas A. Bartlett has been a member of the Board of Directors of New Iusacell since August 1998 and Chief Executive Officer of New Iusacell since August 1999. Mr. Bartlett has also been a member of the Board of Directors of Old Iusacell since April 1996 and Chief Executive Officer of Old Iusacell since February 1997; he also served as President of Old Iusacell from February 1997 through September 1997. Since 1983, Mr. Bartlett has served in a variety of capacities with affiliates of Bell Atlantic. In August 1995, he was appointed president of Bell Atlantic's international wireless operations. For more than four years prior to such appointment, Mr. Bartlett served in several capacities with Bell Atlantic Mobile Systems, Inc. and Bell Atlantic NYNEX Mobile: as president of the New England and Upstate New York region for Bell Atlantic NYNEX Mobile in July and August 1995, as regional vice president for the Philadelphia Tri-State region for Bell Atlantic Mobile Systems, Inc. from May 1992 through June 1995, and as vice president for business development for Bell Atlantic Mobile Systems, Inc. from July 1991 to May 1992. From December 1988 to July 1991, Mr. Bartlett served as chief financial officer of Bell Atlantic Business Systems Services, Inc. Mr. Bartlett holds an industrial engineering degree from Lehigh University and an M.B.A. from Rutgers University.

     Fulvio V. del Valle has been a member of the Board of Directors of New Iusacell since June 1999 and President and Director General of New Iusacell since August 1999. Mr. del Valle has also been the President of Old Iusacell since October 1997, the Director General of Old Iusacell since June 1997 and a member of the Board of Directors of Old Iusacell since June 1998. From August 1996 until June 1997, Mr. del Valle served as managing director of the non-wireline cellular companies in Regions 3 (Norcel) and 4 (CedeTel). For more than 20 years prior, Mr. del Valle served in senior Latin America region executive positions for several multinational corporations. Mr. del Valle was employed by AMP Inc., as regional director, Latin America, from January 1996 through July 1996 and as managing director, Mexico from August 1992 until December 1995. From September 1986 until July 1992, Mr. del Valle served as Regional Director for South America, Electronics Division for DuPont Latin America Corp. and from March 1980 through August 1986, he served as general manager, Latin American North Region for National Semiconductor Corp. Mr. del Valle holds an undergraduate degree in electrical engineering from the Instituto Politecnico Nacional of Mexico and a master's degree in physics from Virginia Polytechnic Institute.

     Ricardo Arevalo Ruiz has served as Vice President, Information Systems and Chief Information Officer of New Iusacell since August 1999. Mr. Arevalo has also served as Vice President, Information Systems of Old Iusacell since November 1997 and as Chief Information Officer since August 1998. Mr. Arevalo joined Old Iusacell in August 1997 and served as Director, Systems Development until November 1997. From May 1993 until August 1997, Mr. Arevalo served as Director, Information Systems, Materials and Logistics, and Customer Service at AMP de Mexico, S.A. de C.V. Prior to such position, from October 1990 until May 1993, Mr. Arevalo was employed as Information Systems Manager for Tequila Cuervo, S.A. de C.V. Mr. Arevalo holds an undergraduate degree in computer sciences and a diploma in marketing from the Instituto Tecnologico y de Estudios Superiores de Monterrey.

     Jose Bellido Valerio has served as Director, Human Resources of New Iusacell since August 1999. Mr. Bellido has also been Director, Human Resources of Old Iusacell since May 1996. Before that, from May 1994 through April 1996, he served as Old Iusacell's Director of Personnel and, from February 1993 through April 1994, as Old Iusacell's Human Resources Manager. For more than four years prior to joining Old Iusacell, Mr. Bellido served as Manager of Industrial Relations for Aeromexico, S.A. de C.V. Mr. Bellido holds a law degree from the Universidad Nacional Autonoma de Mexico, a specialized degree in labor law from Universidad Panamericana, a diploma in human resources strategic planning from the University of California at Berkeley, and a masters degree in business from the Instituto Panamericano de Alta Direccion de Empresas (IPADE).

     Thomas Burgos has served as Vice President, Technical Operations and Chief Technology Officer of New Iusacell since August 1999. He has also been Vice President, Technical Operations and Chief Technology Officer of Old Iusacell since June 1998 and, from June 1997 until June 1998, served as Old Iusacell's Director of Network Operations. Since 1970, Mr. Burgos has served in a variety of network and marketing positions with affiliates of Bell Atlantic and their predecessors. From February 1993 until June 1997, Mr. Burgos served as Director, Network of Bell Atlantic -- New Jersey, Inc. From November 1989 until February 1993, Mr. Burgos served as Director of Staff Support, Network and Network Services for Bell Atlantic Network Services, Inc. For 13 years before, Mr. Burgos served in various network and marketing capacities for New Jersey Bell, Inc. and worked 6 years as a telecommunications specialist in AT&T's long lines division. Mr. Burgos holds a B.S. degree from Trinity University, Delaware.

     Ernesto Canales Santos has been a member of the Board of Directors of New Iusacell since August 1998 and a member of the Board of Directors of Old Iusacell since November 1993. Mr. Canales is a founding partner of Canales Asesoria Juridica, S.C., a law firm formed in 1986. Previously, he was chief legal counsel of Grupo Industrial Alfa, S.A. de C.V., from 1974 to 1986. Mr. Canales is a member of the boards of directors of Grupo Financiero Banamex/Accival, S.A. de C.V., Industrias Axa, S.A. de C.V., Industrias Unidas, S.A. (IUSA) and Industrias Monterey, S.A. (IMSA). Mr. Canales is also a member of the Patronato del Museo de Historia Mexicana. Mr. Canales holds a law degree from the Escuela Libre de Derecho and a master's degree in comparative law from Columbia University.

     Fernando de Ovando has been a member of the Board of Directors of New Iusacell since June 1998 and a member of the Board of Directors of Old Iusacell since February 1997 and was the Secretary of Old Iusacell from November 1993 until February 1997. Mr. de Ovando has been a partner in the law firm of De Ovando y Martinez del Campo, S.C. and its predecessors since 1984. Mr. de Ovando is a member of the boards of directors and/or secretary of several private Mexican corporations and Mexican subsidiaries of foreign corporations. Mr. de Ovando holds a law degree from the Universidad Anahuac and an LL.M. degree from the University of Toronto.

     Jose Ramon Elizondo Anaya has been a member of the Board of Directors of New Iusacell since June 1998 and a member of the Board of Directors of Old Iusacell since February 1997. Since June 1991, Mr. Elizondo has served as chairman of the board and chief executive officer of Union de Capitales, S.A. de C.V. (UNICA), a capital investment fund. For more than ten years prior to such position, Mr. Elizondo was a manager of Operadora de Bolsa, Casa de Bolsa, including managing director of the investment banking department and president of its investment banking committee and managing director of the mergers and acquisitions and corporate finance departments. Mr. Elizondo is a member of the boards of directors of Ekco, S.A., Banca Quadrom, S.A. de C.V., Grupo Azucero Mex, S.A. de C.V., Grupo Embotelladoras, S.A. de C.V., Grupo Financiero BanCrecer, S.A., Grupo Marti, S.A., Q Tel, S.A. de C.V., as well as the companies in which UNICA has invested. Mr. Elizondo holds an undergraduate public accounting degree from Universidad LaSalle and received an M.B.A. from the Instituto Tecnologico y de Estudios Superiores de Monterrey.

     Rodolfo Garcia Muriel has been a member of the Board of Directors of New Iusacell since June 1998 and was an alternate member of the Board of Directors of Old Iusacell from November 1993 to May 1994 and became a director of Old Iusacell in May 1994. He is currently general director of Compania Industrial de Parras, S.A. de C.V. Mr. Garcia Muriel has been a member of the boards of directors of Cementos Mexicanos, S.A. de C.V., Cementos Maya, S.A., Cementos Tolteca, S.A. de C.V., and Grupo Financiero InverMexico, S.A. de C.V. He also served as chairman of the boards of directors of Corporacion Industrial Mexico Francia, Fondo de Optimacion de Capitales, Consejo Regional Metropolitano de Banco Mexicano, Parras Cone de Mexico, S.A. de C.V. and Lavapar, S.A. de C.V., and is currently the vice president of the National Chamber of the Textile Industry (Canaitex).

     Luis Felipe Gonzalez Munoz has been a member of the Board of Directors of New Iusacell since June 1998 and a member of the Board of Directors of Old Iusacell since April 1997 and between May 1994 and December 1996; between December 1996 and April 1997, Mr. Gonzalez was an alternate member of the Board of Directors. Mr. Gonzalez is a member of the Finance and Audit Committee. Mr. Gonzalez has served as chief financial officer of Industrias Unidas, S.A. de C.V. since November 1993. For more than ten years prior to such position, Mr. Gonzalez was employed by Vitrocrisa, S.A. de C.V. and its affiliates, including as director of administration, finance and human resources from September 1990 until July 1993, and as director of administration and finance from February 1988 to September 1990. Mr. Gonzalez is a member of the board of directors of Grupo Industrial IUSA, S.A. de C.V., Propulsora de Negocios, S.A. de C.V., Cambridge Lee Industries Inc., Compania Industrial Parras, S.A. de C.V., and Hilaturas Parras, S.A. de C.V. Mr. Gonzalez holds an undergraduate business administration degree and M.B.A. from the Instituto Tecnologico y de Estudios Superiores de Monterrey.

     Jorge Halvas Begovich has been Director, Regulatory Affairs of New Iusacell since August 1999, Director, Regulatory Affairs of Old Iusacell since June 1997 and, from December 1995 until June 1997, served as Manager, Regulatory Affairs of Old Iusacell. For more than eight years prior to such position, Mr. Halvas worked in various capacities in the banking and brokerage industries: from January 1995 through November 1995, Mr. Halvas served as a consultant to the Vice President of Specialized Supervision of the Comision Nacional Bancaria y de Valores, and from February 1993 until December 1994, he served as a Credit Director for Banca Confia, S.A. Abaco Grupo Financiero. Mr. Halvas holds an undergraduate business degree from Universidad Panamericana and an M.B.A. from the Instituto Panamericano de Alta Direccion de Empresas (IPADE).

     Stephen B. Heimann has been a member of the Board of Directors of New Iusacell since June 1999 and a member of the Board of Directors of Old Iusacell since April 1999. Mr. Heimann has been Senior Attorney -- International Wireless at Bell Atlantic Network Services, Inc. since August 1997, having previously been employed as a mergers and acquisitions attorney for that company since February 1990. From September 1981 until February 1990, Mr. Heimann was a corporate associate at the Washington, D.C. law firm of Shaw, Pittman, Potts & Trowbridge. Mr. Heimann holds degrees from Yale College and Yale Law School.

     Ramon Pando Leyva has served as Vice President, Sales of New Iusacell since August 1999 and as Vice President, Sales of Old Iusacell since April 1999. For more than five years prior, he served in a variety of sales positions within Old
Iusacell: as Region 9 Sales Director from February 1997, to April 1999, as Sales and Distribution Director of Wireless Local Telephony from July 1994 to February 1997, and as Region 9 Cellular Division Sales Director from April 1993 until July 1994. For more than six years before joining Old Iusacell, Mr. Pando was the Commercial Director of Valvulas Inoxidables, S.A. de C.V. Mr. Pando holds an undergraduate degree in business administration from the Universidad Autonoma de Mexico (UNAM), has received diplomas in marketing and financial administration from the Instituto Tecnologico de Monterrey and completed the advanced management program at the Instituto Panamericano de Alta Direccion de Empresas (IPADE).

     Ruben G. Perlmutter has served as Vice President, Mergers & Acquisitions, and General Counsel of New Iusacell since August 1999 and Vice President, Mergers & Acquisitions and General Counsel and a member of the Board of Directors of Old Iusacell since February 1997. From November 1993 through February 1997, Mr. Perlmutter was employed as an attorney by Bell Atlantic Network Services, Inc. For more than four years prior to such position, Mr. Perlmutter was a corporate associate at Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, a New York law firm. Mr. Perlmutter holds degrees from Harvard College and Harvard Law School.

     Amaury Rivera has been Vice President, Marketing of New Iusacell since August 1999 and Vice President, Marketing of Old Iusacell since February 1999. Before joining Old Iusacell, from March 1996 through January 1999, Mr. Rivera served as Regional Vice President of Lambda Communications Inc. and General Manager of Centennial Puerto Rico Wireless. Mr. Rivera served as Vice President and General Manager of Perry Products Co., Inc. from January 1993 until March 1996; as Vice President, Marketing and Assistant to the President of Vassallo Industries, Inc. from January 1990 to January 1993; and, for more than five years before then, as an investment banker at Bear Stearns & Co. Mr. Rivera holds an undergraduate degree in marketing and finance from the School of Management of Boston University.

     William S. Roberts has served as Executive Vice President and Chief Financial Officer of New Iusacell since August 1999 and as Executive Vice President and Chief Financial Officer of Old Iusacell since July 1999 and served as Executive Vice President and Chief Financial Officer Designate of Old Iusacell from April 1999 through June 1999. From June 1998 until December 1998, Mr. Roberts served as Vice Chairman and Chief Executive Officer of Nextel Mexico, S.A. de C.V. From September 1997 to June 1998 Mr. Roberts was employed as Vice President, International Operations of Nextel International, Inc., and he served as Chief Operating Officer of McCaw International, Inc. from November 1996 to September 1997. For 13 years prior, Mr. Roberts served in a variety of capacities with affiliates of Bell South Corporation, the last seven with Bell South International, Inc. and its affiliates. Mr. Roberts was employed for more than four years by Bell South Inversiones S.A. in Chile: as Chief Operating Officer from August 1994 to November 1996, as Director General of the Cellular Division from February 1995 to September 1995, and as Finance Director from July 1992 through July 1994. From July 1990 to July 1992, Mr. Roberts served as Finance Director of Comunicaciones Celulares de Occidente, S.A. de C.V., Old Iusacell's Region 5 cellular concessionaire. Mr. Roberts is a Certified Public Accountant in Virginia and Georgia and holds an undergraduate accounting degree from the University of West Florida.

     Francisco Soroa de las Cuevas has been Vice President, Public Relations and Corporate Communications of New Iusacell since August 1999 and Vice President, Public Relations and Corporate

Communications of Old Iusacell since February 1997 and, from November 1996 until February 1997, served as Director, Public Relations of Old Iusacell. From October 1998 through January 1999 Mr. Soroa was also responsible for human resources. From May 1995 until November 1996, Mr. Soroa served as Director of Public Relations of Pepsico de Mexico, S.A. de C.V. For more than seven years prior to such position, from June 1987 until May 1995, Mr. Soroa served as Director of Public Relations and Service to Personnel of Volkswagen de Mexico, S.A. de C.V. Mr. Soroa holds an undergraduate degree in international relations from the Universidad de las Americas.

     Rolando Stevens Avila has been Executive Vice President and Chief Operating Officer of New Iusacell since August 1999 and Executive Vice President and Chief Operating Officer of Old Iusacell since February 1999 and served as Senior Vice President, Commercial Operations of Old Iusacell from February 1997 through January 1999. Mr. Stevens has also served as Director General of Infotelecom, S.A. de C.V. since August 1996. Prior thereto, between August 1994 and February 1997, he served as Divisional Director of Wireless Local Telephony of Old Iusacell and, from January 1994 until August 1994 served as Region 9 Cellular Operations Director of Old Iusacell. For more than nine years prior to such position, Mr. Stevens held Director General positions for several divisions of Philips N.V. as well as marketing executive positions for Philips projects in Mexico, Brazil, Europe and the United States. For more than eight years prior thereto, Mr. Stevens held technical management positions for several divisions of the Philips Company. Mr. Stevens holds a degree in mechanical electrical engineering from the Universidad Nacional Autonoma de Mexico and an M.B.A. in marketing and finance from the Universidad LaSalle and received post-graduate training in industrial engineering at the University of Southern California.

     Dennis F. Strigl has been a member of the Board of Directors of New Iusacell since June 1999 and a member of the Board of Directors of Old Iusacell since April 1997 and between November 1993 and September 1995. Mr. Strigl has served as president and chief executive officer of Bell Atlantic Mobile Systems, Inc. and Bell Atlantic NYNEX Mobile since 1991, and in August 1997 was elected group president and chief executive officer of the Global Wireless Group of Bell Atlantic. Prior to such position, Mr. Strigl was vice president for operations and chief operating officer of Bell Atlantic New Jersey, Inc. (formerly New Jersey Bell Telephone Company) and served on its board of directors. Between 1984 and 1989, Mr. Strigl served in a variety of capacities for Ameritech Corporation. Mr. Strigl currently serves on the board of directors of General Magic Corp. and Salient 2 Communications, Inc. Mr. Strigl holds an undergraduate degree in business administration from Canisius College and an M.B.A. from Fairleigh Dickinson University.

                             PRINCIPAL SHAREHOLDERS

     New Iusacell shareholders are as follows:

     Assuming full participation in the exchange offer, New Iusacell shareholders will be as follows:

                                                      NUMBER OF SHARES
                           ----------------------------------------------------------------------
SHAREHOLDERS                A SHARES        %       V SHARES        %          TOTAL          %
------------               -----------    -----    -----------    -----    -------------    -----
Bell Atlantic(1).........  504,331,308     68.4     27,178,520      4.6      531,509,828     40.2
Peralta Group(2).........  232,499,437     31.6    298,984,939     51.1      531,484,376     40.2
Public investors(3)......           --       --    258,902,573     44.3      258,902,573     19.6
                           -----------    -----    -----------    -----    -------------    -----
                           -----------    -----    -----------    -----    -------------    -----
  Total..................  736,830,745    100.0    585,066,032    100.0    1,321,896,777    100.0
                           ===========    =====    ===========    =====    =============    =====

---------------
(1) The address of the Bell Atlantic Corporation is: 1095 Avenue of the Americas, New York, New York.

(2) The address of the Peralta Group is: Paseo de la Reforma 2608, Col. Reforma Lomas Altas, Deleg. Miguel Hidalgo, 11950 Mexico D.F.

(3) Includes the Series V shares held by a management trust pursuant to an management employee stock purchase plan. See "Management -- Management Employee Stock Purchase Plan."

     Mr. Carlos Peralta has pledged 392,318,334 New Iusacell shares held of record by him to four banks as security for certain loans extended to him.

     New Iusacell's directors and officers as a group own, in aggregate, less than 1% of Iusacell's shares, excluding the shares held by Mr. Carlos Peralta.

GOVERNANCE

     In accordance with New Iusacell's bylaws and the New Iusacell Shareholders Agreement, New Iusacell's Board of Directors consists of twelve members. The Series A shareholders have the right to appoint seven directors and their alternates and the Series V shareholders have the right to appoint five directors and their alternates. Iusacell's bylaws give Bell Atlantic, as majority owner of the Series A shares, the right to elect six of the Series A directors. Under the New Iusacell Shareholders Agreement, Bell Atlantic has the right to elect six of the Series A directors, including the Chairman of the Board of Directors, whose vote, under both New Iusacell's by-laws and the New Iusacell Shareholders Agreement, breaks a tie. The Peralta Group has the right to appoint the remaining Series A director from a list of nominees provided by Bell Atlantic and, as the majority owner of the Series V shares, four Series V directors. Bell Atlantic and the Peralta Group have also agreed that the Director General of New Iusacell shall be the remaining Series V director.

     New Iusacell's bylaws provide that resolutions of the Board of Directors will be valid when approved by a majority vote of the members present, including a majority of the Series A directors. As a result the directors nominated by Bell Atlantic have the power under the bylaws to approve, without the affirmative vote of any other directors, all resolutions of the Board of Directors. The New Iusacell Shareholders Agreement, however, grants the Peralta Group supermajority rights with respect to certain transactions. For actions of the Board of Directors, a "supermajority vote" means the affirmative vote of a majority of the members of the Board of Directors, including a majority of the Series A directors and of the Series V directors. For actions by the shareholders, "supermajority vote" means the affirmative vote of the beneficial owners of a majority of the Series A shares and of the Series V shares.

     The following transactions are subject to a supermajority vote by New Iusacell's Board of Directors or its shareholders:

     - acquisitions of non-telecommunications businesses for a purchase price in excess of U.S.$30.0 million,

     - certain acquisitions, joint ventures and mergers within the telecommunications business involving assets in excess of U.S.$100.0 million,

     - certain dispositions of assets for consideration in excess of U.S.$30.0 million,

     - certain incurrences of indebtedness after January 1, 1999 in an amount exceeding U.S.$100.0 million in the aggregate within any twelve-month period,

     - certain issuances of capital stock in an amount exceeding U.S.$50.0 million in the aggregate within any twelve-month period,

     - entering into, amending or terminating contracts with or for the benefit of certain affiliates of New Iusacell, except for any renewals or extensions on terms substantially similar to those of certain consulting and seconded employee arrangements of New Iusacell with Bell Atlantic affiliates,

     - termination or disposition of any telecommunication transmission business with annual revenues of more than U.S.$10.0 million in each of the two most recent fiscal years, and

     - terminations of concessions relating to telecommunications operations.

     Pursuant to the New Iusacell Shareholders Agreement, Bell Atlantic and the Peralta Group have agreed to restrictions on the transfer of their New Iusacell Shares. Bell Atlantic and the Peralta Group agreed, among other things, that until February 4, 2000, they will not sell more than 2% of their respective holdings in New Iusacell as of August 11, 1999. The Peralta Group also granted Bell Atlantic a right of first refusal on the transfer of any series A shares by the Peralta Group.

     Pursuant to the New Iusacell Shareholders Agreement, Bell Atlantic and the Peralta Group have the right to cause New Iusacell to facilitate two registered secondary public offerings of their respective shares, as long as minimum ownership requirements are met. In addition, the Peralta Group has a one-time option to cause New Iusacell to effect a six-month shelf registration of its shares. After one party's exercise of its registration rights, all other parties having registration rights may elect to include their shares in the offering. Any party holding registration rights may not exercise such rights during the 90-day period commencing on the effective date of any registration statement filed by Iusacell for a primary equity offering in which gross proceeds are expected to exceed U.S.$30.0 million.

     The New Iusacell Shareholders Agreement also provides that if New Iusacell registers any equity securities for a primary or secondary public offering, it must permit Bell Atlantic and the Peralta Group (and anyone to whom they have transferred shares otherwise than in a public offering) to include their shares in such offering. New Iusacell has agreed to bear all expenses of any of the above-described primary or secondary public offerings, other than the fees of counsel to the holders of the registration rights and any underwriting commissions or discounts. In addition, New Iusacell has agreed not to effect any public sale or distribution of securities similar to those being registered during the period commencing 21 days prior to the effective date of a registration statement covering the registered securities and continuing until 90 days following such effective date.

     Pursuant to an agreement dated February 22, 1999 between Bell Atlantic and the Peralta Group, the Peralta Group has the right to require Bell Atlantic to purchase up to 516,877,269 shares of New Iusacell (which was the total number of shares held by the Peralta Group on the date of such agreement) by giving Bell Atlantic notice to such effect between November 15, 2001 and December 15, 2001. The purchase price for such shares is contractually set at U.S.$0.75 per share. These rights are specific to these 516,877,269 shares and, subject to certain exceptions, terminate automatically with respect to particular shares if the Peralta Group transfers such shares to a third party.

                              CERTAIN TRANSACTIONS

GENERAL POLICY

     Iusacell adopted a policy on transactions with related parties in November 1993 in connection with the acquisition by Bell Atlantic of its initial holdings in Iusacell. This policy provides that Iusacell will not, and will not permit any of its subsidiaries to, enter into any contract or transaction with or for the benefit of any of their affiliates (excluding transactions with, between or among wholly owned subsidiaries), including the Peralta Group and Bell Atlantic, which is not at a price and on other terms at least as favorable to Iusacell or the subsidiary as those which could be obtained on an arm's-length basis from an unaffiliated third party. This policy has been formalized in the New Iusacell Shareholders Agreement.

THE BELL ATLANTIC FACILITY

     On July 25, 1997 Bell Atlantic agreed to provide Old Iusacell with a subordinated convertible financing facility in an aggregate amount of U.S.$150 million (the "Bell Atlantic Facility"). The subordinated convertible debentures (the "Debentures") issuable under the Bell Atlantic Facility were available for issuance through June 30, 1999, were to mature on December 31, 1999, and were to bear interest at an annual rate equal to six-month LIBOR plus 500 basis points, payable semi-annually in cash or by issuance of additional Debentures, at the option of Bell Atlantic, subject to the terms of a subordination agreement with certain senior lenders. The principal amount of the Debentures was convertible at any time prior to maturity into Series A shares of Old Iusacell at a conversion price of U.S.$0.70 per share.

     In August, September and December 1998, Old Iusacell effected borrowings totaling U.S.$101.5 million under the Bell Atlantic Facility. The Debentures issued upon such borrowings were immediately converted into an aggregate of 144,999,999 series A shares of Old Iusacell, 21,428,571 of which shares were simultaneously sold to the Peralta Group. In March 1999, Old Iusacell borrowed an additional U.S.$31 million under the Bell Atlantic Facility. The Debentures issued upon such borrowing were immediately converted into an aggregate of 44,285,714 Series A shares of Old Iusacell, 22,142,857 of which shares were simultaneously sold to the Peralta Group. The availability of funds under the Bell Atlantic Facility expired on June 30, 1999. Old Iusacell did not draw down any of the remaining U.S.$17.5 million available.

CONSULTING AND SECONDMENT AGREEMENTS

     Old Iusacell and Bell Atlantic have entered into a series of consulting and secondment agreements pursuant to which Bell Atlantic has agreed, for an indefinite term, to provide Iusacell with management, technical, marketing, legal and other consulting services and seconded employees. Seconded employees generally agree to expatriate assignments of two to three years duration, with such employees' compensation being paid by Bell Atlantic and reimbursed by Iusacell. Bell Atlantic charges Iusacell for the provision of consulting services at cost.

     With respect to consulting services and seconded employees provided in 1998, Old Iusacell has been invoiced by Bell Atlantic for a total of U.S.$5.8 million, which amount includes U.S.$2.4 million in reimbursement of the actual cost of seconded employees. At December 31, 1998, Old Iusacell owed Bell Atlantic U.S.$13.1 million for consulting services and seconded employees provided in 1996, 1997 and 1998.

REAL ESTATE LEASES

     Inmobiliaria Montes Urales 460, S.A. de C.V., a subsidiary of Iusacell, leases office space to Servicios Corporativos IUSA, S.A. de C.V., a member of the Peralta Group, pursuant to a one-year lease which is re-priced on January 1 of each year. Currently, payments under the lease equal U.S.$99,220 per month. In 1998, Servicios Corporativos IUSA paid Inmobiliaria Montes Urales 460 U.S.$813,072 for such office space.

     The Peralta Group owns Fraccionadora y Constructora Mexicana, S.A. de C.V., known as Fracomex, a company engaged in real estate investment and management that has entered into 13 lease agreements with some subsidiaries of Iusacell. The total amount paid by Iusacell to Fracomex per month for all such leases is approximately U.S.$26,795. In 1998, these payments totaled approximately U.S.$344,000.

     Two Peralta Group members lease land to Iusacell at the Peralta Group industrial complex in Pasteje, Mexico, upon which Iusacell has built and operates warehouses. Iusacell subleases some of this land to its Satelitron satellite transmission subsidiary. These land leases expire in December 2015, but can be terminated before then if either party gives the other one year's prior written notice. Currently, Iusacell pays these two Peralta Group entities U.S.$22,830 per month for these land leases. In 1998, payments for these leases totaled U.S.$273,960.

     Iusacell leases office space to Telecomunicaciones y Equipos, S.A. de C.V.
(TESA), a Peralta Group member. Currently, payments under the lease equal U.S.$6,410 per month. In 1998, lease payments totaled U.S.$76,920. TESA owes Iusacell rental payments for 1996 in the total amount of U.S.$76,920.

OTHER SERVICES

     Iusacell's Satelitron subsidiary provides data transmission services, technical services and facilities to Internet Directo, S.A. de C.V., a Peralta Group member that provides transmission enhancement services to internet access providers. In 1998, Iusacell billed Internet Directo U.S.$247,696, including value-added taxes, for such services.

     In 1996 and 1997, a subsidiary of Iusacell provided dedicated circuits to Empresa Attis de Mexico, S.A. de C.V., a Mexican company in which, at that time, the Peralta Group held a minority position. Since 1997, Empresa Attis has owed Iusacell Ps.493,484.74 (U.S.$51,831) for such circuits. Empresa Attis was adjudged bankrupt in 1997. This receivable has recently been determined to be unrecoverable and has been charged against Iusacell's bad debt reserve.

INTERESTS OF DIRECTORS

     In December 1998, Old Iusacell paid Mr. Marco Antonio de la Torre Barranco, an alternate director of Iusacell, U.S.$350,000 for his 31.7% interest in Cellular Solutions de Mexico, S.A. de C.V., a company involved in the sale of cellular accessories. Old Iusacell now owns 100% of Cellular Solutions de Mexico, S.A. de C.V., which ceased business operations in December 1998.

     In 1998, Manufacturas Electronicas Pasteje, S.A. de C.V., a joint venture between the Peralta Group and Mr. Marco Antonio de la Torre Barranco, provided telephone and accessory repair services to Iusacell in the amount of Ps.3.3 million (U.S.$351,650).

     In 1998, Telemercadeo Integral Panamericano, S.A. de C.V., a joint venture between the Peralta Group and Mr. Marco Antonio de la Torre Barranco, provided telemarketing services to Iusacell in the amount of Ps.3.0 million (U.S.$311,247).

     Mr. Fernando de Ovando, a director of New Iusacell, Mr. Javier Martinez del Campo, an alternate director of New Iusacell, and Mr. Ignacio Gomez Morin, an alternate director of New Iusacell, are members of the law firm of De Ovando y Martinez del Campo, S.C., which, in 1998, provided legal services to Iusacell in the amount of approximately Ps.1.1 million (U.S.$117,000).

     As of November 1998, New Iusacell, Old Iusacell and Mr. Jose Ramon Elizondo, a director of New Iusacell, entered into an agreement to participate together in the microwave frequencies leasing, long distance, local telephony, PCS and paging businesses. Iusacell and Mr. Elizondo have agreed that Iusacell will own 94.9% of the economic interest and 49% of the voting shares of:

     - Iusatel, S.A. de C.V., Iusacell's long distance concessionaire,

     - Iusatelecomunicaciones, S.A. de C.V., Iusacell's fixed local wireless telephony operation,

     - Punto-a-Punto Iusacell, S.A. de C.V., a microwave frequencies concessionaire, and

     - Iusacell PCS, S.A. de C.V., which holds concessions for 1.9 GHz (PCS) frequencies in Region 1 and Region 4.

     Mr. Elizondo will own 5.1% of the economic interest and 51% of the voting shares of these companies.

     In addition, Mr. Elizondo agreed to purchase a 2% economic and voting interest in Infotelecom, S.A. de C.V., a paging company, at cost from Old Iusacell, which will continue to hold a 49% economic and voting interest in such company. Mr. Elizondo completed this purchase in December 1998 for approximately Ps.25,000 (approximately U.S.$2,625).

     In November 1998, Mr. Elizondo subscribed to 51% of the voting shares of Iusatel, S.A. de C.V. and Iusatelcommunicaciones, S.A. de C.V. for approximately Ps.23.6 million (U.S.$2.5 million) and Ps.8.1 million (U.S.$850,000), respectively. Mr. Elizondo has not yet paid for these subscriptions to capital and has until June 30, 2000 to do so.

     Old Iusacell and Mr. Elizondo organized Punto-a-Punto Iusacell, S.A. de C.V. in July 1997 to participate in the operation of three concessions for point-to-point short haul microwave frequencies acquired in the auctions concluded in October 1997 and to participate in the auctions for long haul microwave frequencies that commenced in March 1999 and concluded in July 1999 (and in which Punto-a-Punto Iusacell did not win any concessions). Old Iusacell and Mr. Elizondo created a similar entity, Iusacell PCS, S.A. de C.V., in October 1997 to operate the concessions for 1.9 GHz (PCS) frequencies in Region 1 and Region 4 acquired through the auctions completed in May 1998. See "Business -- Government Regulation -- Foreign Ownership Restrictions."

     New Iusacell estimates that Mr. Elizondo's maximum investment in these five entities will be U.S.$15 million. The shares acquired or to be acquired by Mr. Elizondo will be or are illiquid. From and after June 30, 2002, Mr. Elizondo can put all, but not less than all, shares in any one or more of these five joint venture investments to New Iusacell for an amount equal to his investment in the corresponding joint venture company or companies, his cost of money to finance such investment or investments plus, for each year of his investment, 4% of the corresponding investment amount, grossed up with respect to any applicable Mexican income taxes. New Iusacell and Old Iusacell each will have the right, at any time, to call Mr. Elizondo's interest in these companies at the same price as if the put were exercised.

                              DESCRIPTION OF NOTES

GENERAL

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description the words "we", "us", "ours" and "New Iusacell" refer only to Nuevo Grupo Iusacell, S.A. de C.V. and not to any of its subsidiaries.

     The old notes were, and the exchange notes will be, issued under an indenture between New Iusacell and The Bank of New York, as trustee. The terms of the exchange notes are identical in all material respects to the old notes except that, upon completion of the exchange offer, the exchange notes will be:

     - freely transferable, and

     - free of any covenants regarding exchange and registration rights.

     The following description is a summary of the material provisions of the indenture and does not restate that agreement in its entirety. The summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including terms that it defines therein and those terms that are made a part of the indenture by reference to the Trust Indenture Act of 1939. We urge you to read the indenture and registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and registration rights agreement are available as described in "Where You Can Find More Information" on page i.

     Because the terms and conditions of the exchange notes and the old notes are identical in all material respects, where applicable, this summary applies equally to the old notes and the exchange notes. We sometimes refer to the old notes and the exchange notes collectively as the "notes."

BRIEF DESCRIPTION OF THE NOTES

     The notes will be issued only:

     - in fully registered form;

     - without any coupons; and

     - in denominations of U.S.$1,000 and any integral multiples of U.S.$1,000.

     You will not be required to pay a service charge for registering transfers of your exchange notes, but we may require you to pay a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The notes:

     - are our unsecured senior obligations; and

     - will mature on December 1, 2006.

     Interest on the notes:

     - will be payable at a rate of 14 1/4% per year semi-annually in arrears on each June 1 and December 1 commencing on June 1, 2000;

     - will accrue from the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, December 16, 1999;

     - will be payable in cash to holders of record at the close of business on May 15 or November 15 immediately preceding the respective interest payment date; and

     - will be computed on the basis of a 360-day year of twelve 30-day months.

     We will pay continue to pay interest on overdue principal and interest, to the extent permitted by law, at 14 1/4%.

     Concurrently with the closing of the closing of the offering of the old notes, which we completed in December 1999, we deposited approximately U.S.$135.5 million into a security account with The Bank of New York, which is acting as security agent. These funds, together with the proceeds from the investment of these funds in U.S. government securities, will be used to pay the interest on the notes when due, through December 1, 2002.

OPTIONAL REDEMPTION

     At any time until December 1, 2002, we have the right to buy back in the aggregate up to 35% of the original aggregate principal amount of the notes. We may only purchase the notes with the money that we received from one or more Public Equity Offerings. If we choose to make this type of redemption we must pay a redemption price of 114.25% of the principal amount of the notes plus accrued interest, if any, to the date of the redemption. However, following each such optional redemption, at least 65% of the original aggregate principal amount of the notes must remain outstanding.

     No note of U.S.$1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

MANDATORY REDEMPTION

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REDEMPTION FOR CHANGES IN MEXICAN WITHHOLDING TAXES

     If our interest payments under the notes become subject to withholding taxes of more than 15%, we may redeem all of the notes.

     The Mexican government may change its tax laws or may change its interpretation of the tax laws. A Mexican court may also change a tax law. If such a change becomes effective on or after the date on which the notes are originally issued, we may become obligated, even after taking reasonable measures available to us to avoid such requirement, to pay additional amounts with respect to any note pursuant to the terms and conditions thereof in excess of the additional amounts that we would be obligated to pay if payments made on the notes were subject to withholding or deduction of Mexican taxes at a rate of 15%. We refer to these additional payment amounts as excessive additional amounts. If this occurs, then, at our option, the notes may be redeemed in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days' notice mailed to the Trustee at a cash price equal to the sum of:

     (1) 100% of the principal amount thereof on the date of redemption;

     (2) the accrued and unpaid interest, if any, thereon to the date of redemption; and

     (3) any additional amounts which would otherwise be payable.

     Redemption can only occur in accordance with the following conditions:

     (1) no notice of redemption may be given earlier than 90 days prior to the earliest date on which, but for such redemption, we would be obligated to pay excessive additional amounts if a payment on the notes were then due: and

     (2) at the time notice of redemption is given, the obligation to pay additional amounts (including any excessive additional amounts) remains in effect.

     Prior to publication of any notice of redemption pursuant to this provision, we will deliver to the Trustee:

     (1) a certificate signed by a duly authorized officer of New Iusacell stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent of our right to so redeem have occurred; and

     (2) an opinion of independent Mexican legal counsel or independent public accountants that we have selected and reasonably acceptable to the Trustee to the effect that we are or will become obligated to pay such excessive additional amounts as a result of a change or amendment in the law. Once we deliver such notice to the Trustee, it will be irrevocable.

ADDITIONAL AMOUNTS

     In general, we will make payments on the notes free of any Mexican Taxes. The general rule is subject to several exceptions.

     In general, payments made with respect to the notes will be made free and clear of Mexican taxes or other governmental charges imposed by or on behalf of any Mexican government authority. If Mexican law or an interpretation or administration of Mexican law requires us to withhold or deduct any amount for or on account of taxes from any payment made under or with respect to the notes, we will:

     - pay such additional amounts, subject to the exceptions listed below, as may be necessary, so that the net amount received by each holder of notes, including such additional amounts, after such withholding or deduction will not be less than the amount such holder would have received if such taxes had not been withheld or deducted;

     - deduct or withhold such taxes; and

     - remit the full amount so deducted or withheld to the relevant taxing or other authority.

     Sometimes, even though a Holder may have to pay taxes or other charges related to the notes, he or she will not be entitled to receive additional amounts.

     Notwithstanding the foregoing, no such additional amounts are payable with respect to:

     - any taxes or withholding which would not have been imposed but for a connection between the Holder or beneficial owner of a note and Mexico or any political subdivision thereof or taxing authority therein, other than the holding of a note and the receipt of payments with respect to such note;

     - any taxes or withholding which would not have been imposed but for the presentation by the Holder or beneficial owner of the note for payment on a date more than 30 days after the date on which such payment became due and payable, or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the Holder of such note would have been entitled to such additional amounts with respect to such taxes on presenting such note for payment on any date during such 30-day period; or

     - any estate inheritance, gift or other similar taxes imposed with respect to a note.

     Any reference made in this description of the notes, in the indenture or in the notes to principal, premium or interest or any other payment in respect of the notes, will be deemed also to refer to any additional amount that may be payable.

     We will ensure that the Trustee receives the documentation evidencing our payment of Mexican taxes for which we have paid an additional amount. This documentation will be sufficient to obtain foreign tax credits for U.S. Federal income tax purposes. Copies of this documentation will be sent to Holders upon request.

RANKING

     The indebtedness evidenced by the notes will:

     - be unsecured senior Indebtedness of New Iusacell;

     - rank equally among themselves in right of payment with all existing unsecured Indebtedness of New Iusacell; and

     - will be senior in right of payment to all existing and future Subordinated Obligations of New Iusacell.

     The notes will be effectively subordinated to any Secured Indebtedness of New Iusacell to the extent of the value of the assets securing such Secured Indebtedness, and to any Indebtedness of New Iusacell's subsidiaries. See Note 20 to the Audited Consolidated Financial Statements. The notes will also be effectively subordinated to any obligations preferred under Mexican law.

     At September 30, 1999, after giving effect to the issuance of the old notes and the application of the proceeds thereof as described under "Use of Proceeds" and the pro forma adjustments discussed under "Capitalization," New Iusacell and its subsidiaries would have had Ps.7,795.2 million (U.S.$833.5 million) Indebtedness outstanding. The outstanding Indebtedness of New Iusacell's subsidiaries would have been Ps.4,522.0 million (U.S.$483.5 million). Although the indenture governing the notes, the 1997 Indenture, the Eximbank Facility and the Credit Facility contain limitations on the amount of additional Indebtedness which New Iusacell and the Restricted Subsidiaries may Incur, the amount of such additional Indebtedness could be substantial. See "-- Certain
Covenants -- Limitation on Indebtedness." At September 30, 1999, the pro forma aggregate balance sheet liabilities (including trade payables and accrued liabilities but excluding intercompany payables) of Subsidiaries of New Iusacell was Ps.6,092.0 million (U.S.$651.4 million).

     The notes will not be Guaranteed by any Subsidiary of New Iusacell.

CHANGE OF CONTROL

     New Iusacell's owners may change. If that occurs, noteholders may require New Iusacell or, in certain limited circumstances, New Iusacell and Bell Atlantic, to repurchase the notes.

     (1) Each of the following events is a Change of Control. Upon the occurrence of any Change of Control, each Holder will have the right to require New Iusacell to repurchase all or any part of that Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     A Change of Control occurs upon:

     (A) (i) the earlier to occur of the time the Permitted Holders cease to possess, or enter into any agreement, which is subject to no condition other than the passage of time, pursuant to which they would cease to possess, directly or indirectly, the power to elect a majority of the members of the Board of Directors and thereby direct or cause the direction of the management or policies of New Iusacell, whether through the ownership of voting securities or by contract, or

        (ii) individuals elected by the Permitted Holders cease to constitute a majority of the members of the Board of Directors;

     (B) the earlier to occur of the time the Permitted Holders cease to be, or enter into any agreement, which is subject to no condition other than the passage of time, pursuant to which they would cease to be, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 30% in the aggregate of the total voting power of the Voting Stock of New Iusacell, whether as a result of issuance of securities of New Iusacell, any merger, consolidation, liquidation or dissolution of New Iusacell, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (2), the Permitted Holders shall be deemed to own beneficially any Voting Stock of any entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

     (C) (i) if any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (2) above, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of New Iusacell, then a change of control shall occur upon

        (ii) the earlier of the time the Permitted Holders "beneficially own" (as defined in clause (2) above), directly or indirectly, or enter into any agreement, which is subject to no condition other than the passage of time, pursuant to which they would "beneficially own", directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of New Iusacell than such other person and do not (or would not) have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (C), such other person shall be deemed to own beneficially any Voting Stock of a specified entity held by a parent entity, if such other person "beneficially owns" (as defined in this clause (C)), directly or indirectly, more than 30% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (B) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

     (D) the sale, conveyance, transfer, lease or other disposition of all or substantially all the assets of New Iusacell, whether in one or more transaction or to one or more persons, other than a sale, conveyance, transfer, lease or other disposition of all or substantially all the assets of New Iusacell to a Person that is controlled by the Permitted Holders; or

     (E) a "Change of Control," within the meaning of the 1997 Indenture, shall have occurred under the 1997 Indenture; or a change of control (or similar event, however designated) of New Iusacell or any of its Restricted Subsidiaries shall occur that gives the holder of any Indebtedness of New Iusacell or any of its Restricted Subsidiaries (including Indebtedness under the Credit Facility and the Eximbank Financing) the right to require New Iusacell or any of its Restricted Subsidiaries to repurchase or repay such Indebtedness or such Indebtedness otherwise becomes due and payable as a result of such change of control.

     (2) In addition to the events constituting Changes of Control listed in (1) above, if:

     (A) in connection with any transaction or series of related transactions involving a Change of Control, New Iusacell acquires or enters into any agreement to acquire any direct or indirect equity interest in any holder or licensee of a Cellular A-Band license in any one or more of regions 1, 2, 3 or 4, as such regions are on the date hereof referred to for Mexican regulatory purposes (each, a "Northern Region License Holder"), or New Iusacell becomes or enters into any agreement to become a Northern Region License Holder or an Affiliate of a Northern Region License Holder; or

     (B) at any time after acquiring or entering into any agreement to acquire any direct or indirect equity interest in any Northern Region License Holder, or becoming or entering into any agreement to become a Northern Region License Holder or an Affiliate of a Northern Region License Holder, there shall occur a Change of Control in connection with which a "person" (as that term is defined in Section 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder becomes the owner of more than 30% of the total voting power of the Voting Stock of New Iusacell, and such person is or was a Northern Region License Holder or an Affiliate thereof, or had entered into any agreement or understanding to become a Northern Region License Holder or an Affiliate thereof, or had entered into any agreement or understanding to cause New Iusacell to acquire or become Affiliated with or assist or facilitate New Iusacell in acquiring or becoming Affiliated with any Northern Region License Holder,

THEN, if any such Change of Control referred to in (A) or (B) above occurs on or before June 1, 2003, each Holder will have the right to require Bell Atlantic Corporation, jointly and severally with New Iusacell, to purchase all or any part of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date)

UNLESS (i) upon the occurrence of such Change of Control and immediately after giving pro forma effect to the transactions described in subclauses (Y) and (Z) of clause (c) below, no Default shall have occurred and be continuing, and (ii) each of the following conditions is satisfied at the time (the "Offer Time") that the Offeror (as defined below) mails the Offer Notice (as defined below) in accordance with the terms of this covenant:

     (a) neither New Iusacell nor any of its Restricted Subsidiaries shall have become obligated to purchase or to offer to purchase any other Indebtedness by reason of the occurrence of such Change of Control; provided that, if any such obligation shall have arisen, this condition
         (a) shall nevertheless be deemed satisfied if prior to the Offer Time, and prior to the time any such Indebtedness is purchased or otherwise retired, such obligation shall cease to exist (it being understood that this condition (a) shall remain unsatisfied until such obligation so ceases to exist); and

     (b) (W) except solely as a result of the passage of time, the weighted average maturity of all Indebtedness of New Iusacell's Restricted Subsidiaries shall be no shorter at the Offer Time than it was immediately prior to the time such Change of Control was consummated;

        (X) the weighted average maturity of all Indebtedness of New Iusacell's Restricted Subsidiaries shall not have been shortened in contemplation of any transaction described in subclause (Y) or (Z) of clause (c) below;

        (Y) since the time such Change of Control was consummated, New Iusacell's Restricted Subsidiaries shall not have agreed to amend the terms of any such Indebtedness, or refinanced or agreed to refinance any such Indebtedness, on terms (other than price terms) that are less favorable to New Iusacell or any of its Restricted Subsidiaries in any respect, including without limitation prepayment or call terms, or terms that would limit the ability of a Restricted Subsidiary to pay dividends or interest or to make loans or advances; and

        (Z) no such terms shall have been agreed to be so amended and no such Indebtedness shall have been so refinanced or agreed to be so refinanced in contemplation of any transaction described in subclause (Y) or (Z) of clause (c) below; and

     (c) prior to the Offer Time, each of Moody's Investors Service and Standard & Poor's Ratings Services (each, a "Relevant Rating Agency") shall have announced publicly either that (i) in light of the transactions described in subclauses (Y) and (Z) below it has determined to affirm or upgrade the rating accorded by it to New Iusacell and New Iusacell's securities or (ii) it has determined that the transactions described in subclauses (Y) and (Z) below will not cause it to, or not be a contributing cause in its decision to, downgrade the rating accorded by it to New Iusacell or any of its securities or change its outlook with respect to New Iusacell or any of its securities to negative, or put New Iusacell or any of its securities on "credit watch" with negative implications, or words with like effect. The transactions referred to in the foregoing sentence are:

        (Y) any actual or proposed Change of Control transaction or series of transactions which is contemplated in clause (A) or clause (B) of this covenant, or any transaction that would not have been entered into in the absence of such Change of Control transaction, including without limitation, the Incurrence or proposed Incurrence of any Indebtedness in connection therewith; and

        (Z) any actual or proposed transaction or series of transactions involving the acquisition by or Affiliation with New Iusacell of any Northern Region License Holder or any transaction that would not have been entered into in the absence of such acquisition or Affiliation transaction, including, without limitation, the Incurrence or proposed Incurrence of any Indebtedness in connection therewith; and

     (d) prior to the Offer Time, there shall not have occurred (either before or after such Change of Control) any downgrading or change in outlook to negative, nor shall any notice have been given of any intended or potential downgrading or change in outlook to negative, or of any review for a possible change that does not indicate the direction of the possible change (including, without limitation, any circumstance in which New Iusacell or its securities have been put on "credit watch" with negative implications, or words with like effect), in or with respect to the rating accorded New Iusacell or any of its securities or in the rating outlook for New Iusacell or any of its securities by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (including, without limitation, the Relevant Rating Agencies), which actual, intended or potential downgrading or change is attributed, in whole or in part, by at least one such organization as having occurred in light of any transaction described in subclause (Y) or (Z) of clause
         (c) above, and which actual, intended or potential downgrading or change shall not have been reversed or retracted at or before the Offer Time; and

     (e) after giving pro forma effect to the transactions described in subclauses (Y) and (Z) of clause (c) above, New Iusacell's Leverage Ratio would be equal to or less than New Iusacell's Leverage Ratio, without giving pro forma effect to such transactions, immediately prior to both (i) the transactions described in subclause (Y) of clause (c) above and (ii) the transactions described in subclause (Z) of clause
         (c) above.

     (3) Within 30 days following any Change of Control, New Iusacell shall mail a notice (the "Offer Notice") to each Holder, with a copy to the Trustee; provided that if Bell Atlantic Corporation shall then be obligated to make an offer to purchase notes jointly and severally with New Iusacell, then Bell Atlantic Corporation shall join in such Offer Notice, and shall explicitly state therein that its obligations with respect to any required offer to purchase and purchase of notes are joint and several with those of New Iusacell. In addition Bell Atlantic shall state in any Offer Notice that, upon the closing of any such purchase of notes, it will become a Holder of the notes. As used herein, the term "Offeror" means New Iusacell and, if Bell Atlantic Corporation is required to join in an offer to purchase notes, shall also include Bell Atlantic Corporation.

     The Offer Notice will state:

     - that a Change of Control has occurred and that such Holder has the right to require the Offeror to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

     - the circumstances and relevant facts and financial information regarding such Change of Control;

     - the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such Offer Notice is mailed); and

     - the instructions determined by the Offeror, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

     The Offeror will comply, to the extent applicable, with Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Offeror will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

     Subject to the limitations discussed below, New Iusacell could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalization, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time other otherwise affect New Iusacell's capital structure or credit ratings.

     The occurrence of certain of the events which would constitute a Change of Control would also trigger prepayment obligations under the Credit Facility, the Eximbank Facility and the 1997 Indenture. Future Indebtedness of New Iusacell may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require New Iusacell to repurchase the notes could cause a default under other Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on New Iusacell. Finally, New Iusacell's ability to pay cash to the Holders upon a repurchase may be limited by New Iusacell's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the indenture. All calculations required to be made pursuant to the Indenture will be made using amounts determined according to GAAP and translated into Dollar Equivalents.

     Limitation on Indebtedness.

     The indenture contains certain covenants which, among other things, restrict New Iusacell's ability to incur Indebtedness. These restrictions have some important exceptions.

     (1) New Iusacell will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that New Iusacell may Incur Indebtedness if on the date thereof (after giving effect to such Incurrence and the application of the proceeds thereof) New Iusacell's Leverage Ratio would be equal to or less than 7.5:1, if such Indebtedness is Incurred on or prior to December 31, 2001 and 6.5:1 if such Indebtedness is Incurred thereafter.

     (2) Notwithstanding the foregoing paragraph (1), New Iusacell and its Restricted Subsidiaries may Incur the following Indebtedness:

        (A) Refinancing Indebtedness of Indebtedness under the Credit Facility (as the same may be amended from time to time without increasing the committed amount outstanding, except as otherwise permitted by this covenant), including in connection with Permitted Securitization Transactions, in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred under the Credit Facility or pursuant to this clause (A) and then outstanding, shall not exceed U.S.$225.0 million less the aggregate amount of all prepayments and required payments of principal applied to reduce the aggregate amount available to be borrowed under the Credit Facility or any Refinancing Indebtedness with respect thereto, including pursuant to "-- Limitation on Sales of Assets and Subsidiary Stock";

        (B) Strategic Subordinated Indebtedness of New Iusacell, provided that participation by the Peralta Group in such Strategic Subordinated Indebtedness shall not exceed the percentage held by the Peralta Group of the Capital Stock of New Iusacell that is held by the Peralta Group and Bell Atlantic;

        (C) Indebtedness of New Iusacell owing to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by New Iusacell or any Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to New Iusacell or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

        (D) Indebtedness represented by the notes, any Indebtedness (other than the Indebtedness described in clauses (A) through (C) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause
            (D), clauses (G), (K) or (L) below or paragraph (1) above;

        (E) Indebtedness:

           (i) consisting of performance and other similar bonds and reimbursement obligations Incurred by New Iusacell and its Restricted Subsidiaries in the ordinary course of business securing the performance of contractual, franchise, concession or license obligations of New Iusacell or a Restricted Subsidiary; and

           (ii) under Currency Agreements and Interest Rate Agreements, in each case entered into for bona fide hedging purposes of New Iusacell in the ordinary course of business; provided, however, that such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of New Iusacell outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

        (F) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to paragraph (1) or any other clause of this paragraph (2)) in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred pursuant to this clause (F) and then outstanding, will not exceed U.S.$25.0 million;

        (G) Indebtedness Incurred in connection with New Iusacell making an offer to purchase the notes pursuant to any Change of Control, as described above under the heading "Change of Control" or under comparable provisions in the 1997 Indenture; provided that 100% of the proceeds of such Indebtedness shall be used to repurchase notes or to pay expenses or fees of New Iusacell reasonably incurred in connection therewith;

          (H) Indebtedness Incurred in respect of Capitalized Lease Obligations, Purchase Money Indebtedness and any Refinancing Indebtedness with respect thereto, provided that:

             (i) the principal amount of such Indebtedness does not exceed 100%
                 of the Fair Market Value of the property or assets subject to such Capitalized Lease Obligations, Purchase Money Indebtedness or Refinancing Indebtedness and

             (ii) the aggregate principal amount of all Indebtedness Incurred and then outstanding under this clause does not exceed U.S.$125.0 million;

          (I) Indebtedness Incurred by New Iusacell, all the proceeds of which are promptly used by the trust administering New Iusacell's executive employees' stock purchase plan to purchase from New Iusacell shares of New Iusacell's Series V Common Stock, provided that such Indebtedness is repaid in full within three Business Days following the date of Incurrence;

          (J) $30.0 million in Attributable Debt related to Sale/Leaseback Transactions involving wireless telecommunications towers; provided that such Attributable Debt and the obligations related thereto do not qualify as a capitalized lease for financial reporting purposes in accordance with GAAP;

          (K) the Incurrence by New Iusacell of Indebtedness not to exceed, at any one time, 2.0 times the excess of the aggregate Net Cash Proceeds received by New Iusacell from the issuance and sale of, or capital contribution in respect of, its Capital Stock (other than Disqualified Stock and other than an issuance or sale to a Subsidiary of New Iusacell or an issuance or sale to an employee stock ownership plan or to a trust established by New Iusacell or any of its Subsidiaries for the benefit of their employees) subsequent to the Issue Date over the amount of such proceeds used to make Restricted Payments as provided in clause (I)(Z)(ii) or
              (2)(A) of the covenant described under "-- Limitation on Restricted Payments"; and

          (L) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by New Iusacell (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was acquired by New Iusacell); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, New Iusacell would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) of this covenant.

     (3) Notwithstanding the foregoing in paragraph (2), neither New Iusacell nor any Restricted Subsidiary may Incur any Indebtedness pursuant to paragraph (2) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligation unless such Indebtedness:

          (A) will be subordinated to the notes to at least the same extent as such Subordinated Obligation,

          (B) has a Stated Maturity no earlier than the Stated Maturity of such Subordinated Obligation and

          (C) has an Average Life at the time such Indebtedness is Incurred that is equal to or greater than the Average Life of such Subordinated Obligation.

     (4) Notwithstanding any other provision of this covenant, neither New Iusacell nor any Restricted Subsidiary shall be deemed to have Incurred any Indebtedness solely as a result of fluctuations in the exchange rates of currencies; provided, however, that to determine the amount of Indebtedness outstanding at any time, the currency exchange rates in effect at the time of such determination shall be used. For purposes of determining the outstanding principal amount of Indebtedness Incurred pursuant to this covenant:

          (A) Indebtedness Incurred pursuant to the Credit Facility prior to or on the date of the Indenture shall be treated as Incurred pursuant to clause (A) of paragraph (2) above,

          (B) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and

          (C) in the event that Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness described in this covenant, New Iusacell, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

     Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries

     (1) New Iusacell will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of New Iusacell or any of its Restricted Subsidiaries (except Indebtedness of such Restricted Subsidiary or a Restricted Subsidiary of such Restricted Subsidiary) unless:

          (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary and

          (B) such Restricted Subsidiary waives and agrees not to in any manner whatsoever claim or take the benefit or advantage of, either any right to receive payment by way of subrogation against New Iusacell or against any direct or indirect security for such obligation, or any other right to be reimbursed, indemnified or exonerated by or for the account of New Iusacell in respect thereof or any right to receive payment, in the nature of contribution or for any other reason, from any other Restricted Subsidiary with respect to such payment, in each case so long as any amount payable by New Iusacell under the indenture or under the notes remains unpaid;

       provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or Guarantees by a Restricted Subsidiary to secure Indebtedness under the Credit Facility, the Eximbank Facility and the Grupo Iusacell Notes. Any Guarantee required by this covenant to be issued will rank no less than pari passu with the Guarantee the issuance of which gave rise to the requirement under this covenant.

     (2) Notwithstanding the foregoing paragraph (1), each Guarantee of the notes by a Restricted Subsidiary will provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (A) any sale, exchange or transfer, to any Person not an Affiliate of New Iusacell, of all of New Iusacell's and each Restricted Subsidiary's Capital Stock in such Restricted Subsidiary (provided such sale, exchange or transfer is not prohibited by the indenture),

          (B) the release or discharge of the Guarantee which gave rise to the requirements under this covenant, except a discharge or release by or as a result of payment under such Guarantee and

          (C) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with terms of the indenture.

     Limitation on Restricted Payments

     Under the indenture, New Iusacell will be restricted in the type of and amount of payments it can make. The restrictions are subject to some important exceptions:

     (1) New Iusacell will not, and will not permit its Restricted Subsidiaries directly or indirectly to:

          (A) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving New Iusacell) except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to New Iusacell or another Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to its other shareholders on a pro rata basis),

          (B) purchase, redeem, retire or otherwise acquire for value any Capital Stock of New Iusacell or any Restricted Subsidiary held by Persons other than New Iusacell or a Wholly Owned Subsidiary,

          (C) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition), or

          (D) make any Investment (other than a Permitted Investment) in any Person

     (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement, payment or Investment being herein referred to as a "Restricted Payment")

     if at the time New Iusacell or such Restricted Subsidiary makes such Restricted Payment:

          (X) a Default shall have occurred and be continuing (or would result therefrom);

          (Y) New Iusacell could not Incur at least U.S.$1.00 of additional Indebtedness under paragraph (1) of the covenant described under "-- Limitation on Indebtedness"; or

          (Z) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date would exceed the sum of:

             (i) the excess of:

                (a) Cumulative EBITDA over

                (b) the product of 1.5 and Cumulative Interest Expense;

             (ii) the aggregate Net Cash Proceeds received by New Iusacell from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of New Iusacell or an employee stock ownership plan or other trust established by New Iusacell or any of its Subsidiaries, provided that Net Cash Proceeds received by New Iusacell from payments in respect of purchases of its Capital Stock by employees of New Iusacell pursuant to its executive employees' stock purchase plan shall be included in the calculation of the amount of Net Cash Proceeds under this clause (ii) to the extent that such payments are not financed, directly or indirectly, by New Iusacell or any Subsidiary of New Iusacell);

             (iii) the amount by which Indebtedness of New Iusacell or the
                   Restricted Subsidiaries is reduced on New Iusacell's balance sheet upon the conversion or exchange (other than by a Subsidiary of New Iusacell) subsequent to the Issue Date of any Indebtedness of New Iusacell or the Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of New Iusacell (less the amount of any cash or other property distributed by New Iusacell or any Restricted Subsidiary upon such conversion or exchange); and

             (iv) the amount equal to the net reduction in Investments
                  (excluding any Joint Venture Investment) in any Person resulting from:

                (a) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to New Iusacell or any Restricted Subsidiary from such Person or

                (b) the designation of any Person as a Restricted Subsidiary
                    (valued in each case as provided in the definition of "Investment") not to exceed the amount of Investments previously made by New Iusacell or any Restricted Subsidiary in such Person, which amount was included in the calculation of the amount of Restricted Payments.

     (2) The provisions of the foregoing paragraph (1) will not prohibit:

        (A) any purchase or redemption of Capital Stock of New Iusacell or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of New Iusacell (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by New Iusacell or any of its Subsidiaries); provided, however, that:

           (i) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments under clause (Z) of the foregoing paragraph (1) and

           (ii) the Net Cash Proceeds from such sale will be excluded from clause (Z)(ii) of the foregoing paragraph (1) but only to the extent of the Net Cash Proceeds applied to such purchase or redemption;

        (B) any purchase, repurchase or redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of Refinancing Indebtedness which is expressly subordinated in right of payment to the notes, as the case may be, to the same extent as the Subordinated Obligations to be purchased or redeemed and is permitted to be Incurred pursuant to paragraph
            (2) of the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments under clause
            (Z) of the foregoing paragraph (1);

        (C) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments under clause (Z) of the foregoing paragraph (1);

        (D) Investments, not to exceed in the aggregate U.S.$10.0 million, by New Iusacell or any Restricted Subsidiary in Persons engaged in Related Businesses; provided, however, that the amount of such Investments will be included in the calculation of the amount of Restricted Payments under clause (Z) of the foregoing paragraph (1);

        (E) the repurchase or other acquisition of shares of Capital Stock

           (i) of New Iusacell for the purpose of granting purchase rights to employees under employee stock ownership plans; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed U.S.$5.0 million in any calendar year;

           (ii) of Ownership Regulated Subsidiaries; and

           (iii) of Old Iusacell;

          provided that the aggregate amount of Restricted Payments under
          (E)(ii) and (E)(iii) shall not exceed $25.0 million; and

          provided, further, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments under clause (Z) of the foregoing paragraph (1);

        (F) Restricted Payments made by New Iusacell or its Restricted Subsidiaries in an amount not to exceed U.S.$5.0 million in the aggregate; or

        (G) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with "-- Merger and Consolidation," in an amount not to exceed U.S.$10.0 million.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries.

     Under most circumstances, New Iusacell and most of its subsidiaries may not make any distributions. There are important exceptions to this general statement.

     New Iusacell will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to New Iusacell or any other Restricted Subsidiary,

     (2) make any loans or advances to New Iusacell or any other Restricted Subsidiary or

     (3) transfer any of its property or assets to New Iusacell or any other Restricted Subsidiary,

EXCEPT:

     (A) any encumbrance or restriction pursuant to an agreement as in effect at the Issue Date, exclusive of any amendment, waiver or other modification thereto entered into after the Issue Date;

     (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by New Iusacell (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by New Iusacell) and outstanding on such date;

     (C) any encumbrance or restriction pursuant to an agreement constituting Refinancing Indebtedness of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided that no encumbrance or restriction permitted by this clause (C) shall prevent any Restricted Subsidiary of New Iusacell from paying dividends or making distributions to New Iusacell or any Restricted Subsidiary, from paying any Indebtedness owed to New Iusacell or any Restricted Subsidiary, from making any loan or advance to New Iusacell or any Restricted Subsidiary or from transferring any property or assets to New Iusacell or any Restricted Subsidiary, in any case where proceeds from such dividend, distribution, payment, loan, advance or transfer are to be used, directly or indirectly, to make any payment of principal, interest, premium or other payment on or with respect to the notes or under the indenture and provided, further, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable to the noteholders than encumbrances and restrictions contained in such agreements;

     (D) in the case of clause (3), any encumbrance or restriction that:

        (i) restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, concession, permit, license or similar contract, or

        (ii) contained in security agreements or mortgages permitted under the indenture and securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or mortgages;

     (E) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

     (F) any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Permitted Lien on such assets or property; and

     (G) any encumbrance or restriction existing under or by reason of applicable law or regulations.

  Limitation on Sales of Assets and Subsidiary Stock.

     Generally, New Iusacell and its subsidiaries are not allowed to sell or otherwise transfer the shares of subsidiaries, property or other assets. There are important exceptions to this general statement.

     (1) New Iusacell will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

        (A) New Iusacell or such Restricted Subsidiary receives consideration (including by way of relief from Senior Indebtedness at the time of such Asset Disposition) at least equal to the Fair Market Value of the shares, property and other assets subject to such Asset Disposition,

        (B) except in the case of a disposition of Capital Stock permitted by clause (5) of the covenant described under "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", 80% of the consideration thereof received by New Iusacell or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or other assets of a type ordinarily used in a Related Business that are to be used by New Iusacell or a Restricted Subsidiary in the conduct of its business, and

        (C) in the event and to the extent that the Net Available Cash received by New Iusacell and its Restricted Subsidiaries from one or more Asset Dispositions occurring on or after the Issue Date in any period of 12 consecutive months exceeds U.S.$5.0 million, the proceeds of such Asset Disposition are applied as set forth in the remainder of this paragraph. An amount equal to 100% of the Net Available Cash from such Asset Disposition may be applied by New Iusacell (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash, to the extent New Iusacell elects,

           (i) to prepay, repay or purchase Senior Indebtedness (other than Senior Indebtedness owed to New Iusacell or an Affiliate of New Iusacell); provided, however, that in connection with any such prepayment, repayment or purchase, New Iusacell or such Restricted Subsidiary will permanently retire such Senior Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased or

           (ii) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by New Iusacell or another Restricted Subsidiary).

       Any Net Available Cash from an Asset Disposition that is not used in accordance with the preceding sentence within 365 days from the later of the date of such Asset Disposition or the receipt of Net Available Cash relating thereto shall constitute "Excess Proceeds," When the aggregate amount of Excess Proceeds exceeds U.S.$5.0 million (taking into account income earned on such Excess Proceeds), New Iusacell shall make an Offer (as defined below) to purchase notes (or other Senior Indebtedness) pursuant to and subject to the conditions set forth in section (2) of this covenant. To the extent that any portion of the Excess Proceeds remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender the notes for repurchase in accordance with the indenture, New Iusacell or such Restricted Subsidiary may use such remaining amount for any purpose not prohibited by the indenture. Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

        For the purposes of this covenant, the assumption of Senior Indebtedness of New Iusacell (other than Disqualified Stock of New Iusacell) or any Restricted Subsidiary and the release of New

        Iusacell or such Restricted Subsidiary from all liability on such Senior Indebtedness in connection with such Asset Disposition and securities received by New Iusacell or any Restricted Subsidiary from the transferee that are promptly converted by New Iusacell or such Restricted Subsidiary into cash shall be deemed to be "cash."

     (2) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness) pursuant to clause (1)(A) of this covenant, New Iusacell will be required to use the Excess Proceeds to purchase notes (and such other Senior Indebtedness) tendered pursuant to an offer by New Iusacell for the notes and that other debt on a pro rata basis (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date) (or, in the event the notes or such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) in accordance with the procedures (including prorationing in the event of oversubscription) set forth in the indenture.

     (3) New Iusacell will comply, to the extent applicable, with Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, New Iusacell will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Limitation on Transactions with Affiliates.

     Generally, if New Iusacell or its subsidiaries enter into a transaction with an affiliate, the transaction must be at arms-length.

     (1) New Iusacell will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of New Iusacell (an "Affiliate Transaction") on terms that:

        (A) are less favorable to New Iusacell or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

        (B) in the event such Affiliate Transaction involves an aggregate amount in excess of U.S.$1.0 million, have not been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and

        (C) that, in the event such Affiliate Transaction involves an amount in excess of U.S.$5.0 million, have not been determined to be fair to New Iusacell or such Restricted Subsidiary from a financial point of view pursuant to the written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms of the type of transaction or series of related transactions.

     (2) The provisions of the foregoing paragraph (1) will not apply to:

        (A) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments,"

        (B) the payment of reasonable fees to directors of New Iusacell and its Subsidiaries who are not employees of New Iusacell or its Subsidiaries,

        (C) transactions pursuant to the Secondment Agreement, provided that, in the event such transactions involve an incurrence in an aggregate amount exceeding U.S.$10.0 million in any calendar year, such transactions to the extent they exceed U.S.$10.0 million must be approved by a majority of the members of the Board of Directors having no personal stake therein and must be determined to be fair to New Iusacell and the applicable Restricted Subsidiaries from a financial point of view pursuant to a written opinion of an investment banking firm or other expert as provided in paragraph (1) above,

        (D) transactions pursuant to the Master Technical Services Agreement, provided that, in the event such transactions involve an incurrence in an aggregate amount exceeding U.S.$3.0 million in any calendar year, such transactions to the extent they exceed U.S.$3.0 million must be approved by a majority of the members of the Board of Directors having no personal stake therein and, in the event such transactions involve an aggregate amount exceeding U.S.$5.0 million in any calendar year, such transactions to the extent they exceed U.S.$5.0 million must be determined to be fair to New Iusacell and the applicable Restricted Subsidiaries from a financial point of view pursuant to a written opinion of an investment banking firm or other expert as provided in paragraph (1) above,

        (E) transactions pursuant to the terms of any Strategic Subordinated Indebtedness,

        (F) any transaction between New Iusacell and a Restricted Subsidiary or between Restricted Subsidiaries,

        (G) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors; or any employment agreement entered into by New Iusacell or any of its Restricted Subsidiaries in the ordinary course of business,

        (H) loans or advances to employees in the ordinary course of business in accordance with the past practices of New Iusacell or its Restricted Subsidiaries, but in any event not to exceed U.S.$3.0 million in the aggregate outstanding at any one time,

        (I) the issuance or sale of any Capital Stock (other than Disqualified Stock) of New Iusacell, or

        (J) transactions pursuant to finance agreements or other banking, finance or insurance arrangements, if the terms thereof are no less favorable to New Iusacell than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. New Iusacell will not sell any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (other than, if necessary, shares of Capital Stock constituting directors' or other legally required qualifying shares) except:

     (1) to New Iusacell or a Wholly Owned Subsidiary,

     (2) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Subsidiary of New Iusacell,

     (3) in respect of capital contributions to Restricted Subsidiaries which are not Wholly Owned Subsidiaries,

     (4) in connection with the capitalization of any Ownership Regulated Subsidiary that results in Persons other than New Iusacell owning a majority of the Voting Stock thereof but only to the extent that such ownership is required by applicable law or regulation,

     (5) if such sale of Capital Stock is made to a Person in exchange for a contribution by such Person to a Restricted Subsidiary of Additional Assets if, immediately after giving pro forma effect to such sale and contribution, New Iusacell's Leverage Ratio would be equal to or better than the Leverage Ratio of New Iusacell immediately prior to the transaction, or

     (6) if such Capital Stock or the proceeds from the sale thereof are contributed to a Joint Venture Investment that is a Permitted Investment.

Any such sale or issuance permitted by clause (2), (3), (4) or (5) above will be treated as an Asset Disposition and must comply with the terms of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

     Limitation on Liens. New Iusacell will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or thereafter acquired, other than Permitted Liens, securing any obligation unless contemporaneously therewith (or prior thereto) effective provision is made to secure the notes on an equal and ratable basis with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes) such obligation.

     Provision of Financial Information. So long as any notes are outstanding, New Iusacell will file with the Trustee and provide Holders of notes:

     (1) within 180 days after the end of each fiscal year of New Iusacell, annual reports on Form 20-F (or any successor form) containing information required to be contained therein (or required in such successor form);

     (2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) containing unaudited, consolidated financial statements for such quarter; and

     (3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form). At any time when New Iusacell is not required to be subject to
         Section 13(a) or 15(d) of the Exchange Act (or any successor provision thereto), New Iusacell will file with the Trustee and provide Holders of notes:

          (A) within 180 days after the end of each fiscal year of New Iusacell, annual audited consolidated financial statements and

          (B) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited, consolidated financial statements for such quarter, and, unless it is exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, will make available the information contemplated by Rule 144A(d)(4) under the Securities Act upon the request of a Holder of a note to such Holder or to a prospective purchaser of a note from such holder. The financial statements referred to in this paragraph will, unless otherwise required by applicable law or by the SEC, be prepared in accordance with GAAP; provided that all annual, audited consolidated financial statements will contain a reconciliation to U.S. GAAP (as defined under "-- Certain Definitions") of net income and stockholders' equity.

     Limitation on Lines of Business. New Iusacell will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

     Limitation on Sale/Leaseback Transactions. New Iusacell will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

     (1) New Iusacell or such Restricted Subsidiary would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and "-- Limitation on Indebtedness of Subsidiaries" and

     (2) New Iusacell or such Restricted Subsidiary would be entitled to create a Lien on such property securing such Attributable Debt without securing the notes, pursuant to the covenant described under "-- Limitation on Liens" and

     (3) the transfer of such property is permitted by, and New Iusacell applies the proceeds of such transaction in compliance with, the covenant described under "-- Limitation on Sale of Assets and Subsidiary Stock".

MERGER AND CONSOLIDATION

     New Iusacell will not consolidate with or merge with or into any Person, or in one transaction or a series of transactions, sell, convey, transfer, lease or dispose of all or substantially all its assets, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of Mexico, the United States of America, any State thereof or the District of Columbia and the Successor Company (if not New Iusacell) will expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of New Iusacell, under the notes and the indenture;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional U.S.$1.00 of Indebtedness under paragraph (1) of the covenant described under "-- Limitation on Indebtedness";

     (4) in the case of a conveyance, transfer, lease or disposition of all or substantially all of New Iusacell's assets, such assets shall have been transferred as an entirety or virtually as an entirety to one Person; and

     (5) New Iusacell will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture. In addition, New Iusacell shall deliver to the Trustee:

        (A) an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such transaction had not occurred and

        (B) an Opinion of Counsel in Mexico to the effect that Holders of the notes will not recognize income, gain or loss for Mexican tax purposes as a result of such transaction and will be subject to Mexican taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, New Iusacell, under the indenture, but the predecessor company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

     Notwithstanding the foregoing clauses (2) and (3), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to New Iusacell.

DEFAULTS

     An Event of Default is defined in the indenture as:

     (1) a default in any payment of interest on any note when due, continued for 30 days,

     (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

     (3) the failure by New Iusacell to comply with its obligations under the covenant described under "-- Merger and Consolidation" above,

     (4) the failure by New Iusacell to comply for 30 days after notice with any of its obligations under the covenants described under "-- Change of Control," "-- Certain Covenants" or "-- Additional Amounts" above (in each case, other than a failure to purchase notes),

     (5) the failure by New Iusacell or Bell Atlantic to comply for 60 days after notice with its other agreements contained in the notes or the indenture,

     (6) the failure by New Iusacell or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds U.S.$5.0 million or its foreign currency equivalent (the "cross acceleration provision"),

     (7) certain events of bankruptcy, suspensions of payments, insolvency or reorganization of New Iusacell or a Significant Subsidiary (the "bankruptcy provisions"),

     (8) the rendering of any judgment or decree for the payment of money in excess of U.S.$10.0 million or its foreign currency equivalent against New Iusacell or a Significant Subsidiary if:

        (A) an enforcement proceeding thereon is commenced or

        (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after receipt of the notice described below (the "judgment default provision"), or

     (9) the Lien created by the Security Agreement shall at any time fail to constitute a valid and perfected Lien on all of the collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Security Agreement, or New Iusacell shall so assert in writing.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clause (4), (5) or (8) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify New Iusacell of the default and New Iusacell does not cure such default within the time specified in clause (4), (5) or (8) after receipt of such notice.

     If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of New Iusacell) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to New Iusacell may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of New Iusacell occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

     (2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

     (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

     (5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, New Iusacell is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. New Iusacell also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action New Iusacell is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     (1) Subject to certain exceptions, the indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment or waiver of the indenture may, among other things,

          (A) reduce the amount of notes whose Holders must consent to an amendment or waiver,

          (B) reduce the rate of or extend the time for payment of interest on any note,

          (C) reduce the principal of or extend the Stated Maturity of any note,

          (D) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "Optional Redemption" and "-- Redemption for Tax Reasons" above,

          (E) make any note payable in money other than that stated in the note,

          (F) impair the right of any Holder to receive payment of principal of and interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes,

          (G) make any change in the amendment or waiver provisions which require each Holder's consent or

          (H) release any funds from the Security Account in a manner inconsistent with the provisions of the Security Agreement as in effect on the Issue Date or modify any provision of the Security Agreement in a manner adverse to the Holders of the notes.

     (2) Without the consent of any Holder, New Iusacell and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of New Iusacell under the indenture (provided that New Iusacell delivers to the Trustee:

          (A) an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption by a successor corporation and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred and

          (B) an Opinion of Counsel in Mexico to the effect that Holders of the notes will not recognize income, gain or loss for Mexican tax purposes as a result of such assumption by a successor corporation and will be subject to Mexican taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred), to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code) or to add Guarantees with respect to the notes to secure the notes, to add to the covenants of New Iusacell for the benefit of the noteholders or to surrender any right or power conferred upon New Iusacell, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

     The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, New Iusacell is required to mail to noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and New Iusacell may require a noteholder to pay any taxes required by law or permitted by the indenture. New Iusacell is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to the mailing of notice of notes to be redeemed. The notes will be issued in registered form and the registered Holder of a note will be treated as the owner of such note for all purposes.

DEFEASANCE

     New Iusacell at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

     New Iusacell at any time may also terminate its obligations under the covenants described under "Certain Covenants", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries of New Iusacell, the judgment default provision described under "-- Defaults" above and the limitations contained in clause (3) under "-- Merger and Consolidation" above ("covenant defeasance").

     New Iusacell may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If New Iusacell exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If New Iusacell exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5) with respect to Subsidiaries of New Iusacell, (6), (7) with respect to Subsidiaries of New Iusacell, (8) under "-- Defaults" above or because of the failure of New Iusacell to comply with clause (3) under "-- Merger and Consolidation" above.

     In order to exercise either defeasance option, New Iusacell must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

     (1) an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law) and

     (2) an Opinion of Counsel in Mexico to the effect that Holders of the notes will not recognize income, gain or loss for Mexican tax purposes as a result of such deposit and defeasance and will be subject to Mexican taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the indenture. In addition, we have appointed The Bank of New York as Registrar and Paying Agent with regard to the notes. The Bank of New York is also serving as Security Agent under the Security Agreement.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     None of our directors, officers, employees, incorporators or stockholders will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of those obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability of our directors, officers, employees, incorporators or stockholders. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

     Under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), in the event that proceedings are brought in Mexico seeking to enforce in Mexico our obligations under the notes, we would not be required to discharge such obligations in Mexico in a currency other than Mexican currency.

According to such law, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Pesos at the rate of exchange in effect on the date and in the place payment occurs. The exchange rate is currently determined by Banco de Mexico every business banking day in Mexico and published the following business banking day in the Mexican Diario Oficial de la Federacion.

CONSENT TO JURISDICTION AND SERVICE OF PROCESS

     The indenture provides that we will irrevocably appoint CT Corporation System as our agent for service of process in any suit, action or proceeding with respect to the indenture or the notes brought in any Federal or state court located in New York City and submit to the jurisdiction thereof.

CERTAIN DEFINITIONS

     In this section "Description of Notes" certain words and terms have specific meaning. The words and terms are described below.

     "ADDITIONAL ASSETS" means:

     (1) any property (other than cash, cash equivalents or securities) to be owned by New Iusacell or a Restricted Subsidiary and used in a Related Business,

     (2) the costs of improving or developing any property owned by New Iusacell or a Restricted Subsidiary which is used in a Related Business and

     (3)Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary.

     "AFFILIATE" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of New Iusacell or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "ANNUALIZED EBITDA" means, with respect to any Person, such Person's Pro Forma EBITDA for such Person's two most recent fiscal quarters ended at least 45 days prior to the determination date, multiplied by two.

     "ASSET DISPOSITION" means any sale, lease, transfer, issuance or other disposition of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by New Iusacell or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than:

     (1) a disposition by a Restricted Subsidiary to New Iusacell or by New Iusacell or a Restricted Subsidiary to a Restricted Subsidiary,

     (2) a disposition of inventory (including sales of capacity and rights of use in New Iusacell's network) in the ordinary course of business,

     (3)  for purposes of the provisions described under "-- Certain
          Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to (and complying with) the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments",

     (4)  Permitted Securitization Transactions,

     (5)  Joint Venture Investments to the extent permitted pursuant to clause
          (ix) of the definition of "Permitted Investment,"

     (6) a disposition of assets in one transaction or a series of related transactions with a Fair Market Value of less than $250,000,

     (7) an exchange of telecommunications assets where the Fair Market Value of the telecommunications assets received is at least equal to the Fair Market Value of the telecommunications assets disposed of or, if less, the difference is received in cash, and such cash is Net Available Cash,

     (8) a disposition that is governed by the provisions described under "-- Merger and Consolidation",

     (9)  dispositions resulting from the foreclosure of a Permitted Lien, and

     (10) the sale or other disposition of cash or Temporary Cash Investments.

     "ATTRIBUTABLE DEBT" in respect of a Sale/Leaseback Transaction means, as at the time of determination:

     (1) if such Sale/Leaseback Transaction is a Capitalized Lease Obligation, the amount of Indebtedness represented thereby according to the definition of "Capitalized Lease Obligation" and

     (2) in all other instances, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

     (1) the sum of the products of the numbers of years (including fractions thereof) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

     (2) the sum of all such payments.

     "BOARD OF DIRECTORS" means the Board of Directors of New Iusacell or any committee thereof duly authorized to act on behalf of such Board.

     "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which banking institutions in New York State or in Mexico are authorized or required by law to close.

     "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "CAPITALIZED LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONSOLIDATED CURRENT LIABILITIES" means, as of any date of determination, the aggregate amount of liabilities of New Iusacell and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

     (1) all intercompany items between New Iusacell and any Restricted Subsidiary and

     (2) all current maturities of long-term Indebtedness.

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of New Iusacell and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by New Iusacell or its Restricted Subsidiaries in such period but not included in such interest expense:

     (1) interest expense attributable to Capitalized Lease Obligations,

     (2) amortization of debt discount and debt issuance cost,

     (3) capitalized interest,

     (4) noncash interest expense,

     (5) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financing,

     (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by New Iusacell or any Restricted Subsidiary; provided that payment of such amounts by New Iusacell or any Restricted Subsidiary is being made to, or is sought by, the holders of such Indebtedness pursuant to such Guarantee,

     (7) net costs associated with Hedging Obligations (including amortization of fees and premiums) permitted under the indenture,

     (8) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of New Iusacell and Disqualified Stock of New Iusacell held by Persons other than New Iusacell or a Restricted Subsidiary (other than dividends payable solely in Capital Stock other than Disqualified Stock); provided that to the extent a Restricted Subsidiary is not a Wholly-Owned Subsidiary, a corresponding portion of any such dividends paid to such Restricted Subsidiary shall be included in Consolidated Interest Expense, and

     (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than New Iusacell) in connection with Indebtedness Incurred by such plan or trust;

provided, however, that Consolidated Interest Expense shall not include any expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by New Iusacell or any Restricted Subsidiary.

     "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of New Iusacell and its Consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

          (A) subject to the limitations contained in clause (4) below, New Iusacell's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to New Iusacell or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

        (B) New Iusacell's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income;

     (2) any net income (loss) of any person acquired by New Iusacell or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to New Iusacell (other than restrictions contained in Specified Subsidiary Debt), except that:

        (A) subject to the limitations contained in clause (4) below, New Iusacell's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to New Iusacell or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and

        (B) New Iusacell's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (4) any gain (but not loss) realized upon the sale or other disposition of any asset of New Iusacell or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (5) any extraordinary gain or loss; and

     (6) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purpose of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to New Iusacell or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (Z)(iv) of paragraph (1) thereof.

     "CONSOLIDATED NET TANGIBLE ASSETS" means, as of any date of determination, the sum of the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of New Iusacell and its Consolidated Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

     (1) the excess of cost over fair market value of assets or businesses acquired;

     (2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of New Iusacell immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

     (3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     (4) minority interests in Consolidated Subsidiaries held by Persons other than New Iusacell or any Restricted Subsidiary;

     (5) treasury stock;

     (6) cash set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

     (7) Investments in and assets of Unrestricted Subsidiaries.

     "CONSOLIDATION" means the consolidation of the amounts of each of the Subsidiaries of a Person with those of such Person in accordance with GAAP consistently applied; provided, however, that, in the case of New Iusacell, "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of New Iusacell or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "CREDIT FACILITY" means the credit agreement dated as of July 25, 1997, as amended, waived or otherwise modified from time to time, among Old Iusacell, the lenders named therein and Chase, as administrative agent (except to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding).

     "CUMULATIVE EBITDA" means, at any date of determination, the cumulative EBITDA of New Iusacell from and after the first day of the fiscal quarter of New Iusacell following the end of the most recent fiscal quarter of New Iusacell preceding the Issue Date to the end of the most recent fiscal quarter of New Iusacell ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made.

     "CUMULATIVE INTEREST EXPENSE" means, at any date of determination, the aggregate amount of Consolidated Interest Expense Incurred by New Iusacell from and after the first day of the fiscal quarter of New Iusacell following the end of the most recent fiscal quarter of New Iusacell preceding the Issue Date to the end of the most recent fiscal quarter of New Iusacell ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made.

     "CURRENCY AGREEMENT" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock which by its terms (or the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

     (1) matures or is or could become mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

     (2) is or could become convertible or exchangeable for Indebtedness or Disqualified Stock, or

     (3) is or could become redeemable at the option of the Holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the notes.

     "DOLLAR EQUIVALENT" means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for the purchase of U.S. dollars with the applicable foreign currency reported by the Federal Reserve Bank of New York, or if no noon buying rate is so reported, at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by The Chase Manhattan Bank in New York City at approximately 11:00 a.m. (New York City time):

     (1) with respect to the calculation of Leverage Ratio, Cumulative EBITDA and Cumulative Interest Expense, as of the end of the most recent fiscal quarter of New Iusacell ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made or

     (2) with respect to the monetary amount of a transaction occurring subsequent to the end of such fiscal quarter, on the date two Business Days prior to such determination.

     "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income:

     (1) income and asset tax expense and employee profit sharing expense,

     (2) Consolidated Interest Expense,

     (3) depreciation expense,

     (4) amortization expense,

     (5) foreign exchange losses that are reported below the "Operating profit
         (loss)" line on New Iusacell's consolidated income statements and

     (6) all non-cash items that are reported below the "Operating profit
         (loss)" line on New Iusacell's consolidated income statements, including monetary losses (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less the following to the extent included in calculating such Consolidated Net Income:

          (A) income and asset tax benefit,

          (B) foreign exchange gains that are reported below the "Operating profit (loss)" line on New Iusacell's consolidated statements of income,

          (C) all non-cash items that are reported below the "Operating profit
              (loss)" line on New Iusacell's consolidated statements of income, including monetary gains (other than items that will result in the receipt of cash payments), in each case for such period, and

        (D) all income and capital gain earned from the investment and reinvestment of amounts in the Security Account.

     In addition, the cost of handsets given to customers in such period shall be deducted from EBITDA to the extent not already deducted in determining Consolidated Net Income.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of New Iusacell shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to New Iusacell by such Subsidiary without prior approval (or with approval that has been obtained), pursuant to the terms of its charter and all agreements (other than Specified Subsidiary Debt), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "EXIMBANK FACILITY" means the credit agreement dated as of March 3, 1999, as amended, waived or otherwise modified from time to time, among Old Iusacell, the guarantors named therein, UBS AG, as lender and collateral agent and Export-Import Bank of the United States, and the commercial loan agreement dated as of March 3, 1999, as amended, waived or otherwise modified from time to time, among Old Iusacell, the guarantors named therein, Commerzbank AG, as commercial lender, and UBS AG, as commercial lender and commercial agent and as collateral agent (except in each case to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding).

     "FAIR MARKET VALUE" means, with respect to any property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided:

     (1) if such property has a Fair Market Value equal to or less than U.S.$10.0 million, by an Officer of New Iusacell or

     (2) if such Property has a Fair Market Value in excess of U.S.$10.0 million, by a majority of the Board of Directors and evidenced by a resolution of the Board of Directors promptly delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in Mexico as in effect as of the Issue Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     "GRUPO IUSACELL NOTES" means $150,000,000 10% Senior Notes of Old Iusacell due 2004.

     "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "HOLDER" or "NOTEHOLDER" means the Person in whose name a note is registered on the Registrar's books.

     "INCUR" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary; provided further, that solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness; provided further, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at Stated Maturity.

     "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication):

     (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

     (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than (A) promissory notes or similar instruments issued in the ordinary course of business to guarantee the payment of Trade Payables, and (B) obligations entered into in the ordinary course of business to the extent not drawn upon, or if drawn, such drawing is reimbursed no later than the third Business Day following payment);

     (3) all obligations of such Person in respect of letters of credit, surety bonds or other similar instruments (including reimbursement obligations with respect thereto) other than obligations entered into in the ordinary course of business to the extent not drawn upon, or if drawn, such drawing is reimbursed no later than the third Business Day following payment;

     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than 270 days after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

     (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

     (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to New Iusacell, any Preferred Stock of the Restricted Subsidiaries (but excluding, in each case, any accrued dividends);

     (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

          (A) the fair market value of such asset at such date of determination and

          (B) the amount of such Indebtedness of such other Persons;

     (8) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

     (9) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date. The amount of Indebtedness with respect to Hedging Obligations shall be:

     (A) zero, if such Hedging Obligation is permitted pursuant to clause
         (2)(E)(ii) of "-- Certain Covenants -- Limitation on Indebtedness" or

     (B) the notional amount of such Hedging Obligation, if such Hedging Obligation is not so permitted.

     "INTEREST RATE AGREEMENT" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "INVESTMENT" in any Person means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

     For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-- Certain Covenants-Limitation on Restricted Payments,"

     (1) "Investment" shall include the portion (proportionate to New Iusacell's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of New Iusacell at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, New Iusacell shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

        (A) New Iusacell's "Investment" in such Subsidiary at the time of such redesignation less

        (B) the portion (proportionate to New Iusacell's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "ISSUE DATE" means the date on which the notes are originally issued.

     "JOINT VENTURE INVESTMENT" means

     (1) any sale, lease, transfer, issuance or other disposition of shares of Capital Stock of a Subsidiary, property or other assets by New Iusacell or any of the Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) which is engaged in or used in, as applicable, a Related Business, in exchange for which New Iusacell or a Restricted Subsidiary receives Capital Stock of another Person (other than New Iusacell or a Restricted Subsidiary) engaged primarily in a Related Business, provided that the fair market value of such Capital Stock is at least equal to the fair market value of such shares, property or assets that are the subject of such disposition and

     (2) any Investment in Iusacell PCS, S.A. de C.V.

     "LEVERAGE RATIO" means the ratio of:

     (1) the outstanding consolidated Indebtedness of a Person and its Subsidiaries (or in the case of New Iusacell, the Restricted Subsidiaries) divided by

     (2) the Annualized EBITDA of such Person.

     "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "MASTER TECHNICAL SERVICES AGREEMENT" means the Master Technical Services Agreement by and between Bell Atlantic International, Inc. and Sistecel, S.A. de CV, effective as of January 1, 1997, without giving effect to any amendment, waiver or other modification thereof.

     "NET AVAILABLE CASH" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the shares, properties or other assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which (unless it is Subordinated Debt) must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

     (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Disposition and retained by New Iusacell or any Restricted Subsidiary after such Asset Disposition.

     "NET CASH PROCEEDS", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "1997 INDENTURE" means the indenture dated as of July 25, 1997 among Old Iusacell C.V., certain subsidiary guarantors and First Union National Bank, as trustee.

     "OFFICER" of any Person means the Chairman of the Board, the Chief Executive Officer, the Director General, the Chief Financial Officer, the Chief Operating Officer, the President, any Vice President, the Treasurer or the Secretary of such Person.

     "OFFICERS' CERTIFICATE" means a certificate signed by two Officers of New Iusacell.

     "OPINION OF COUNSEL" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to New Iusacell or the Trustee.

     "OWNERSHIP REGULATED SUBSIDIARIES" means each of Iusacell PCS, S.A. de C.V. (personal communications services), Infotelecom, S.A. de C.V. (paging services), Iusatel, S.A. de C.V. (long distance services), Iusatelecomunicaciones, S.A. de C.V. (local wireless services), Punto-a-Punto Iusacell, S.A. de C.V. (certain microwave operations) and any other Subsidiary of New Iusacell, in each case as to which applicable law or regulation prohibits New Iusacell from owning a majority of the Voting Stock thereof.

     "PERALTA GROUP" means Carlos Peralta Quintero and his Affiliates (other than New Iusacell and its Subsidiaries).

     "PERMITTED HOLDERS" means Bell Atlantic and any Affiliate of Bell Atlantic.

     "PERMITTED INVESTMENT" means an Investment by New Iusacell or any Restricted Subsidiary in:

     (1) New Iusacell, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, New Iusacell or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

     (3) Temporary Cash Investments;

     (4) receivables owing to New Iusacell or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as New Iusacell or any such Restricted Subsidiary deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of New Iusacell or such Restricted Subsidiary and not exceeding U.S.$3.0 million in the aggregate outstanding at any one time;

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to New Iusacell or any Restricted Subsidiary or in satisfaction of judgments;

     (8) any securities or other Investments received in compliance with the covenant described under "-- Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock";

     (9) Joint Venture Investments in an aggregate amount not to exceed the greater of

        (A) U.S.$50.0 million and

        (B) 5% of Consolidated Net Tangible Assets, provided that the amount of any such Joint Venture Investment shall be deemed to equal the Fair Market Value at the time of disposition of the shares of Capital Stock, property or other assets disposed of in connection with such Joint Venture Investment;

     (10) Iusatelecomunicaciones, S.A. de C.V. as an Unrestricted Subsidiary in an aggregate amount not to exceed U.S.$12.0 million;

     (11) any purchases of Indebtedness, options, futures and other securities in connection with Interest Rate Agreements or Currency Agreements permitted to be incurred under "-- Certain covenants -- Limitation on Indebtedness"; and

     (12) Iusacell PCS, S.A. de C.V. in an amount not to exceed U.S.$70.0 million, the entire proceeds of which are immediately used by Iusacell PCS, S.A. de C.V. to repay Indebtedness owing to Old Iusacell.

     "PERMITTED LIENS" means, with respect to any Person:

     (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

     (3) Liens for taxes not yet due or payable or subject to penalties for non-payment and which are being contested in good faith by appropriate proceedings;

     (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

     (5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

     (6) Liens on property or assets that are the subject of Indebtedness permitted under clause (H) of paragraph (2) under "-- Certain Covenants -- Limitation on Indebtedness" (other than the Refinancing Indebtedness referred to in such clause (H) which Refinancing Indebtedness shall be the subject of clause (15) below); provided, however, that:

        (A) any such Lien is limited to the specific property or asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached,

        (B) such Indebtedness is Incurred solely for the purpose of financing the acquisition, construction or lease of such property or asset and

        (C) such Indebtedness is incurred within 365 days after the later of the acquisition, completion of construction, repair, improvement or addition or commencement of full operation of such property or asset by New Iusacell or a Restricted Subsidiary;

     (7) Liens existing on the Issue Date or required to be granted pursuant to the terms of Indebtedness existing on the Issue Date as in effect on the Issue Date;

     (8) Liens on property of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such Person becoming such a Subsidiary of New Iusacell; provided further, however, that such Liens may not extend to any other property owned by New Iusacell or any Restricted Subsidiary (other than assets and property affixed or appurtenant thereto);

     (9) Liens on property at the time New Iusacell or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into New Iusacell or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by New Iusacell or any Restricted Subsidiary (other than assets and property affixed or appurtenant thereto);

     (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to New Iusacell or a Wholly Owned Subsidiary;

     (11) Liens securing Hedging Obligations so long as the related Hedging Obligations are permitted under clause (E)(ii) of paragraph (2) of the covenant "-- Limitation on Indebtedness";

     (12) Liens in an aggregate amount not in excess of U.S.$10.0 million or its foreign currency equivalent at any time outstanding securing one or more judgments or decrees against New Iusacell or one of its Subsidiaries, so long all such judgments or decrees are being contested in good faith and any appropriate legal proceedings which may have been duly initiated for the review of any such judgment or decree shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (13) leases and subleases of real property entered into in the ordinary course of the business of New Iusacell or the applicable Restricted Subsidiary which do not interfere with the ordinary conduct of the business of New Iusacell or any Restricted Subsidiary, and which are made on customary and usual terms applicable to similar properties;

     (14) any interest or title by a lessor or sublessor, or any Lien in favor of a landlord, arising under any real or personal property lease under which New Iusacell or any of the Restricted Subsidiaries is a lessee, sublessee or subtenant and which New Iusacell or such Restricted Subsidiary entered into in the ordinary course of its business (other than any Lien securing any Capitalized Lease Obligation, Purchase Money Indebtedness or Sale/Leaseback Transaction);

     (15) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that:

        (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and

        (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

           (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7), (8) or (9) at the time the original Lien became a Permitted Lien under the indenture and

           (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     (16) Liens Incurred in connection with Capitalized Lease Obligations permitted under the indenture; provided that such Liens do not extend or cover any property other than the property that is the subject of the Capitalized Lease Obligation;

     (17) Liens Incurred in the ordinary course of business of New Iusacell and its Subsidiaries with respect to obligations that do not exceed U.S.$10 million at any one time outstanding;

     (18) Liens in favor of New Iusacell or any Restricted Subsidiary; and

     (19) the Lien on the Security Account in favor of the Holders of the notes.

     "PERMITTED SECURITIZATION TRANSACTION" means any sale, discount, conveyance or other disposition of receivables generated through New Iusacell's Consolidated operations:

     (1) that is made without representation or warranty (except for representations and warranties normally and customarily given by sellers and servicers in connection with asset securitization transactions),

     (2) that is made pursuant to bona fide transactions with third parties for Fair Market Value,

     (3) in respect of which New Iusacell and the Restricted Subsidiaries neither incur nor accept any risk other than risk in respect of the representations and warranties as described in clause (1) above, risk arising in connection with the obligation to service such receivables and other risks normally and customarily incurred or accepted by sellers and servicers and their affiliates in connection with asset securitization transactions and

     (4) that New Iusacell in good faith accounts for as, and intends that such transactions will be characterized under U.S. GAAP (as defined below) as, a "true sale" and not a liability.

     "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "PRINCIPAL" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "PRO FORMA EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a Consolidated basis in accordance with GAAP consistently applied after giving effect to the following:

     (1) if, during or after such period, such Person or any of its Subsidiaries shall have made any disposition of any Person or business, Pro Forma EBITDA of such Person and its Subsidiaries shall be computed so as to give pro forma effect to such disposition as if such disposition occurred at the beginning of such period,

     (2) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business as if such acquisition occurred at the beginning of such period and

     (3) if during or after such period, such Person or any of its Subsidiaries Incurs or repays any Indebtedness, Pro Forma EBITDA shall be computed so as to give pro forma effect to such

         Incurrence or repayment; provided, however, that, with respect to New Iusacell, all the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to "Restricted Subsidiaries."

     "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of New Iusacell pursuant to an effective registration statement under the Securities Act or in Mexico pursuant to the Mexican Securities Market Law (Ley de Mercado de Valores) and the regulations of the CNBV.

     "PURCHASE MONEY INDEBTEDNESS" means Indebtedness:

     (1) consisting of the deferred purchase price of property (including, without limitation, handset inventory), conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

     (2) Incurred in the ordinary course of business solely to finance the acquisition, construction or lease by New Iusacell or a Restricted Subsidiary of such asset, including repairs, additions and improvements thereto.

     "REFINANCING INDEBTEDNESS" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances" and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the indenture or Incurred in compliance with the indenture (including Indebtedness of New Iusacell that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced,

     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

     (3) the Refinancing Indebtedness shall not be senior in right of payment to the Indebtedness being refinanced and

     (4) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of:

        (A) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced and

        (B) the amount of prepayment premiums owed, if any, not in excess of the amount provided for by the preexisting prepayment provisions of such Indebtedness being refinanced; provided further, however, that Refinancing Indebtedness shall not include:

           (i) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of New Iusacell or

           (ii) Indebtedness of New Iusacell or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "RELATED BUSINESS" means any business related, ancillary or complementary to the businesses of New Iusacell and the Restricted Subsidiaries on the Issue Date.

     "REPRESENTATIVE" means the trustee, agent or representative (if any) for an issue of Designated Senior Indebtedness.

     "RESTRICTED SUBSIDIARY" means any Subsidiary of New Iusacell other than an Unrestricted Subsidiary.

     "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby New Iusacell or a Restricted Subsidiary transfers such property to a Person and New

Iusacell or a Restricted Subsidiary leases it from such Person, other than leases between New Iusacell and a Restricted Subsidiary or between Restricted Subsidiaries.

     "SECONDMENT AGREEMENT" means the Agreement for the Reimbursement of Compensation Expense (Secondment Agreement) by and between Bell Atlantic International, Inc. and Sistecel, S.A. de C.V., effective as of January 1, 1997, without giving effect to any subsequent amendment, waiver or other modification thereof.

     "SECURITY ACCOUNT" means the security account created under the Security Agreement.

     "SECURITY AGREEMENT" means the agreement dated as of the Issue Date between New Iusacell and The Bank of New York, as security agent.

     "SECURED INDEBTEDNESS" means any Indebtedness of New Iusacell or a Restricted Subsidiary secured by a Lien.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of New Iusacell within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "SPECIFIED SUBSIDIARY DEBT" means:

     (1) the Grupo Iusacell Notes, the Credit Facility and the Eximbank Facility, in each case as in effect on the Issue Date and

     (2) any refinancing permitted under the indenture provided that the terms of such debt refinancing are not more restrictive.

     "STATED MATURITY" means, with respect to any security or Indebtedness, the date specified in such security or credit document as the fixed date on which the final payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption or prepayment provision (but excluding any provision providing for the repurchase of such security or prepayment of such Indebtedness at the option of the holder thereof or creditor thereunder upon the happening of any contingency beyond the control of the issuer or borrower unless such contingency has occurred).

     "STRATEGIC INVESTOR" means any Person beneficially owning at least 10% of New Iusacell's outstanding Capital Stock (on a fully diluted basis) and any Affiliate of such Person.

     "STRATEGIC SUBORDINATED INDEBTEDNESS" means Indebtedness of New Iusacell granted by Strategic Investors which by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred,

     (1) is expressly made subordinate in right of payment to the notes on the terms provided in the indenture and

     (2) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made until one year after the payment in full of all of New Iusacell's obligations under the notes (other than for Mexican withholding taxes with respect to interest paid in kind in the form of additional Strategic Subordinated Indebtedness in an amount not to exceed 15% of the aggregate principal amount of such additional Strategic Subordinated Indebtedness).

     "SUBORDINATED OBLIGATION" means

     (1) any Strategic Subordinated Indebtedness and

     (2) any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) of New Iusacell or any Restricted Subsidiary that is subordinate and junior in right of payment to the notes, as the case may be, pursuant to a written agreement.

     "SUBSIDIARY" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

     (1) such Person or

     (2) one or more Subsidiaries of such Person;

provided, however, that each Ownership Regulated Subsidiary shall be deemed to be a Subsidiary of New Iusacell for so long as:

     (A) New Iusacell beneficially owns a majority of the outstanding Capital Stock thereof and

     (B) applicable law or regulation prohibits New Iusacell from beneficially owning a majority of the Voting Stock of such Ownership Regulated Subsidiary.

     "TEMPORARY CASH INVESTMENTS" means any of the following:

     (1) direct obligations of the United States of America or any agency or instrumentality thereof with a maturity of 365 days or less from the date of acquisition and other obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

     (2) demand deposits, certificates of deposit or Eurodollar deposits with a maturity of 365 days or less from the date of acquisition of any financial institution which at the date of acquisition has combined capital and surplus and undivided profits of not less than U.S.$500.0 million (or any foreign currency equivalent thereof) and has outstanding indebtedness rated at least A by Standard & Poor's Ratings Group and at least A2 by Moody's Investors Service, Inc.;

     (3) commercial paper, loan participation interests, medium term notes, asset backed securities and other promissory notes, including floating or variable rate obligations, issued by any Person other than New Iusacell or an Affiliate of New Iusacell, with a remaining maturity of 365 days or less from the date of acquisition and rated at least A-1 or A-, as applicable, by Standard & Poor's Rating Group and at least P-1 or A3, as applicable, by Moody's Investors Service, Inc.;

     (4) repurchase agreements and reverse repurchase agreements relating to marketable obligations directly or indirectly issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency;

     (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor's Ratings Group or A2 by Moody's Investors Service, Inc.;

     (6) instruments backed by letters of credit of institutions satisfying the requirements of clause (2) above;

     (7) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Ajustables del Gobierno Federal (Ajustabonos), in each case, issued by the Mexican government and having a maturity of 365 days or less from the date of acquisition;

     (8) any other instruments issued or guaranteed expressly by the Mexican government and denominated and payable in pesos and having a maturity of 365 days or less from the date of acquisition;

     (9) demand deposits, certificates of deposit and bankers' acceptances denominated in pesos and issued by any of the five top-rated banks (as evaluated by any internationally recognized rating agency) organized under the laws of Mexico or any state thereof; and

     (10) investment funds which invest solely in any of the instruments described in clauses (1) through (9) above.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the date of the indenture.

     "TRADE PAYABLES" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "TRUSTEE" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

     "TRUST OFFICER" means any Officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "UNRESTRICTED SUBSIDIARY" means:

    (1) Iusatelecomunicaciones, S.A. de C.V. (local wireless service),

    (2) Iusacell PCS, S.A. de C.V. (PCS services),

     (3) any Subsidiary of New Iusacell that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

     (4) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of New Iusacell (including any newly acquired or newly formed Subsidiary of New Iusacell) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, New Iusacell or any other Subsidiary of New Iusacell that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

     (A) the Subsidiary to be so designated has total consolidated assets of U.S.$1,000 or less or

     (B) if such Subsidiary has consolidated assets greater than U.S.$1,000, then such designation would be permitted under "-- Certain Covenants -- Limitation on Restricted Payments."

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

     (i) New Iusacell could Incur U.S.$1.00 of additional Indebtedness under paragraph (1) of "-- Certain Covenants -- Limitation on Indebtedness" and

     (ii) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth

     (1) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     (2) statements and pronouncements of the Financial Accounting Standards Board,

     (3) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "VOTING STOCK" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by New Iusacell or another Wholly Owned Subsidiary.

                             UNITED STATES TAXATION

GENERAL

     This section summarizes the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of the exchange notes. It is based upon the advice of Clifford Chance Rogers & Wells LLP, our special U.S. tax counsel, regarding the application of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed U.S. Treasury regulations promulgated thereunder, published rulings by the U.S. Internal Revenue Service ("IRS") and court decisions, all in effect as of the date hereof, all of which authorities are subject to change or differing interpretations, which changes or differing interpretations could apply retroactively. This summary is limited to investors who hold the exchange notes as "capital assets" within the meaning of section 1221 of the Code (i.e., generally, notes held for investment) and does not purport to deal with investors in special tax situations, such as financial institutions, tax exempt organizations, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle," "conversion transaction," or "constructive sale" transaction for tax purposes, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. The summary does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the notes or the holders thereof.

     You should consult your own tax advisor concerning the application of U.S. federal income tax laws and the Tax Treaty (as defined below) to your particular situation as well as any consequences of the acquisition, ownership and disposition of the exchange notes arising under the laws of any other taxing jurisdiction.

     As used in this prospectus, the term "U.S. Holder" means a beneficial owner of a note who or which is

     - a citizen or resident of the United States;

     - a corporation created or organized in or under the laws of the United States or of any state thereof (including the District of Columbia);

     - an estate the income of which is subject to U.S. federal income tax regardless of its source;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or the trust elects under U.S. Treasury regulations to be treated as a U.S. person; or

     - any other person who is subject to U.S. federal income taxation on a net income basis with respect to the notes.

     As used in this prospectus, the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder. In the case of a holder of notes that is a partnership for U.S. federal income tax purposes, each partner will take into account its allocable share of income or loss from the notes, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the activities of the partnership and the partner.

EXCHANGE OFFER

     The exchange of exchange notes for the old notes pursuant to the exchange offer described in this prospectus will not constitute a taxable exchange. As a result,

     - a U.S. Holder will not recognize gain or loss as a result of exchanging old notes for exchange notes pursuant to the exchange offer described in this prospectus;

     - the holding period of the exchange notes will include the holding period of the old notes exchanged therefor; and

     - the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange.

PAYMENTS OF INTEREST AND ADDITIONAL AMOUNTS

     Generally, payments of interest and Additional Amounts on a note will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF A NOTE

     Upon the sale, exchange, redemption, retirement or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between

     - the amount realized on the sale, exchange, redemption, retirement or other disposition and

     - such U.S. Holder's adjusted tax basis in the note.

     A U.S. Holder's adjusted tax basis in a note generally will equal its purchase price. Gain or loss recognized upon disposition of a note generally will be long-term capital gain or loss if the note has been held for more than one year at the time of such disposition. The maximum U.S. federal income tax rate applicable to any such long-term capital gains realized by an individual U.S. Holder is 20%. U.S. Holders that are corporations are taxed on their net capital gains at the regular corporate income tax rates. The gain or loss recognized by a U.S. Holder in connection with the disposition of notes will be U.S. source.

FOREIGN TAX CREDIT

INTEREST AND ADDITIONAL AMOUNTS

     Payments of interest and Additional Amounts will constitute income from sources outside the U.S. and will generally be treated for U.S. foreign tax credit purposes as "passive income," or in the case of certain U.S. Holders, "financial services income." If the payments of interest and Additional Amounts were to become subject to Mexican withholding tax at a rate of 5 percent or more, the interest and Additional Amounts may be considered "high withholding tax interest" for purposes of computing the U.S. foreign tax credit.

EFFECT OF MEXICAN WITHHOLDING TAXES

     A U.S. Holder will be required to include the amount of Mexican withholding taxes, if any, imposed on payments on a note (including any Additional Amounts payable by us) in gross income as interest income. Such treatment will be required regardless of whether, as will generally be true, we are required to pay Additional Amounts so that the amount of Mexican withholding taxes does not reduce the net amount actually received by a U.S. Holder of a note. For information on the applicable rates of Mexican withholding taxes imposed on payments received by a U.S. Holder on a note, see "Mexican Taxation -- Taxation of Payments of Interest and Principal".

     Subject to customary limitations, a U.S. Holder may be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for the amount of Mexican income taxes withheld by us (which, as described above, would include amounts withheld on Additional Amounts paid by us with respect to Mexican taxes). However, Mexican taxes may be deducted from a U.S. Holder's taxable income only if such U.S. Holder does not claim a credit for any Mexican or other foreign taxes paid or accrued in that taxable year. A U.S. Holder may be required to provide the IRS with a certified copy of the receipt evidencing payment of such withholding tax imposed in respect of payments on the notes in order to claim a U.S. foreign tax credit in respect of such Mexican withholding tax.

TAX CONSEQUENCES TO NON-U.S. HOLDERS OF NOTES

     In general, subject to the discussion below of special rules that may apply to certain Non-U.S. Holders and the discussion below of backup withholding

     - payments of principal, interest and any Additional Amounts by us or any of our paying agents to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax;

     - gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a note will not be subject to U.S. federal income tax or withholding tax; and

     - the notes will not be subject to U.S. federal estate tax, if beneficially owned by an individual who is a Non-U.S. Holder at the time of his death.

     Special rules may apply in the case of Non-U.S. Holders

     - that are engaged in a United States trade or business;

     - that are former citizens or long-term residents of the United States, "controlled foreign corporations," "foreign personal holding companies," corporations which accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations, each within the meaning of the Code; or

     - certain non-resident alien individuals who are present in the United States for 183 days or more during a taxable year and meet certain other conditions.

     Such persons are urged to consult their own tax advisor as to the consequences to them of the acquisition, ownership and disposition of the notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Treasury Department issued final regulations relating to information reporting and backup withholding that, among other things, unify current certification procedures and forms and clarify reliance standards (the "Regulations"). The Regulations generally will be effective with respect to payments made after December 31, 2000. Except as provided below, this section describes rules applicable to payments made on or before December 31, 2000.

     For each calendar year in which the notes are outstanding, each DTC participant or indirect participant holding an interest in a note on behalf of a beneficial owner of a note and each paying agent making payments in respect of a note will generally be required to provide the IRS with certain information, including such beneficial owner's name, address, taxpayer identification number (either such beneficial owner's Social Security number, its employer identification number or its IRS individual taxpayer identification number, as the case may be), and the aggregate amount of principal, interest and any Additional Amounts paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply with respect to certain beneficial owners, including Non-U.S. Holders (to the extent such Non-U.S. Holder complies with the identification procedures contained in IRS Form W-8 as described below), corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     In the event that a beneficial owner of a note fails to establish its exemption from such information reporting requirements or is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, as the case may be, the DTC participant or indirect participant holding such interest on behalf of such beneficial owner or paying agent making payments in respect of a note may be required to "backup" withhold a tax equal to 31% of each payment of principal, interest and any Additional Amounts with respect to a note. This backup withholding tax is not an additional tax and may be credited against the beneficial owner's U.S. federal income tax liability if the required information is furnished to the IRS. Compliance with the identification procedures contained in IRS Form W-8 will establish an exemption from information reporting and backup withholding for those Non-U.S. Holders who are not exempt recipients. The Regulations impose certain certification and documentation requirements on Non-U.S. Holders claiming an exemption from, information reporting and backup withholding on principal, interest and any Additional Amounts paid on the notes and on the proceeds of a disposition of the notes.

     You are advised to consult your own tax advisor as to the consequences of the acquisition, ownership and disposition of the notes, including, without limitation

     - the applicability and effect of any state, local or foreign tax laws to which you may be subject, and of any legislative or administrative changes in law;

     - the applicability and effect, if any, of the Tax Treaty on your purchase, ownership and disposition of the notes;

     - the U.S. federal income tax consequences of Mexican withholding taxes (and of the payment by us of Additional Amounts with respect thereto);

     - the availability of a U.S. foreign tax credit or deduction for Mexican withholding taxes; and

     - the effect, if any, of the Regulations on your purchase, ownership and disposition of the notes.

                                MEXICAN TAXATION

GENERAL

     The following is a summary of the principal consequences under Mexican federal tax law in effect as of the date of this prospectus, and the Tax Treaty (as defined below), of the purchase, ownership and disposition of the notes by a purchaser that is a "Foreign Holder." A Foreign Holder is a holder who (i) is not a resident of Mexico for tax purposes and (ii) does not hold notes or a beneficial interest in notes in connection with the conduct of a trade or business through a permanent establishment or a fixed base in Mexico. This summary is based on the opinion of our special Mexican counsel, De Ovando y Martinez del Campo, S.C.

     Prospective investors are cautioned that this is not a complete technical analysis or listing of all the potential Mexican federal income tax consequences that may be relevant to holders of the notes. The statements of Mexican federal income tax laws that we make below are based on the federal laws of Mexico, their regulations and administrative rules issued by the Ministry of Finance and Public Credit, and the Tax Treaty, all as in force as of the date of this offering memorandum. Said statements are subject to changes in Mexican law or regulation or the Tax Treaty, or the interpretation thereof, with such changes possibly having retroactive effects. Whenever we mention Mexico we refer to the United Mexican States.

     You should consult your own tax advisor concerning the application of Mexican laws, as well as the laws of any state, local, or foreign taxing jurisdiction applicable to your particular situation.

     For purposes of Mexican taxation, an individual is a resident of Mexico if he has established his home in Mexico, unless he has resided in another country for more than 183 days, whether consecutive or not, during a calendar year and can demonstrate that he has become a resident of that other country for tax purposes. An individual of Mexican nationality is presumed to be a resident of Mexico unless he demonstrates that he has become a resident of another country for tax purposes. In general, a legal entity established under Mexican law or having its principal executive offices or management in Mexico is a resident of Mexico. A person having a permanent establishment or a fixed base in Mexico will be regarded as a resident of Mexico and will be required to pay taxes in Mexico in accordance with applicable law in respect of all Mexican-source income, attributable to such permanent establishment or fixed base.

UNITED STATES/MEXICO AND OTHER TAX TREATIES

     The United States and Mexico have signed and ratified a Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and a related Protocol thereto. We refer to this Convention as the "Tax Treaty." The Tax Treaty is currently in effect and we summarize the provisions of the Tax Treaty that may affect holders of the notes who are residents of the United States (as defined in the Tax Treaty) below. The United States and Mexico have also entered into an agreement for the exchange of information with respect to tax matters.

     Because the notes will not be considered to be regularly and substantially traded over a recognized stock exchange (as required under the Tax Treaty), the Tax Treaty is not expected to have any material effect on the Mexican taxation of payments of interest and principal described in this offering memorandum to a U.S. Holder of notes.

     Mexico also has entered into several other similar tax treaties for the avoidance of double taxation with other countries and is negotiating additional treaties. Prospective purchasers of the notes should consult their own tax advisors as to the tax consequences to them of those treaties, if applicable.

EXCHANGE OFFER

     The exchange of exchange notes for the old notes pursuant to the exchange offer will be tax-free under Mexican tax laws for holders of the old notes.

TAXATION OF PAYMENTS OF INTEREST ON THE NOTES

     Under general rules issued by the Ministry of Finance and Public Credit (the "Reduced Rate Regulation"), payments of interest made by us to Foreign Holders with respect to the notes will be subject to withholding taxes imposed at a rate of 4.9% (the "Reduced Rate") until March 2000 (or thereafter if as has been the case in the past, the effectiveness of a rule equivalent to the Reduced Rate Regulation is extended), regardless of the place of residence or tax regime applicable to the Foreign Holder recipient of the interest, if, as expected:

     - the notes are (i) offered outside of Mexico through a bank or broker and
       (ii) registered, as expected, with the Special Section of the National Registry of Securities and Intermediaries;

     - we file timely with the Ministry of Finance and Public Credit information relating to the registration mentioned in (ii) in the preceding paragraph and the issuance of the notes and this offering memorandum after the closing of the offering of the notes; and

     - we file timely each quarter of the calendar year with the Ministry of Finance and Public Credit information representing that no "party related" to us, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of the interest payment and we maintain records evidencing compliance with this requirement, available to such Ministry.

     Under the Reduced Rate Regulation any of the following would be a "party related" to us: (i) shareholders of New Iusacell that own, directly or indirectly, individually or collectively with related persons (within the meaning of the Reduced Rate Regulation), more than 10% of our voting stock or
(ii) corporations if more than 20% of their stock is owned directly or indirectly, individually or collectively, by related persons of New Iusacell.

     In the event the Reduced Rate Regulation is not in effect for payments made after March 2000, under Mexico's Income Tax Law (the "Income Tax Law"), payments of interest made by us to a Foreign Holder in respect of the notes would be subject to Mexican withholding taxes imposed at a rate of 10%, provided that, as expected, the notes are (i) offered outside of Mexico through a bank or broker and (ii) registered, as expected, with the Special Section of the National Registry of Securities and Intermediaries.

     Prospective purchasers should consult their own tax advisors as to the possible application, if any, of the Reduced Rate or any other reduced rate of Mexican withholding tax on payments of interest made on a note.

     Interest paid on notes held by a non-Mexican pension or retirement fund will be exempt from Mexican withholding tax if the fund (i) has been duly incorporated as a fund pursuant to the laws of its country of origin, (ii) is the beneficiary of the interest paid, (iii) is registered with the Ministry of Finance and Public Credit for that purpose, and (iv) is exempt from income taxation in its country of origin.

TAXATION OF ADDITIONAL AMOUNTS

     We have agreed, subject to specified exceptions, to pay Additional Amounts to the holders of the notes in respect of the Mexican withholding taxes mentioned above. See "Description of the Notes -- Additional Amounts." These exceptions are summarized in the "Description of the Notes -- Additional Amounts" section of this offering memorandum.

     Payments of Additional Amounts with respect to the notes will be subject to Mexican withholding tax at the same rate generally applicable to interest paid in the notes.

TAXATION OF PRINCIPAL PAYMENTS ON THE NOTES

     Under the Income Tax Law, payments of principal made by us in connection with the notes to a Foreign Holder will not be subject to Mexican withholding or similar taxes.

TRANSFER AND OTHER TAXES

     There are no Mexican stamp, registration, or similar taxes payable by a Foreign Holder in connection with the purchase, ownership or disposition of the notes. A Foreign Holder of notes will not be liable for Mexican estate, gift, inheritance or similar tax with respect to the notes, although gratuitous transfers of the notes may in some circumstances cause a Mexican income tax to be imposed on the recipient.

                         BOOK ENTRY; DELIVERY AND FORM

     The old notes were initially issued in the form of one or more registered notes in global form without coupons. Each such global note was deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, on December 16, 1999 and remains in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     Except as set forth in "-- Certificated Notes," it is expected that the exchange notes issued in the exchange offer described in this prospectus will be issued in global form (the "New Global Note").

     DTC has advised Iusacell that it is

     (i) a limited purpose trust company organized under the laws of the State of New York,

     (ii) a member of the Federal Reserve System,

     (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     (iv) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates.

     DTC's Participants include securities brokers and dealers (including the initial purchasers of the old notes), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     Iusacell expects that, pursuant to procedures established by DTC,

     (i) upon deposit of the New Global Note, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the New Global Note and

     (ii) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants), the Participants and the Indirect Participants.

     Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes or to pledge the notes as collateral will be limited to such extent.

     So long as DTC or its nominee is the registered owner of a New Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the New Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in the New Global Note will not be entitled to have notes represented by New Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities (as defined below), and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in exchange notes represented by the New Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each holder owning a beneficial interest in the New Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest (including Euroclear or Clearstream, if applicable), to exercise any rights of a holder of exchange notes under the indenture of the New Global Note. Iusacell understands that under existing industry practice, in the event Iusacell requests any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in the New Global Note desires to take any action that DTC, as the holder of the New Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither Iusacell nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

     Payments with respect to the principal of, and premium, if any, and interest on, any exchange notes represented by the New Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the New Global Note representing such exchange notes under the indenture. Under the terms of the indenture, Iusacell and the Trustee may treat the persons in whose names the notes, including the New Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither Iusacell nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in the New Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the New Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the owners of beneficial interests in the New Global Note will be governed by standing instructions and customary industry practice (and, in the case of Clearstream or Euroclear, in accordance with their respective rules and procedures) and will be the responsibility of the Participants or the Indirect Participants and DTC.

CERTIFICATED SECURITIES

     Under certain circumstances, DTC will issue exchange notes in physical certificated form ("Certificated Securities") to each person identified as the beneficial owner of the exchange notes represented by the New Global Note. DTC will issue Certificated Securities if:

     (i) Iusacell notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and Iusacell is unable to locate a qualified successor within 90 days,

     (ii) Iusacell, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

     (iii) upon the occurrence of certain other events.

     Whenever Certificated Securities are issued, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither Iusacell nor the Trustee shall be liable for any delay by DTC or any Participant (including Euroclear or Clearstream) or Indirect Participant in identifying the beneficial owners of the related notes and each of Iusacell and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes in the exchange offer for old notes held for its own account must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes that were acquired as a result of market-making activities or other trading activities. We have agreed that until the close of
business on               , 2000, we will make this prospectus, as amended or
supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until               , 2000, all dealers affecting
transaction in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal that accompanies this prospectus states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Until               , 2000, we will promptly send additional copies of this
prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document sin the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the notes against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Iusacell by Clifford Chance Rogers & Wells LLP, New York, New York, special United States counsel to Iusacell, with respect to matters of New York law and United States federal law, and by De Ovando y Martinez del Campo, S.C., Mexico, D.F., special Mexican counsel to Iusacell, with respect to matters of Mexican law. Certain legal matters relating to Bell Atlantic's joint and several obligation to repurchase notes in certain circumstances will be passed upon for Bell Atlantic by Phillip
M. Huston, Jr., Counsel and Corporate Secretary (Acting) of Bell Atlantic. As of February 8, 2000, Mr. Huston owned beneficially, and had options to acquire, 10,330 shares of Common Stock of Bell Atlantic.

                            INDEPENDENT ACCOUNTANTS

     The Audited Consolidated Financial Statements of Iusacell included in this registration statement have been so included in reliance on the report (which contains explanatory paragraphs relating to the restatement for the reclassification to operating expenses of an impairment charge and the recognition of an impairment loss on the 450 MHz assets) of PricewaterhouseCoopers, independent accountants given on the authority of said firm as experts in auditing and accounting.

     With respect to the Unaudited Consolidated Financial Statements included in this offering memorandum, PricewaterhouseCoopers reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report included in this offering memorandum states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.
PricewaterhouseCoopers is not subject to the liability provisions of Section 11 of the Securities Act for their report on the Unaudited Consolidated Financial Statements because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers within the meaning of
Section 7 of the Securities Act.

     The consolidated financial statements and consolidated financial statement schedule incorporated in this prospectus and in the Registration Statement by reference to the Annual Report on Form 10-K of Bell Atlantic Corporation for the year ended December 31, 1998 have been so incorporated in reliance on the report (which contains an explanatory paragraph stating that, in 1996, Bell Atlantic changed its method of accounting for directory publishing revenues and expenses) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements included in GTE Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated in this prospectus by reference to the Joint Proxy Statement and Prospectus of Bell Atlantic and GTE Corporation, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon dated January 28, 1999, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                                     EXPERT

     The description of the appraisal of Iusacell's prior analog telecommunications network described in this prospectus has been prepared by Consultores y Valuadores de Empresas, S.C., an international property appraiser, as indicated in their appraisal report. Description of the appraisal is included in this prospectus in reliance upon such report and information given on the authority of the firm as experts in property valuation.

     PricewaterhouseCoopers LLP is not subject to the liability provisions of
Section 11 of the Securities Act for its report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by PricewaterhouseCoopers LLP with the meaning of Sections 7 and 11 of the Securities Act.

                         INDEX TO FINANCIAL STATEMENTS

     The audited financial statements of New Iusacell have been excluded because, at September 30, 1999, it had nominal assets and liabilities and no operations, nor did it have any contingent liabilities or commitments. New Iusacell currently owns 99.5% of the capital stock of Old Iusacell.

CONSOLIDATED FINANCIAL STATEMENTS OF NEW IUSACELL

                                                              PAGE
                                                              ----
ANNUAL FINANCIAL INFORMATION AS OF AND FOR THE YEARS ENDED
  DECEMBER 31, 1998, 1997 AND 1996
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   F-4
  Consolidated Income Statements for the years ended
     December 31, 1998, 1997 and 1996.......................   F-5
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 1998, 1997 and 1996...   F-6
  Consolidated Statements of Changes in Financial Position
     for the years ended December 31, 1998, 1997 and 1996...   F-7
  Notes to the Consolidated Financial Statements............   F-8

INTERIM FINANCIAL INFORMATION
  Review Report of Independent Accountants..................  F-64
  Consolidated Balance Sheets as of September 30, 1999 and
     1998 (unaudited).......................................  F-65
  Consolidated Income Statements for the nine-month periods
     ended September 30, 1999 and 1998 (unaudited)..........  F-67
  Consolidated Statements of Changes in Stockholders' Equity
     for the nine-month periods ended September 30, 1999 and
     1998 (unaudited).......................................  F-68
  Consolidated Statements of Changes in Financial Position
     for the nine-month periods ended September 30, 1999 and
     1998 (unaudited).......................................  F-69
  Notes to the Consolidated Financial Statements
     (unaudited)............................................  F-70

[PRICEWATERHOUSECOOPERS LETTERHEAD]


                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of

Grupo Iusacell, S. A. de C. V.:


We have audited the accompanying consolidated balance sheets of Grupo Iusacell,
S. A. de C. V. (the "Company") and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and changes in financial position for each of the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards in Mexico which are substantially similar, in all material respects, to United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and are prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grupo Iusacell, S. A. de C. V. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of its operations, changes in stockholders' equity and changes in its consolidated financial position for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in Mexico.

Accounting principles generally accepted in Mexico vary in certain respects from accounting principles generally accepted in the United States. In our opinion, based on our audits, application of accounting principles generally accepted in the United States would have affected the determination of the amount shown as net loss for the years ended December 31, 1998, 1997 and 1996 and the total amount of stockholders' equity as of December 31, 1998 and 1997 to the extent summarized in Note 20 to the consolidated financial statements.

[PRICEWATERHOUSECOOPERS LOGO]

As described in Note 22 as it relates to Mexican GAAP, the Company had previously recorded an impairment charge related to the analog communications network directly against stockholders' equity. The Company has reassessed this accounting treatment and determined that the impairment charge should have been recorded as an operating expense. Consequently, the accompanying consolidated financial statements for the year ended December 31, 1997 have been restated accordingly (see Note 22).

As described in Note 18, in 1998, the Company recorded an impairment loss related to the 450 project assets amounting to Ps.1,077,473,612 as a result of a decision by management to reevaluate the feasibility of the 450 MHz technology as a fixed wireless service.

PricewaterhouseCoopers

Juan Manuel Ferron Solis
Public Accountant

Mexico City, D. F., Mexico.
February  22, 1999 (except  with
respect to the matters discussed
in Notes 13.b, 20, 21 and 22 for
which the date is May 21, 1999,
and to the matter discussed in
Note 13.e, for which the date is
June 25, 1999).

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1998 AND 1997

                              (Notes 1, 2, 3 and 4)

    (Adjusted for price-level changes and expressed in thousands of constant

                     Mexican pesos as of September 30, 1999)


                                                                        1998          1997
                                                               -------------  ------------
                         ASSETS

CURRENT:
    Cash and cash equivalents                                  Ps.   280,184  Ps.  152,993
                                                               -------------  ------------
    Accounts receivable:
        Trade, net of Ps.73,794 and Ps.101,740 of
           allowance for doubtful accounts in 1998
           and 1997, respectively (Note 4.d)                         332,793       266,296
        Related parties (Note 5)                                      12,493        57,329
        Recoverable taxes and other                                  647,000       294,383
                                                               -------------  ------------
                                                                     992,286       618,008
                                                               -------------  ------------
    Inventories (Note 6)                                             203,113       350,355
                                                               -------------  ------------
                  Total current assets                             1,475,583     1,121,356

INVESTMENT IN ASSOCIATED COMPANIES (Note 7)                           17,032        23,152
PROPERTY AND EQUIPMENT, net (Note 8)                               5,827,104     3,925,390
OTHER ASSETS, net (Note 9)                                         1,711,111     1,647,867
EXCESS OF COST OF INVESTMENTS IN SUBSIDIARIES OVER
  BOOK VALUE, net of accumulated amortization of
  Ps.399,855 in 1998 and Ps.328,386 in 1997 (Note 4.i)             1,868,346     1,974,009
                                                               -------------  ------------
                  Total assets                                 Ps.10,899,176  Ps.8,691,774
                                                               =============  ============

                          LIABILITIES

CURRENT:
    Notes payable (Note 10)                                    Ps.   814,944  Ps.    3,467
    Trade accounts payable (Note 11)                                 958,571       916,697
    Related parties (Note 5)                                         136,914       104,554
    Taxes and other payables                                         831,341       424,214
    Income tax (Note 12)                                              53,083        11,502
    Employee profit sharing (Note 12)                                      5           102
                                                               -------------  ------------
                  Total current liabilities                        2,794,858     1,460,536

LONG-TERM DEBT (Note 10)                                           4,074,060     2,889,149
TRADE ACCOUNTS PAYABLE, LONG-TERM (Note 11)                            2,316         5,260
COMMITMENTS AND CONTINGENCIES (Notes 4.k and 13)                       2,806         2,992
                                                               -------------  ------------
                  Total liabilities                                6,874,040     4,357,937
                                                               -------------  ------------
                     STOCKHOLDERS' EQUITY

CONTRIBUTED CAPITAL (Notes 14 and 15):
    Capital stock:
        Nominal                                                    3,998,608     2,979,286
        Restatement                                                5,479,537     5,332,158
                                                               -------------  ------------
                                                                   9,478,145     8,311,444
                                                               -------------  ------------
    Capital contributed:
        Nominal                                                       18,655        18,655
        Restatement                                                   61,106        61,106
                                                               -------------  ------------
                                                                      79,761        79,761
                                                               -------------  ------------
                                                                   9,557,906     8,391,205
                                                               -------------  ------------
EARNED CAPITAL (Note 16):
    Accumulated losses:
        Legal reserve                                                  4,361         4,361
        For prior years                                           (3,367,411)   (2,064,972)
        For the year                                              (1,424,112)   (1,302,439)
                                                               -------------  ------------
                                                                  (4,787,162)   (3,363,050)
                                                               -------------  ------------
        Deficit from restatement                                    (746,499)     (709,390)
                                                               -------------  ------------
                  Total majority stockholders' equity              4,024,245     4,318,765

MINORITY INTEREST                                                        891        15,072
                                                               -------------  ------------
                  Total stockholders' equity                       4,025,136     4,333,837
                                                               -------------  ------------
                  Total liabilities and stockholders' equity   Ps.10,899,176  Ps.8,691,774
                                                               =============  ============

                  The accompanying notes are an integral part of these consolidated financial statements.

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                              (Notes 1, 2, 3 and 4)

    (Adjusted for price-level changes and expressed in thousands of constant

                     Mexican pesos as of September 30, 1999)

                                                                                          Restated
                                                                           1998               1997           1996
                                                                  -------------     --------------   ------------
REVENUES:

       Services                                                    Ps. 2,688,655    Ps.  2,009,313    Ps.2,072,472
       Telephone equipment sales and other                               412,001           413,227         334,286
                                                                  -------------     --------------   ------------
                                                                       3,100,656         2,422,540       2,406,758
                                                                  -------------     --------------   ------------
COST OF SALES:
       Cost of services                                                  841,354           669,559        759,818
       Cost of telephone equipment sales and other                       220,447           262,304        186,369
                                                                  -------------     --------------   ------------
                                                                       1,061,801           931,863        946,187
                                                                  -------------     --------------   ------------
                    Gross profit                                       2,038,855         1,490,677      1,460,571
                                                                  -------------     --------------   ------------

OPERATING EXPENSES                                                     1,183,165           968,473      1,053,025

DEPRECIATION AND AMORTIZATION                                            872,658           757,726        855,889

450 PROJECT NON CASH WRITEDOWN (Note 18)                               1,077,473                 -              -
                                                                  -------------     --------------   ------------
                    Operating loss                                   (1,094,441)          (235,522)      (448,343)
                                                                  -------------     --------------   ------------

OTHER INCOME, net                                                       145,676                  -              -
                                                                  -------------     --------------   ------------
PROVISION FOR EQUIPMENT IMPAIRMENT (Notes 4.b and 22)                         -         (1,208,352)             -
                                                                  -------------     --------------   ------------
INTEGRAL FINANCING COST (GAIN):
       Interest expense, net                                            245,200            323,181        397,887
       Foreign exchange loss (gain), net                                918,227             63,105        (87,932)
       Gain from monetary position                                     (745,336)          (381,156)      (493,053)
                                                                  -------------     --------------   ------------
                                                                        418,091              5,130       (183,098)
                                                                  -------------     --------------   ------------
EQUITY PARTICIPATION IN NET GAIN OF
       ASSOCIATED COMPANIES AND NET GAIN
       ON SALE OF EQUITY INVESTMENTS (Note 7)                           (27,290)          (205,326)        (1,866)
                                                                  -------------     --------------   ------------
                    Loss from continuing operations before
                      assets tax,  minority interest and
                      extraordinary item                             (1,339,566)        (1,243,678)      (263,379)
                                                                  -------------     --------------   ------------
PROVISIONS FOR ASSETS TAX                                                70,496             59,031         49,827
                                                                  -------------     --------------   ------------
                    Loss from continuing operations before
                      minority interest and extraordinary item       (1,410,062)        (1,302,709)      (313,206)

MINORITY INTEREST                                                         6,198                270          4,500
                                                                  -------------     --------------   ------------
                    Loss from continuing operations before
                      extraordinary item                             (1,403,864)        (1,302,439)      (308,706)
EXTRAORDINARY ITEM:
       Group reorganization charge (Notes 2, 4.d and 8.b)                     -                  -              -
                                                                  -------------     --------------   ------------
                    Net loss from continuing operations              (1,403,864)       (1, 302,439)      (308,706)

LOSS FROM DISCONTINUED OPERATIONS (Net of Income tax) (Note 19)          20,248                  -        205,537
                                                                  -------------     --------------   ------------
                    Net loss for the year                         (Ps.1,424,112)    (Ps.1, 302,439)  (Ps. 514,243)
                                                                  =============     ==============   ============
WEIGHTED AVERAGE NUMBER OF SHARES OF
       COMMON STOCK OUTSTANDING (thousands)                           1,121,396          1,070,825        981,624
                                                                  =============     ==============   ============

LOSS PER SHARE BEFORE EXTRAORDINARY ITEM (pesos)                  (Ps.     1.25)    (Ps.      1.22)  (Ps.    0.31)
                                                                  =============     ==============   ============

NET LOSS PER SHARE (pesos)                                        (Ps.     1.26)    (Ps.      1.22)  (Ps.    0.52)
                                                                  =============     ==============   ============

                  The accompanying notes are an integral part of these consolidated financial statements.

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                              (Notes 1, 2, 3 and 4)

    (Adjusted for price-level changes and expressed in thousands of constant

                     Mexican pesos as of September 30, 1999)


                                                                     Accumulated losses
                                        Capital                   -----------------------
                                          stock         Capital      Legal          Prior
                                     subscribed   contributions    reserve          years
                                   ------------   -------------   --------   ------------
Balance at December 31, 1995       Ps.7,401,924       Ps.79,761   Ps.4,361    (Ps. 461,766)

Application of 1995 net loss                                                    (1,088,963)
Recognition of inflation
    effects on financial
    information
Minority interest for the year
Net loss for the year
                                   ------------    ------------   --------   -------------

Balance at December 31, 1996          7,401,924          79,761      4,361     ( 1,550,729)

Application of 1996 net loss                                                      (514,243)
Increase in capital stock from
    the capitalization of
    stockholders' debt                  799,288
Increase in capital stock
    through the issuance of
    shares under the Executive
    Stock Purchase Plan                 110,232
Minority interest for the year
Net loss for the year
                                   ------------    ------------   --------   -------------

Balance at December 31, 1997          8,311,444          79,761      4,361      (2,064,972)

Application of 1997 net loss                                                    (1,302,439)
Increase in capital stock from
    the capitalization of
    stockholders' debt                1,158,822
Increase in capital stock
    through the issuance of
    shares under the Executive
    Stock Purchase Plan                   7,879
Recognition of inflation effects
    on financial information
Minority interest for the year
Net loss for the year
                                   ------------    ------------   --------   -------------

Balance at December 31, 1998       Ps.9,478,145       Ps.79,761   Ps.4,361   (Ps.3,367,411)
                                   ============    ============   ========   =============



                                                        (Deficit)                         Total
                                         For the      excess from      Minority    stockholders'
                                            year      restatement      Interest          equity
                                   -------------    -------------    ----------    ------------
Balance at December 31, 1995       (Ps.1,088,963)   Ps.   312,677    (Ps.36,271)   Ps.6,211,723

Application of 1995 net loss           1,088,963                                              -
Recognition of inflation
    effects on financial
    information                                        (1,022,067)                   (1,022,067)
Minority interest for the year                                            44,146         44,146
Net loss for the year                   (514,243)                                      (514,243)
                                   -------------    -------------    -----------   ------------

Balance at December 31, 1996            (514,243)        (709,390)         7,875      4,719,559

Application of 1996 net loss             514,243                                              -
Increase in capital stock from
    the capitalization of
    stockholders' debt                                                                  799,288
Increase in capital stock
    through the issuance of
    shares under the Executive
    Stock Purchase Plan                                                                 110,232
Minority interest for the year                                             7,197          7,197
Net loss for the year                 (1,302,439)                                    (1,302,439)
                                   -------------    -------------    -----------   ------------

Balance at December 31, 1997          (1,302,439)        (709,390)        15,072      4,333,837

Application of 1997 net loss           1,302,439                                              -
Increase in capital stock from
    the capitalization of
    stockholders' debt                                                                1,158,822
Increase in capital stock
    through the issuance of
    shares under the Executive
    Stock Purchase Plan                                                                   7,879
Recognition of inflation effects
    on financial information                              (37,109)                      (37,109)
Minority interest for the year                                           (14,181)       (14,181)
Net loss for the year                 (1,424,112)                                    (1,424,112)
                                   -------------    -------------    -----------   ------------

Balance at December 31, 1998       (Ps.1,424,112)   (Ps.  746,499)   Ps.     891   Ps.4,025,136
                                   =============    =============    ===========   ============

                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                              (Notes 1, 2, 3 and 4)

    (Adjusted for price-level changes and expressed in thousands of constant

                     Mexican pesos as of September 30, 1999)


                                                                        1998              1997          1996
                                                                ------------      ------------    ----------
OPERATING ACTIVITIES:
  Loss from continuing operations before extraordinary item    (Ps.1,403,864)    (Ps.1,302,439)  (Ps.308,706)
  Items not requiring the use of resources:
     Depreciation and amortization                                   872,658           757,726       855,889
     450 Project non cash writedown                                1,077,473                 -             -
     Provision for equipment impairment                                    -         1,208,352             -
     Equity participation in net gain of associated
      companies and net gain on sale of equity investments           (27,290)         (205,326)       (1,866)
     Minority interest                                                (6,198)             (270)       (4,500)
                                                                ------------      ------------    ----------
                                                                     512,779           458,043       540,817

  Resources (used for) provided by operating activities-
       Trade accounts receivable                                     (66,497)          (67,600)       54,188
       Related parties                                                77,199          (471,660)      465,580
       Recoverable taxes and other                                  (352,616)         (172,635)      (35,875)
       Inventories                                                   110,133          (199,680)       79,592
       Trade accounts payable                                         38,930           253,904      (593,969)
       Taxes and other payables                                      407,125           (96,448)      136,417
       Income tax                                                     41,581             2,290         7,459
       Employee profit sharing                                           (97)              (84)         (295)
       Other                                                            (188)              141            83
                                                                ------------      ------------    ----------
        Resources provided by (used for)  operating
           activities before extraordinary item and
           discontinued operations                                   768,349          (293,729)      653,997

  Extraordinary item:
     Group reorganization charge                                           -                 -       205,535
  Loss from discontinued operations                                   20,248                 -             -
                                                                ------------      ------------    ----------
        Resources provided by (used for) operating activities        748,101          (293,729)      448,462
                                                                ------------      ------------    ----------
FINANCING ACTIVITIES:
  Proceeds from long-term debt                                     1,210,402         2,889,149       147,450
  Principal payments on long-term debt                               (25,491)         (934,713)     (723,839)
  Increase (decrease) in notes payable                               811,475        (1,050,363)       81,962
  Increase in capital stock from the capitalization of
     stockholders' debt                                            1,158,822           799,288             -
  Increase in capital stock through the issuance of shares
     under the Executive Employee Stock Purchase Plan                  7,879           110,232             -
                                                                ------------      ------------    ----------
        Resources provided by (used for) financing activities      3,163,087         1,813,593      (494,427)
                                                                ------------      ------------    ----------
INVESTING ACTIVITIES:
  Purchase of property and equipment                              (2,587,295)         (920,600)     (359,399)
  Sale of common stock of associated companies                        12,055           314,556        40,184
  Purchase of PCS frequencies                                       (541,349)                -             -
  Increase in telephones to be amortized                            (606,760)         (220,519)      (59,748)
  (Purchase) disposal of other assets                                (60,648)         (677,269)      309,764
                                                                ------------      ------------    ----------
        Resources used for investing activities                   (3,783,997)       (1,503,832)      (69,199)
                                                                ------------      ------------    ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 127,191            16,032      (115,164)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF
     THE YEAR                                                        152,993           136,961       252,125
                                                                ------------      ------------    -----------
CASH AND  CASH  EQUIVALENTS  AT THE END OF THE YEAR             Ps.  280,184      Ps.  152,993    Ps.136,961
                                                                ============      ============    ===========

                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1998, 1997 AND 1996

   (Except as otherwise noted, adjusted for price-level changes and expressed

         in thousands of constant Mexican pesos as of September 30, 1999

              Amounts expressed in U.S. Dollars are in thousands.)


1.  Entity and Nature of Business

         Grupo Iusacell, S.A. de C.V. (the "Company") is a holding company incorporated on October 6, 1992. Its subsidiaries are primarily engaged in the wireless telecommunications business and hold concessions to operate cellular telephone systems in four contiguous market areas ("Regions") in central Mexico. The Company and its subsidiaries are referred to collectively herein as the "Group" or "Grupo Iusacell".

         In October 1995, a subsidiary of the Company received a concession from the Mexican government to operate as a long distance carrier and began offering long distance service in August 1996. During 1996, the Company also signed a joint venture agreement for the operation of a business to provide nationwide and international paging services. The joint venture began to provide paging services in August 1996. In May 1998, a subsidiary of the Company acquired frequencies through auctions conducted by the Mexican government to provide personal communication wireless services (PCS) in Regions 1 and 4 in northern Mexico.

         Affiliated companies of each of Carlos Peralta (together with Carlos
             Peralta, the "Peralta Group") and Bell Atlantic Corporation ("Bell Atlantic") hold substantial ownership interests (direct or indirect) in the Company.

         Based on a definitive agreement between the Company's principal stockholders and approval by the Mexican government, in February 1997 Bell Atlantic assumed management control of the Company from the Peralta Group.

       Summary
       -------

         The subsidiaries of the Company which are included in the consolidated financial statements are as follows:

                                                                       Economic
                                                                       interest
                                                                      (direct or
                                                                        indirect)
                                                                         as of
                                                                      December 31
                                                                     ------------
                Subsidiary                                           1998    1997
------------------------------------------                           ----    ----
S.O.S. Telecomunicaciones, S.A. de C.V. (Region 9)                    100%    100%
Iusacell, S.A. de C.V.                                                100%    100%
Sistecel, S.A. de C.V.                                                100%    100%
Comunicaciones Celulares de Occidente,  S.A. de C.V. (Region 5)       100%    100%
Sistemas Telefonicos Portatiles Celulares, S.A. de C.V. (Region 6)    100%    100%

                                                                       Economic
                                                                       interest
                                                                      (direct or
                                                                        indirect)
                                                                         as of
                                                                      December 31
                                                                     ------------
                Subsidiary                                           1998    1997
------------------------------------------                           ----    ----
Telecomunicaciones del Golfo, S.A. de C.V. (Region 7)                100%   100%
Inflight Phone de Mexico, S.A de C.V.                                100%   100%
GMD Comunicaciones, S.A. de C.V.                                      --    100%
Hermes Telecomunicaciones, S.A. de C.V.                               --    100%
Inmobiliaria Montes Urales 460, S.A. de C.V.                         100%   100%
Portaserv, S.A. de C.V.                                               --    100%
Mexican Cellular Investments, Inc.                                   100%   100%
Iusanet, S.A. de C.V.                                                100%   100%
Promotora Celular, S.A. de C.V.                                      100%   100%
Renta-Cell, S.A. de C.V.                                             100%   100%
Iusatelecomunicaciones, S.A. de C.V.                                  95%   100%
Iusatel, S.A. de C.V.                                                 95%   100%
Grupo Iusacell Nicaragua, S.A                                        100%   100%
Compania Colombiana de Telefonia Celular, S.A.                        70%    70%
Cellular Solutions de Mexico, S.A. de C.V.                           100%    68%
Satelitron, S.A. de C.V.                                              65%    65%
Infotelecom, S.A. de C.V.                                             49%    51%
Punto a Punto Iusacell, S.A. de C.V.                                  95%    95%
Iusacell PCS, S.A. de C.V. (Regions 1 and 4)                          95%    --

2. Acquisitions, Group Structure and Group Reorganization

       Acquisitions of Regions 5, 6 and 7
       ----------------------------------

           In 1993, the Company obtained 100% ownership of Sistemas Telefonicos
              Portatiles Celulares, S.A. de C.V. ("Portacel") and majority ownership of Telecomunicaciones del Golfo, S.A. de C.V. ("Telgolfo").

           Portacel and Telgolfo hold the non-wireline cellular concessions for Region 6 (Leon) and Region 7 (Puebla), respectively. The cost incurred in 1993 to acquire control of Portacel and Telgolfo amounted to Ps.1,204,093, of which Ps.1,027,191 represented the excess of investment cost over the book value. In 1994, the Group purchased the remaining minority ownership interest of Telgolfo for Ps.73,390, of which Ps.68,311 represented the excess of investment cost over the book value.

           In 1993, the Company acquired 67% of Hermes Telecomunicaciones, S.A.
              de C.V. ("Hermes"), which owns 51% of Comunicaciones Celulares de Occidente, S.A. de C.V. ("Comcel"). Comcel holds the non-wireline cellular concession for Region 5 (Guadalajara). In December 1993, the Company reached an agreement for the Group to purchase the remaining interests in both Comcel and Hermes. The Group's cost of acquiring Comcel and Hermes totaled Ps.1,572,296, of which Ps.1,274,659 represented the excess of investment cost over the book value.

       Other acquisitions and subsidiaries
       -----------------------------------

           In 1994, the Company acquired 51% of Telecomunicaciones Digitales
              Internacionales, S.A. de C.V. (later renamed Iusatel Chile, S.A. de C.V.). The Company purchased this ownership interest for Ps.28,920, which was the book value of the shares acquired. During 1996, the Company increased its ownership interest in Iusatel Chile, S.A. de C.V. from 51% to 100% through the payment of $100 U.S. Dollars to the minority stockholders in connection with the settlement of litigation among the Company, Iusatel Chile, S.A. de C.V. and such minority stockholders. In December 1996, the Company sold its debt and equity investments in Iusatel Chile, S. A. de C.
              V. for $5,000 U.S. Dollars. Payment was received in the form of three promissory notes which matured between March and July 1997. Full payment of such notes was made in December 1997.

           In 1994, the Company increased its ownership in Compania Colombiana de Telefonia Celular, S.A. ("Telecel") from 28.5% to 63.25%, by acquiring an additional 34.75% interest from another Telecel shareholder. The cost to acquire this interest was Ps.46,516 of which Ps.32,953 represented the excess of investment cost over the book value. In 1995, the Company increased its ownership interest in Telecel from 63.25% to 70.14% through a capital contribution of Ps.1,092, Telecel had a minority ownership in Ecuadorian cellular and paging companies, which was sold in September 1997 (see Note
              7). Telecel is currently in the process of being liquidated and no gain or loss is anticipated in such liquidation.

           In 1994, the Company acquired 99.9% of Inmobiliaria Montes Urales
              460, S.A. de C.V.. The cost was Ps. 100,845 of which Ps. 18,950 represented the excess of investment cost over the book value.

           In March 1997, the Company signed an agreement under which the assets of this subsidiary were to be sold to a third party for approximately $8,275 U.S. Dollars (see Note 13.f).

           In 1995, the Company incorporated a new subsidiary, Grupo Iusacell de
              Nicaragua, S.A. This subsidiary owns 100% of the shares of Radio Telefonia Rural de Nicaragua, S.A. As of December 31, 1998, the Company had not made any investment in this project and has no commitments for any such investments.

           In January 1996, the Group increased its ownership in Renta-Cell, S.A. de C.V. ("Renta-Cell"), which rents cellular phones, from 33.33% to 70% through the acquisition of an additional 36.67% interest from the other Renta-Cell shareholders. The cost to acquire this interest was Ps.4,931. Starting in January 1996, the Company consolidated the assets, liabilities and operating results of this subsidiary. In November 1997, in connection with the resolution of various matters, the Group increased its ownership in Renta-cell from 70% to 100% through the acquisition of the remaining 30% interest from the other Renta-Cell shareholders. The cost to acquire the remaining interest was Ps.24,089, all of which represented the excess of investment cost over book value. Such amount was charged to operations during the year ended December 31, 1997.

           In December 1998, the Company increased its ownership in Cellular
              Solutions de Mexico, S.A. de C.V. ("Cellular Solutions") from 68% to 100% through the acquisition of an additional 32% interest from the other shareholder, an alternate director of the Company. Such interest was acquired in anticipation of the disposition of Cellular Solutions (see Note 19). The cost to acquire this interest was Ps.3,843, all of which represented the excess of investment cost over book value. The amount of such excess was included in the loss from discontinued operations of Cellular Solutions for the year ended December 31, 1998.

       Group Structure
       ---------------

           Under the laws established by the Mexican government related to Bell Atlantic's assumption of management control, the Company may not own the majority of the voting stock of companies that hold concessions to provide telecommunications services other than cellular service. In November 1998, the Company and Jose Ramon Elizondo, a director of the Company (herein referred to as the "Mexican National"), entered into a joint venture formation agreement ("the Agreement") pursuant to which they agreed to participate together in the microwave frequencies leasing, long distance, local telephony, PCS and paging businesses. The Company and the Mexican National agreed that the Company would own 94.9% of the economic interest and 49% of the voting shares of Iusatel, S.A. de C.V., the Company's long distance concessionaire ("Iusatel"), Iusatelecomunicaciones, S.A. de C.V., the Company's fixed wireless local telephony operation ("Iusatelecomunicaciones"), Punto-a-Punto Iusacell, S.A. de C.V., a microwave frequencies concessionaire ("Punto-a-Punto Iusacell"), and Iusacell PCS, S.A. de C.V., which holds concessions for 1.9GHz
              (PCS) frequencies in Regions 1 and 4 ("Iusacell PCS"). The Mexican National would own 5.1% of the economic interest and 51% of the voting shares of these companies. In addition, the Mexican National agreed to purchase a 2% economic and voting interest in Infotelecom, S.A. de C.V., a paging company ("Infotelecom"), at cost, from the Company, which would continue to hold a 49% economic and voting interest in such company. The Mexican National completed this purchase in December 1998 for Ps. 25,877.

           In December 1995, the Company signed a joint venture agreement with Infomin, S.A. de C.V., a Mexican company which holds a fifteen-year concession to provide nationwide and international paging services through July 2009. Pursuant to this agreement, in March 1996, the Company and Infomin established a joint venture company, Infotelecom. As of December 31, 1998, Infotelecom is owned 49%, 49% and 2%, by the Company, Infomin and the Mexican National, respectively. Under the joint venture agreement for Infotelecom, the Company committed to contribute up to $10,500 U.S. Dollars; as of December 31, 1998 and 1997, the Company had invested $9,032 and $8,500 U.S. Dollars, respectively, in this joint venture. The joint venture agreement establishes the individual and joint responsibilities of the partners. In case a partner does not fulfill its responsibilities, sanctions could cause such partner to lose its investment and incur up to $1,000 U.S. Dollars as a penalty.

           In October 1997, the Company and the Mexican National incorporated
              Punto a Punto Iusacell, a company engaged in the participation in government auctions for microwave frequencies and to operate any concessions acquired in those auctions. Punto a Punto Iusacell acquired three concessions in the short haul microwave frequencies auction concluded in October 1997 and is also participating in the long haul microwave frequencies auctions.

           In June 1998, the Company and the Mexican National incorporated
              Iusacell PCS, a company formed to participate in government auctions for frequencies in the 1.9 GHz band. Iusacell PCS acquired concessions in Regions 1 and 4 in such auctions, which were concluded in May 1998.

           In November 1998, pursuant to the Agreement, both Iusatel and Iusatelecomunicaciones were reorganized, as described above, whereby 51% of the respective voting shares were subscribed to by the Mexican National for Ps. 24,561 and Ps. 8,402, respectively.

           The shares acquired by the Mexican National of the five entities subject to the Agreement are or will be illiquid. As a result, the Company agreed to grant the Mexican National, from and after June 30, 2002 (or sooner under certain circumstances), the right to put all, but not less than all, shares in any one or more of these five joint venture investments to the Company for an amount equal to his investment in the corresponding joint venture company or companies, his cost of money to finance such investment or investments plus, for each year of his investment, 4% of the corresponding investment amount, grossed up with respect to any applicable Mexican income taxes. In return, the Agreement also contains a call option which provides the Company the right at any time to call the Mexican National's interest in these companies at the same price as if the put were exercised, subject to any legal requirement to have another Mexican national as the purchaser of the shares subject to the call option.

           The Mexican National does not have the unilateral right to approve actions at the shareholder or board level of these five companies. Under each such company's by-laws, all shareholder or board action must also be approved by the majority of the shares held by the Company or a majority of the board members designated by the Company, respectively.

           The Agreement, together with each joint venture company's by-laws, enable the Company to have management control over the day-to-day operations and financial administration of Infotelecom, Punto a Punto Iusacell, Iusacell PCS, Iusatel and Iusatelecomunicaciones (see Note 7). The Mexican National, among other things, cannot alone select, terminate or determine the compensation of management and cannot alone establish operating and capital decisions in the ordinary course of business.

           Consequently, the Company consolidates these subsidiaries in accordance with Mexican GAAP Bulletin B-8, which provides that, in the event that majority ownership of a company's voting shares does not exist, control over the day-to-day operations and financial administration of that company may be achieved by other means. Since the Company has such other arrangements in place with the majority shareholder, the Mexican GAAP requirement for consolidation is satisfied.

           Group reorganization
           --------------------

           As a part of the reorganization of the Company during 1996, the respective stockholders of Hermes, GMD Comunicaciones, S.A. de C.V., and Portaserv, S.A. de C.V., voted to dissolve these companies. From such date, these three companies have not engaged in any business. On December 31, 1998 these subsidiaries were liquidated.

           Additionally, the reorganization plan, approved by the Company's
              Executive Committee, included a reduction in facilities, the replacement of certain top-level management and a general head count reduction.

           In connection with the reorganization plan and the change in managerial and administrative control of the Group (see Note 14), the Company established a reserve of Ps.205,537 on December 31, 1996 for the above expenses. This reserve, due to its characteristics of being nonrecurring and unusual, is classified as an extraordinary item in the consolidated statements of income.

           As a result of a misclassification and further analysis of the amounts previously reported for employee severance and consolidation of facilities, the components of the restructuring reserve have been reclassified as follows:

                                                      Originally
                                                        Reported   Reclassified
                                                      ----------   ------------
              Employee severance (1)                  Ps.108,038     Ps.130,252

              Provision for consolidation of
              facilities (2)                              40,080         17,866

              Fixed assets obsolescence reserve (3)       49,723         49,723

              Change in estimate of allowance for
              doubtful accounts (4)                        7,696          7,696
                                                      ----------     ----------
                                                      Ps.205,537     Ps.205,537
                                                      ==========     ==========

           (1) The reserve for employee severance, as originally reported, was understated. The reclassified amount is comprised of an estimate of severance payments to be made to (i) approximately 400 mid-level management and non-management employees pursuant to Mexican Labor Law and (ii) 3 senior management employees pursuant to the terms of their respective individual employment contracts. These severance payments do not: a) relate to prior employee service; b) have any related contingencies; or c) require that employees provide future services.

           (2) As a result of the decision to dispose of its corporate headquarters building ("Montes Urales"), the Company recorded an impairment loss to adjust the book value of Montes Urales to its fair value less costs to sell based on an agreement to sell Montes Urales (see note 13.f). The provision for consolidation of facilities, as originally reported, was overstated. The reclassified amount considers the book value of Montes Urales and the agreed upon sales price.

           (3) The fixed assets obsolescence reserve relates to certain spare parts for the analog communications equipment that were purchased at values over the minimum amount under the Company's capitalization policy for fixed assets and have average lives of approximately 12 years. As a result of a detailed review by the Company's engineers in November 1996, the equipment was determined to be obsolete. Consequently, the Company recorded an impairment provision to adjust such assets to their estimated salvage value.

           (4) During 1996, the Company began to fully reserve accounts receivable over 90 days past due, based on a change in estimate of the probable loss inherent in the accounts receivable. Previously, the Company's policy involved reserving such balances over 120 days past due. This change in estimate in the allowance for doubtful accounts represents the Company's estimate of the probable loss inherent in all accounts receivable considering (i) general historical trends of customer performance and (ii) factors surrounding the credit risk of specific customers.

3.  Basis of presentation

       a) Basis of presentation
       ------------------------

           The Group's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Mexico ("Mexican GAAP"). The consolidated financial statements have been presented in thousands of constant Mexican pesos as of September 30, 1999 as required by Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information", as amended, issued by the Mexican Institute of Public Accountants ("Bulletin B-10").

           The 1997 financial statements have been restated, as mentioned in
              Note 4 b) below.

       b) Consolidated financial statements
       ------------------------------------

           Those companies in which the Company holds 50% or more of the capital stock and/or exercises control over operating and financing activities are included in the consolidated financial statements. The Company also consolidates Iusatel, Iusatelecomunicaciones, Infotelecom, Punto a Punto Iusacell and Iusacell PCS, over which the Company owns less than 50% of the voting common stock, but exercises management control over their day-to-day operations and financial administration by appointment of the shareholders and other arrangements (see Note 2). All significant inter-company balances and transactions have been eliminated in consolidation.

       c) Use of estimates
       -------------------

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

4.  Accounting Policies

       A summary of the Group's significant accounting policies is as follows:

       a) Monetary unit
       ----------------

           The financial statements are presented in Mexican pesos, the currency that, based on Mexican laws, must be used to prepare the accounting records of the Company and its Mexican subsidiaries.

       b) Effects of inflation on the
           financial statements
       ------------------------------

           The consolidated financial statements of the Group have been prepared in accordance with Bulletin B-10. The Third Amendment of Bulletin B-10, effective for fiscal years beginning January 1, 1990, requires the restatement of all comparative financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Accordingly, the consolidated financial statements have been restated as follows:

              - The balance sheet amounts as of December 31,1997 presented in the consolidated financial statements have been restated to constant Mexican pesos as of September 30, 1999 based on the National Consumer Price Index ("NCPI") published by Banco de Mexico (the "Mexican Central Bank").

              - Consolidated income statements for the current and prior years have been restated to constant Mexican pesos as of September 30, 1999 using the NCPI from the periods in which the transactions (income and expenses) occurred.

              - Bulletin B-12, "Statement of Changes in Financial Information", issued by the Mexican Institute of Public Accountants ("Bulletin B-12"), addresses the presentation of the statement of changes in financial position when financial statements have been restated to constant Mexican pesos as of the latest balance sheet date. Bulletin B-12 identifies the origination and application of resources representing differences between beginning and ending balance sheet balances in constant Mexican pesos, excluding the effect of holding non-monetary assets. Bulletin B-12 also provides that monetary and foreign exchange gains and losses should not be eliminated from resources provided by operating nor financing activities.

           The items that originate from the recognition of effects of inflation on financial information are as follows:

           Restatement of non-monetary assets:

           Inventories are valued at the average price of the purchases made during the period, and are restated using the NCPI, without exceeding net realizable value.

           Based on the Fifth Amendment of Bulletin B-10, effective January 1,
              1997, property and equipment, net, and depreciation for the year, are restated using the NCPI, without exceeding net realizable value.

           Restatement of 1997:

           In October 1997, the Group recorded an impairment loss to reduce the value of the investment in its analog communications equipment to fair value. The valuation of the analog equipment was determined based on an appraisal performed by independent appraisers registered with the Comision Nacional Bancaria y de Valores in order to comply with Bulletin B-10, which requires non-monetary assets to be as close as possible to, but not higher than, their fair market value. In 1997 such impairment loss was charged to the deficit from holding non-monetary assets restatement account in stockholders' equity.

           In December 1997, as further described in Note 13.d the Company signed an agreement with Lucent Technologies ("Lucent") to purchase digital communications equipment, primarily to address
              (i) customer requirements for better voice quality, (ii) a need to increase network capacity to handle rapidly growing subscriber levels, and (iii) a need to remain competitive, particularly in view of the government's auction of digital wireless concessions to other carriers. In 1998, based on further analysis of the accounting effects of the contract with Lucent, the Company reconsidered the appropriate presentation of the impairment loss described in the preceding paragraph and decided to charge it directly against income, thus restating the 1997 financial statements herein.

           Property and equipment are depreciated using the straight-line method, based on the restated values. The average annual rates of depreciation used by the Company are as follows:

                                                      1998    1997
                                                      ----    ----
              Buildings and facilities                  4%      3%
              Communications equipment                  9%      9%
              Furniture and fixtures                    9%      9%
              Transportation equipment                 18%     17%
              Computer equipment                       21%     21%
              Cellular rental telephones               25%     25%

           Investments in associated companies are accounted for using the equity method based on the investees' equity and are adjusted for the effects of inflation in accordance with Bulletin B-10.

           Restatement of stockholders' equity:

           The contributed and earned capital accounts include the effect of restatement determined by applying the NCPI factor from the date capital was contributed or earned. The restatement represents the amount required to maintain the contributions and accumulated results in constant Mexican pesos as of September 30, 1999.

           The excess or deficit from restatement of capital account is an element of stockholders' equity that includes surplus or deficit from holding non-monetary assets, which represents the excess or deficit in specific values of net non-monetary assets in comparison with the increase attributable to general inflation as measured by the NCPI.

           Integral financing (gain) cost:

           Integral financing (gain) cost is comprised of net interest expense, foreign exchange gains and losses, and gains and losses from net monetary position.

           Foreign exchange gains and losses on transactions denominated in currencies other than Mexican pesos result from fluctuations in exchange rates between the date transactions are recorded and the date of settlement or period end.

           Gains and losses from net monetary position represent the effects of inflation, as measured by the NCPI, on the Group's monetary assets and liabilities at the beginning of each month. If monetary liabilities exceed monetary assets, there is a gain from monetary position. If monetary liabilities are less than monetary assets, there is a resulting loss from monetary position.

       c) Cash and cash equivalents
       ----------------------------

           Cash and short-term investments consist primarily of short-term, fixed rate investments and bank deposits. The Group invests its excess cash in deposits with major banks. The investments are carried at cost plus accrued interest, which approximates market value. These investments are highly liquid cash equivalents, having a maturity of ninety days or less when acquired.

       d) Allowance for doubtful
           accounts
       -------------------------

           The Group cancels service to customers with invoices that are 60 days past due. The allowance for doubtful accounts represents the Company's estimate of the probable loss inherent in all accounts receivable considering (i) general historical trends of customer performance and (ii) factors surrounding the credit risk of specific customers. During 1998, 1997 and 1996, the Group wrote off accounts receivable for Ps.58,161, Ps.84,761 and Ps.129,029, respectively. The charge to income for the year, to increase the allowance for doubtful accounts, amounted to Ps.30,213, Ps.47,429 and Ps.100,382, in 1998, 1997 and 1996, respectively.

       e)  Investment in associated
           companies
       ----------------------------

           The Group carries long-term investments in associated companies in which the Group owns between 20% and 50% of the entity's voting common stock and over which the Group can exercise significant influence. Such investments are accounted for using the equity method. As described in Note 2, the Company has consolidated Iusatel, Iusatelecomunicaciones, Infotelecom, Punto a Punto Iusacell and Iusacell PCS, in which the Company owns less than 50% of the voting common stock, but exercises management control over the day-to-day operations and financial administration. Under the equity method such investments are carried at cost adjusted for the Company's share of the net income or losses of these companies and the effects of restatement of non-monetary assets in the associated companies. The effects of transactions with such associated companies are eliminated before applying the equity method.

       f) Cellular Telephones
       ----------------------

           The cost of cellular telephones given to customers under exclusive service contracts is amortized based on the nature and terms of the service contracts to match costs with the timing of revenues earned. The costs of such telephones are included in other assets, net of accumulated amortization, not to exceed market value.

           At the end of the contract term, the cellular telephone is given to the customer. In the event of an early termination of an exclusive service contract, the customer either (a) is required to return the phone to the Group or (b) acquires the telephone at its book value on the date of termination.

           The cost of cellular telephones sold to customers is recorded as cost of sales based on the average cost of such telephones. Telephones leased to customers are included in fixed assets and are depreciated over the initial lease period, generally two years.

       g)  Concessions
       ---------------

           Costs related to the acquisition of concessions granted by the Mexican government to provide cellular telephone services have been capitalized and are included in other assets. Such costs are amortized on a straight-line basis over the initial terms of the respective concession. The Mexican government requires the Group to comply with the specific terms of each concession. The Group has substantially complied with such requirements through December 31, 1998, except for certain informational requirements of the Mexican authorities. The Group believes that such noncompliance does not expose the Group to any type of regulatory risk such as concession forfeiture.

       h) Advertising
       --------------

           Advertising costs are expensed as incurred. The cost of prepaid media advertising (including television air time, magazine, directory and other print media) is deferred and recorded in other assets until the advertising airtime or space is used, at which time such cost is recognized as an operating expense. Advertising expense amounted to Ps.198,546, Ps.139,869 and Ps.161,813 for 1998, 1997
              and 1996, respectively.

       i) Excess of cost of investment
           in subsidiaries over book value
       -----------------------------------

           The excess of cost over the book value of net assets of acquired subsidiaries is amortized on a straight-line basis over twenty years. Amortization expense was Ps.119,038, Ps.121,554 and Ps.131,499 in 1998, 1997 and 1996, respectively.

           The carrying amount of such excess cost applicable to each acquired subsidiary is reviewed if the facts and circumstances suggest that it might be impaired.

       j) Income taxes and employee
           profit sharing
       ----------------------------

           Income taxes are computed in accordance with the partial liability method, as required by Bulletin D-4, "Accounting Treatment for Income Tax and Employee Profit Sharing", issued by the Mexican Institute of Public Accountants ("Bulletin D-4"), under which deferred income tax provisions are recorded for identifiable, non-recurring temporary differences (i.e., those expected to reverse over a definite period of time) at rates in effect at the time such differences arise, and reversed at the rates in effect at the time such differences reverse.

           In accordance with Bulletin D-4, the Group did not record a provision for deferred taxes as of December 31, 1998 and 1997.

           Employee profit sharing is a statutory labor obligation payable to employees which is determined on the basis of each subsidiary's pretax income as adjusted in accordance with the provisions of Mexican labor law and Mexican tax law.

       k) Seniority premiums
       ---------------------

           In accordance with Mexican labor law, the Group's employees are entitled to seniority premiums after 15 years of service or upon dismissal, disability or death. The Group follows Bulletin D-3, "Labor Obligations", issued by the Mexican Institute of Public Accountants ("Bulletin D-3"). Under Bulletin D-3, the actuarially determined projected benefit obligation is computed using estimates of salaries that will be in effect at the time of payment.

           Personnel not yet eligible for seniority premiums are also included in the determination of the obligation with necessary adjustments made in accordance with the probability that these employees will reach the required seniority. At December 31, 1998, the average seniority of the eligible employees is less than 4 years. The Group's liability and related costs for seniority premiums are immaterial for all periods presented.

           In accordance with Mexican labor law, the Group is liable for severance payments to employees who are dismissed under certain circumstances. Such compensation is expensed when paid.

           The Group has no employee pension plans and does not provide for post retirement benefits.

       l) Earnings (loss) per share
       ----------------------------

           Effective January 1, 1997, Bulletin B-14 "Earnings per Share" issued by the Mexican Institute of Public Accountants ("Bulletin B-14"), requires disclosure in the income statement of the net earnings
              (loss) per share, and the per share effect of any extraordinary item affecting the net profit or loss for the year. Such per share amounts must be calculated based on the weighted average number of shares of common and/or preferred stock outstanding.

       m) Revenue recognition
       ----------------------

           Cellular air time is recorded as revenue as service is provided except for revenue from the sale of prepay cards which is recognized at the date of sale. The Company recognizes the revenue on the sale of prepay cards at the date of sale rather than on a deferred basis because the length of the average consumption period for such prepay cards is not significant, i.e., approximately 1.2 months or less, and it is not material to results of operations for all periods presented. Sales of equipment and related services are recorded when goods and services are delivered. Cellular access charges are billed in advance and recognized when the services are provided. Other revenues, mainly from paging and long distance services, are recognized on provision of these services.

       n) Foreign currency transactions
       --------------------------------

           Foreign currency transactions are recorded at the exchange rates in effect at the transaction date. Assets and liabilities denominated in foreign currencies are translated to Mexican pesos using the exchange rates in effect at the time of settlement or valuation at each balance sheet date, with the resulting exchange differences being recognized as exchange gains or losses.

5.  Related parties

           Affiliates of the Peralta Group and Bell Atlantic hold substantial ownership interests in the Company. In addition, the Peralta Group holds ownership interests in various other entities, primarily Industrias Unidas, S.A. de C.V. ("IUSA") and related entities, which are customers of or suppliers to the Group.

           A summary of related party accounts and notes receivable, including interest, as of December 31, is as follows:

                                                            1998        1997
                                                       ---------   ---------
                Punto a Punto Iusacell, S.A. de C.V.   Ps.     -   Ps.47,440
                IUSA and related entities                 12,493       9,889
                                                       ---------   ---------
                          Total                        Ps.12,493   Ps.57,329
                                                       =========   =========

           Accounts receivable result from the financing of related parties' operations, the sale of cellular telephone services and operating lease contracts.

           Accounts and notes payable to related parties, including interest, as of December 31, are as follows:

                                                  1998         1997
                                            ----------   ----------
                IUSA and related entities   Ps.      -   Ps.  4,660
                Bell Atlantic                  136,914       99,894
                                            ----------   ----------
                          Total             Ps.136,914   Ps.104,554
                                            ==========   ==========

           Accounts payable result from the leasing of certain facilities and services received.

           During 1997, the Company had notes payable and interest of $57,900
              U.S. Dollars (Ps.503,899) due to Bell Atlantic, of which $25,000 U.S. Dollars (Ps.217,573) were repaid and $32,900 U.S. Dollars (Ps.286,326) were converted to equity (see Note 14).

           The $25,000 U.S. Dollars of borrowings were repaid prior to the stated maturity date as part of the debt restructuring program described in Note 10. There was no gain (loss) recognized by the Company related to the early repayment.

           Following is an analysis of the related party transactions described above for the years ended December 31:

                                         1998        1997        1996
                                    ---------   ---------   ---------
                  Service revenue   Ps.16,071   Ps.11,507   Ps.14,054
                  Lease income         12,191       2,629       2,989
                                    ---------   ---------   ---------
                  Total income      Ps.28,262   Ps.14,136   Ps.17,043
                                    =========   =========   =========

                                             1998        1997         1996
                                        ---------   ---------   ----------
                  Commission expenses   Ps.     -   Ps.   117   Ps.  4,652
                  Technical expenses       48,333      39,606       89,620
                  Lease expenses            2,778       4,669        8,995
                  Interest expense         12,334      29,004       44,592
                  Operating expenses            -           -        9,543
                                        ---------   ---------   ----------
                    Total expenses      Ps.63,445   Ps.73,396   Ps.157,402
                                        =========   =========   ==========

6.  Inventories

              As of December 31, inventories consisted of the following:

                                                               1998          1997
                                                         ----------    ----------
                   Cellular telephones and accessories   Ps.161,440    Ps.330,249
                   Less: Allowance for obsolete and
                     slow-moving inventories                (12,342)      (38,215)
                                                         ----------    ----------
                          Net                               149,098       292,034
                   Advances to suppliers                     54,015        58,321
                                                         ----------    ----------
                          Total inventories              Ps.203,113    Ps.350,355
                                                         ==========    ==========

7. Investment in associated companies

           On September 30, 1997, the Group sold the direct and indirect interests of its Ecuadorian cellular and paging companies, Consorcio Ecuatoriano de Telecomunicaciones, S. A. (CONECEL) and Corptilor, S.A. In 1997, the Group received $29,400 U.S. Dollars in cash consideration for its direct interests in CONECEL, resulting in a gain of Ps.204,234. At December 31, 1997, the gain on sale of the Company's indirect interest in CONECEL by its Colombian subsidiary was deferred as a result of an uncertainty as to the timing and, given some of the capital markets legislation emerging from Colombia at that time, even the possibility of repatriation of the proceeds from Colombia, the Company believed that sale recognition was not appropriate.

           The Group received $2,000 U.S. Dollars, net of taxes, in respect to its indirect interests during 1998, resulting in a gain of Ps.17,778.

           As of December 31, the Group's investment in associated companies is as follows:

                                               1998                     1997
                                       ----------------------   ----------------------
                    Entity             Ownership   Investment   Ownership   Investment
                    ------             ---------   ----------   ---------   ----------
             Editorial Celular, S.A.
                de C.V.                  40.00%     Ps. 7,353     40.00%     Ps. 4,976
             Punto a Punto Iusacell,
                S. A. de C. V.               -              -     94.90%            63
             Other                                      9,679                   18,113
                                                    ---------                ---------
                                                    Ps.17,032                Ps.23,152
                                                    =========                =========

           As of December 31, 1998 the investment of the Company in Punto a Punto Iusacell was consolidated (see Note 2).

           Summarized financial information for these associated companies accounted for by the equity method as of December 31, 1998, 1997 and 1996 and for the years ended December 31, 1998, 1997 and 1996, is as follows:

                                                        1998         1997         1996
                                                   ---------   ----------   ----------
              Total assets                         Ps.13,498   Ps. 58,843   Ps.676,526
              Total liabilities                        2,773       52,472      358,748
              Revenues                                37,841       35,342      368,110
              Gross profit                            19,173       16,819       19,131
              Net income                               7,133        2,731        8,018
              Group's share of net earnings            2,853        1,092        1,866
              Gain on sale of equity investments      24,437      204,234            -

8. Property and equipment, net

              a) At December 31, property and equipment, net consisted of:

                                                   1998            1997
                                           -------------   -------------
              Buildings and facilities     Ps. 1,366,875   Ps. 1,367,826
              Communications equipment         3,554,328       3,170,524
              Furniture and fixtures             143,056         119,833
              Transportation equipment            52,480          50,448
              Computer equipment                 312,695         292,219
              Cellular rental telephones           2,412          34,657
                                           -------------   -------------
                                               5,431,846       5,035,507
              Accumulated depreciation        (3,386,432)     (2,042,229)
                                           -------------   -------------
                                               2,045,414       2,993,278
              Land                                49,625          47,599
              Construction in progress         3,627,754         579,496
              Advances to suppliers              104,311         305,017
                                           -------------   -------------
                                           Ps. 5,827,104   Ps. 3,925,390
                                           =============   =============

           b) Depreciation expense was Ps.371,510, Ps.430,954 and Ps.430,632 for 1998, 1997 and 1996, respectively. In addition, as described in Note 18, the charge for the write-down of the 450 MHz project fixed assets was Ps.314,072 and is included in the caption entitled 450 MHz project non-cash write-down in the accompanying income statement.

9. Other assets

           a) At December 31, other assets consisted of the following:

                                                               1998           1997
                                                       ------------   ------------
              Concessions                              Ps.  812,189   Ps.  253,320
              Cellular telephones to be amortized           334,518        109,869
              Prepaid expenses                              167,350        126,346
              Advance payments                              270,039        388,026
              Project 450 pre-operating expenses and
                  capitalized interest (Note 18)            -              662,923
              Pre-operating expenses, other                  48,002         30,256
              Other                                          79,013         77,127
                                                       ------------   ------------
                                                       Ps.1,711,111   Ps.1,647,867
                                                       ============   ============

           b) Concessions and cellular telephone amortization expense was Ps.382,110, Ps.205,218 and Ps.293,757 in 1998, 1997 and 1996,
              respectively. In addition, in 1998 the charge for the write-down of the 450 MHz project pre-operating expenses and capitalized interest, as described in Note 18, was Ps.763,401 and is included in the caption entitled 450 MHz project non-cash asset write-down in the accompanying income statement.

10. Notes payable and long-term debt

           During the year ended December 31, 1997, the Company completed a $150,000 U.S. Dollars offering of long-term, unsecured senior notes and borrowed $125,000 U.S. Dollars under a long-term bank loan. Proceeds were used to repay certain short-term notes, and short-term and long-term loans, including the loan from Bell Atlantic. As a part of this arrangement, the Company obtained a revolving credit line of $100,000 U.S. Dollars. During 1998, the Company borrowed the total amount available under this revolving credit line.

           As of December 31, 1998 and 1997, the long-term debt of the Group consisted of the following:

                                                                 Mexican Pesos
                                                         ---------------------------
                                           U.S.Dollars           1998           1997
                                          ------------   ------------   ------------
              Long-term bank loan         U.S.$125,000   Ps.1,358,020   Ps.1,313,249
              Unsecured senior notes           150,000      1,629,625      1,575,900
              Revolving credit facility        100,000      1,086,415        -
                                          ------------   ------------   ------------
                                          U.S.$375,000   Ps.4,074,060   Ps.2,889,149
                                          ============   ============   ============

           Long-term bank loan and revolving credit facility
           -------------------------------------------------

           The long-term bank loan and revolving credit facility bear interest at a variable rate equal to the lower of (i) LIBOR plus 1.75% or
              (ii) the higher of the loan agent's prime rate, the reserve adjusted secondary market rate for certificates of deposit plus 1% or the Federal Funds effective rate plus 0.5%. Interest is payable quarterly.

           Unsecured senior notes
           ----------------------

           On July 25, 1997 the Company completed an offering of long-term, unsecured senior notes due July 15, 2004 for $150,000 U.S. Dollars, bearing interest at a fixed rate of 10%, payable semi-annually starting January 15, 1998 (the "notes"). The notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2001 starting at a redemption price of 105.0% of principal amount plus accrued interest, if any, declining to 102.5% after July 15, 2002, and finally to 100.0% after July 15, 2003.

           In addition, at any time prior to July 15, 2000 the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes with proceeds of a public equity offering by the Company at a redemption price of 110.0% of principal amount plus accrued interest, if any. The notes may also be redeemed at a price equal to 100.0% of principal amount plus accrued interest, if any, in the case of legal changes affecting the treatment of the withholding taxes on payments to holders of the notes.

           Amortization and collateral
           ---------------------------

           The long term bank loan and revolving credit facility have payment requirements of $33,750 U.S. Dollars in 2000, $92,250 U.S. Dollars in 2001 and $99,000 U.S. Dollars in 2002. The U.S. $150,000 of
              unsecured senior notes are due in 2004.

           The long-term bank loan, revolving credit facility and unsecured senior notes contain certain restrictive covenants, including the maintenance of certain financial ratios, restrictions on incurring additional debt, limitations on capital expenditures and restrictions on the sale or lease of the Group's assets. As of December 31, 1998, the Group had complied with such covenants except for the limitation on 1998 capital expenditures for which the Company has received a waiver from the banks which extended for a period of more than twelve months beyond the balance sheet date.

           As of December 31, 1998 and 1997, assets collateralizing all long-term debt include substantially all assets used in Grupo Iusacell's cellular business (including the cellular concessions), as well as other property and equipment.

           Bell Atlantic Subordinated Convertible Debt Facility
           ----------------------------------------------------

           In July 1997, Bell Atlantic committed to provide the Company with subordinated convertible financing in an aggregate amount up to $150,000 U.S. Dollars. Borrowings under the facility bear interest at an annual rate of LIBOR plus 5.0%. The availability of funds under this facility expires on June 30, 1999. At the option of Bell Atlantic, borrowings under the facility are convertible into Series A shares of the Company at a conversion price of $0.70 U.S. Dollars per share. During the year ended December 31, 1998, the Company borrowed $101,500 U.S. Dollars (Ps.1,158,822) under the facility, which were converted into Series A common shares (see
              Note 14). As of December 31, 1998, no borrowings were outstanding under this facility and $48,500 U.S. Dollars were available for further borrowing.

           Notes payable
           -------------

           As of December 31, 1998 and 1997, notes payable consisted of the following:

                                                                         Mexican Pesos
                                                                     ---------------------
                                                      U.S. Dollars         1998       1997
                                                      ------------   ----------   --------
              Short-term loan bearing interest at a
              variable rate of LIBOR plus 2.5%
              maturing on April 30, 1999               U.S.$52,000   Ps.564,938   Ps.    -

              Short-term loan bearing interest at a
              variable rate of LIBOR plus 2.5%
              maturing on April 30, 1999                    23,000      249,876          -

                 Other                                           -          130      3,468
                                                       -----------   ----------   --------
                 Total                                 U.S.$75,000   Ps.814,944   Ps.3,468
                                                       ===========  == ========   ========

           The Company is currently negotiating a long-term refinancing of the $75,000 U.S. Dollars in short-term loans.

           The Group leases certain communications equipment and transportation equipment under agreements which are classified as capital leases. Most of these leases have purchase options at the end of the original lease term. Leased capital assets included in property and equipment at December 31, 1998 and 1997 are as follows:

                                               1998         1997
                                              -----    ---------
                   Leased equipment           Ps. -    Ps.25,491
                   Accumulated depreciation       -       (7,285)
                                              -----    ---------
                                              Ps. -    Ps.18,206
                                              =====    =========

11. Trade accounts payable

           As of December 31, trade accounts payable consisted of the following:

                                                    1998         1997
                                              ----------   ----------
                   Current accounts           Ps.830,528   Ps.907,174
                   Short-term notes payable      128,043        9,523
                                              ----------   ----------
                            Total             Ps.958,571   Ps.916,697
                                              ==========   ==========
                   Long-term notes payable    Ps.  2,316   Ps.  5,260
                                              ==========   ==========

           On August 14, 1997, the Company and Telmex entered into a settlement agreement with respect to the fees charged by Telmex to Iusacell through May 31, 1997 for interconnection services, switched long distance services and certain other services billed by Telmex as of the date of the settlement agreement. The Company paid Telmex Ps.221,357, of which Ps.28,906 constituted value-added tax and Ps.37,239 was accounted for as interest expense.

           In September 1997, the Company and Telmex amended such interconnection agreement, requiring the Company to pay Telmex an interim interconnection rate of 31 centavos per minute retroactive to June 1, 1997 and that Telmex extend to the Company a 38% discount available to other large business consumers for use of its long distance network.

           In December 1998, COFETEL reached an agreement on various outstanding interconnection issues, including a reduction in the rate charged for calls terminated by Telmex from 31 centavos per minute to approximately 26 centavos per minute, effective October 1, 1998 (such rate being subject to inflation adjustments).

12. Income Tax, Net Assets Tax and Employee Profit Sharing

           The Company has filed annual consolidated income tax returns since the tax year beginning January 1, 1994.

           The income tax rate in Mexico is 34%. The provision for income tax differs from the statutory income tax rate due to temporary and permanent differences in the determination of income for tax reporting and financial reporting purposes. The most significant temporary differences are the tax deduction for inventory purchases and certain liability accruals which are deductible only when paid for tax purposes. The most significant permanent differences are the differences between book and tax depreciation, goodwill amortization and non-deductible expenses. In accordance with Mexican accounting principles, no deferred taxes have been provided for temporary differences since such differences are of a recurring nature and their realization does not occur over a defined time period.

           The 1.8% net assets tax is calculated on the average value of substantially all assets less certain liabilities. This tax is required to be paid if this computation exceeds the amount of income tax. The 1.8% net assets tax paid may be utilized as a credit against future income tax in the years in which the Group generates an income tax in excess of the assets tax. The assets tax is available as a carry forward for up to ten years and is subject to restatement based on the NCPI when used. As of December 31, 1998, the net assets tax available as carry forward was Ps.241,952.

           At December 31, 1998, the Group had the following net operating losses for income tax purposes that may be carried forward and applied against future taxable earnings:

                  Year of                  Amount                  Expiration
                    loss                   of loss                    year
                  -------               ------------               ----------
                    1991                Ps.   12,268                  2001
                    1993                     218,394                  2003
                    1994                   1,251,235                  2004
                    1995                     646,527                  2005
                    1996                      17,940                  2006
                    1997                     518,254                  2007
                    1998                     218,269                  2008

           These losses are indexed for inflation from the year incurred to the sixth month of the year utilized. Accordingly, these amounts include inflation up to June 1998. Losses include Ps.223,221 and Ps.335,967 of capital stock issuance costs expensed for tax purposes in 1994 and 1993, respectively. Such amounts were charged against stockholders' equity in the financial statements.

           Employee profit sharing, generally 10%, is computed on taxable income, with adjustments to exclude inflationary effects and the restatement of depreciation expense. In the year ended December 31, 1998, there was a provision for profit sharing for Ps.518. In the year ended December 31, 1997 there was no provision for profit sharing.

           The effective rate reconciliation as of December 31, is as follows:

                                                                   1998           1997           1996
                                                            -----------    -----------    -----------
             Income tax benefit at statutory rate           (Ps.455,454)   (Ps.422,849)   (Ps. 89,548)
                Add (deduct):
                   Inventory purchases less cost of sales       246,821        (99,326)       (47,811)
                   Depreciation and amortization                  8,670       (144,801)      (142,506)
                   Provision for equipment impairment                 -        410,837              -
                   Project 450 non-cash write-down              366,342              -              -
                   Differences between interest and
                     inflationary gains or losses              (123,297)       137,584        215,879
                   Net assets tax                                70,496         59,031         49,827
                   Income tax loss carryforwards                 74,211        176,206          6,100
                   Provision for doubtful accounts             (113,382)        11,197         (3,951)
                   Telephones to be amortized                   129,917         69,774         99,876
                   Goodwill amortized                            40,473         41,329         44,710
                   Other                                       (174,301)      (179,951)       (82,749)
                                                            -----------    ------------   -----------
             Effective income tax expense at
                effective rate                              Ps.  70,496     Ps. 59,031     Ps. 49,827
                                                            ===========    ===========    ===========

13. Commitments and contingencies

           As of December 31, 1998, the Group had the following commitments and contingent liabilities:

              a) The Group has entered into operating lease agreements for administrative offices, sales branches and service facilities. Such lease agreements expire at various dates through 2007. Some agreements contain options for renewal. Rental expense was Ps.108,106, Ps.80,946 and Ps.70,846 for the years ended December 31, 1998, 1997 and 1996, respectively.

                 Future annual minimum rental payments under existing leases with terms in excess of one year as of December 31, 1998 are as follows:

                             1999          Ps.105,567
                             2000              93,166
                             2001              80,917
                             2002              66,190
                             Thereafter        42,833
                                           ----------
                                           Ps.388,673
                                           ==========

              b) The Group may have contingent liabilities for taxes and penalties that the tax authorities may assess based on audit of prior years' tax returns. During 1997, the Mexican tax authorities completed an audit of three companies of the Group (Grupo Iusacell, S.A. de C.V., Iusacell, S.A. de C.V. and SOS Telecomunicaciones, S.A. de C.V.), resulting in claims of Ps.7,989, including penalties and surcharges. These differences were paid in 1997 and are classified as a part of the provision for taxes in the income statement for that year. Further in 1999, as a result of those investigations, the Company was assessed a Ps.21,881 penalty by the tax authorities under the claim that it had incorrectly deducted for income tax purposes certain interest expense. The Company plans to challenge this penalty as it believes it has strong legal grounds to overcome the assessment.

              c) Mitsubishi Electronics America Inc. ("MELA") filed a
                 complaint in the United States on July 18, 1996 against Grupo Iusacell, Bell Atlantic Corporation and Bell Atlantic Latin America Holdings Inc., an affiliate of Bell Atlantic. Essentially, MELA alleges that it had a contract with Grupo Iusacell for the sale of telephone terminals and that Grupo Iusacell has breached the contract by not purchasing the terminals. MELA alleges the contract was for the sale of 60,000 units at a unit cost of $0.510 U.S. Dollars. The lawsuit is currently in the discovery stage. Management believes the lawsuit has no basis as no contract was ever signed and that, at trial, no material damages will result in favor of MELA. Based on external counsel's opinion it is too early to evaluate the extent of the Company's exposure to loss by judgement at trial.

              d) In December 1997, the Company signed an agreement with
                 Lucent Technologies with a commitment to purchase CDMA digital wireless equipment for $188,000 U.S. Dollars to install its digital cellular network. In connection with this contract, Lucent will issue trade-in credits to the Company for approximately $93,000 U.S. Dollars, representing the net replacement cost of the network equipment being displaced. The trade-in credits are deducted from each purchase invoice proportionally to the total equipment purchased. As of December 31, 1998 the Company had purchased equipment priced at approximately $120,000 U.S. Dollars under this agreement.

              e) In February 1998, the Company's former advertising agency sued the Company for Ps.23,000, alleging improper termination of its contract. The Company won the lawsuit during 1998 without any damages in favor of such former advertising agency and also won a first appeal. The Company's former advertising agency has recently filed a second and final appeal. Management believes the lawsuit has no basis and does not anticipate that any significant damages in favor of such former advertising agency will result at the end of the lawsuit. In June 1999, Mexican Supreme Court found the Company in breach of its contract with the Company's former advertising agency and found further that the advertising agency suffered Ps.23,000 in damages. Subsequently, another tribunal confirmed the breach of contract finding, but ruled that the damages suffered by the agency were only Ps.16,000. The Company intends to file an injunctive action (amparo) against this sentence on the basis that the tribunal exceeded the scope of its review and also assessed damages incorrectly.

              f) As a result of delays in the construction of the new corporate headquarters, the sale of Montes Urales did not take place during the year ended December 31, 1997. In April 1998, the Company learned that the property was subject to two liens from the former owner that, until removed, prohibited the Company from transferring the title of Montes Urales to the prospective buyer. Such liens were not identified when the Company acquired the stock of the Corporation which owned Montes Urales in 1994, nor was the Company notified of such liens subsequent to the acquisition. The Company is currently analyzing the matter and the actions it needs to pursue to remove such liens. There can be no assurance, however, that the Company will be able to remove the liens from such property and realize any value from such assets.

              g) The Company has certain commitments derived from its joint venture agreement with Infomin, S.A. de C.V. (see Note 2).

14. Contributed capital

           As stated in Note 1, in December 1996, the Company's principal stockholders signed an agreement to transfer management control of Grupo Iusacell to Bell Atlantic. Following execution of the agreement, at an extraordinary shareholders' meeting, the Company's shareholders approved the following modifications of the Company's estatutos sociales (by-laws):

              1) Series A shares may be acquired by Mexicans and/or foreigners.

              2) The conversion of 200,000,000 Series B shares and 166,769,760
                 Series D shares held by Bell Atlantic into 366,769,760 Series A shares.

              3) The conversion of 100,000,000 Series A shares held by the
                 Peralta Group into 100,000,000 Series D shares.

           These modifications were subject to the receipt of authorizations from the National Foreign Investment Commission and the Federal Competition Commission. On February 10 and 12, 1997, Grupo Iusacell's new share ownership and management control structure received the required Mexican government authorizations.

           Based on the above mentioned authorizations and the adoption of such resolutions, the total authorized fixed portion of capital stock was increased by Ps.937,512 through the authorization of up to 74,163,591 Series A shares and up to 54,407,837 Series D shares.

           At the same shareholders' meeting, an Executive Employee Stock
              Purchase Plan for the Company's executive employees (the "Stock Purchase Plan") was approved (see Note 15). As part of this plan, the total authorized fixed portion of capital stock was increased by Ps.130,210 through the issuance of up to 15,625,000 Series L shares (to be made available under the Stock Purchase Plan and to provide for the exercise of preemptive stockholder rights).

           On February 28, 1997 the Company's Board of Directors ratified a capital increase of Ps.799,288. The shares were offered for subscription and payment in the following way:

              a) Bell Atlantic subscribed for 47,017,491 Series A shares through the conversion of certain debt (Note 5).

              b) FIUSA Pasteje, S.A. de C.V. subscribed for 4,390,619 Series A shares and 48,754,000 Series D shares through the capitalization of certain liabilities.

              c) Preemptive stockholder rights were exercised for the amount of
                 265 Series D shares and 92,564 Series L shares.

           Additionally, 7,812,500 of the 15,625,000 previously authorized
              Series L shares were kept in the Company's treasury available for the Stock Purchase Plan; the balance of 7,719,916 Series L shares were cancelled. During 1997, 7,549,834 of these shares were subscribed by employees, as follows:

              On April, 17, 1997, the Technical Committee of the trust administrating the Stock Purchase Plan ("Technical Committee") approved the subscription of 4,719,560 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.56,497.

              On June 6, 1997, the Technical Committee approved the subscription of 1,272,200 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.24,379.

              On September 30, 1997 the Technical Committee approved the subscription of 1,558,074 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.29,356.

              On April 17, 1998, 262,666 Series L shares which had not been subscribed for under the Stock Purchase Plan were automatically canceled.

           At a shareholders' meeting in June 1998, the total authorized fixed portion of capital stock was increased by Ps.33,457 through the issuance of up to 2,000,000 Series L shares under the Stock Purchase Plan.

           From June 30 to July 14, 1998, preemptive stockholder rights related to the new authorization of Series L shares for the Stock Purchase Plan were exercised for 40 Series L shares in the amount of Ps.0.59. The balance of 812,460 Series L shares were cancelled.

           During June 1998, 1,187,500 of the 2,000,000 previously authorized
              Series L shares were added to the Company's treasury available for the Stock Purchase Plan. During 1998, 1,117,496 of these new shares made available under the Stock Purchase Plan were subscribed by employees, as follows:

              On September 2, 1998, the Technical Committee approved the subscription of 582,456 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.4,719.

              On October 2, 1998, the Technical Committee approved the subscription of 535,040 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.3,159.

           As of December 31, 1998, 70,004 Series L shares remained available in the Company's treasury for issuance under the Stock Purchase Plan.

           On November 17, 1998 the Company's Board of Directors ratified a capital stock increase of Ps.836,145 by the issuance of 102,142,857 Series A shares which were subscribed through the conversion of debentures issued by the Company under the Bell Atlantic Subordinated Convertible Debt Facility (see Note 10). The convertible debentures were issued and converted as follows:

              On August 19, 1998, the Company issued debentures in a principal amount of Ps.293,317 ($25,200 U.S. Dollars), which were converted into 36,000,000 Series A shares on the same date.

              On September 29, 1998, the Company issued debentures in a principal amount of Ps.543,204 ($46,300 U.S. Dollars), which were converted into 66,142,857 Series A shares on the same date.

           On December 21, 1998 the Board of Directors of the Company ratified a capital increase of Ps.322,302 by the issuance of 42,857,142 Series A shares. The increase was subscribed through the conversion of debentures issued by the Company under the Bell Atlantic Subordinated Convertible Debt Facility, in an aggregate principal amount of $30,000 U.S. Dollars. The 42,857,142 Series A shares were initially subscribed by Bell Atlantic, of which 50%, or 21,428,571, of such shares, were then sold to the Peralta Group. There was no gain or loss recognized from the sale.

           The changes in the number of shares of common stock for the period
              January 1, 1996 through December 31, 1998 are analyzed as follows:

                                                                  Number of shares
                                                                  ----------------
           January 1, 1996 balance                                     981,624,430
               No changes                                                        -
                                                                     -------------
           December 31, 1996 balance                                   981,624,430
               February  28, 1997 - issuance of common
                 stock through the capitalization of debt              100,162,110
               February 28, 1997 - issuance of common stock
                 upon exercise of preemptive stockholder rights             92,829
               April 17, 1997 - issuance of common
                 stock for the Stock  Purchase Plan                      4,719,560
               June 6,  1997 - issuance of common
                 stock for the Stock Purchase Plan                       1,272,200
               September 30, 1997 - issuance of
                 common stock for the Stock
                 Purchase Plan                                           1,558,074
                                                                     -------------
           December 31, 1997 balance                                 1,089,429,203
               July 14, 1998 - issuance of common
                 stock upon exercise of preemptive
                 stockholder rights                                             40
               September 2, 1998 - issuance of common
                 stock for the Stock Purchase Plan                         582,456
               October 2, 1998 - issuance of common
                 stock for the Stock Purchase Plan                         535,040
               November 17, 1998 - issuance of common
                 stock through the capitalization of debt              102,142,857
               December 21, 1998 - issuance of common
                 stock through the capitalization of debt               42,857,142
                                                                     -------------
           December 31, 1998 balance                                 1,235,546,738
                                                                     =============

           At December 31, 1998 and 1997, the issued and outstanding shares of common stock of the Company, without par value, are as follows:

                                              1998            1997
                                     -------------   -------------
                          Series A     891,753,409     746,753,410
                          Series B       5,562,450       5,562,450
                          Series D     186,904,725     186,904,725
                          Series L     151,326,154     150,208,618
                                     -------------   -------------
                             Total   1,235,546,738   1,089,429,203
                                     =============   =============

           Series A, B and D represent shares entitling the holder of each share to one vote at the Company's stockholders' meetings. The holders of Series L shares may vote only in limited circumstances as described in the Company's bylaws. Stockholder actions on certain matters require approval by both Series A and Series B stockholders.

           Series A shares must always represent no less than 51% of the capital stock with full voting rights and may be acquired by Mexicans or foreigners. Series B, D and L shares may also be acquired by foreigners or Mexicans.

           Series B shares cannot exceed 29.1% of the total capital stock and Series D shares cannot exceed 19.9% of the total capital stock. Series L shares cannot exceed 19% of the total capital stock.

           On August 26, 1998 the Company announced a recapitalization and restructuring plan. Under this plan a new holding company, Nuevo Grupo Iusacell, S.A. de C.V. ("Nuevo Iusacell") has been created. Nuevo Iusacell will offer to exchange, on a one for one basis, Nuevo Iusacell Series V shares for outstanding Series B, D and L shares and for some Series A shares, and will offer to exchange, on a one for one basis, Nuevo Iusacell Series A shares for all other Series A shares. All Nuevo Iusacell shares will have full voting rights.

15. Executive Employee Stock Purchase Plan

           In March 1997, the Company adopted the Stock Purchase Plan. The
              Stock Purchase Plan is administrated by a management trust with the assistance of the trust division of a Mexican Bank. Under the Stock Purchase Plan, the Technical Committee, which is composed of certain executive officers of the Company, determines the executive employees to whom Series L shares of the Company will be offered for purchase. The Technical Committee also determines the number of Series L shares to be offered for purchase to such executive employees, the purchase price per share for such purchase rights, the vesting schedule for such purchase rights, the payment terms and all other terms and conditions therefor.

           The number of Series L shares that may be subject to purchase rights granted under the Stock Purchase Plan cannot exceed 4.9% of the aggregate number of issued and outstanding Company shares.

           During 1997, the Technical Committee granted purchase rights with respect to a total of 7,549,834 Series L shares. All such purchase rights vest either in three equal annual installments commencing on April 17, 1998, June 6, 1998 or September 30, 1998 or in their entirety on April 17, 1999 or June 6, 1999 (see Note 14).

       During 1998, the Technical Committee granted purchase rights with respect to a total of 2,199,600 Series L shares through the issuance of 1,117,516 Series L shares and the reassignment of 1,082,084 Series L shares. All such purchase rights vest either in three equal annual installments commencing on September 1, 1999 or commencing on October 1, 1999 (see Note 14).

16.  Earned Capital

       Under Mexican law, a legal reserve must be created, and annually increased by 5% of the annual net earnings until it reaches 20% of the nominal amount of its capital stock. This reserve is not available for dividends, but may be used to reduce a deficit or may be transferred to capital.

       Under the Federal income tax law, a tax on dividends is calculated based on the paid dividends which exceed taxable net income. The accumulated taxable net income of the Company as of December 31, 1998 is approximately Ps.114,131. The Company cannot pay dividends under the covenants for the senior notes and bank loans.

       The earned capital accounts consist of the following:

                                                December 31, 1998
                            -------------------------------------------------------
                                                    Accumulated
                              Historical          adjustments for
                                value                inflation            Total
                            -------------           ------------       ------------
Legal reserve                Ps.    1,499           Ps.    2,862       Ps.    4,361
Accumulated losses from
   prior years                 (1,839,161)            (1,528,250)        (3,367,411)
Net loss for the year          (1,464,050)                39,938         (1,424,112)
Deficit from restatement               --               (746,499)          (746,499)
                             ------------           ------------       ------------
Total                       (Ps.3,301,712)         (Ps.2,231,949)     (Ps.5,533,661)
                             ============           ============       ============

                                                  December 31, 1997
                            --------------------------------------------------------
                                                    Accumulated
                             Historical           adjustments for
                                value                inflation            Total
                            -------------          -------------       ------------
Legal reserve                Ps.    1,499          Ps.     2,862       Ps.    4,361
Accumulated losses from
   prior years                 (1,646,797)              (418,175)        (2,064,972)
Net loss for the year            (192,364)            (1,110,075)        (1,302,439)
Deficit from restatement               --               (709,390)          (709,390)
                             ------------           ------------       ------------
   Total                    (Ps.1,837,662)         (Ps.2,234,778)     (Ps.4,072,440)
                             ============           ============       ============

17.  Foreign Currency Position

       The balance sheet as of December 31 includes assets and liabilities denominated in U.S. Dollars, as follows:

                                            1998                1997
                                      ---------------     --------------
Monetary assets                       U.S.$    46,331     U.S.$   52,166
Monetary liabilities                          574,489            360,775
                                      ---------------     --------------
Net monetary liability position
   in U.S. Dollars                    U.S.$   528,158     U.S.$  308,609
                                      ===============     ==============
Equivalent in nominal
   Mexican pesos                      Ps.   5,226,810     Ps.  2,489,888
                                      ===============     ==============

       As of December 31, 1998 and 1997, most of the communications equipment and inventories of cellular telephones and accessories are of foreign origin (see Notes 6 and 8).

       During 1998 and 1997, interest expense and interest income on assets and liabilities denominated in U.S. Dollars were as follows:

                                     1998              1997               1996
                                -------------      -------------     -------------
Interest income                 U.S.$     494      U.S.$     386     U.S.$  18,298
Interest expense                       16,419             15,994            52,011
                                -------------      -------------     -------------
   Net interest expense         U.S.$  15,925      U.S.$  15,608     U.S.$  33,713
                                =============      =============     ==============
Equivalent in nominal Mexican
   Pesos                        Ps.   157,599      Ps.   125,927     Ps.    264,057
                                =============      =============     ==============

       Operating results for the years ended December 31, 1998 and 1997, include depreciation and amortization expenses, originated by fixed assets and inventories of foreign origin.

       The exchange rate as of December 31, 1998 and 1997 was Ps.9.8963 and Ps.8.0681, per 1 U.S. Dollar, respectively. At the issuance date of these financial statements, February 22, 1998, the exchange rate in effect was Ps. 9.9333 per 1 U.S. Dollar

18.  Project 450

       During 1994, the Company created a subsidiary to provide fixed wireless local telephony services using the 450 MHz frequency band ("Project 450"). At December 31, the Company's investment in Project 450 consisted of the following assets:

                                       1998           1997
                                    ---------     ------------
Fixed assets                        Ps.44,635     Ps.  530,868
Capitalized interest (Note 9)              --          350,161
Inventory of handsets                  19,967           28,256
Pre-operating expenses (Note 9)            --          312,762
                                    ---------     ------------
           Total                    Ps.64,602     Ps.1,222,047
                                    =========     ============

       On June 10, 1997, the Mexican Ministry of Communications and Transport
             ("SCT") and the Company reached an agreement on a process whereby the Company could obtain concessions issued by the SCT to provide local wireless service in the 450 MHz frequency band. While awaiting the Mexican Government's resolution on coverage, spectrum clearing and other requirements which may cause management to reconsider the feasibility of fully deploying the 450 MHz technology, the Group began its overlay of CDMA digital technology in the 800 MHz frequency band.

       Given the capabilities of CDMA technology and the success the Group has had thus far with its deployment, the Group is exploring alternatives for providing local telephony service, including fixed or limited zone wireless service in the 800 MHz and 1.9 GHz bands. The Group has not made a decision as to whether it will pursue its right of first refusal to acquire the above-mentioned 450 MHz concessions, or whether it will pursue an alternative means to provide local telephony services.

       During September 1998, the Group made the decision to write-down the carrying value of the assets supporting its Project 450 MHz assets as the Group believes there has been an impairment of its investment in this technology. During 1998 an impairment charge for Ps.1,077,474 was recorded, and represented 100% of the pre-operating expenses and 90% of the fixed assets deployed in this project.

19.  Discontinued Operations

       In December 1998, the Company decided to discontinue the operations of its subsidiary, Cellular Solutions, basically the selling of accessories for cellular handsets. Cellular Solutions transferred all its existing inventories as of December 31, 1998 to another subsidiary of the Company and terminated all its employees during January and February 1999.

       Financial information regarding Cellular Solutions as of December 31 was as follows:

                                               1998        1997          1996
                                            ---------    --------     ----------
Current assets                              Ps. 3,917    Ps.8,955     Ps.  5,691
Total assets                                    5,406      10,399          7,810
Total liabilities                              39,980       9,549          8,322
Revenues                                       19,578      23,851         15,888
Gross Profit                                    4,302       6,827          5,609
Loss from operations before income taxes       (8,622)     (7,179)       (18,023)
Provision for income taxes                         99         184            202
Loss on disposal, including provision of
   Ps. 1,042 for operating losses during
   phase-out period (no applicable taxes)     (11,527)         --             --
                                            ---------    --------     ----------
Net (loss) profit                          (Ps.20,248)  (Ps.7,363)   (Ps. 18,225)
                                            =========    ========     ==========

20. Differences between Mexican and United States Generally Accepted Accounting Principles

       The Company's consolidated financial statements are prepared based on accounting principles generally accepted in Mexico ("Mexican GAAP"), which differ in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP").

       The following reconciliation to U.S. GAAP does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Mexican Bulletin B-10. The application of Bulletin B-10 represents a comprehensive measure of the effects of price-level changes in the financial statements based on historical cost for Mexican and U.S. accounting purposes. The principal differences, other than inflation accounting, between Mexican and U.S. GAAP are listed below, together with an explanation where appropriate, of the adjustments that affect consolidated net income and stockholders' equity for each of the years ended December 31, 1998, 1997 and 1996.

       a)  Deferred income taxes and employee profit sharing

       Under Mexican GAAP, deferred income taxes are provided for identifiable, non-recurring timing differences (those expected to reverse over a definite period of time) at rates in effect at the time such differences originate. Benefits from loss carryforwards are not allowed to be recognized before the period in which the carryforward is utilized. For purposes of this reconciliation to U.S. GAAP, the Company has applied Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes"("SFAS 109"), for all periods presented.

       SFAS 109 requires an asset and liability method of accounting whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. Under U.S. GAAP, the effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

       SFAS 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

       As described in Note 12, Mexican tax law requires payment of a 1.8% tax on the Company's net assets which may be used to offset future income tax obligations. Under Mexican GAAP, the net asset tax is charged to the provision for income taxes. Under SFAS 109, such amounts are treated as a deferred tax benefit and offset by a valuation allowance, if required.

       Employee profit sharing expense, which is based on each subsidiary's taxable income after certain statutory adjustments, is included in the income tax provision under Mexican GAAP. The provision for employee profit sharing is charged to operations for U.S. GAAP purposes.

b) Preoperating costs

       Under Mexican GAAP, the Company capitalized certain pre-operating costs, primarily related to Project 450. Under US GAAP, pre-operating costs are expensed as incurred. During 1998, the Company recorded a write-down related to its investment in Project 450 for Mexican GAAP purposes and consequently, wrote-off all capitalized pre-operating costs as of that date.

c) Restatement related to the provision for consolidation of facilities

       As described in Note 2, during the year ended December 31, 1996, the Company originally recorded a provision for consolidation of facilities related to Montes Urales under both Mexican and US GAAP. The Company has reassessed this accounting treatment under U.S. GAAP and determined that, as management did not have the ability to remove Montes Urales from operations in December 1996, Montes Urales did not qualify as an asset held to be disposed of at such date and consequently, should have been accounted for as an asset to be held and used pursuant to the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." As a result, under U.S. GAAP, an impairment charge would not have been recorded at December 31, 1996 related to Montes Urales. The effect of this restatement on U.S. GAAP net loss and basic and diluted net loss per share is as follows:

                                         For the year ended           December 31, 1996
                                        As previously reported           As restated
                                        ----------------------        -----------------
Net loss under U.S. GAAP                  (Ps.   200,646)               (Ps.  183,684)
Basic and diluted net loss per share
    under U.S. GAAP (Pesos)               (Ps.      0.20)               (Ps.     0.19)

       The effect of the additional depreciation on Montes Urales related to the 1996 restatement was immaterial for 1998 and 1997. Consequently, the Company has not revised the financial statements for such periods.

d) Minority interest

       Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section of the consolidated balance sheet. For U.S. GAAP purposes, minority interest is not included in stockholders' equity and accordingly is deducted as a reconciling item to arrive at U.S. GAAP equity.

e) Basic and fully diluted loss per share

       As of January 1, 1997, Mexican GAAP requires the disclosure of earnings (loss) per share for public companies. Under U.S. GAAP, disclosure of basic earnings (loss) per share and diluted earnings
             (loss) per share is required for public companies in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the year. The computation of diluted earnings
             (loss) per share is similar to basic earnings (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the years ended December 31, 1998 and 1997 as the drawdowns and conversions under the subordinated convertible facility with Bell Atlantic (Note 10) and the shares subject to rights under the Stock Purchase Plan (see Note 15) are excluded from the computation of diluted earnings (loss) per share because to do so would have been anti-dilutive for the periods presented. For the years ended December 31, 1998 and 1997, the number of potentially dilutive shares that were excluded from the computation of diluted earnings (loss) per share for the drawdowns and conversions under the facility with Bell Atlantic were 69,285,714 and 214,285,714 shares, respectively, and for the shares subject to rights under the Stock Purchase Plan 332,650 and 262,666 shares, respectively. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the year ended December 31, 1996 as the Company did not have any potentially dilutive securities.

f) Effect of inflation accounting on U.S. GAAP adjustments

       In order to determine the net effect on the financial statements of recognizing certain of the adjustments described above, it is necessary to recognize the effects of applying the Mexican GAAP inflation accounting principles (described in Note 4) to such adjustments.

g) Comprehensive income

       On January 1, 1998, the Company adopted SFAS No. 130, "Reporting
             Comprehensive Income". SFAS No. 130 establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement, however, does not address recognition or measurement issues. The adoption of SFAS No. 130 had no impact on net loss or shareholders' equity. The Company has presented comprehensive loss and accumulated comprehensive loss under U.S. GAAP for each of the three years ended December 31, 1998 in Note 20 j) below.

h) Interest rate collar

       Effective July 30, 1998, in connection with the $225,000 U.S. Dollars credit agreement (see Note 10), the Company was required to enter into an interest rate collar agreement designated as a hedge of a portion of the Company's floating rate debt. The interest rate collar limits the Company's exposure to fluctuations in short-term interest rates by locking in a range of interest rates on $35,000 U.S. Dollars of its floating rate debt. The cap rates range from 6.12% to 7.12% above six-month LIBOR with the floor rates ranging from 5.30% to 6.12% above six-month LIBOR. The interest rate collar matures on July 30, 2002.

       Under Mexican GAAP, the interest rate collar agreement is recorded on a cash basis. Under U.S. GAAP, the differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense at the balance sheet date. Additionally, the related amount payable or receivable from counter-parties is included in accrued other expenses at the balance sheet date.

       The $35,000 U.S. Dollar million notional amount of the interest rate collar agreement does not quantify risk or represent assets or liabilities of the Company, but is used in the determination of cash settlements under the agreement. The Company is exposed to credit loss from counterparty nonperformance, but does not anticipate any such loss from the interest rate collar agreement, which is with a major financial institution.

       The fair value of the interest rate collar agreement is Ps.11,786
             ($1,085 U.S. Dollars) as of December 31, 1998, and is estimated based on current market settlement prices of comparable contracts obtained from dealer quotes. The Company does not hold or issue derivative financial instruments for trading purposes.

i) Gain from the exchange of non-monetary assets

       In December, 1998, the Company entered into a fiber optic cable swap agreement with Bestel to exchange certain long-distance fiber optic cables for a contract amount of Ps.210,217. Under Mexican GAAP, the Company recorded the transaction as both an acquisition and sale of fixed assets based on the contract amount, resulting in a gain on the sale of Ps.183,065 which was recorded as other income. Under U.S. GAAP, because the assets exchanged are similar productive assets and, on a net basis, no cash was exchanged, the transaction does not result in the recognition of earnings. Consequently, under U.S. GAAP, the acquisition and sale would not have been recorded.

j) Net loss and stockholders' equity under U.S. GAAP

       The following is a summary of net loss and stockholders' equity adjusted to take into account certain material differences between Mexican GAAP and U.S. GAAP:

                                                                             Years ended December 31,
                                                          -------------------------------------------
                                                                                             Restated
                                                              1998             1997           1996
                                                          ------------     ------------    ----------
Net loss as reported under Mexican GAAP                  (Ps.1,424,112)   (Ps.1,302,439)  (Ps.514,243)
Deferred income taxes                                           55,311          482,155       254,351
Pre-operating costs                                            174,350          (83,599)      (90,751)
Interest rate collar                                           (11,786)              --            --
Gain from the exchange of non-monetary assets                 (183,065)              --            --
Provision for consolidation of facilities                           --               --        16,963
Effect of inflation accounting on U.S. GAAP adjustments        (25,490)          19,717       149,996
                                                          ------------     ------------    ----------
Net loss under U.S. GAAP                                    (1,414,792)        (884,166)     (183,684)
                                                          ============     ============    ==========
Weighted average number of shares outstanding
    (thousands)                                              1,121,396        1,070,825       981,624
                                                          ============     ============    ==========
Basic and diluted net loss per share (pesos)             (Ps.     1.26)   (Ps.     0.82)  (Ps.   0.19)
                                                          ============     ============    ==========

Comprehensive income:

                                                                               Years ended December 31,
                                                         ----------------------------------------------
                                                              1998             1997            1996
                                                         -------------     ------------    ------------
Net loss under U.S. GAAP                                (Ps.1,414,792)    (Ps.  884,166)  (Ps.  183,684)
Inflation effects for the period                              (11,619)          (19,717)     (1,172,062)
Deferred income taxes                                              --                --         383,677
                                                         -------------     ------------    ------------
Comprehensive loss                                          (1,426,411)        (903,883)       (972,069)
                                                         =============     ============    ============
Accumulated comprehensive loss                          (Ps. 6,318,819)   (Ps.4,892,408)  (Ps.3,988,525)
                                                         =============     ============    ============

                                                                              Years ended December 31,
                                                                           ---------------------------
                                                                                   1998           1997
                                                                           ------------   ------------
Stockholders' equity under  Mexican GAAP                                   Ps.4,025,136   Ps.4,333,837
Minority interest                                                                  (891)       (15,072)
Deferred income taxes                                                           181,117        125,805
Pre-operating costs                                                                  --       (174,350)
Interest rate collar                                                            (11,786)            --
Gain from the exchange of non-monetary assets                                  (183,065)            --
Provision for consolidation of facilities                                        16,963         16,963
                                                                           ------------   ------------
Stockholders' equity as reported under U.S. GAAP                           Ps.4,027,474   Ps.4,287,183
                                                                           ============   ============

       The following is the Statement of Stockholders' Equity under US GAAP for each of the two years ended December 31, 1998:

                                    Contributed     Accumulated      Loss for
                                    Capital         Losses           the year          Total
                                    ------------    ------------    -------------    ------------
Balances as of 12/31/96             Ps.7,481,685   (Ps.3,016,456)  (Ps.   183,684)   Ps.4,281,545
Application of 1996 net loss                            (183,684)         183,684              --
Increase in capital stock                909,521                                          909,521
Effects of inflation                                     (19,717)                         (19,717)
Net loss for the year                                                    (884,166)       (884,166)
                                    ------------    ------------    -------------    ------------
Balances as of 12/31/97             Ps.8,391,206   (Ps.3,219,857)  (Ps.   884,166)   Ps.4,287,183
Application of 1997 net loss                            (884,166)         884,166              --
Increase in capital stock              1,166,702                                        1,166,702
Effects of inflation                                     (11,619)                         (11,619)
Net loss for the year                                                  (1,414,792)     (1,414,792)
                                    ------------    ------------    -------------    ------------
Balances as of 12/31/98             Ps.9,557,908   (Ps.4,115,642)  (Ps. 1,414,792)   Ps.4,027,474
                                    ============    ============    =============    ============

k) Provision for impairment of analog equipment

       As mentioned in Note 4.b, during the year ended December 31, 1997, changes in circumstances indicated that the carrying amount of the Group's analog telecommunications network might not be recoverable. These circumstances included: (i) customer and marketing requirements for better voice quality, more and improved value added services and reduction of wireless fraud, all of which were more viable with a digital platform. Hence, these requirements accelerated the adoption of digital technology in the Mexican wireless market. (ii) the view of Bell Atlantic, which obtained management control of the Company in 1997, that the Company would need to adopt digital technology in order to remain competitive and that CDMA was the best technology available to the Company. (iii) the plans, developed in 1997 by other wireless carriers, to launch digital technology in Mexico in 1998. (iv) the Company's decision to participate in the digital PCS auctions that were announced in November 1997 (v) an increase in the Company's subscriber base during 1997, such that the analog network was operating at close to full capacity by November 1997. The CDMA digital network has the potential to increase capacity by a six to eight multiples compared with analog. Consequently, under U.S. GAAP, the Company evaluated the analog equipment for impairment using the criteria of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

       In December 1997, the future estimated cashflows (undiscounted and without interest) of the analog equipment, considering the disposition of the equipment under the terms of the agreement with Lucent Technologies (see Note 13), were less than the book value. Consequently, the Company recorded an impairment charge of Ps.1,208,352 to adjust the carrying amount of the analog equipment to its fair value, amounting to Ps.3,170,524, based on an independent appraisal performed by Consultores y Valuadores de Empresas, S.C.

       Under U.S. GAAP, this impairment charge is reflected as a component of operating loss for the year ended December 31, 1997.

l) Employee severance

       The Group is required to pay certain severance benefits only to employees that are dismissed without proper cause. Since during the normal course of operations, it is impracticable to estimate the number of employees that will be dismissed in the future, under U.S. GAAP, severance payments made to employees during the normal course of operations are expensed when paid. As of December 31, 1998 and 1997 severance accruals recorded were immaterial.

m) Supplementary U.S. GAAP disclosures

1) Cash flow information

       SFAS No.95, "Statement of Cash Flows" ("SFAS 95"), does not provide any specific guidance with respect to inflation adjusted financial statements. For U.S. GAAP purposes, the following cash flow statement is presented, using U.S. GAAP balance sheets restated for inflation. Monetary gains and losses, and unrealized foreign exchange gains and losses have been included as operating cash flow reconciling items. Other items have been included based on their cash flows, adjusted by inflation.

                                                                             Years ended December 31,
                                                   --------------------------------------------------
                                                            1998              1997               1996
                                                   -------------     -------------      -------------
Operating activities:
  Net loss under U.S. GAAP                         (Ps.1,414,792)    (Ps.  884,166)     (Ps. 183,684)
  Adjustments to reconcile net loss to cash
  (used in) provided by operating activities:
  Depreciation                                           371,510           430,954           430,632
  Amortization                                           501,147           326,772           425,257
  450 Project non-cash write-down                        903,124                --                --
  Equity in loss (earnings) of associated
   companies                                              (2,853)           (1,092)           (1,866)
  Gain on sale of equity investments                     (24,437)         (204,234)               --
  Increase in allowance for doubtful accounts             30,213            47,429           100,382
  (Decrease) / Increase in allowance for
   obsolete and slow-moving inventories                       --            20,186             5,816
  Fixed assets impairment charge                              --         1,208,352                --
  Minority interest                                       (6,199)             (270)           (4,500)
  Deferred income taxes and employee
   profit sharing                                         15,185          (423,123)         (204,525)
  Gain on net monetary position and
   foreign exchange losses                               198,381          (425,603)         (861,456)
  Reorganization reserve                                      --                --           205,535

                                                                        Years ended December 31,
                                                        ----------------------------------------
                                                              1998            1997          1996
                                                        ----------      ----------    ----------
     Changes in operating assets and liabilities:
     Accounts receivable                                (Ps.   569,635)    (Ps.142,168)  (Ps.122,917)
     Inventories                                               110,133        (219,864)       73,778
     Trade accounts payable and related parties              1,284,286         680,291       (95,448)
     Taxes and other payable                                   505,180        (314,882)      114,007
     Income tax                                                (29,011)          3,387         7,165
     Other                                                        (186)            447            91
                                                         -------------      ----------    ----------
Net cash provided by (used in) operating activities          1,872,046         102,416      (111,733)

Investing activities:
   Purchase of property and equipment, net                 (2,404,230)       (882,632)     (299,047)
   Proceeds from sales of investments in asso-
     ciated companies                                          12,055         322,021        40,184
   Purchase of other assets                                (1,208,755)       (771,789)      449,096
                                                         ------------      ----------    ----------
Net cash (used in) provided by investing
   activities                                              (3,600,930)     (1,332,400)      190,233
                                                         ------------      ----------    ----------

Financing activities:
   Proceeds from notes payable and long-term debt           1,873,687       3,120,505       195,758
   Payments of notes payable and long-term debt               (25,491)     (1,984,722)     (389,423)
   Increase of capital stock                                    7,879         110,233            --
                                                         ------------      ----------    ----------
Net cash provided by (used in) financing
   Activities                                               1,856,075       1,246,016      (193,665)
                                                         ------------      ----------    ----------
Net increase  (decrease) in  cash and cash
   equivalents                                          Ps.   127,191      Ps. 16,032   (Ps.115,165)
Cash and cash equivalents at beginning of year                152,993         136,961       252,126
                                                        -------------      ----------    ----------
Cash and cash equivalents at the end of year            Ps.   280,184      Ps.152,993    Ps.136,961
                                                        =============      ==========    ==========
   Interest expense paid                                Ps.   337,774      Ps.241,421    Ps.325,364
                                                        =============      ==========    ==========
   Income tax paid                                      Ps.    35,985      Ps. 42,450    Ps. 30,257
                                                        =============      ==========    ==========

Supplemental disclosures of non-cash activities:

                                                                          Years ended December 31,
                                                     ---------------------------------------------
                                                              1998             1997           1996
                                                     -------------      -----------     ----------
Sales of investment in Iusatel Chile in
   exchange for notes receivable (Note 2)             Ps.       --       Ps.     --      Ps.58,788
Conversion of debt to equity                             1,158,822          799,288             --

      2) The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 was as follows:

                                                                   Years ended December 31,
                                               --------------------------------------------
                                                      1998             1997            1996
                                               -----------     ------------     ------------
Asset tax not offset by current
   taxes                                       Ps.70,496         Ps.59,031        Ps.49,827
   Deferred tax                                  (55,311)         (482,155)        (254,351)
                                               -----------     ------------     ------------
   Tax charge (benefit)                        Ps.15,185       (Ps.423,124)     (Ps.204,524)
                                               ===========     ============     ============

       3) Deferred income taxes

       For Mexican tax purposes, inventories are expensed when purchased and consequently, result in the recognition of a deferred tax liability.

       Significant components of deferred income taxes under U.S. GAAP are as follows:

                                                                                      December 31, 1998
                                                       ------------------------------------------------
                                                          SFAS 109         SFAS 109
                                                         applied to       applied to
                                                        Mexican GAAP      U.S. GAAP
                                                          balances        adjustments          Total
                                                       --------------    -------------    -------------
Deferred liabilities:
  Inventories                                          Ps. 69,058          Ps.--          Ps. 69,058
  Property and equipment                                  253,531             --             253,531
  Cellular telephones to be amortized                     113,736             --             113,736
  Concessions                                               2,915             --               2,915
                                                       --------------    -------------    -------------
Deferred tax liabilities                               Ps.439,240          Ps.--          Ps.439,240
                                                       --------------    -------------    -------------
Deferred assets:
  Allowance for doubtful accounts                      Ps.   25,090        Ps.     --      Ps.   25,090
  Net operating loss carryforwards and tax credits        1,222,133                --         1,222,133
  Reorganization reserve                                       22,246              --            22,246
  Interest rate collar                                             --            4,008            4,008
  Gain from the exchange of non-monetary
     assets                                                        --           62,242           62,242
  Valuation allowance                                        (649,112)         (66,250)        (715,362)
                                                       --------------    -------------    -------------
Deferred tax assets                                           620,357               --          620,357
                                                       --------------    -------------    -------------
Net deferred tax assets                               (Ps.    181,117)   Ps.        --    (Ps.   181,117)
                                                       ==============    =============    =============

                                                                                      December 31, 1997
                                                       -------------------------------------------------
                                                             SFAS 109         SFAS 109
                                                           applied to       applied to
                                                         Mexican GAAP        U.S. GAAP
                                                             balances      adjustments            Total
                                                       --------------    -------------    -------------
Deferred liabilities:
  Inventories                                          Ps.    119,120    Ps.        --    Ps.   119,120
  Property and equipment                                      342,111               --          342,111
  Cellular telephones to be amortized                          37,356               --           37,356
  Concessions                                                   2,728               --            2,728
                                                       --------------    -------------    -------------
Deferred tax liabilities                               Ps.    501,315    Ps.        --    Ps.   501,315
                                                       --------------    -------------    -------------
Deferred assets:
  Allowance for doubtful accounts                      Ps.     34,592    Ps.        --    Ps.    34,592
  Net operating loss carryforwards and tax credits          1,165,386               --        1,165,386
  Reorganization reserve                                       26,385               --           26,385
  Preoperating expenses                                            --           28,423           28,423
  Valuation allowance                                        (599,243)         (28,423)        (627,666)
                                                       --------------    -------------    -------------
Deferred tax assets                                           627,120               --          627,120
                                                       --------------    -------------    -------------
Net deferred tax assets                               (Ps.    125,805)   Ps.        --   (Ps.   125,805)
                                                       ==============    =============    =============

       Under U.S GAAP, the effect of the restatement of non-monetary assets is recorded directly to stockholders' equity. Accordingly, the deferred taxes related to such assets would be reflected directly in equity under U.S. GAAP. Deferred taxes recorded directly to stockholders' equity relating to the restatement of non-monetary assets were Ps.383,677 for the year ended December 31, 1996 (not applicable thereafter).

       The Company has recorded a deferred tax asset of Ps.1,222,133 reflecting the benefit of tax loss carryforwards, which expire in varying amounts between 2001 and 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset at December 31, 1998 will be realized based on the following:

            (i) the net deferred tax asset amounting to Ps.181,117 represents only the tax loss carryforwards (which are subject to indexation) of 1997 and 1998 which have expiration periods of 9 and 10 years, respectively, and

            (ii) although the Group has generated operating losses for the past five years, it believes that it is more likely than not that the net deferred tax asset will be realized based on Group's business plan based estimate of future taxable income over the next five years in an amount sufficient to utilize the net deferred tax losses recorded as of December 31, 1998.

       The Group's estimate of future taxable income is based primarily on and supported by (i) management's expectations of the Company's growth and profitability over the next 5 years, and (ii) the significant improvement in operating performance from February 1997 through December 1998, as evidenced by the success of the implementation of the Bell Atlantic wireless business model. This model has produced strong subscriber growth in excess of 80% year over year, improved revenues (based on customer growth and price increases), and lower network and operating costs, resulting in an operating profit in the first two quarters of 1998 and, excluding the Project 450 write-down, also in the third quarter of 1998, as compared to an operating loss during 1997 and (iii) the effects of cost-cutting measures achieved as a result of the restructuring completed during 1997 and 1998, primarily related to a 15% reduction in headcount and elimination of duplicate administrative costs.

       The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced (See Note 12.)

       The effective rate reconciliation under US GAAP as of December 31, is as follows:

                                                           1998          1997          1996
                                                    -----------    ----------    ----------
Income tax benefit at statutory rate               (Ps. 471,090)  (Ps.444,569)  (Ps. 63,638)
  Add (deduct):
    Inventory purchases less cost of sales              196,759       (31,435)      (74,873)
    Depreciation and amortization                       286,431      (252,865)     (142,506)
    Differences between interest and
      inflationary gains or losses                     (123,297)      137,584       215,879
    Net assets tax                                       70,496        59,031        49,827
    Income tax loss carryforwards                        67,335       109,784       (42,014)
    Provision for doubtful accounts                    (103,880)       24,248         3,780
    Telephones to be amortized                          206,297        61,442        20,314
    Goodwill amortized                                   40,473        41,329        44,710
    Pre-operating expenses                              (59,278)       28,423        30,854
    Other                                               (95,061)     (156,096)     (246,857)
                                                    -----------    ----------    ----------
Effective income tax benefit at effective rate      Ps.  15,185   (Ps.423,124)  (Ps.204,524)
                                                    ===========    ==========    ==========

       4) Fair values of financial instruments

       The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 1998 and 1997.

       Cash and cash equivalents: The carrying amount reported in the balance sheet approximates fair value due to its short-term nature.

       Long term debt: The Company's long-term debt, except for the unsecured senior notes, bear interest at variable rates and consequently, the carrying value approximates fair value. As of December 31, 1998 and 1997, the carrying value of the unsecured senior notes was Ps.1,629,625 and Ps.1,575,900 and the fair value was Ps.1,412,069 and Ps.1,575,900, respectively.

       5) Economic environment

       The Company is a Mexican corporation with substantially all its operations situated in Mexico and approximately 99.5% of its revenues in 1998 generated within Mexico. Accordingly, the economic environment within Mexico, which is significantly affected by the actions taken by the Mexican government, can be expected to have a significant impact on the Company's financial condition and results of operations and on the Company's ability to meet its future obligations. The Company imports (and purchases in U.S. dollars) handsets, equipment for cellular sites and other telecommunications equipment, while prices and revenues are generated in Mexican pesos.

       6) Disclosure of certain significant risks and uncertainties:

          a) Year 2000 compliance:

       All external and internal costs specifically associated with modifying internal-use software for the Year 2000 are charged to expenses as incurred by the Company. As of December 31, 1998, the amounts incurred by the Company, related to its Year 2000 compliance costs, were approximately $2,800 U.S. Dollars. Amounts incurred as of December 31, 1997 were immaterial.

          b) Foreign Currency Exchange Risk

       A substantial amount of the Company's debt obligations, including the long-term bank loan and unsecured senior notes, are denominated in U.S. Dollars while the Company generates revenues in Mexican Pesos. Therefore, the Company is exposed to currency exchange rate risks that could significantly affect the Company's ability to meet its obligations. The Company currently does not plan to enter into hedging transactions with respect to these foreign currency risks, but continues to consider the appropriateness of this option. The exchange rate of Mexican Pesos to the U.S. Dollar is a freely floating rate which has declined in recent years. Any significant decrease in the value of the Mexican Peso relative to the U.S. Dollar in the near term may have a material adverse effect on the Company and on its ability to meet its long-term debt obligations.

          c) Working capital deficiency


       The Company's consolidated financial statements for year ended December
             31, 1998 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities in the normal course of business. Under US GAAP, the Company incurred a net loss of Ps.1,414,792 for the year ended December 31, 1998, which included a Ps. 1,077,473 non cash expense for the write down of its investment in the 450 MHz project. In addition, under US GAAP, the Company had negative working capital of Ps.1,482,751 at December 31, 1998. The continuation of the Company as a going concern is dependent upon its ability to generate sufficient cash from operations and financing activities. In this regard, management expects operational cash flows in the coming years, and its plans include raising additional financing to develop PCS and to fully develop digital CDMA based wireless services.

       7)    Stock Purchase Plan

       As mentioned in Note 15, the Company has a fixed stock option plan, the Stock Purchase Plan. This plan grants options to purchase Iusacell common stock at a price equal to the market price of the stock at the date of the grant. The Company applies Accounting Principles Board Opinion No.25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plan. The Company has adopted the disclosure-only provisions of SFAS No.123 "Accounting for Stock based Compensation". The Company recognizes no compensation expense for its Stock Purchase Plan. If the Company had elected to recognize compensation expense based on the fair value at the grant dates for 1997 and subsequent fixed plan awards consistent with the provisions of SFAS No.123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                  Years ended December 31,
                                           -------------------------------------
                                                1998                   1997
                                           ---------------       ---------------
Under Mexican GAAP

Net loss                 As reported       (Ps. 1,424,112)       (Ps. 1,302,439)
                           Pro forma           (1,432,756)           (1,346,237)
Basic and
fully diluted            As reported        (Ps.     1.27)       (Ps.      1.22)
loss per share             Pro forma                (1.28)                (1.26)

Under U.S. GAAP:

Net loss                 As reported        (Ps.1,414,792)       (Ps.   884,166)
                           Pro forma           (1,423,436)             (927,966)
Basic and
fully diluted            As reported        (Ps.     1.26)       (Ps.      0.82)
loss per share             Pro forma                (1.27)                (0.87)

       These results may not be representative of the effects on pro forma net income for future years.

       The Company determined the pro forma amounts using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

                                      1998                 1997
                                    ---------            --------
Dividend yield                          0%                   0%
Expected volatility                    67%                  45%
Risk-free interest rate                25%                  23%
Expected lives (in years)             2.7                  2.7

       The weighted average value of options granted during 1998 and 1997 was Ps.3.93 and Ps.4.85, respectively.

       This table is a summary of the status of the Stock Purchase Plan:

                                                              Weighted
                                                               Average
                                  Stock Options         Exercise Price
                                  -------------         --------------
Granted                             8,571,311            Ps.    10.28
Exercised                                  --                      --
Canceled/forfeited                  1,021,477                    8.48
Outstanding December 31, 1997       7,549,834                   10.52
Granted                             2,199,600                    6.47
Exercised                             967,460                    8.20
Canceled/forfeited                  1,082,084                    9.63
Outstanding December 31, 1998       7,699,890                    9.78

       As of December 31, 1998, 5,500,290 shares were exercisable; none were exercisable at December 31, 1997. The following table summarizes information about Stock Purchase Plan options outstanding as of December 31, 1998 and 1997:

                       Range                                         Weighted
                          of                         Remaining        Average
                    Exercise                       Contractual       Exercise
                      Prices         Shares               Life          Price
             -----------------     ---------       -----------      ---------
1997         Ps. 8.48 to 14.00     7,549,834                 2      Ps. 10.52
1998         Ps. 5.16 to 14.00     7,699,890                 2      Ps.  9.78

       8) Capitalized interest

       As of December 31, 1998, 1997 and 1996, capitalized interest amounted to Ps.135,763, Ps.341,391 and Ps.218,407, respectively. For the years ended December 31, 1998, 1997 and 1996 interest expensed amounted to Ps. 358,918, Ps.300,054 and Ps.471,174, respectively.

       9) New Accounting Pronouncements

       SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Derivative financial instruments are currently used by the Company to manage interest rate risk on certain long-term debt. The Company has not yet determined the impact that the adoption of SFAS 133 will have on its financial position or results of operations.

       Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer
             Software Developed or Obtained for Internal Use," effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires that only certain costs of acquiring or developing internal-use software be capitalized and amortized to expense over the expected useful life of the software. The Company is currently assessing the impact of the adoption of this SOP on its results of operations, financial position and cash flows.

       SOP 98-5, "Reporting on the Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998, requires costs of start-up activities and organization costs to be expensed as incurred. Under US GAAP, the Company expenses costs of start-up activities as incurred and, consequently, the Company believes that the adoption of this SOP will not have a material impact on its results of operations, financial position or cash flows.

       10) Restructuring Reserve

       As described in Note 2, a restructuring reserve associated with the Company's reorganization plan was recorded during the year ended December 31, 1996. Under U.S. GAAP, the components of the restructuring reserve were recorded as operating expenses. The following are additional disclosures as required by U.S. GAAP, including a detail of the changes in components of the reserve for the years ended December 31, 1998 and 1997:

                           Original        Cash         Non-cash     Remaining                 Remaining
                           reserve        outlays     adjustments     reserve      Activity     reserve
                         12/31/96 (a)      1997          1997        12/31/97        1998       12/31/98
                         -------------------------------------------------------------------------------
Employee severance
accrual                    Ps.130,252   (Ps.71,975)   (Ps.58,277)     Ps. --           --           --
Fixed assets
obsolescence                   49,723           --            --          --           --           --
                         -------------------------------------------------------------------------------
Total restructuring
reserve                    Ps.179,975   (Ps.71,975)   (Ps.58,277)     Ps. --       Ps. --       Ps. --
                         ===============================================================================

       (a) Under Mexican GAAP the Company recorded Ps. 205,537 as a restructuring reserve as of December 31, 1996. Under U.S. GAAP the reserve amounted to Ps.179,975 as a result of (i) the consolidation of facilities reserve was not recorded under U.S. GAAP (see Note 20.c) and (ii) the change in estimate of allowance for doubtful accounts is excluded from the restructuring reserve under U.S. GAAP.

            Employee severance accrual

            The replacement of certain top-level management and a general headcount reduction was completed during the year ended December 31, 1997.

            As a result of (i) negotiations with top-level management during 1997 and (ii) an actual headcount reduction of 371 employees, which was lower than the original estimate of 400 employees, actual severance benefits paid of Ps.71,975 were less than the amount originally accrued, and consequently, the Company reversed the remaining original liability amounting to Ps.58,277 into income in 1997.

            Fixed assets obsolescence reserve

            The fixed assets obsolescence reserve relates to certain spare parts related to the analog communications equipment that, as a result of a detailed review by the Company's engineers in November 1996, were determined to be obsolete.

            For US GAAP purposes, such equipment was classified as assets to be disposed of as of December 31, 1996. The Company recorded an impairment provision to adjust such assets to their respective estimated salvage value, amounting to Ps.14,323, based on information provided by the engineers and ceased the recording of depreciation expense.

       11) Project 450 non-cash write-down

       As described in Note 18, during the year ended December 31, 1998, the Company recorded an impairment charge to write-down the Project 450 assets to their fair value. Under U.S. GAAP, the impairment charge was determined in accordance with SFAS 121 as follows:

       During the third quarter of 1998, changes in circumstances indicated that the carrying amount of the Project 450 assets might not be recoverable. These circumstances included: the successful deployment of more attractive alternative technology, the availability of 450 Mhz handsets at substantially lower costs had not occurred, the Mexican government had not issued the coverage and investment requirements for the 450 Mhz licenses, nor had the government provided any indications on timing and means to clear the contaminated frequencies in the northern regions.

       In view of these circumstances, the Company decided not to fully continue Project 450, given that it was becoming less operationally and technically feasible. At such time, the undiscounted future cash flows were less than the carrying value of the Project 450 assets. As a result, in September 1998, the Company's Board of Directors resolved to writedown the Project 450 assets. An impairment charge of Ps.1,077,473 was recorded to reduce the Project 450 assets to their fair value, amounting to Ps. 44,635. Even though there was no market for the 450 Mhz network equipment, the Company's operations group determined that certain of these assets, representing about 10% of the related fixed assets, could be re-deployed in the mobile wireless network. Therefore, a full provision for impairment was recorded for all other assets associated with the project.

       12) Segment Information

       In 1998, the Company adopted Statement of Financial Accounting
             Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for the way that public enterprises must determine and report information about operating segments in their annual and interim reports.

       The "management approach" designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The adoption of SFAS 131 did not affect results of operations or financial position.

       The Company has three reportable segments that it operates and manages as strategic business units that offer different products and services. The Company measures its reportable segments based on operating income (loss), that includes intersegment revenues and corporate expenses that are allocated to the operating segments and excludes any non-recurring items. Intersegment transactions are accounted for at current market prices. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization (EBITDA) and operating income (loss). The Company is not dependent on any single customer. The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note 4).

       The Company's three reportable segments and their principal activities are:

       Cellular - The Company operates and provides wireless cellular telephone services in four out of the nine Regions that exist in the Mexican market. The Company serves customers in large metropolitan areas such as Mexico City, Guadalajara, Leon and Puebla. The Company's services include "value added services" such as voice mail and caller identification of incoming calling numbers.

       Long Distance- The Company provides long distance services, for which its first natural market is its cellular subscriber base. The Company is also providing this type of service to residential and commercial entities. The Company uses its own switches and transmission equipment and a combination of fiber optic lines, microwave links, satellite transmission and lines leased from Telmex to provide these services.

       Other Businesses The Company provide paging, local telephony and data transmission services. It has concessions for PCS services and microwave links, which are in a preoperating stage.

       The table below presents information about reported segments for the year ended December 31, 1998 under Mexican GAAP measurement, using the presentation required by SFAS 131. The Company has not provided information for the years ending December 31, 1997 and 1996 as it was impracticable to prepare such information.

                                           Long          Other        Total       Reconciling       Total
                           Cellular      Distance     Businesses    Segments       Items (2)     Consolidated
                        --------------------------------------------------------------------------------------
Revenues- third party   Ps.2,875,398     Ps.60,409    Ps.173,852  Ps.3,109,659    (Ps.  9,003)  Ps. 3,100,656
Revenues- affiliates       1,224,044       198,993       488,802     1,911,839     (1,911,839)             --
Depreciation and
amortization                 827,562        24,790        22,239       874,591         (1,933)        872,658
Operating income
(loss)                        58,725      (142,805)      (16,675)     (100,755)      (993,686)     (1,094,441)
EBITDA (1)                   886,286      (118,016)        5,563       773,833         81,857         855,690
Total assets              13,448,006     1,083,849     1,312,895    15,844,750     (4,945,574)     10,899,176
Capital expenditures       3,059,602       472,809        20,865     3,553,276             --       3,553,276

       (1) EBITDA as used by the Company is operating profit (loss) plus the sum of depreciation and amortization. The Company's reconciliation of EBITDA to consolidated net loss under Mexican GAAP as of December 31, 1998 is as follows:

EBITDA                                                 Ps.  855,690
Depreciation and amortization                              (872,658)
Project 450 non-cash write-down                          (1,077,473)
Other income, net                                           145,676
Integral cost of financing                                 (418,091)
Equity participation in net gain of associated
companies and net gain on sale of equity investments         27,290
Assets tax                                                  (70,496)
Minority interest                                             6,198

Loss from discontinued operations                           (20,248)
                                                       ------------

Net loss for the year                                 (Ps.1,424,112)
                                                       ------------

       (2) Reconciling items primarily reflect intersegment eliminations and certain non-recurring items, including a gain on sale of Ps. 183,065 related to a fiber optic cable agreement (see Note 20.i) and a non-cash write-down of Ps. 1,077,473 in connection with the Project 450 (see Notes 18 and 20.b).

       n) Discontinued Operations

       As described in Note 19, in December 1998, the Company decided to discontinue the operations of its subsidiary, Cellular Solutions de Mexico, which was in the business of selling accessories for cellular handsets, and consequently, recognize a loss from discontinued operations amounting to Ps.20,248. Under U.S. GAAP the loss from discontinued operations is recorded as an operating expense.

       21. Condensed Consolidating Financial Information

       As mentioned in Note 10, in July 1997, the Company issued $150,000
             U.S. Dollars of senior unsecured notes (the "Notes") as part of its refinancing program. The Notes are guaranteed on a senior subordinated, unsecured basis pursuant to guarantees by most of the Company's subsidiaries both directly and indirectly wholly-owned ("Guarantor Subsidiaries"). The subsidiary guarantees are full, unconditional, joint and several.

       Presented below is condensed consolidating financial information as of December 31, 1998 and 1997 and for the three years ended December 31, 1998 for i) the parent company; ii) the combined Guarantor Subsidiaries; iii) the combined non-Guarantor Subsidiaries; iv) eliminations; and v) the Company's consolidated financial statements.

       Where applicable, the equity method has been used by the parent company with respect to its investments in certain subsidiaries for the respective periods presented.

       The Company has not presented separate financial statements and other disclosures concerning each of the Guarantor Subsidiaries because management has determined that such information is not material to investors.

          CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998

                                                               Combined          Combined
                                               Parent         Guarantor     Non-Guarantor
                                              Company      Subsidiaries      Subsidiaries     Eliminations     Consolidated
                                        --------------    -------------    --------------   --------------   --------------
                                                          ASSETS
  Current assets:
    Cash and short-term
      investments                       Ps.    248,705    (Ps.   27,870)    Ps.    58,516   Ps.        833   Ps.    280,184
                                        --------------    -------------    --------------   --------------   --------------
    Accounts receivable:
      Trade                                    320,544          368,723            12,019         (368,493)         332,793
      Related parties                        1,199,188          687,769                --       (1,874,464)          12,493
      Recoverable taxes and other                   --          128,153           426,087            92,760         647,000
                                        --------------    -------------    --------------   --------------   --------------
                                             1,519,732        1,184,645           438,106       (2,150,197)         992,286
                                        --------------    -------------    --------------   --------------   --------------
    Inventories                                  5,016          182,259            25,135           (9,297)         203,113
                                        --------------    -------------    --------------   --------------   --------------
    Total current assets                     1,773,453        1,339,034           521,757       (2,158,661)       1,475,583

  Investment in associated companies         2,082,169          174,784                --       (2,239,921)          17,032
  Property and equipment, net                4,031,565        1,111,790           742,729          (58,980)       5,827,104
  Other assets                                 298,699          675,611            95,652           641,149       1,711,111
  Excess  of  investment cost over
    book value                               1,837,076           31,270                --               --        1,868,346
                                        --------------    -------------    --------------   --------------   --------------
    Total assets                        Ps. 10,022,962    Ps. 3,332,489     Ps. 1,360,138   (Ps. 3,816,413)  Ps. 10,899,176
                                        ==============    =============     =============   ==============   ==============

                                   LIABILITIES

  Current liabilities:
    Notes payable                       Ps.    814,944    Ps.        --     Ps.        --   Ps.         --   Ps.   814,944
    Trade accounts payable                     520,383          425,526           341,178         (328,516)        958,571
    Related parties                                  -               --         1,292,520       (1,155,606)        136,914
    Taxes and other payable                    538,853          200,851           149,594          (57,957)        831,341
    Income tax                                  50,474            1,345             1,269               --         53,088
                                        --------------    -------------    --------------   --------------   --------------
    Total current liabilities                1,924,654          627,722         1,784,561       (1,542,079)      2,794,858

  Long-term debt                             4,074,060               --                --               --       4,074,060
  Trade accounts payable, long-term                 --            2,316                --               --           2,316
  Commitments and contingencies                     --            2,749                57               --           2,806
                                        --------------    -------------    --------------   --------------   --------------
    Total liabilities                        5,998,714          632,787         1,784,618       (1,542,079)      6,874,040
                                        --------------    -------------    --------------   --------------   --------------


                                                              Combined           Combined
                                                Parent        Guarantor     Non-Guarantor
                                               Company     Subsidiaries      Subsidiaries     Eliminations     Consolidated
                                        --------------    -------------    --------------   --------------   --------------
                              STOCKHOLDERS' EQUITY

  Stockholders' equity:
  Capital contributions                      9,539,461        5,264,831         1,079,757       (6,326,143)       9,557,906
  Earned capital                           (5,515,213)      (2,565,129)        (1,504,237)       4,050,918       (5,533,661)
  Minority interest                                 --               --                --              891              891
                                        --------------    -------------    --------------   --------------   --------------
  Total stockholders' equity                 4,024,248        2,699,702          (424,480)      (2,274,334)       4,025,136
                                        --------------    -------------    --------------   --------------   --------------
  Total liabilities and
    stockholders' equity                Ps. 10,022,962    Ps. 3,332,489     Ps. 1,360,138   (Ps. 3,816,413)  Ps. 10,899,176
                                        ==============    =============     =============   ==============   ==============


  Total stockholders' equity
    under Mexican GAAP                  Ps.  4,024,248    Ps. 2,699,702     (Ps.  424,477)  (Ps. 2,274,337)  Ps.  4,025,136
  Minority interest                                 --               --                --             (891)            (891)
  Deferred income taxes                        181,474           11,221            15,096          (26,674)         181,117
  Interest rate collar                        (11,786)               --                --               --          (11,786)
  Gain from exchange of non-mone-
    tary assets                                     --               --          (183,065)              --         (183,065)
  Provision for consolidation
    of facilities                               16,963               --                --               --           16,963
                                        --------------    -------------    --------------   --------------   --------------
  Total stockholders' equity
    under U.S. GAAP                     Ps.  4,210,899    Ps. 2,710,923     (Ps.  592,446)  (Ps. 2,301,902)  Ps.  4,027,474
                                        ==============    =============     =============   ==============   ==============

                     CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                  Combined          Combined
                                                 Parent          Guarantor     Non-Guarantor
                                                Company       Subsidiaries      Subsidiaries      Eliminations     Consolidated
                                       ----------------      -------------   ---------------    --------------   --------------
  Total revenues                        Ps.     263,477      Ps. 4,404,226    Ps.    353,796    (Ps. 1,920,843)   Ps. 3,100,656
  Total cost of sales                            20,870          1,828,591           304,812        (1,092,472)       1,061,801
                                       ----------------      -------------   ---------------    --------------   --------------
    Gross profit                                242,607          2,575,635            48,984          (828,371)       2,038,855

  Operating expenses                             60,247          1,818,874           129,686          (825,642)       1,183,165
  Depreciation and amortization                 331,657            509,821            33,154            (1,975)         872,657
  450 Project non-cash write-down                    --                 --         1,077,474                --        1,077,474
                                       ----------------      -------------   ---------------    --------------   --------------
    Operating profit (loss)                   (149,297)            246,940        (1,191,330)             (754)      (1,094,441)
                                       ---------------       -------------   ---------------    --------------   --------------
  Other income                                      --                  --           145,676                --          145,676
                                       ---------------       -------------   ---------------    --------------   --------------
  Integral financing result:
    Interest expense, net                     (261,072)            178,248           256,312            71,712          245,200
    Foreign exchange loss, net                 819,767              94,159             4,301                --          918,227
    Gain from monetary position               (343,978)           (103,339)         (212,171)          (85,848)        (745,336)
                                       ---------------       -------------   ---------------    --------------   --------------
                                               214,717             169,068            48,442           (14,136)         418,091
                                       ---------------       -------------   ---------------    --------------   --------------
  Equity participation in net (gain)
    loss of associated companies             1,025,560             (28,255)               --        (1,024,595)         (27,290)
  Provision for assets tax                      30,694              38,360             1,442                --           70,496
  Minority interest                                 --                  --                --             6,198            6,198
  Loss from discontinued operations              3,844              16,404                --                --           20,248
                                       ---------------       -------------   ---------------    --------------   --------------
  Net loss for the year                (Ps.  1,424,112)      Ps.    51,363   (Ps. 1,095,538)     Ps. 1,044,175   (Ps.1,424,112)
                                       ===============       =============   ==============     ==============   =============
  Net loss for the year under
    Mexican GAAP                       (Ps.  1,424,112)      Ps.    51,363   (Ps. 1,095,539)     Ps. 1,044,176   (Ps.1,424,112)
  Deferred income taxes                         56,107             (25,269)          17,143              7,330          55,311
  Pre-operating costs                               --                  --          174,350                 --         174,350
  Interest rate collar                         (11,786)                 --               --                 --         (11,786)
  Gain from exchange of non-mone-
    tary assets                                     --                             (183,065)                --        (183,065)
  Effect of inflation on U.S. GAAP
    adjustments                               (25,857)              11,644           (7,901)            (3,376)        (25,490)
                                       --------------        -------------   --------------     --------------   --------------
  Net loss for the year under U.S.
     GAAP                              (Ps. 1,405,648)       Ps.    37,738   (Ps. 1,095,012)     Ps. 1,048,130   (Ps. 1,414,792)
                                       ==============        =============   ==============     ==============   ==============

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                               Combined          Combined
                                                Parent        Guarantor     Non-Guarantor
                                               Company     Subsidiaries      Subsidiaries     Eliminations      Consolidated
                                        --------------     ------------    --------------    -------------    --------------
Operating activities:
    Net loss for the year               (Ps. 1,405,648)      Ps. 37,738    (Ps. 1,095,012)   Ps. 1,048,130    (Ps. 1,414,792)
Adjustments to reconcile net
    loss to cash provided by
    (used in) operating activities:
Depreciation and amortization                  331,657          509,821            33,155           (1,976)          872,657
450 Project non cash write-down                     --               --           903,124               --           903,124
Equity in net loss (earnings) of
    associated companies and net
    gain on sale of equity investments       1,174,150               --                --       (1,201,440)          (27,290)
Increase in allowance for
    doubtful accounts                           29,102           33,475             1,090          (33,454)           30,213
Minority interest                                   --               --                --           (6,199)           (6,199)
Deferred income taxes and emplo-
yee profit sharing                            (25,413)           63,629           (15,702)          (7,329)           15,185
Gain on net monetary position and
foreign exchange losses                        501,645          (20,825)         (199,972)         (82,467)          198,381
Changes in operating assets and
liabilities:
  Accounts receivable                         (423,365)          36,747          (294,198)         111,181          (569,635)
  Inventories                                   13,386          108,757            23,839          (35,849)          110,133
  Trade accounts payable and related
  parties                                    1,991,912          (72,457)          771,813       (1,406,982)        1,284,286
  Taxes and other payable                      443,189          (33,123)          200,928         (105,814)          505,180
  Income Tax                                    11,282          (39,743)           (1,494)             944           (29,011)
  Other                                             --              (44)             (142)              --              (186)
                                        --------------      -----------    --------------    -------------    --------------
Net cash provided by (used in)
operating activities                         2,641,897          623,975           327,429       (1,721,255)        1,872,046
                                        --------------      -----------    --------------    -------------    --------------
Investing activities:
Purchase of property and equipment,
  net                                       (2,221,346)        (357,343)       (1,000,372)       1,174,831        (2,404,230)
Investment in associated
companies, net cash acquired                (2,123,315)        (161,135)           10,832        2,285,673            12,055
Purchase of other assets                       (43,683)        (140,526)          719,126       (1,743,672)       (1,208,755)
                                        --------------      -----------    --------------    -------------    --------------
Net cash (used in) provided
by investing activities                     (4,388,344)        (659,004)         (270,414)       1,716,832        (3,600,930)
                                        --------------      -----------    --------------    -------------    --------------
Financing activities:
Proceeds from notes payable and
long-term debt                               1,873,687               --                --               --         1,873,687
Payments of notes payable and
long-term debt                                 (30,751)              --                --            5,260           (25,491)
Increase of capital stock                        7,879               --                --               --             7,879
                                        --------------      -----------    --------------    -------------    --------------
Net cash provided by (used in)
financing activities                         1,850,815               --                --            5,260         1,856,075
                                        --------------      -----------    --------------    -------------    --------------
Net increase (decrease) in cash                104,368          (35,029)           57,015              837           127,191

Cash at beginning of year                      144,336            7,160             1,497               --           152,993
                                        --------------      -----------    --------------    -------------    --------------
Cash at the end of year                  Ps.   248,704      (Ps. 27,869)    Ps.    58,512    Ps.       837     Ps.   280,184
                                        ==============      ============   ==============    =============    ==============

          CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1997


                                                                Combined           Combined
                                                Parent         Guarantor      Non-Guarantor
                                               Company       Subsidiaries      Subsidiaries     Eliminations     Consolidated
                                        --------------     --------------    --------------   --------------    -------------
                                     ASSETS

  Current assets:
    Cash and short-term
      investments                       Ps.    144,336      Ps.     7,161     Ps.     1,496    Ps.        --    Ps.   152,993
                                        --------------     --------------    --------------   --------------    -------------
    Accounts receivable:
      Trade                                         --            278,519            27,988          (40,211)         266,296
      Related parties                        4,962,376                 --                --       (4,905,047)          57,329
      Recoverable taxes and other               42,160            155,280           112,668          (15,725)         294,383
                                        --------------     --------------    --------------   --------------    -------------
                                            5,004,536             433,799           140,656       (4,960,983)         618,008
                                        --------------     --------------    --------------   --------------    -------------
    Inventories                                 18,401            291,017            48,976           (8,039)         350,355
                                        --------------     --------------    --------------   --------------    -------------
    Total current assets                     5,167,273            731,977           191,128       (4,969,022)       1,121,356

  Investment in associated companies         1,170,114             13,648            10,831       (1,171,441)          23,152
  Property and equipment, net                1,993,238          1,264,275           669,921           (2,044)       3,925,390
  Other assets                                 294,665            538,415           814,787               --        1,647,867
  Excess  of  investment cost over
    book value                               1,946,066             27,943                --               --        1,974,009
                                        --------------     --------------    --------------   --------------    -------------
    Total assets                        Ps. 10,571,356      Ps. 2,576,258     Ps. 1,686,667   (Ps. 6,142,507)   Ps. 8,691,774
                                        ==============     ==============    ==============   ==============    =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
    Notes payable                           Ps.  3,467      Ps.        --    Ps.         --    Ps.        --    Ps.     3,467
    Trade accounts payable                     507,009            372,437            45,288           (8,037)         916,697
    Related parties                          2,679,977            683,589         1,646,031       (4,905,043)         104,554
    Taxes and other payable                    159,226            257,666            64,361          (57,039)         424,214
    Income tax                                   8,499              2,729             1,321             (945)          11,604
                                        --------------     --------------    --------------   --------------    -------------
    Total current liabilities                3,358,178          1,316,421         1,757,001       (4,971,064)       1,460,536

  Long-term debt                             2,889,149                 --                --               --        2,889,149
  Trade accounts payable, long-term              5,260                 --                --               --            5,260
  Commitments and contingencies                     --              2,792               200               --            2,992
                                        --------------     --------------    --------------   --------------    -------------
    Total liabilities                        6,252,587          1,319,213         1,757,201       (4,971,064)       4,357,937
                                        --------------     --------------    --------------   --------------    -------------
  Stockholders' equity:
  Capital contributions                      8,391,207          3,689,721           394,460       (4,084,183)       8,391,205
  Earned capital                            (4,072,438)        (2,432,676)         (464,994)       2,897,668       (4,072,440)
  Minority interest                                 --                 --                --           15,072           15,072
                                        --------------     --------------    --------------   --------------    -------------
  Total stockholders' equity                 4,318,769          1,257,045           (70,534)      (1,171,443)       4,333,837
                                        --------------     ---------------   --------------   --------------    -------------
  Total liabilities and
    stockholders' equity                Ps. 10,571,356      Ps. 2,576,258     Ps. 1,686,667   (Ps. 6,142,507)   Ps. 8,691,774
                                        ==============     ==============    ==============   ==============    =============

  Total stockholders' equity
    under Mexican GAAP                  Ps.  4,318,769      Ps. 1,257,045     (Ps.   70,534)  (Ps. 1,171,443)    Ps.4,333,837
  Minority interest                                 --                 --                --          (15,072)         (15,072)
  Deferred income taxes                        125,365             36,489            (2,046)         (34,003)         125,805
  Pre-operating costs                               --           (174,350)               --               --         (174,350)
  Provision for consolidation
    of facilities                               16,963                 --                --               --           16,963
                                        --------------     --------------    -------------- --------------------------------
  Total stockholders' equity
    under U.S. GAAP                     Ps.  4,461,097      Ps. 1,119,184     (Ps.   72,580)   (Ps.1,220,518)     Ps.4,287,183
                                        ==============     ==============    ==============    =============     =============

  CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                 Combined         Combined
                                                  Parent        Guarantor    Non-Guarantor
                                                 Company     Subsidiaries     Subsidiaries       Eliminations     Consolidated
                                          --------------    -------------    ------------      --------------   --------------
  Total revenues                          Ps.    477,888     Ps. 3,464,036     Ps. 292,145     (Ps. 1,811,529)   Ps. 2,422,540
  Total cost of sales                             27,513         1,600,409         259,323           (955,382)         931,863
                                          --------------    --------------    ------------     --------------   --------------
    Gross profit                                 450,375         1,863,627          32,822           (856,147)       1,490,677

  Operating expenses                              78,316         1,683,719         225,215         (1,018,777)         968,473
  Depreciation and amortization                  361,574           373,823          22,329                 --          757,726
                                          --------------    --------------    ------------     --------------   --------------
    Operating profit (loss)                       10,485          (193,915)       (214,722)           162,630         (235,522)
                                          --------------    --------------    ------------     --------------   --------------

  Provision for equipment impairment            (739,376)         (468,976)             --                 --       (1,208,352)
                                          --------------    --------------    ------------     --------------   --------------
  Integral financing result:
    Interest expense, net                         18,568            39,090         177,308             88,215          323,181
    Foreign exchange loss, net                    54,359             8,048             698                 --           63,105
    Gain from monetary position                 (126,939)          (43,870)       (146,638)           (63,709)        (381,156)
                                          --------------    --------------    ------------     --------------   --------------
                                                 (54,012)            3,268          31,368             24,506            5,130
                                          --------------    --------------    ------------     --------------   --------------
  Equity participation in net (gain)
    loss of associated companies                 617,362                --              --           (822,688)        (205,326)
  Provision for assets tax                        10,198            42,551             423              5,859           59,031
  Minority interest                                   --                --              --                270              270
                                          --------------    --------------    ------------     --------------   --------------
  Net loss for the year                   (Ps. 1,302,439)   (Ps.   708,710)   (Ps. 246,513)     Ps.   955,223   (Ps. 1,302,439)
                                          ==============    ==============    ============     ==============   ==============

  Net loss for the year under
    Mexican GAAP                          (Ps. 1,302,439)   (Ps.   708,710)   (Ps. 246,513)     Ps.   955,223   (Ps. 1,302,439)
  Deferred income taxes                          282,794           120,127          79,234                 --          482,155
  Pre-operating costs                                 --           (83,599)             --                 --          (83,599)
  Effect of inflation on U.S. GAAP
    adjustments                                   11,566             4,912           3,239                 --           19,717
                                          --------------    --------------    ------------     --------------   --------------
  Net loss for the year under U.S.
    GAAP                                  (Ps. 1,008,079)   (Ps.   667,270)   (Ps. 164,040)     Ps.   955,223   (Ps.   884,166)
                                          ==============    ==============    ============     ==============   ==============

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                               Combined          Combined
                                                Parent        Guarantor     Non-Guarantor
                                               Company     Subsidiaries      Subsidiaries      Eliminations   Consolidated
                                        --------------     ------------     -------------      ------------   ------------
Operating activities:
  Net loss for the year                 (Ps. 1,008,079)    (Ps. 667,270)     (Ps. 164,040)      Ps. 955,223   (Ps. 884,166)
Adjustments to reconcile net
  loss to cash provided by
  (used in) operating activities:
     Depreciation and amortization             361,574          373,823            22,329                --        757,726
    Provision for equipment impairment         739,376          468,976                --                --      1,208,352
    Equity in net loss (earnings) of
    associated companies and net gain
    on sale of equity investments              617,362               --                --          (822,688)      (205,326)
    Increase in allowance for
      doubtful accounts                             --           48,389              (960)               --          47,429
Increase in allowance for obsolete
  and slow-moving inventories                      (70)          20,425              (169)               --         20,186
Minority interest                                   --               --                --              (270)          (270)
Deferred income taxes and employee
  profit sharing                              (272,597)         (77,574)          (78,812)            5,860       (423,123)
Gain on net monetary position and
  foreign exchange losses                      (79,147)        (125,926)         (153,524)          (67,006)      (425,603)
Changes in operating assets and
  liabilities:
Accounts receivable                            (23,825)        (153,673)           38,860            (3,530)      (142,168)
Inventories                                     (3,945)        (222,123)           (9,404)           15,608       (219,864)
Trade accounts payable and related
 parties                                      (973,312)         939,306           688,340            25,957         680,291
Taxes and other payable                        (95,838)        (171,181)           36,479           (84,342)      (314,882)
Income Tax                                        (316)           2,608             1,047                48          3,387
Other                                               --               79               140               228            447
                                        --------------     ------------      ------------       -----------   ------------
Net cash provided by (used in)
  operating activities                        (738,817)         435,859           380,286            25,088        102,416
                                        --------------     ------------      ------------       -----------   ------------
Investing activities:
Purchase of property and
  equipment, net                              (778,093)          (4,571)            7,408          (107,376)      (882,632)
Investment in associated
  companies, net cash acquired                (148,390)          20,366           (10,832)          460,877        322,021
Purchase of other assets                       367,002          (79,991)         (381,701)         (677,099)      (771,789)
                                        --------------     ------------      ------------       -----------   ------------
Net cash (used in) provided
by investing activities                       (559,481)         (64,196)         (385,125)         (323,598)   (1,332,400)
                                        --------------     ------------      ------------       -----------   ------------
Financing activities:
Proceeds from notes payable and
  long-term debt                             2,271,826         (301,645)             (698)        1,151,022      3,120,505
Payments of notes payable and
  long-term debt                            (1,050,365)         (78,670)               --          (855,687)    (1,984,722)
Increase of capital stock                      110,246               --                --               (13)       110,233
                                        --------------     ------------      ------------       -----------   ------------
Net cash provided by (used in)
financing activities                         1,331,707         (380,315)             (698)          295,322      1,246,016
                                        --------------     ------------      ------------       -----------   ------------

Net increase (decrease) in cash                 33,409           (8,652)           (5,537)           (3,188)        16,032

Cash at beginning of year                      110,926           15,814             7,032             3,189        136,961
                                        --------------     ------------      ------------       -----------   ------------
Cash at the end of year                  Ps.   144,335      Ps.   7,162       Ps    1,495       Ps.      --    Ps. 152,993
                                        ==============     ============      ============       ===========   ============

  CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1996

                                                             Combined         Combined
                                               Parent        Guarantor      Non-Guarantor
                                              Company      Subsidiaries     Subsidiaries      Eliminations       Consolidated
                                              -------      ------------     ------------      ------------       ------------
  Total revenues                          Ps. 441,671      Ps.3,395,943       Ps. 128,638     (Ps.1,559,494)     Ps.2,406,758
  Total cost of sales                           7,696         1,519,545            94,930          (675,984)          946,187
                                          -----------      ------------       -----------     -------------      ------------
    Gross profit                              433,975         1,876,398            33,708          (883,510)        1,460,571

  Operating expenses                          104,669         1,666,654            60,242          (778,540)        1,053,025
  Depreciation and amortization               348,729           505,550             1,610                --           855,889
                                          -----------      ------------       -----------     -------------      ------------
    Operating profit (loss)                   (19,423)         (295,806)          (28,144)         (104,970)         (448,343)
                                          -----------      ------------       -----------     -------------      ------------
  Integral financing result:
    Interest expense, net                     150,493            43,532           116,861            87,001           397,887
    Foreign exchange loss, net                (84,704)           (1,490)           (1,738)               --           (87,932)
    Gain from monetary position              (214,123)          (80,870)         (115,488)          (82,572)         (493,053)
                                          -----------      ------------       -----------     -------------      ------------
                                             (148,334)          (38,828)             (365)            4,429          (183,098)
                                          -----------      ------------       -----------     -------------      ------------
  Equity participation in net (gain)
    loss of associated companies              415,701                --                --          (417,567)           (1,866)
  Provision for assets tax                     29,611            72,011               251           (52,046)           49,827
  Minority interest                                --                --                --            (4,500)           (4,500)
  Group reorganization reserve                197,842             7,695                --                --           205,537
                                          -----------      ------------       -----------     -------------      ------------
  Net loss for the year (514,244)        (Ps. 514,243)      (Ps.336,684)       (Ps.28,030)      Ps. 364,714      (Ps. 514,243)
                                          ===========      ============       ===========     =============      ============
  Net loss for the year under
    Mexican GAAP                         (Ps. 514,243)      (Ps.336,684)       (Ps.28,030)      Ps.364,714       (Ps. 514,243)
  Deferred income taxes                       117,998           136,353                --                --           254,351
  Pre-operating costs                              --           (90,751)               --                --           (90,751)
  Provision for consolidation
    of facilities                              16,963                --                --                --            16,963
  Effect of inflation on U.S. GAAP
    adjustments                              (200,334)          350,330                --                --           149,996
                                          -----------      ------------       -----------     -------------      ------------
  Net loss for the year under U.S.
     GAAP                                (Ps. 579,616)       Ps. 59,248       (Ps. 28,030)      Ps. 364,714       (Ps.183,684)
                                          ===========      ============       ===========     =============      ============

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                             Combined         Combined
                                               Parent        Guarantor      Non-Guarantor
                                            Company       Subsidiaries    Subsidiaries    Eliminations    Consolidated
                                            -------       ------------    ------------    ------------    ------------
Operating activities:
  Net loss for the year                   (Ps.579,616)      Ps.59,248      (Ps.28,030)     Ps.364,714      (Ps.183,684)
Adjustments to reconcile net
  loss to cash provided by
  (used in) operating activities:
     Depreciation and amortization            348,729         505,550           1,610              --         855,889
    Equity in net loss (earnings)
    of associated companies and net
    gain on sale of equity investments        415,701              --              --        (417,567)         (1,866)
    Increase in allowance for
      doubtful accounts                            --          98,081          17,359         (15,058)        100,382
Increase in allowance for obsolete
  and slow-moving inventories                     555           3,448           1,520             293           5,816
Minority interest                                  --              --              --          (4,500)         (4,500)
Deferred income taxes and emplo-
  yee profit sharing                          (88,387)        (64,344)            250         (52,044)       (204,525)
Gain on net monetary position and
  foreign exchange losses                     (98,492)       (432,690)       (117,226)       (213,048)       (861,456)
  Group reorganization reserve                197,842           7,695              --              (2)        205,535
Changes in operating assets and
  liabilities:
Accounts receivable                           (12,834)        (93,909)        (39,241)         23,067        (122,917)
Inventories                                    14,790          66,652             875          (8,539)         73,778
Trade accounts payable and re-
  lated parties                              (360,010)       (160,679)        343,086          82,155         (95,448)
Taxes and other payable                       (88,683)         24,774            (938)        178,854         114,007
Income Tax                                      7,393          (8,483)         (2,172)         10,427           7,165
Other                                              --             888            (906)            109              91
                                             --------        --------        --------        --------        --------
Net cash provided by (used in)
operating activities                         (243,012)          6,231         176,187         (51,139)       (111,733)
                                             --------        --------        --------        --------        --------
Investing activities:
Purchase of property and
  equipment, net                             (178,513)        (58,498)         87,408        (149,444)       (299,047)
Investment in associated
  companies, net cash acquired                692,550          99,478          26,524        (778,368)         40,184
Purchase of other assets                     (575,594)        438,197        (231,358)        817,851         449,096
                                             --------        --------        --------        --------        --------
Net cash (used in) provided
by investing activities                       (61,557)        479,177        (117,426)       (109,961)        190,233
                                             --------        --------        --------        --------        --------
Financing activities:
Proceeds from notes payable and
  long-term debt                              424,203              --         109,783        (338,228)        195,758
Payments of notes payable and
  long-term debt                             (198,326)       (526,487)       (173,802)        509,192        (389,423)
                                             --------        --------        --------        --------        --------
Net cash provided by (used in)
financing activities                          225,877        (526,487)        (64,019)        170,964        (193,665)
                                             --------        --------        --------        --------        --------

Net increase (decrease) in cash               (78,691)        (41,079)         (5,258)          9,864        (115,164)

Cash at beginning of year                     189,617          56,891          12,289          (6,672)        252,125
                                             --------        --------        --------        --------        --------
Cash at the end of year                    Ps.110,926       Ps.15,812        Ps.7,031        Ps.3,192      Ps.136,961
                                             ========        ========        ========        ========        ========

22. Restatement of 1997 Financial Statements

           As described in Note 4.b, the Company had previously recorded an impairment charge related to the analog communications network directly against stockholders` equity.

           The Company has reassessed this accounting treatment and determined that the impairment charge should have been recorded as operating expense. Consequently, the financial statements for the year ended December 31, 1997 have been restated. The effect of the restatement is as follows:


                                                                            For the year ended,
                                                                             December 31, 1997
                                                                   --------------------------------------
                                                                   As previously
                                                                     reported                As restated
                                                                   -------------            -------------
                  Consolidated Income statement:
                         Net loss                                   (Ps. 94,088)            (Ps.1,302,440)
                         Net loss per share                         (Ps.   0.08)             (Ps.    1.22)



                   - - - - - - - - - - - - - - - - - - - - - -

                      [PRICEWATERHOUSECOOPERS LETTERHEAD]





                         INDEPENDENT ACCOUNTANT'S REPORT


We have reviewed the accompanying consolidated interim financial statements of Nuevo Grupo Iusacell, S.A. de C.V. and subsidiaries (successor entity to Grupo Iusacell, S.A. de C.V. and subsidiaries) as of September 30, 1999 and 1998, and for the nine-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards for review established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with generally accepted accounting principles in Mexico.


PricewaterhouseCoopers



Juan Manuel Ferron Solis
Public Accountant


Mexico City, D.F., Mexico.
November 19, 1999 (except
for the matters discussed in
Notes 7.d and 8 for which
the date is December 23, 1999).

                      [PRICEWATERHOUSECOOPERS LETTERHEAD]



                         INDEPENDENT ACCOUNTANT'S REPORT


We have reviewed the accompanying consolidated interim financial statements of Nuevo Grupo Iusacell, S.A. de C.V. and subsidiaries (successor entity to Grupo Iusacell, S.A. de C.V. and subsidiaries) as of September 30, 1999 and 1998, and for the nine-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards for review established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with generally accepted accounting principles in Mexico.


PricewaterhouseCoopers



Juan Manuel Ferron Solis
Public Accountant


Mexico City, D.F., Mexico.
November 19, 1999 (except
for the matters discussed
in Notes 7.d and 8 for which
 the date is December 23, 1999).

              NUEVO GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                 CONSOLIDATED INTERIM BALANCE SHEETS (unaudited)

                        AS OF SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

         (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999)


                                                                                                   1999                 1998*
                                                                                              -------------        -------------
                                                   ASSETS
CURRENT:

Cash and cash equivalents                                                                     Ps.   137,824        Ps.   166,232
                                                                                              -------------        -------------
Accounts receivable:
  Trade, net of allowance for doubtful accounts                                                     467,440              298,258
  Related parties                                                                                    11,452               17,624
  Recoverable taxes and other                                                                       688,625              475,189
                                                                                              -------------        -------------
                                                                                                  1,167,517              791,071
                                                                                              -------------        -------------
Inventories                                                                                         289,661              278,322
                                                                                              -------------        -------------
        Total current assets                                                                      1,595,002            1,235,625

INVESTMENT IN ASSOCIATED COMPANIES                                                                  182,743              17,827

PROPERTY AND EQUIPMENT, net                                                                       6,488,285            5,154,715

OTHER ASSETS, net                                                                                 1,851,665            1,714,199

EXCESS OF COST OF INVESTMENTS IN SUBSIDIARIES
  OVER BOOK VALUE                                                                                 1,824,086            1,906,323
                                                                                              -------------        -------------
        Total assets                                                                          Ps.11,941,781        Ps.10,028,689
                                                                                              =============        =============

*The figures of 1998 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

              NUEVO GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                 CONSOLIDATED INTERIM BALANCE SHEETS (unaudited)

                        AS OF SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

         (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999)

                                                                                                    1999              1998*
                                                                                              -------------      -------------
                                                LIABILITIES
CURRENT:
Notes payable (Note 3)                                                                        Ps.   435,688       Ps.  623,892
Trade accounts payable                                                                            1,077,814            719,739
Related parties                                                                                     126,148            155,369
Taxes and other payables                                                                            948,909            738,769
Income tax                                                                                            4,572             38,176
Employee profit sharing                                                                                 875                  6
                                                                                              -------------      -------------
        Total current liabilities                                                                 2,594,006           2,275,951

LONG-TERM DEBT (Note 3)                                                                           3,942,205           4,399,608

TRADE ACCOUNTS PAYABLE, LONG-TERM                                                                        --               1,469

COMMITMENTS AND CONTINGENCIES (Note 4)                                                                2,291               2,740
                                                                                              -------------      --------------
        Total liabilities                                                                         6,538,502           6,679,768
                                                                                              -------------      --------------
                                            STOCKHOLDERS' EQUITY
CONTRIBUTED CAPITAL (Note 5):
Capital stock                                                                                     4,610,629           9,187,481
Capital contributed                                                                                 144,856              79,761
                                                                                              -------------      --------------
                                                                                                  4,755,485           9,267,242
                                                                                              -------------      --------------
EARNED CAPITAL :
  Accumulated losses:
    Legal reserve                                                                                        --               4,361
    For prior years                                                                                      --          (3,367,411)
    Net income (loss) for the period                                                                619,322          (1,768,748)
                                                                                              -------------      --------------
                                                                                                    619,322          (5,131,798)
                                                                                              -------------      --------------
    DEFICIT FROM RESTATEMENT                                                                             --            (761,154)
                                                                                              -------------      --------------
        Total majority stockholders' equity                                                       5,374,807           3,374,290

MINORITY INTEREST                                                                                   28,472              (25,369)
                                                                                              -------------      --------------
        Total stockholders' equity                                                                5,403,279           3,348,921
                                                                                              -------------      --------------
        Total liabilities and stockholders' equity                                            Ps.11,941,781       Ps.10,028,689
                                                                                              =============      ==============

*The figures of 1998 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

              NUEVO GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

               CONSOLIDATED INTERIM INCOME STATEMENTS (unaudited)

          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

         (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999)


                                                                                                  1999                1998*
                                                                                             --------------     ----------------
REVENUES:
  Services                                                                                    Ps. 2,626,137      Ps.   1,954,419
  Telephone equipment sales and other                                                               282,369              322,965
                                                                                             --------------     ----------------
                                                                                                  2,908,506            2,277,384
                                                                                             --------------     ----------------
COST OF SALES:
  Cost of services                                                                                  778,668              591,172
  Cost of telephone equipment and other                                                             163,129              174,991
                                                                                             --------------     ----------------
                                                                                                    941,797              766,163
                                                                                             --------------     ----------------
  Gross profit                                                                                    1,966,709            1,511,221
                                                                                             --------------     ----------------
OPERATING EXPENSES                                                                                  963,442              886,412
DEPRECIATION AND AMORTIZATION                                                                       967,396              615,617
450 PROJECT NON CASH WRITEDOWN                                                                           --              986,396
                                                                                             --------------     ----------------
  Operating income (loss)                                                                            35,871     (        977,204)
                                                                                             --------------     ----------------
INTEGRAL FINANCING (GAIN) COST:
  Interest expense, net                                                                             162,751              198,070
  Foreign exchange (gain) loss, net                                                          (      325,293)           1,011,283
  Gain from monetary position                                                                (      519,605)    (        432,489)
                                                                                             --------------     ----------------
                                                                                             (      682,147)             776,864
                                                                                             --------------     ----------------
EQUITY PARTICIPATION IN NET GAIN OF
ASSOCIATED COMPANIES                                                                         (        2,587)    (         20,252)
                                                                                             --------------     ----------------
        Income (loss) before assets tax, profit sharing and
          minority interest                                                                         720,605     (      1,733,816)

PROVISIONS FOR:
  Assets tax                                                                                        111,609               38,271
  Profit sharing                                                                                        373                   --
                                                                                             --------------     ----------------
        Income (loss) before minority interest                                                      608,623     (      1,772,087)

MINORITY INTEREST                                                                            (       10,699)    (          3,339)
                                                                                             --------------     ----------------
        Net income (loss) for the period                                                      Ps.   619,322     (Ps.   1,768,748)
                                                                                             ==============     ================
WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING (thousands)                                                              1,269,997            1,095,646
                                                                                             ==============     ================
NET INCOME (LOSS) PER SHARE (pesos)                                                           Ps.      0.49     (Ps.        1.61)
                                                                                             ==============     ================

*The figures of 1998 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

               NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

 CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (unaudited)

          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

    (Adjusted for price-level changes and expressed in thousands of constant
                     Mexican pesos as of September 30, 1999)


                                                                                                      Accumulated losses
                                                                                               ----------------------------------
                                                   Capital          Capital         Legal        For prior      Net (loss) income
                                                    stock         contributed      reserve         years           for the year
                                               -------------     ------------     ---------    --------------   -----------------
Balance at December 31, 1997*                   Ps.8,311,444      Ps.  79,761     Ps. 4,361    (Ps.2,064,972)     (Ps.1,302,439)
Application of 1997 net loss                              --               --            --       (1,302,439)         1,302,439
Increase in capital stock                            876,037               --            --               --                 --
Recognition of the effects of inflation
 on the financial statements                              --               --            --               --                 --
Minority interest for the period                          --               --            --               --                 --
Net loss for the period                                   --               --            --               --         (1,768,748)
                                               -------------     ------------     ---------    --------------     --------------
Balance at September 30, 1998*                 Ps. 9,187,481     Ps.   79,761     Ps. 4,361    (Ps.3,367,411)     (Ps.1,768,748)
                                               -------------     ------------     ---------    --------------     --------------
Balance at December 31, 1998*                  Ps. 9,478,145     Ps.   79,761     Ps. 4,361    (Ps.3,367,411)     (Ps.1,424,112)
Application of 1998 net loss                              --               --            --       (1,424,112)         1,424,112
Effect of reorganization                          (9,478,091)         (79,761)       (4,361)       4,791,523                 --
Effect of primary and rights offerings             4,610,575          144,856            --               --                 --
Minority interest for the period                          --               --            --               --                 --
Net profit for the period                                 --               --            --               --            619,322
                                               -------------     ------------     ---------    -------------      -------------
Balance at September 30, 1999                  Ps. 4,610,629     Ps.  144,856     Ps.    --     Ps.       --       Ps.  619,322
                                               =============     ============     =========    =============      =============



                                             (Deficit)                             Total
                                                from           Minority        stockholders'
                                             restatement       interest            equity
                                             -----------     -----------        ------------
Balance at December 31, 1997*               (Ps.709,390)     Ps. 15,072        Ps.4,333,837
Application of 1997 net loss                         --              --                  --
Increase in capital stock                            --              --             876,037
Recognition of the effects of inflation
 on the financial statements                    (51,764)             --             (51,764)
Minority interest for the period                     --         (40,441)            (40,441)
Net loss for the period                              --              --          (1,768,748)
                                            -----------     -----------        ------------
Balance at September 30, 1998*              (Ps.761,154)    (Ps. 25,369)       Ps.3,348,921
                                            -----------     -----------        ------------
Balance at December 31, 1998*               (Ps.746,499)     Ps.    891        Ps.4,025,136
Application of 1998 net loss                         --              --                  --
Effect of reorganization                        746,499            (891)         (4,025,082)
Effect of primary and rights offerings               --              --           4,755,431
Minority interest for the period                     --          28,472              28,472
Net profit for the period                            --              --             619,322
                                            -----------      ----------        ------------
Balance at September 30, 1999                Ps.     --      Ps. 28,472        Ps.5,403,279
                                             ==========      ==========        ============

*The figures of 1998 and 1997 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

              NUEVO GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

  CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN FINANCIAL POSITION (unaudited)

          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

         (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999)

                                                                                                  1999                1998*
                                                                                              ------------        -------------
OPERATING ACTIVITIES:
  Net income (loss) for the period                                                              Ps.619,322        (Ps.1,768,748)
  Items not requiring the use of resources:
    Depreciation and amortization                                                                  967,396              615,617
    450 Project non cash writedown                                                                      --              986,396
    Equity participation in net gain of associated companies                                  (      2,587)       (      20,252)
    Minority interest                                                                         (     10,699)       (       3,339)
                                                                                              ------------        -------------
                                                                                                 1,573,432        (     190,326)
  Resources provided by (used for) operating activities-
    Trade accounts receivable                                                                 (    134,647)       (      30,973)
    Recoverable taxes and other                                                               (     41,624)       (     179,711)
    Related parties                                                                           (      9,725)              90,348
    Inventories                                                                                      1,276               73,335
    Trade accounts payable                                                                          29,104        (     204,177)
    Taxes and other payables                                                                       117,568              312,975
    Income tax                                                                                (     48,511)              26,632
    Employee profit sharing                                                                            870        (          96)
    Other                                                                                     (        515)       (         265)
                                                                                              ------------        -------------
Resources provided by (used for) operating activities                                            1,487,228        (     102,258)
                                                                                              ------------        -------------
FINANCING ACTIVITIES:
  (Decrease) increase in long-term debt                                                       (    131,855)           1,499,718
  (Decrease) increase in notes payable                                                        (    379,255)             620,412
  Increase of capital stock                                                                             --              876,037
  Effect of reorganization                                                                    ( 4,024,194)                   --
  Effect of primary and rights offering                                                          4,755,431                   --
                                                                                              ------------        -------------
Resources provided by financing activities                                                         220,127            2,996,167
                                                                                              ------------        -------------
INVESTING ACTIVITIES:
  Purchases of property and equipment                                                         (  1,241,723)       (   2,455,987)
  Sale of common stock of associated companies                                                (    163,125)              25,664
  Purchase of other assets                                                                    (    425,168)       (     413,190)
  Increase (decrease) in minority interest                                                          38,281        (      37,157)
  Purchase of Infotelecom                                                                     (     57,980)                  --
                                                                                              ------------        -------------
  Resources used for investing activities                                                     (  1,849,715)       ( 2,880,670)
                                                                                              ------------        -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                          (    142,360)              13,239

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD                                           280,184              152,993
                                                                                              ------------        -------------
CASH AND CASH  EQUIVALENTS AT THE END OF THE PERIOD                                             Ps.137,824         Ps.  166,232
                                                                                              ============        =============

*The figures of 1998 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

                 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

             NUEVO GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                       NOTES TO THE INTERIM CONSOLIDATED

                        FINANCIAL STATEMENTS (unaudited)

         (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999 and

                          thousands of U.S. Dollars)


1.    Entity and nature of business

      As a part of a recapitalization and restructuring plan, a new holding company, Nuevo Grupo Iusacell, S.A. de C.V. ("Nuevo Iusacell"), was incorporated on August 6, 1998 to acquire and hold all of the outstanding shares of Grupo Iusacell, S.A. de C.V.. In July 1999, Nuevo Iusacell initiated an offer to exchange its two classes of common stock for the four classes of common stock of Grupo Iusacell, S.A. de C.V. then outstanding on a one for one basis. As a result of the exchange, Nuevo Iusacell acquired 99.5% of Grupo Iusacell, S.A. de C.V. shares when the offer expired on August 4, 1999. Mexican law requires Nuevo Iusacell to make a repurchase offer for the remaining shares of Grupo Iusacell, S.A. de C.V., which it expects to complete by the end of February, 2000.

      Prior to the exchange offer, Nuevo Iusacell had nominal assets and liabilities and no operations. Nuevo Iusacell also did not have any contingent liabilities or commitments. For accounting purposes. Nuevo Iusacell is the successor business to Grupo Iusacell, S.A. de C.V..

      Immediately after the exchange offer, Nuevo Iusacell completed both a rights offer of 18,405,490 shares of its series V common stock, raising U.S.$12,884 in proceeds, and a primary offer of 23,596,783 shares of its series V common stock, raising U.S.$23,847 in net proceeds (after commissions). Nuevo Iusacell's principal shareholders sold an aggregate of 101,403,217 shares of its series V common stock, resulting in 40.4% ownership interest for each such shareholder.

      Grupo Iusacell, S.A. de C.V. is a holding company incorporated on October 6, 1992. Its subsidiaries are primarily engaged in the wireless telecommunications business and hold concessions to operate cellular telephone systems in four contiguous market areas ("Regions") in central Mexico. Grupo Iusacell, S.A. de C.V. and its subsidiaries are referred to collectively herein as the "Group" or "Grupo Iusacell".

      In October 1995, a subsidiary of Grupo Iusacell received a concession from the Mexican government to operate as a long distance carrier and began offering long distance service in August 1996. During 1996, the Company also signed a joint venture agreement for the operation of a business to provide nationwide and international paging services. The joint venture began to provide paging services in August 1996. In May 1998, a subsidiary of Grupo Iusacell acquired frequencies through auctions conducted by the Mexican government to provide personal communication wireless services (PCS) in Regions 1 and 4 in northern Mexico.

      Carlos Peralta and companies affiliated with him (together with Carlos
         Peralta, the "Peralta Group") and Bell Atlantic Corporation ("Bell Atlantic") each hold directly or indirectly 40.4% equity ownership interests in Nuevo Iusacell.

      Based on an agreement between Grupo Iusacell's principal stockholders and approval by the Mexican government, Bell Atlantic assumed management control of Grupo Iusacell from the Peralta Group in February 1997.


2.  Basis of presentation

     a)  Basis of Presentation


        Prior to the reorganization described in note 1, the interim consolidated financial statements of Nuevo Iusacell reflect the operations of Grupo Iusacell and its subsidiaries, the predecessor entity. For the purposes of the interim consolidated financial statements both Nuevo Iusacell and Grupo Iusacell are referred to as the "Company."

        The Company's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Mexico ("Mexican GAAP").

        The consolidated financial statements for the interim nine-month periods have been presented in thousands of constant Mexican pesos as of September 30, 1999 as required by Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information", as amended, issued by the Mexican Institute of Public Accountants ("Bulletin B-10"). All amounts presented in U.S. Dollars are in thousands.

        The amounts as of September 30, 1999 and 1998, presented in the financial statements and in the notes, have been restated using inflation rates based on the National Consumer Price Index (NCPI) published by Banco de Mexico (Mexican Central Bank) in order to present them in Mexican pesos of purchasing power as of September 30, 1999.

        In management's opinion, the accompanying interim consolidated financial statements include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of results for such interim periods. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted; however, management believes that the disclosures made are adequate to make the information presented not misleading.

        The interim results for the nine-month periods ended September 30, 1999 and 1998 are not necessarily indicative of the results for the full calendar year. These financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 1998 and 1997 of Grupo Iusacell and subsidiaries and for the three years in the period ended December 31, 1998 and footnotes thereto (the "Audited Financial Statements"). Refer to Notes 3 and 4 to the Audited Financial Statements for a discussion of Grupo Iusacell's significant accounting policies.

     b)  Consolidated financial
         statements

        Those companies in which the Company holds 50% or more of the capital stock and/or exercises control over day-to-day operating and financial administration activities ("effective management control") are included in the consolidated financial statements. Grupo Iusacell consolidates Iusatel, S.A de C.V., Iusatelecomunicaciones, S.A. de C.V., Infotelecom, S.A. de C.V., Punto a Punto Iusacell, S.A. de C.V. and Iusacell PCS, S.A. de C.V., in which Grupo Iusacell owns less than 50% of the voting common stock, but exercises management control over the day-to-day operations and financial administration by appointment of the shareholders and other arrangements.

        All significant intercompany balances and transactions have been eliminated in consolidation.

     c)  Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


3. Long term debt and notes payable

     As of September 30, the long-term debt of the Company consisted of the following:

                                            U.S. Dollars         Mexican Pesos
                                            ------------  ---------------------------
                                                1999          1999            1998
                                            ------------  ------------  -------------
        Long-term bank loan                 U.S.$125,000  Ps.1,168,537  Ps. 1,466,536
        Unsecured senior notes due 2004          150,000     1,402,245      1,759,843
        Revolving credit facility                100,000       934,830      1,173,229
        Long-term U.S. Eximbank loan              57,192       534,631             --
        Long-term commercial bank loan            22,117       206,754             --
        Handset facility                           4,000        37,392             --
                                            ------------  ------------  -------------
           Total debt                       U.S.$458,309  Ps.4,284,389  Ps. 4,399,608
            Less: short term portion              36,417       342,184             --
                                            ------------  ------------  -------------
            Long term debt                  US. $421,704  Ps.3,942,205  Ps. 4,399,608
                                            ============  ============  =============

     Long-term bank loan and revolving credit facility

     The long-term bank loan and revolving credit facility bear interest at a variable rate equal to the lower of (i) LIBOR plus 1.75% or (ii) the higher of the loan agent's prime rate, the reserve adjusted secondary market rate for certificates of deposit plus 1% or the Federal Funds effective rate plus 0.5%. Interest is payable quarterly.

     Unsecured senior notes

     On July 25, 1997 the Company completed an offering of long- term, unsecured senior notes due July 15, 2004 for $150,000 U.S. Dollars, bearing interest at a fixed rate of 10%, payable semi-annually starting January 15, 1998 (the "notes"). The notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2001 starting at a redemption price of 105.0% of principal amount plus accrued interest, if any, declining to 102.5% after July 15, 2002, and finally to 100.0% after July 15, 2003.

     In addition, at any time prior to July 15, 2000 the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes with proceeds of a public equity offering by the Company at a redemption price of 110.0% of principal amount plus accrued interest, if any. The notes may also be redeemed at a price equal to 100.0% of principal amount plus accrued interest, if any, in the case of legal changes affecting the treatment of the withholding taxes on payments to holders of the notes.

     Eximbank Financing

     On July 15,1999, Grupo Iusacell consummated a financing to acquire cellular infrastructure equipment manufactured in the U.S.A. The financing consists of a five-year senior secured term facility provided by UBS AG in the principal amount of approximately $72,500 U.S. dollars, which is guaranteed by the Export-Import Bank of the United States, and a two-year senior secured term facility provided by UBS AG and Commerzbank AG in the principal amount of approximately $25,700 U.S. dollars, which is not guaranteed by the Export-Import Bank of the United States. As of September 30, 1999, $79,300 US dollars of this facility had been drawn down , of which $75,000 U.S. dollars had been used to refinance a short-term bridge facility which expired on July 15, 1999. The majority of the equipment secures the loan.

     Loans outstanding under the Eximbank facilities bear interest at a rate per annum equal to 0.20% per annum above six-month LIBOR, in case of the facility guaranteed by the Export-Import Bank of the United States, and 1.75% per annum above six-month LIBOR, in the case of the unguaranteed commercial facility.

     The long-term bank loan, the revolving credit facility and the long-term unsecured senior notes impose certain restrictive covenants such as maintenance of certain financial ratios, restrictions on incurring additional debt, limitations on capital expenditures and restrictions on the sale or lease of the Grupo Iusacell assets. As of September 30, 1999, as a result of certain waivers and consents obtained from the bank syndicate which extend for a period of more than twelve months beyond the balance sheet date, Grupo Iusacell had complied with all such covenants.

     As of September 30, 1999 and 1998, Grupo Iusacell assets collateralizing long-term debt include substantially all assets used in the cellular business (including the cellular concessions) and shares in certain subsidiaries.

     At September 30, 1999, the Company's long-term debt matures as follows:


        Years ended September 30,         U.S. Dollars     Mexican Pesos
        -------------------------         ------------     -------------
        2000                              U.S.   36,417   Ps.    342,184
        2001                                    127,138        1,188,524
        2002                                    110,438        1,032,408
        2003                                     11,438          106,926
        2004 and thereafter                     172,878        1,614,347
                                          -------------   --------------
            Total                         U.S.  458,309   Ps.  4,284,389
                                          =============   ==============

     Bell Atlantic Subordinated Convertible Debt Facility

     In July 1997, Bell Atlantic committed to provide Grupo Iusacell with subordinated convertible financing in an aggregate amount of $150,000 U.S. Dollars, bearing interest at an annual rate of LIBOR plus 5.0%. At the option of Bell Atlantic, borrowings under the facility were convertible into Series A shares at a conversion price of $0.70 U.S. Dollars per share. During the nine-month period ended September 30, 1999, $31,000 U.S. Dollars were borrowed under the facility, which amount was immediately converted to Series A shares (see Note 5). As of September 30, 1999, no borrowings were outstanding under this facility because all borrowings had been converted into Series A shares and the facility expired as of June 30,1999.

     Notes payable

     As of September 30, notes payable consisted of the following:

                                                     U.S. Dollars            Mexican Pesos
                                                     ------------    --------------------------
                                                        1999           1999             1998
                                                     ------------    ---------       ----------
         Handset facility bearing interest at a
         variable rate of LIBOR plus 1.5%,
         maturing on April 21, 2000                       10,000        93,489               --

         Bridge loan facility bearing interest
         at a variable rate of LIBOR plus
         1.0% with maturity date of December 1998,
         extended to July 1999.                               --            --          621,811

                 Other                                        --            --            2,081
                                                     -----------    ----------       ----------
                   Total                             U.S.$10,000    Ps. 93,489       Ps.623,892
                                                     ===========    ==========       ==========

      In January 1999, the Company obtained a handset facility from UBS AG, which consists of a 360-day senior unsecured credit facility in the principal amount of U.S.$10,000. Loans outstanding under this facility bear interest at an annual rate equal to 1.50% above LIBOR. The Company drew down the entire U.S.$10,000 available under this facility in April 1999.

      Interest rate collar

      In July 1998, the Company entered into an interest rate collar agreement on a notional amount of U.S. $35,000 until July 30, 2002. The collar agreement limits the maximum effective LIBOR cost to 6.12% if six-month LIBOR is lower than 7.12% and 7.12% if LIBOR equals or exceeds that level.

      On February 26, 1999, Grupo Iusacell entered into an interest rate collar agreement with The Chase Manhattan Bank to limit the maximum interest rate which must be paid on U.S.$ 15,000 of its floating rate debt. Under the terms of this collar agreement, the maximum effective LIBOR cost is limited to 5.82% if six-month LIBOR is lower than 6.82% and, if six-month LIBOR equals or goes above 6.82%, then the maximum effective LIBOR cost is limited to 6.82%.


4.  Commitments and contingencies

     As of September 30, 1999, Nuevo Iusacell and Grupo Iusacell have the following commitments and contingent liabilities:


        a) Grupo Iusacell has entered into operating lease agreements for administrative offices, sales branches, and service facilities. Such lease agreements expire at various dates through 2007. Some agreements contain options for renewal.

        b) Mitsubishi Electronics America Inc. ("MELA") filed a complaint in the United States on July 18, 1996 against Grupo Iusacell, Bell Atlantic and Bell Atlantic Latin American Holdings Inc., an affiliate of Bell Atlantic. Essentially, MELA alleges that it had a contract with Grupo Iusacell for the sale of telephone terminals and that Grupo Iusacell had breached the contract or defrauded MELA by not purchasing the terminals. MELA alleges the contract was for the sale of 60,000 units at a unit cost of $0.510 U.S. Dollars. The lawsuit is currently in the discovery stage. Management believes the lawsuit has no basis since no contract was ever signed and that, at trial, no material damages will result in favor of MELA. Based on external counsel's opinion it is too early to evaluate the extent of Grupo Iusacell's exposure to loss by judgment at trial.

        c) In December 1997, Grupo Iusacell signed an agreement with Lucent Technologies to purchase CDMA-based wireless equipment for $188,000 U.S. Dollars and to install its digital cellular network. In connection with this contract, Lucent issued trade-in credits for approximately $93,000 U.S. Dollars, representing the net replacement cost of the analog network equipment being replaced. The trade-in credits are deducted from each purchase invoice proportionally to the cost of the total equipment purchased.

        d) In February 1998, Grupo Iusacell's former advertising agency sued the company for Ps.23,000, alleging improper termination of its contract. Grupo Iusacell won the lawsuit in trial court during 1998 without any damages in favor of such former advertising agency and also won a first appeal. The advertising agency filed a second and final appeal and, in June 1999, the Mexican Supreme Court found Grupo Iusacell in breach of its contract with the advertising agency and found further that the advertising agency suffered Ps.23,000 in damages. Subsequently, another tribunal confirmed the breach of contract finding, but ruled that the damages suffered by the agency were only Ps.16,000. Grupo Iusacell has filed an injunctive action (amparo) with the Mexican Supreme Court against this sentence on the basis that this tribunal and the Mexican Supreme Court exceeded the scope of their review and also assessed damages incorrectly.

        e) In April 1998, Grupo Iusacell learned that the Montes Urales property was subject to two liens. Such liens were not identified when Inmobiliaria Montes Urales was acquired in 1994, nor was Grupo Iusacell notified of such liens subsequent to acquisition. To date, the liens have not been removed and it is uncertain as to when the removal will take place.

        f) Pursuant to the joint venture agreement signed between Grupo Iusacell and Infomin, S.A. de C.V. in 1996 to provide paging services, Grupo Iusacell committed to contribute up to $10,500 U.S. Dollars. During 1998, $9,032 U.S. Dollars were contributed. The joint venture agreement establishes the individual and joint responsibilities of the partners. In case a partner does not fulfill its responsibilities, sanctions could cause such partner to lose its investment and incur up to $ 1,000 U.S. Dollars as a penalty.

5. Contributed capital


     At September 30, 1999 and 1998, the issued and outstanding shares of common stock of the Company, without par value, were as follows:

                                1999             1998*
                           --------------   --------------
        Series A              736,830,745      848,896,267
        Series B                       --        5,562,450
        Series D                       --      186,904,725
        Series L                       --      150,791,114
        Series V              578,200,864               --
                            -------------    -------------
        Total               1,315,031,609    1,192,154,556
                            =============    =============

     * Represent capital structure of Grupo Iusacell prior to recapitalization and restructure plan.

     As described in Note 1, the Company completed on August 1999 a reorganization whereby the capital stock of Nuevo Iusacell was exchanged for the capital stock of Grupo Iusacell on a one-for-one basis. Consequently, the issued and outstanding shares of common stock as of September 30, 1999 and as of September 30, 1998 reflect the common stock of Nuevo Iusacell and Grupo Iusacell, respectively.

6. Foreign Currency Position

     The balance sheet as of September 30 includes assets and liabilities denominated in U.S. Dollars, as follows:

                                                          1999             1998
                                                     --------------    --------------
           Monetary assets                           U.S.$   47,327    U.S.$   37,198
           Monetary liabilities                             603,831           518,781
                                                     --------------    --------------
           Net monetary liability position
             in U.S. Dollars                         U.S$   556,504    U.S.$  481,583
                                                     ==============    ==============
           Equivalent in nominal
             Mexican pesos                           Ps.  5,202,350    Ps.  4,866,976
                                                     ==============    ==============

     The exchange rate as of September 30, 1999 and 1998 was Ps. 9.3483 and Ps. 10.1062 per 1 U.S. Dollar, respectively.


7. Subsequent Events and Commitments

        a) In October 1999, Grupo Iusacell drew down the remaining U.S. $18,900 available under the Eximbank loan facility and, in November 1999, repaid a U.S. $7,200 amortization installment under the same facility. In November 1999, in connection with a program to migrate its analog contract customers to digital service, Grupo Iusacell agreed to guarantee up to U.S. $6,200 in loans to be made by Banco Bilbao Vizcaya to its customers for the purchase of digital handsets.

        b) Grupo Iusacell failed to pay U.S. $63,000 to Lucent Technologies for network equipment that it had purchased under a contract requiring payment on September 30 and October 31, 1999. In addition, Grupo Iusacell is obligated to pay U.S. $28,000 to Lucent Technologies on November 30 and December 31, 1999. A portion of the proceeds of Nuevo Iusacell's U.S.$ 350,000 senior notes offering, if completed successfully , will be used to satisfy all or a portion of these obligations (see Note 7.d)

        c) In October 1999, Old Iusacell exceeded the capital expenditure limitation for 1999 under the long-term bank loan, the revolving credit facility and the two U.S. Eximbank loan facilities. Old Iusacell also had not registered the mortgage securing the long-term bank loan and the revolving credit facility with respect to a single parcel of real property in Leon (in Region 6) with an estimated market value of Ps.15,900 (approximately U.S.$1,700) because it believed the amount of the mortgage registration fee excessive and unreasonable compared to the value of the property. These defaults triggered cross-defaults among these credit facilities and in its Ps.93,489 (U.S.$10,000) handset facility. In December 1999, Old Iusacell obtained irrevocable and unconditional waivers of all these defaults and a modification of the restrictive covenant under the long-term bank loan, revolving credit facility and the two U.S. Eximbank loan facilities to enable it to make capital expenditures in excess of the maximum amount permitted for 1999 and to increase the maximum amount of capital expenditures permitted for 2000. Old Iusacell paid customary fees to receive these waivers.

      d) On December 16, 1999, Nuevo Grupo Iusacell completed an offering of U.S.$ 350,000 Senior Notes due 2006, bearing interest at a fixed rate of 14.25%. The obligations that were past due referred to in Note 7.b were paid.

8. Differences between Mexican and United States Generally Accepted Accounting Principles

       The Company's consolidated financial statements are prepared based on accounting principles generally accepted in Mexico ("Mexican GAAP"), which differ in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP").

       The following reconciliation to U.S. GAAP does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Mexican Bulletin B-10.

       The application of Bulletin B-10 represents a comprehensive measure of the effects of price-level changes in the financial statements based on historical cost for Mexican and U.S. accounting purposes. The principal differences, other than inflation accounting, together with an explanation where appropriate, of the adjustments that affect stockholders' equity, consolidated net income and consolidated comprehensive income as of September 30, 1999 and 1998 and for each of the nine-month periods ended September 30, 1999 and 1998 are as follows:

           a) Deferred income taxes and employee profit sharing
           ------------------------------------------------------------------

              Under Mexican GAAP, deferred income taxes are provided for identifiable, non-recurring timing differences (those expected to reverse over a definite period of time) at rates in effect at the time such differences originate. Benefits from loss carryforwards are not allowed to be recognized before the period in which the carryforward is utilized. For purposes of this reconciliation to U.S. GAAP, the Company has applied Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes "("SFAS 109"), for all periods presented.

              SFAS109 requires an asset and liability method of accounting whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. Under U.S. GAAP, the effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

              SFAS109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

              Mexican tax law requires payment of a 1.8% tax on the Company's net assets which may be used to offset future income tax obligations. Under Mexican GAAP, the net asset tax is charged to the provision for income taxes. Under SFAS 109, such amounts are treated as a deferred tax benefit and offset by a valuation allowance, if required.

              Employee profit sharing expense, which is based on each
                  subsidiary's taxable income after certain statutory adjustments, is included in the income tax provision under Mexican GAAP. The provision for employee profit sharing is charged to operations for U.S. GAAP purposes.

           b) Pre-operating costs
           --------------------------

              Under Mexican GAAP, the Company capitalized certain pre-operating costs, primarily related to Project 450. On September 30, 1998, the Company recorded a write-down related to its investment in Project 450 for Mexican GAAP purposes and consequently, wrote-off all capitalized pre-operating costs as of that date.

              Under U.S. GAAP, pre-operating costs are expensed as incurred. The
                  Mexican GAAP adjustment for the nine-month period ended September 30, 1998 represents the pre-operating costs that were originally written off for US GAAP purposes.

           c) Minority interest
           -----------------------

              Under Mexican GAAP, the minority interest in consolidated
                  subsidiaries is presented as a separate component within the stockholders' equity section of the consolidated balance sheet. For U.S. GAAP purposes, minority interest is not included in stockholders' equity and accordingly is deducted as a reconciling item to arrive at U.S. GAAP equity.

           d) Basic and fully diluted loss per share
           ------------------------------------------------

              Mexican GAAP requires the disclosure of earnings (loss) per share for public companies. Under U.S. GAAP, disclosure of basic earnings (loss) per share and diluted earnings (loss) per share is required for public companies in accordance with SFAS No. 128, "Earnings per Share."

              Basic earnings (loss) per share is computed by dividing income
                  (loss) available to common shareholders by the weighted average number of common shares outstanding for the year. The computation of diluted earnings (loss) per share is similar to basic earnings (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the nine-month periods ended September 30, 1999 and 1998 as the drawdowns and conversions under the facility with Bell Atlantic and the shares subject to the Stock Purchase Plan are excluded from the computation of diluted earnings (loss) per share because to do so would have been antidilutive for the periods presented.

           e) Effects of inflation accounting on U.S. GAAP adjustments
           --------------------------------------------------------------------

              In order to determine the net effect on the financial statements of recognizing certain of the adjustments described above, it is necessary to recognize the effects of applying the Mexican GAAP inflation accounting principles to such adjustments.

           f) Comprehensive income

           ------------------------------

              On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement, however, does not address recognition or measurement issues. The adoption of SFAS No. 130 had no impact on net loss or shareholders' equity. The Company has presented comprehensive income under U.S. GAAP for the nine-month periods ended September 30, 1999 and 1998 in Note 8 h) below.

           g) Interest rate collar
           ------------------------

              Effective July 30, 1998, in connection with the $225,000 U.S.
                  Dollars credit agreement (see Note 3), the Company was required to enter into an interest rate collar agreement designated as a hedge of a portion of the Company's floating rate debt. The interest rate collar limits the Company's exposure to fluctuations in short-term interest rates by locking in a range of interest rates on $35,000 U.S. Dollars of its floating rate debt. The cap rates range from 6.12% to 7.12% above six-month LIBOR with the floor rates ranging from 5.30% to 6.12% above six-month LIBOR. The interest rate collar matures on July 30, 2002.

              On February 26, 1999, the Company entered into another interest rate collar agreement to limit the maximum interest rate which must be paid on U.S.$15,000 of its floating rate debt. Under the terms of this collar agreement, the maximum effective LIBOR cost is limited to 5.82% if six-month LIBOR is lower than 6.82% and, if six-month LIBOR equals or goes above 6.82%, then the maximum effective LIBOR cost is limited to 6.82%.

              Under Mexican GAAP, the interest rate collar agreements are recorded on a cash basis. Under US GAAP, the differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense at the balance sheet date. Additionally, the related amount payable or receivable is included in accrued other expenses at the balance sheet date.

              The $50,000 U.S. Dollar million notional amount of the interest rate collar agreements does not quantify risk or represent assets or liabilities of the Company, but is used in the determination of cash settlements under the agreement. The Company is exposed to credit loss from counterparty nonperformance, but does not anticipate any such loss from the interest rate collar agreements, which are with a major financial institution.

              The fair value of the interest rate collar agreement is Ps.1,847
                  ($198 U.S. Dollars) and Ps.15,912 ($1,385 U.S. Dollars) as of September 30, 1999 and 1998, respectively, and is estimated based on current market settlement prices of comparable contracts obtained from dealer quotes. The Company does not hold or issue derivative financial instruments for trading purposes.

           h) Net income (loss) and stockholders' equity under U.S. GAAP
           -------------------------------------------------------------

              The following is a summary of net income (loss) and stockholders'
                  equity adjusted to take into account certain material differences between Mexican GAAP and U.S. GAAP:


                                                                Nine-month periods
                                                      -----------------------------------
                                                                ended September 30,
                                                      -----------------------------------
                                                         1999                    1998
                                                      ----------            -------------
Net income (loss) as reported under
   Mexican GAAP                                       Ps.619,322            (Ps.1,768,748)
Deferred income taxes                                    (18,870)                   4,274
Pre-operating expenses                                        --                  174,996
Effect of inflation accounting on US GAAP
 adjustments                                             (16,027)                 (10,144)
Interest rate collar                                      (1,847)                 (15,912)
                                                      ----------               ----------
Net income (loss) under U.S. GAAP                     Ps.582,578            (Ps.1,615,534)
                                                      ==========            ==============
Weighted average number of
 shares outstanding (thousands)                        1,269,997                1,095,646
                                                      ==========               ==========
Basic and diluted net income (loss)
 per share (pesos)                                       Ps.0.46                (Ps.1.47)
                                                      ==========               ==========



Comprehensive loss:

                                                          Nine-month periods
                                                 -------------------------------------
                                                          ended September 30,
                                                 --------------------------------------
                                                       1999                   1998
                                                 --------------         --------------
Net income (loss) under U.S. GAAP                    Ps.582,578            (1,615,534)
Inflation effects for the period                         16,027               (41,620)
                                                 --------------         --------------
Comprehensive loss                                   Ps.598,605         (Ps.1,657,154)
                                                 ==============         =============
Accumulated comprehensive loss                   (Ps.5,720,214)         (Ps.6,549,562)
                                                 ==============         =============

                                                             Nine-month periods
                                                       -------------------------------
                                                             ended September 30,
                                                       -------------------------------
                                                            1999              1998
                                                       ------------       ------------
Stockholders' equity under Mexican GAAP                Ps.5,403,279       Ps.3,348,921
   Minority interest                                        (28,472)            25,369
   Deferred income taxes                                    (18,870)           147,688
   Interest rate collar                                      (1,847)           (15,912)
                                                       ------------       ------------
Stockholders' equity as reported under U.S. GAAP       Ps.5,354,090       Ps.3,506,066
                                                       ============       ============



Changes in Stockholders' equity under US GAAP are as follows:


                            Contributed    Accumulated    Loss for
                            Capital        Losses         The year     Total
                            ----------    ------------    ---------    ---------
Balances as of 12/31/97      8,391,205    (3,219,856)     (884,166)    4,287,183

Application of 1997
net loss                                    (884,166)      884,166            --

Increase in capital stock      876,037                                   876,037

Effects of inflation                         (41,620)                    (41,620)
Net income for the
period                                                  (1,615,534)   (1,615,534)
                            ----------    ----------    ----------    ----------
Balances as of 9/30/98       9,267,242    (4,145,642)   (1,615,534)    3,506,066
                            ==========    ==========    ==========    ==========

Balances as of 12/31/98      9,557,908    (4,115,642)   (1,414,792)    4,027,474
Application of 1998
net loss                    (1,414,792)                  1,414,792            --

Effect of reorganization    (5,530,434)    5,530,434                          --
Effect of primary and
rights offerings               728,011                     728,011            --

Effects of inflation                          16,027                      16,027
Net loss for the period
                                                           582,578       582,578
                            ----------    ----------    ----------    ----------
Balances as of 9/30/99
                             4,755,485        16,027       582,578     5,354,090
                            ==========    ==========    ==========    ==========

           i) Supplementary U.S. GAAP disclosures
           ---------------------------------------------------

1) Cash flow information

   Since Statement of Financial Accounting Standards No. 95,
       "Statement of Cash Flows" ("SFAS 95") does not provide any specific guidance with respect to inflation adjusted financial statements for U.S. GAAP purposes, the following cash flow statement is presented, using U.S. GAAP balance sheets restated for inflation.

   Monetary gains and losses and unrealized foreign exchange gains and losses have been included as operating cash flow reconciling items. Other items have been included based on their cash flows, adjusted by inflation.

                                                                  Nine-month periods ended
                                                               ------------------------------
                                                                        September 30,
                                                               ------------------------------
                                                                  1999               1998
                                                                  ----               ----
Operating activities:
   Net income (loss) under U.S. GAAP                           Ps.582,578       (Ps.1,615,534)
    Adjustments to reconcile net income (loss) to
    cash used in operating activities:
     Depreciation and amortization                                967,396           1,427,017
     Equity in earnings of associated companies                    (2,587)            (20,252)
     Increase in allowance for doubtful accounts                   47,338              33,217
     Increase in allowance for obsolete and
        slow-moving inventories                                     3,394               6,140
     Minority interest                                            (10,699)             (3,339)
     Deferred income taxes and employee profit sharing            130,852              33,997
     (Gain) loss on net monetary position and foreign
          exchange losses                                        (828,871)            588,939
   Changes in operating assets and liabilities:
     Accounts receivable                                         (289,599)           (303,583)
     Inventories                                                   (2,118)             45,571
     Trade accounts payable and related parties                   119,408            (717,475)
     Taxes and other payable                                      195,817             370,064
     Income tax                                                  (159,623)             (8,140)
     Other                                                           (515)               (265)
                                                               ----------          ----------
Cash provided (used) by operating activities                      752,771            (163,644)
                                                               ----------          ----------
Investing activities:
   Purchase of property and equipment, net                     (1,241,723)         (2,455,987)
   Investment in associated companies, net of cash
    acquired                                                     (159,899)            (11,493)
   Purchase of other assets                                      (444,867)           (382,861)
                                                               ----------          ----------
Total cash used in investing activities                        (1,846,489)         (2,850,342)
                                                               ----------          ----------

                                                                               Nine-month periods ended
                                                                                     September 30,
                                                                             -------------------------------
                                                                                 1999              1998
                                                                             -------------     -------------
           Financing activities:
              Proceeds from notes payable and long-term debt                       515,259         3,036,254
              Payments of notes payable and long-term debt                  (      291,912)   (        9,029)
              Effects of primary and rights offering                               728,011                 -
                                                                             -------------     -------------
           Total cash provided by financing activities                             951,358         3,027,224
                                                                             -------------     -------------
           Net (decrease) increase  in  cash and cash equivalents           (     142,360)            13,239
           Cash and cash equivalents at beginning of period                        280,184           152,993
                                                                             -------------     -------------
           Cash and cash equivalents at the end of period                    Ps.   137,824     Ps.   166,232
                                                                             == ==========     =============
           Supplemental disclosure of non-cash activities:
           Conversion of debt under the Bell Atlantic facility               Ps.         -     Ps.  741,201
                                                                             =============     =============

2) The provision for income taxes for the nine-month periods ended September 30, was as follows:

                                                                               Nine-month periods ended
                                                                                     September 30,
                                                                             -------------------------------
                                                                                 1999              1998
                                                                             -------------     -------------
                Asset tax not offset by current
                   taxes                                                       Ps. 111,982        Ps. 38,271
                Deferred taxes                                                      18,870     (       4,274)
                                                                             -------------     -------------
                   Tax expense                                                 Ps. 130,852        Ps. 33,997
                                                                             =============     =============

3)       Deferred income taxes

         Significant components of deferred income taxes under U.S. GAAP are as follows:

                                                                        September 30, 1999
                                                          -------------------------------------------------
                                                             SFAS 109        SFAS 109
                                                            applied to      applied to
                                                           Mexican GAAP       US GAAP             Total
                                                             balances       adjustments
                                                          --------------   -------------      -------------
                Deferred liabilities:
                     Inventories                          Ps.     98,485   Ps.         -      Ps.    98,485
                     Property and equipment                      253,531               -            253,531
                     Cellular telephones to be
                       amortized                                 113,736               -            113,736
                     Concessions                                   2,915               -              2,915
                                                          --------------   -------------      -------------
                Deferred tax liabilities                         468,667               -            468,667
                                                          --------------   -------------      -------------

                                                                        September 30, 1999
                                                          -------------------------------------------------
                                                             SFAS 109        SFAS 109
                                                            applied to      applied to
                                                           Mexican GAAP       US GAAP             Total
                                                             balances       adjustments
                                                          --------------   -------------      -------------
                Deferred assets:
                     Allowance for doubtful
                        accounts                                  35,647               -             35,647
                     Net operating loss carryforward
                         and tax credits                       1,222,133               -          1,222,133
                     Reorganization reserve                       22,246               -             22,246
                     Interest rate collar                              -             628                628
                     Allowance for deferred
                        tax assets                        (      649,112) (          628)       (   649,740)
                                                          --------------   -------------      -------------
                Deferred tax assets                              630,914               -           630,914
                                                          --------------   -------------      -------------
                Net deferred tax assets                   Ps.    162,247   Ps.         -      Ps.   162,647
                                                          ==============   =============      =============


                                                                        September 30, 1998
                                                          -------------------------------------------------
                                                             SFAS 109        SFAS 109
                                                            applied to      applied to
                                                           Mexican GAAP       US GAAP             Total
                                                             balances       adjustments
                                                          --------------   -------------      -------------
                Deferred liabilities:
                     Inventories                          Ps.     94,629   Ps.         -      Ps.    94,629
                     Property and equipment                      258,934               -            258,934
                     Cellular telephones to be
                       amortized                                 114,263               -            114,263
                     Concessions                                   2,599               -              2,599
                                                          --------------   -------------      -------------
                Deferred tax liabilities                         470,425               -            470,425
                                                          --------------   -------------      -------------
                Deferred assets:
                     Allowance for doubtful accounts              34,768               -             34,768
                     Net operating loss carryforwards
                        and tax credits                        1,169,717               -          1,169,717
                     Reorganization reserve                       26,483               -             26,483
                     Allowance for deferred
                        tax assets                        (      629,999)              -      (     629,999)
                                                          --------------   -------------      -------------
                Deferred tax assets                              600,969               -            600,969
                                                          --------------   -------------      -------------
                Net deferred tax assets                   Ps.    130,544   Ps.         -      Ps.   130,544
                                                          ==============   =============      =============

The Company has recorded a deferred tax asset of Ps.1,222,133 reflecting the benefit of tax loss carryforwards, which expire in varying amounts between 2001 and 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset at September 30, 1999 will be realized based on the following:

   (i) the net deferred tax asset amounting to Ps.162,247 represents only the tax loss carryforwards (which are subject to indexation) of 1997 and 1998 which have expiration periods of 9 and 10 years, respectively, and

   (ii) although the Group has generated operating losses for the past five years, it believes that it is more likely than not that the net deferred tax asset will be realized based on Group's business plan based estimate of future taxable income over the next five years in an amount sufficient to utilize the net deferred tax losses recorded as of September 30, 1999.

4) Disclosure of certain risks and uncertainties:

a) Foreign currency risk

A substantial amount of the Company's debt obligations, including the long-term bank loan and unsecured senior notes, are denominated in U.S. Dollars, while the Company generates revenues in Pesos. Therefore, the Company is exposed to currency exchange rate risks that could significantly affect the Company's ability to meet its obligations. The exchange rate of Pesos to the U.S. Dollar is a freely floating rate, which has declined in recent years. Any significant decrease in the value of the Peso relative to the U.S. Dollar in the near term may have a material adverse effect on the Company and on its ability to meet its short-term foreign debt and its long-term debt obligations. The Company does not currently have in place hedging arrangements with respect to this foreign currency risk. However, the Company expects to hedge utilizing forward-rate contracts, its exchange rate exposure for up to 50% of the principal and interest payments coming due over the next 18 months. The Company is also considering limited hedging alternatives for up to an additional 50% of the remaining outstanding principal and interest obligations coming due over the next 18 months.

b) Working capital deficiency

The Company's consolidated financial statements for the nine-month period ended September 30, 1999 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities in the normal course of business. Under US GAAP, the Company had negative working capital of Ps.1,188,967 at September 30, 1999. The continuation of the Company as a going concern is dependent upon its ability to generate sufficient cash from operations and financing activities. In this regard, management expects operational cash flows in the coming years, and its plans include raising additional financing to fully develop digital CDMA based wireless and PCS services. As mentioned in Note 7.d, the Company completed the offering of U.S.$350,000 Senior Notes due 2006 (see Note 7.d).

12.  Condensed financial information

Presented below is condensed consolidating financial information for i) the parent company; ii) the combined guarantor subsidiaries; iii) the combined non-guarantor subsidiaries; iv) eliminations; and v) the Company's consolidated financial statements. The subsidiary guarantees are full, unconditional, joint and several.

Where applicable, the equity method has been used by the parent Company with respect to its investments in subsidiaries for the respective periods presented.

The Company has not presented separate financial statements and other disclosures concerning each of the subsidiary guarantors because management believes that such information is not material to investors.

          CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1999


                                                 Combined        Combined
                                  Parent         Guarantor     Non-Guarantor
                                  Company       Subsidiaries    Subsidiaries     Eliminations     Consolidated
                               --------------  --------------  --------------   --------------   --------------
                                                    ASSETS
  Current assets:
      Cash and short-term
        investments              Ps.      4,659  Ps.     31,083  Ps.        913   Ps.    101,169   Ps.    137,824
                                 --------------  --------------  --------------   --------------   --------------
      Accounts receivable:
        Trade                                 -         515,817           17,462  (       65,839)         467,440
        Related parties               1,663,091         910,099                -  (    2,561,738)          11,452
        Recoverable taxes
        and other                       314,518         253,958          188,455  (       68,306)         688,625
                                 --------------  --------------  ---------------  --------------   --------------
                                      1,977,609       1,679,874          205,917   (   2,695,883)       1,167,517
                                 --------------  --------------  ---------------  --------------   --------------
      Inventories                        62,269         264,088           21,688  (       58,384)         289,661
                                 --------------  --------------  ---------------  --------------   --------------
      Total current assets            2,044,537       1,975,045          228,518  (    2,653,098)       1,595,002

  Investment in associated
      companies                       1,857,490         320,953                -  (    1,995,700)         182,743
  Property and equipment,
      net                             4,916,238         859,295          732,109  (       19,357)       6,488,285
  Other assets                          348,937         699,101          103,709         699,918        1,851,665
  Excess  of  investment
      cost over book value            1,794,365          29,721                -               -        1,824,086
                                 --------------  --------------  ---------------  --------------   --------------
      Total assets               Ps. 10,961,567  Ps.  3,884,115  Ps.   1,064,336   (Ps.3,968,237)  Ps. 11,941,781
                                 ==============  ==============  ===============  ==============   ==============

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
      Notes payable              Ps.    225,341  Ps.          -   Ps.          -    Ps.   210,347   Ps.    537,421
      Trade accounts payable            904,622         248,995           25,254   (      101,057)       1,077,814
      Related parties                         -               -        1,539,891   (    1,413,743)         126,148
      Taxes and other payable           299,675         540,464              870          107,900          948,909
      Income tax                          4,571               5          153,213   (     152,342)            5,447
                                 --------------  --------------   --------------   --------------   --------------
      Total current liabilities       1,434,209         789,464        1,719,228   (    1,348,895)       2,594,006
  Long-term debt                      4,152,551               -                -   (      210,346)       3,942,205
  Commitments and
      contingencies                           -           2,233               58                -            2,291
                                 --------------  --------------   --------------   --------------   --------------
  Total liabilities                   5,586,760         791,697        1,719,286   (    1,559,241)        6,538,502
                                 --------------  --------------   --------------   --------------   --------------
  Stockholders' equity:
  Capital contributions               4,755,485       5,269,565        1,077,660   (    6,347,225)       4,755,485
  Earned capital                        619,322  (    2,188,050)  (    1,732,610)       3,920,660          619,322
  Minority interest                           -          10,903                -           17,569           28,472
                                 --------------  --------------   --------------   --------------   --------------
  Total stockholders' equity          5,374,807       3,092,418   (      654,950)  (    2,408,996)       5,403,279
                                 --------------  --------------   --------------   --------------   --------------
  Total liabilities and
      stockholders' equity       Ps. 10,961,567  Ps.  3,884,115   Ps.  1,064,336   (Ps. 3,968,237)  Ps. 11,941,781
                                 ==============  ==============   ==============   ==============   ==============
  Total stockholders'
    equity under Mexican GAAP    Ps.  5,374,807  Ps.  3,092,418   (Ps.   654,950)  (Ps. 2,408,996)  Ps.  5,403,279
  Minority interest                           -  (       10,903)               -   (       17,569)  (       28,472)
  Deferred income taxes          (        6,326) (       15,179)  (        1,809)           4,444   (       18,870)
  Interest rate collar           (        1,847)              -                -                -   (        1,847)
                                 --------------  --------------   --------------   --------------   --------------
  Total stockholders'
    equity under US GAAP         Ps.  5,366,634  Ps.  3,066,336   (Ps.    656,759)  (Ps. 2,422,121)  Ps.  5,354,090
                                 ==============  ==============   ===============   ==============   ==============

                     CONDENSED CONSOLIDATED INCOME STATEMENT
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999

                                                                     Combined          Combined
                                                      Parent         Guarantor       Non-Guarantor
                                    Company        Subsidiaries     Subsidiaries      Eliminations     Consolidated
                                 --------------   --------------   --------------    --------------   --------------
  Total revenues                 Ps.    347,368   Ps.  4,037,177   Ps.    382,605    (Ps. 1,858,644)  Ps.  2,908,506
  Total cost of sales                    15,599        1,580,795          290,218    (      944,815)         941,797
                                 --------------   --------------   --------------    --------------   --------------
  Gross profit                          331,769        2,456,382           92,387    (      913,829)       1,966,709
  Operating expenses                     42,246        1,718,709          147,094    (      944,607)         963,442
  Depreciation and
  amortization                          434,720          494,702           41,687    (        3,713)         967,396
                                 --------------   --------------   --------------    --------------   --------------
  Operating profit (loss)        (      145,197)        242,791    (       96,394)           34,491           35,871
                                 --------------   --------------   --------------    --------------   --------------
  Integral financing cost
   (gain):
  Interest expense, net          (       88,470)  (       97,336)         233,721           114,836          162,751
  Foreign exchange loss, net     (      274,742)  (       51,807)           1,254                 2   (      325,293)
  Gain from monetary
      position                   (      351,185)          71,025   (      121,374)   (      118,071)  (      519,605)
                                 --------------   --------------   --------------    --------------   --------------
                                        714,397   (       78,118)         113,601    (        3,233)  (      682,147)
                                 --------------   --------------   --------------    --------------   --------------
  Equity participation in net
      (gain) loss of associated
      companies                           2,587                -                -                 -            2,587
  Provision for assets tax               67,858           22,805   (           65)           21,384          111,982
  Minority interest                      12,169            1,470                -                 -           10,699
                                 --------------   --------------   --------------    --------------   --------------
  Net (loss ) profit
      for the year               Ps     516,098   Ps.    296,814   (Ps.   209,930)   Ps.     16,340   Ps.    619,322
                                 ==============   ==============   ==============    ==============   ==============

  Net loss for the year under
      Mexican GAAP               Ps.    516,098   Ps.    296,814   (Ps.   209,930)   Ps.     16,340   Ps.    619,322
  Deferred income taxes          (        6,326)  (       15,179)  (        1,809)           4,444(           18,870)
  Interest rate collar           (        1,847)               -                -                -    (        1,847)
  Gain on net monetary
  Position                       (        5,373)  (       12,892)  (        1,536)            3,774   (       16,027)
                                 --------------   --------------   --------------    --------------   --------------
  Net (loss) profit for the
      year under US GAAP         Ps.    502,552   Ps.    268,743   (Ps.    213,275)  Ps.      24,558   Ps.    582,578
                                 ==============   ==============   ===============   ===============   ==============

              CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW FOR THE
                   NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999


                                                 Combined        Combined
                                  Parent         Guarantor     Non-Guarantor
                                  Company       Subsidiaries    Subsidiaries     Eliminations     Consolidated
                                 --------------   --------------   --------------    --------------   --------------
  Operating activities:
  Net profit (loss)
  for the year                   Ps.    502,552   Ps.    268,743   (Ps.   213,275)   Ps.     24,558   Ps.     582,578
  Adjustments to reconcile
  cash provided by (used in)
  operating activities:
  Depreciation and
  amortization                          434,720          494,702           41,687    (        3,713)          967,396
  Equity in net (earnings) of
  Associated companies           (        2,587)               -                -                 -   (         2,587)
  Increase in allowance
  for doubtful accounts                       -           52,237            1,768    (        6,667)           47,338
  Increase in allowance for
  obsolete and slow-moving
  inventories                               730            3,094              254    (          684)            3,394
  Minority interest              (       12,169)           1,470                -                 -   (        10,699)
  Deferred income taxes and
  employee profit sharing                74,184           37,984            1,744            16,940           130,852
  Gain on net monetary
  position and foreign
  exchange losses                (      620,554)          32,110   (      118,584)   (      121,843)  (       828,871)
  Changes in operating
  assets and liabilities:
  Accounts receivable            (       38,574)  (      387,605)         213,906    (       77,325)  (       289,599)
  Inventories                    (       57,983)  (       84,923)           3,193           137,595   (         2,118)
  Trade accounts payable
  and related parties            (       12,057)  (      396,253)          55,724           471,994           119,408
  Taxes and other payable        (      186,292)         377,940   (      136,366)          140,535           195,817
  Income tax                     (      113,761)  (       24,145)         152,009    (      173,726)  (       159,623)
  Other                                       -   (          516)               1                 -   (           515)
                                 --------------   --------------   --------------    --------------   --------------
  Net cash provided by (used
  in) operating activities       (       31,792)         374,838            2,061           407,664          752,771
                                 --------------   --------------   --------------    --------------   --------------
  Financing activities:
  Proceeds from notes payable
  and long-term debt                    378,091                -                -           137,168          515,259
  Payments of notes payable
  and long-term debt             (      337,321)               -                -            45,409   (      291,912)
  Effects of primary and
  rights Offerings                      834,461           84,999    (      20,540)   (      170,909)         728,011
                                 --------------   --------------   --------------    --------------   --------------
  Net cash provided by (used
  in) financing activities              875,231           84,999   (       20,540)           14,894          951,358
                                 --------------   --------------   --------------    --------------   --------------
  Investing activities:
  Purchase of property and
  equipment, net                 (    1,319,393)  (      244,207)  (       31,067)          350,944   (    1,241,723)
  Investment in associated
  companies, net of cash
  acquired                              239,435   (      136,736)               -    (      262,598)  (      159,899)
  Purchase of other assets       (        7,527)  (       21,941)  (        8,057)   (      407,342)  (      444,867)
                                 --------------   --------------   --------------    --------------   --------------
  Net cash (used in) provided
  by investing activities        (    1,087,485)  (      400,884)  (       39,124)   (      318,996)  (    1,846,489)
                                 --------------   --------------   --------------    --------------   --------------
  Net increase (decrease)
  in  cash                       (      244,046)          58,953   (       57,603)          100,336   (      142,360)
  Cash at beginning of year             248,705   (       27,870)          58,516               833          280,184
                                 --------------   --------------   --------------    --------------   --------------
  Cash at the end of year        Ps.      4,659   Ps.     31,083   Ps.        913    Ps.    101,169   Ps.    137,824
                                 ==============   ==============   ==============    ==============   ==============

          CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1998


                                                 Combined        Combined
                                  Parent         Guarantor     Non-Guarantor
                                  Company       Subsidiaries    Subsidiaries     Eliminations     Consolidated
                                 --------------   --------------   --------------    --------------   --------------
                                                       ASSETS
  Current assets:
  Cash and short-term
  investments                    Ps.    125,773   (Ps.     2,239)  Ps.     40,998    Ps.      1,700   Ps.    166,232
                                 --------------   --------------   --------------    --------------   --------------
  Accounts receivable:
        Trade                                 -          336,172           16,563    (       54,476)         298,258
        Related parties               2,759,646                -                -    (    2,742,023)          17,624
        Recoverable taxes and
        other                           176,293          127,180          105,442            66,273          475,189
                                 --------------   --------------   --------------    --------------   --------------
                                      2,935,939          463,352          122,005    (    2,730,226)         791,071
                                 --------------   --------------   --------------    --------------   --------------
  Inventories                           120,025          140,382           48,343    (       30,428)         278,322
                                 --------------   --------------   --------------    --------------   --------------
  Total current assets                3,181,738          601,495          211,346    (    2,758,954)       1,235,625
  Investment in associated
      companies                       1,676,672           49,236                -    (    1,708,081)          17,827
  Property and equipment,
      net                             3,489,133        1,221,408          514,297    (       70,123)       5,154,715
  Other assets                          296,432          703,451           92,560           621,756        1,714,199
  Excess  of  investment
  cost over book value                1,874,192           31,899                -               232        1,906,323
                                 --------------   --------------   --------------    --------------   --------------
  Total assets                   Ps. 10,518,166     Ps.2,607,489   Ps.    818,203    (Ps. 3,915,170)  Ps. 10,028,689
                                 ==============   ==============   ==============    ==============   ==============

                                                     LIABILITIES
  Current liabilities:
      Notes payable              Ps.    623,892 Ps.            -   Ps.          -    Ps.          -   Ps.    623,892
      Trade accounts payable            468,362          193,336           88,469    (       30,427)         719,739
      Related parties                         -          863,419        1,341,890    (    2,049,940)         155,369
      Taxes and other payable           564,474          211,374           90,001    (      127,080)         738,769
      Income tax                         38,162               20                -                 -           38,182
                                 --------------   --------------   --------------    --------------    --------------
      Total current liabilities       1,694,890        1,268,150        1,520,360    (    2,207,448)       2,275,951
  Long-term debt                      4,399,608                -                -                 -        4,399,608
  Trade accounts payable,
      long-term                           1,469                -                -                 -            1,469
  Commitments and
      contingencies                           -            2,687               52                 -            2,740
                                 --------------   --------------   --------------    --------------    --------------
      Total liabilities               6,095,966        1,270,837        1,520,412    (    2,207,448)       6,679,768
                                 --------------   --------------   --------------    --------------    --------------
  Stockholders' equity:
  Capital contributions               9,245,843        3,703,417          939,413    (    4,621,431)       9,267,242
  Earned capital                 (    4,783,091)      (2,381,715)  (    1,641,622)        2,913,476   (    5,892,952)
  Minority interest              (       40,551)          14,950                -               232   (       25,369)
                                 --------------   --------------   --------------    --------------   --------------
  Total stockholders' equity          4,422,200        1,336,652   (      702,209)   (    1,707,723)       3,348,921
                                 --------------   --------------   --------------    --------------   --------------
  Total liabilities and
  stockholders' equity           Ps. 10,518,166   Ps.  2,607,489   Ps.    818,203    (Ps. 3,915,170)  Ps. 10,028,689
                                 ==============   ==============   ==============    ==============   ==============

                                                Combined           Combined
                                  Parent        Guarantor       Non-Guarantor
                                 Company     Subsidiaries        Subsidiaries     Eliminations    Consolidated
                                 -------     ------------        ------------     ------------    ------------
  Total stockholders'
  equity under Mexican GAAP   Ps.4,422,200   Ps.1,336,652        (Ps.702,209)    (Ps.1,707,723)   Ps.3,348,921
  Minority interest                 40,319        (14,950)          -                        -          25,369
  Deferred income taxes             18,241        (14,068)            25,358           118,157         147,688
  Interest rate collar             (15,912)             -                  -                 -         (15,912)
                              ------------    ------------       -----------     -------------    ------------
  Total stockholders'
  equity under US GAAP        Ps.4,464,849    Ps.1,307,634       (Ps.676,851)    (Ps.1,589,566)   Ps.3,506,066
                              ============    ============       ===========      ============    ============




                     CONDENSED CONSOLIDATED INCOME STATEMENT
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998


                                                 Combined           Combined
                                 Parent          Guarantor       Non-Guarantor
                                Company         Subsidiaries      Subsidiaries      Eliminations       Consolidated
                                -------         ------------      ------------      ------------       ------------
Total revenues                 Ps.203,361      Ps.3,080,921        Ps.290,363      (Ps.1,297,260)      Ps.2,277,384
Total cost of sales                14,641         1,290,029           239,143           (777,651)           766,163
                               ----------        ----------        ----------         ----------         ----------
Gross profit                      188,719         1,790,891            51,220           (519,610)         1,511,221
Operating expenses                 44,521         1,213,406           147,668           (519,182)           886,412
Depreciation and
Amortization                      249,321           344,123            22,207                (34)           615,617
450 Project write-down                 --                --           986,396                 --            986,396
                               ----------        ----------        ----------         ----------         ----------
Operating profit (loss)          (105,122)          233,362        (1,105,050)              (394)          (977,204)
                               ----------        ----------        ----------         ----------         ----------
Integral financing result:
Interest expense, net            (139,720)          147,357           162,013             28,421            198,070
Foreign exchange loss,
    net                           911,295            94,617             5,371                 --          1,011,283
0Gain from monetary
    position                     (172,695)          (71,402)         (159,813)           (28,578)          (432,489)
                               ----------        ----------        ----------         ----------         ----------
                                  598,879           170,571             7,571               (157)           776,864
                               ----------        ----------        ----------         ----------         ----------
Equity participation in net
(gain) loss of associated
companies                           2,476            17,694                --                 81             20,252
Provision for assets tax           27,816            10,301               154                 --             38,271
Minority interest                   4,661            (1,322)               --                 --              3,339
                               ----------        ----------        ----------         ----------         ----------
Net (loss) profit
    for the year               Ps. 724,680        Ps.68,862     (Ps.1,112,775)           (Ps.155)      (Ps.1,768,748)
                               ==========        ==========       ============        ==========       ============
Net (loss) profit
for the year under
Mexican GAAP                  (Ps.724,680)        Ps.68,862     (Ps.1,112,774)           (Ps.155)      (Ps.1,768,748)
Deferred income taxes             (67,229)          (43,988)           12,759            102,731              4,274
Preoperating costs                     --           174,996                --                 --            174,996
Interest rate collar              (15,912)               --                --                 --            (15,912)
Loss on net monetary
    position                       (6,011)           (3,093)              209             (1,249)           (10,144)
                               ----------        ----------        ----------         ----------         ----------
Net (loss) profit for the
    year under US GAAP        (Ps.813,832)       Ps.196,778      (Ps.1,099,805)       Ps.101,327      (Ps.1,615,534)
                               ==========        ==========       ============        ==========       ============

                  CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998


                                                    Combined            Combined
                                      Parent         Guarantor        Non-Guarantor
                                     Company       Subsidiaries       Subsidiaries      Eliminations       Consolidated
                                     -------       ------------       ------------      ------------       ------------
Operating activities:
    Net gain (loss)
    for the year                 (Ps.813,832)     Ps. 196,778     (Ps.1,099,805)        Ps.101,327     (Ps.1,615,534)
Adjustments to reconcile
net cash provided
by (used in) operating
activities:
Depreciation and
amortization                         249,321          169,127            22,207               (34)           440,621
450 Project write down                    --               --           986,396                --            986,396
Equity in net loss (earnings)
of associated companies               (2,476)         (17,694)               --               (81)           (20,252)
Increase in allowance for
doubtful accounts                         --           37,267             1,621            (5,671)            33,217
Increase in allowance for
obsolete and slow-moving
inventories                            2,648            3,097             1,067              (672)             6,140
Minority interest                     (4,661)           1,322                --                --             (3,339)
Deferred income taxes and
employee profit sharing               95,046           54,288            12,606          (102,732)            33,997
Gain on net monetary
position and foreign
exchange losses                      744,611           26,307          (154,652)          (27,328)           588,939
Changes in operating
assets and liabilities:
Accounts receivable                 (143,610)        (106,179)            3,610           (57,404)          (303,583)
Inventories                         (104,204)         148,621              (252)            1,406             45,571
Trade accounts payable
and related parties                 (638,329)          (4,366)         (109,149)           34,370           (717,475)
Taxes and other payable              435,504          (28,559)           35,686           (72,567)           370,064
Income Tax                             3,982          (13,018)           (1,480)            2,377             (8,140)
Other                                     --              121              (147)             (238)              (265)
                                  ----------       ----------        ----------        ----------         ----------
Net cash provided by
(used in) operating
activities                          (176,001)         467,111          (327,505)         (127,247)          (163,643)
                                  ----------       ----------        ----------        ----------         ----------
Financing activities:
Proceeds from notes payable
and long-term debt                 2,345,009               --                --           691,245          3,036,254
Payments of notes payable
and long-term debt                    (9,029)              --                --                --             (9,029)
                                  ----------       ----------        ----------        ----------         ----------
Net cash provided by
(used in) financing
activities                         2,335,979               --                --           691,245          3,027,224
                                  ----------       ----------        ----------        ----------         ----------

                                                   Combined         Combined
                                   Parent          Guarantor      Non-Guarantor
                                   Company       Subsidiaries     Subsidiaries       Eliminations     Consolidated
                                   -------       ------------     ------------       ------------     ------------
  Investing activities:
  Purchase of property and
  equipment, net                 (1,737,805)       (296,555)        (369,128)          (52,499)       (2,455,987)
  Investment in associated
  companies, net of cash
  acquired                         (535,391)         (4,214)          10,873           517,239           (11,493)
  Purchase of other assets           78,205        (175,770)         725,256        (1,010,553)         (382,861)
                                 ----------      ----------       ----------        ----------        ----------
  Net cash (used in)
  provided by investing
  activities                     (2,194,990)       (476,539)         367,001       (Ps.545,813)       (2,850,342)
                                 ----------      ----------       ----------        ----------        ----------
  Net increase (decrease)
  in cash                           (19,100)         (9,427)          39,496            18,184            13,240
  Cash at beginning of year         144,873           7,187            1,501              (569)          152,993
                                 ----------      ----------       ----------        ----------        ----------
  Cash at the end of year        Ps.125,773      (Ps.2,239)        Ps.40,997         Ps.17,616        Ps.166,233
                                 ==========      ==========       ==========        ==========        ==========


                     - - - - - - - - - - - - - - - - - - - -

                                    ANNEX A

                      GLOSSARY OF TELECOMMUNICATIONS TERMS

analog: A transmission method employing a continuous electrical signal that varies in amplitude or frequency in response to changes in sound, light, position, etc., impressed on a transducer in the sending device.

band:              A range of frequencies between two defined limits.

CDMA: Code Division Multiple Access, a standard of digital cellular technology which provides more call carrying capacity than analog or TDMA.

Cellular A-Band:   The range of frequencies used to provide cellular wireless service between 825-835 MHz and between 870-880 MHz of the radio spectrum.

Cellular B-Band:   The range of frequencies used to provide cellular wireless service between 835-845 MHz and between 880-890 MHz of the radio spectrum.

channel: A pathway for the transmission of information between a sending point and a receiving point.

COFETEL: Comision Federal de Telecomunicaciones, the Mexican Federal Telecommunications Commission.

Covered POPs:      The number of POPs in a defined area for whom a cellular
                   signal is accessible.

digital: A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuous analog signal.

hertz: The unit measuring the frequency with which an alternating electromagnetic signal cycles through the zero-value state between lowest and highest states. One hertz (abbreviated Hz) equals one cycle per second. KHz (kilohertz) stands for thousands of hertz; MHz (megahertz) stands for millions of hertz and GHz (gigahertz) stands for billions of hertz.

IMTS: Improved mobile telephone service; IMTS systems are analog mobile telephone systems that employ a single powerful radio base station to communicate with IMTS mobile telephones that are within approximately a 25-mile-wide radius.

LATA: Local Access and Transport Area; an area in which a local exchange carrier is permitted to provide service as designated by the 1982 United States federal court decree resulting from antitrust litigation brought by the United States Department of Justice against AT&T Corporation.

PCS: Personal Communications Services; PCS has come to represent tow things: first, a digital wireless communications service operating over the 1.9 GHz band; and second, more generically, a wireless communications service utilizing a digital network that offers typical features such as voice, video and data applications, short messaging, voicemail, caller identification, call conferencing and call forwarding. Generic PCS suppliers promote this service on the ability of its features to be customized, or "bundled," to the needs of the individual customers.

PCS A-Band:        The range of frequencies used to provide PCS wireless
                   services between 1.850-1.865 GHz and between 1.930-1.945 GHz of the radio spectrum.

PCS B-Band:        The range of frequencies used to provide PCS wireless
                   services between 1.870-1.885 GHz and between 1.950-1.965 GHz of the radio spectrum.

PCS D-Band:        The range of frequencies used to provide PCS wireless
                   services between 1.865-1.870 GHz and between 1.945-1.950 GHz of the radio spectrum.

PCS E-Band:        The range of frequencies used to provide PCS wireless
                   services between 1.885-1.890 GHz and between 1.965-1.970 GHz of the radio spectrum.

Penetration rate:  A cellular operator's subscribers within a defined area divided by total POPs within that area.

POPs: The population for a particular area based on the 1990 Mexican census. Population figures for 1994, 1995, 1996, 1997 and 1998 have been calculated by applying the forecast annual population growth rate for 1992 and 1995, as published by the Instituto Nacional de Estadistica, Geografia e Informatica (the National Institute of Statistics, Geography and Data Processing, "INEGI") to the official 1990 census figures. Where the population information is set forth without reference to a year, the information given is as of December 31, 1998. The SCT divides Mexico into nine geographic regions for the provision of cellular service (individually a "Region" and collectively the "Regions"). Information regarding the numbers of POPs within a given region has been calculated using the national population growth rate, as published by INEGI. Information regarding the number of POPs within a given city has been calculated using the growth rate for that city, as published by INEGI, which may not be the same as the national growth rate published by INEGI. The number of POPs in any region or other geographic area should not be confused with the current number of users of wireless services in that region or other geographic area and is not indicative of the number of users of wireless services in the future.

Region 1:          Consists of the states of Baja California Norte and Baja
                   California Sur and the municipality of San Luis Rio Colorado in northwestern Sonora. Major cities in the region include
                   Tijuana, Mexicali, Ensenada, Tecate and La Paz.

Region 2:          Consists of the states of Sonora and Sinaloa (except for the municipality of San Luis Rio Colorado in northwestern
                   Sonora). Major cities in the region include Hermosillo, Ciudad Obregon, Culiacan and Mazatlan.

Region 3:          Consists of the states of Chihuahua and Durango and the
                   municipalities of Torreon, Francisco I. Madero, Matamoros,
                   San Pedro and Viesca in the state of Coahuila. Major cities in the region include Ciudad Juarez, Chihuahua, Durango, Gomez Palacio and Torreon.

Region 4:          Consists of the states of Tamaulipas, Nuevo Leon and, with the exception of the municipalities of Torreon, Francisco I.
                   Madero, Matamoros, San Pedro and Viesca, the state of
                   Coahuila. Major cities in the region include Monterrey, Saltillo, Ciudad Victoria, Tampico, Reynosa and Matamoros.

Region 5:          Consists of the states of Colima, Jalisco, Michoacan and
                   Nayarit (except for twelve municipalities in northeastern
                   Jalisco). Major cities in the region include Guadalajara
                   (population 1.8 million), Mexico's second largest city, Morelia, Tepic, Colima and Manzanillo.

Region 6:          Consists of the states of Aguascalientes, Guanajuato,
                   Queretaro, San Luis Potosi, Zacatecas and twelve municipalities in northeastern Jalisco. Major cities in the region include Leon, Queretaro, San Luis Potosi,
                   Aguascalientes and Zacatecas.

Region 7:          Consists of the states of Guerrero, Oaxaca, Puebla, Tlaxcala and Veracruz. Major cities in the region include Puebla, Acapulco, Veracruz and Oaxaca.

Region 8:          Consists of the states of Yucatan, Quintana Roo, Campeche,
                   Chiapas and Tabasco. Major cities in the region include
                   Merida, Cancun, Villahermosa, Campeche, Tuxtla Gutierrez and
                   San Cristobal de las Casas.

Region 9:          Consists of the states of Mexico, Hidalgo and Morelos and the
                   Federal District. Major cities in the region include Mexico
                   City, one of the world's most populous cities, Toluca, Cuernavaca and Pachuca.

roaming: A service offered by mobile communications providers which allows a subscriber to use his or her telephone while in the service area of another carrier.

SCT: Secretaria de Comunicaciones y Transportes, the Mexican Telecommunications and Transportation Secretariat.

switch: A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

TDMA: Time Division Multiple Access, a standard of digital cellular technology, which provides more call carrying capacity than analog, but less than CDMA.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  With respect to Nuevo Grupo Iusacell

     Under Mexican law, when an officer of a corporation such as Iusacell acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses.

  With respect to Bell Atlantic Corporation

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by, or in the right of, the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article 7 of the Bell Atlantic Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

     Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1996 by and between NYNEX Corporation ("NYNEX") and Bell Atlantic, Bell Atlantic has agreed for a period of six years following the Effective Time to (a) cause NYNEX to maintain in effect the provisions regarding indemnification of officers and directors contained in the NYNEX Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of NYNEX and its subsidiaries, (b) maintain in effect, and cause NYNEX to, maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the Effective Time, and (c) indemnify, and cause NYNEX to indemnify, the directors and officers of Bell Atlantic and NYNEX respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law. In addition, Bell Atlantic has agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of NYNEX under its indemnification arrangements.

     The Certificate of Incorporation of Bell Atlantic limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

     The directors and officers of Bell Atlantic are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Bell Atlantic.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

 1.1   --  Form of Exchange Agent Agreement.
 3.1   --  By-laws (estatutos) of Nuevo Grupo Iusacell, S.A. de C.V.*
 4.1   --  Indenture dated December 16, 1999 among Nuevo Grupo
           Iusacell, S.A. de C.V., Bell Atlantic Corporation and The
           Bank of New York as Trustee.
 4.2   --  Form of Note.**
 4.3   --  Exchange and Registration Rights Agreement dated December
           16, 1999 among Nuevo Grupo Iusacell, S.A. de C.V., Bell
           Atlantic Corporation, Grupo Iusacell, S.A. de C.V., Chase
           Securities, Inc. and Salomon Smith Barney, Inc.
 4.4   --  Security Agreement dated December 16, 1999 among Nuevo Grupo
           Iusacell, S.A. de C.V., The Bank of New York and the holders from time to time of the notes.
 5.1   --  Opinion of De Ovando y Martinez del Campo, S.C., special
           Mexican counsel to the Nuevo Grupo Iusacell, S.A. de C.V., regarding the validity of the notes registered hereby.
 5.2   --  Opinion of Clifford Chance Rogers & Wells LLP special U.S.
           counsel to Nuevo Grupo Iusacell, S.A. de C.V., regarding the validity of the notes registered hereby.
 5.3   --  Opinion of Phillip M. Huston, Jr., counsel to Bell Atlantic
           Corporation regarding the validity of the put option to Bell
           Atlantic Corporation.
 8.1   --  Opinion of De Ovando y Martinez del Campo, S.C., special
           Mexican counsel to the Registrant, regarding tax matters.
 8.2   --  Opinion of Clifford Chance Rogers & Wells LLP, special U.S.
           counsel to Nuevo Grupo Iusacell, S.A. de C.V., regarding tax matters.
12.1   --  Computation of Ratio of Earnings to Fixed Charges
15.1   --  Acknowledgement of PricewaterhouseCoopers, independent accountants to Nuevo Grupo Iusacell, S.A. de C.V.
21.1   --  List of subsidiaries of Nuevo Grupo Iusacell, S.A. de C.V.*
23.1   --  Consent of PricewaterhouseCoopers LLP, independent
           accountants to Nuevo Grupo Iusacell, S.A. de C.V.
23.2   --  Consent of PricewaterhouseCoopers LLP, independent public accountants to Bell Atlantic Corporation
23.3   --  Consent of Arthur Andersen LLP, independent accountants to
           GTE Corporation.
23.4   --  Consent of De Ovando y Martinez del Campo, S.C., special
           Mexican counsel to Nuevo Grupo Iusacell, S.A. de C.V.
           (contained in Exhibit 5.1).
23.5   --  Consent of Clifford Chance Rogers & Wells LLP, special U.S.
           counsel to the Nuevo Grupo Iusacell, S.A. de C.V. (contained in Exhibit 5.2 and 8.2).
23.6   --  Consent of Phillip M. Huston, Jr., counsel to Bell Atlantic
           Corporation (contained in Exhibit 5.3).
23.7   --  Consent of Consultores y Valuadores de Empresas, S.C.,
           independent property appraiser.
24.1   --  Powers of attorney for Nuevo Grupo Iusacell, S.A. de C.V.
           (included on signature page to Registration Statement).
24.2   --  Powers of attorney for Bell Atlantic Corporation.
25.1   --  Statement of Eligibility of Trustee under the Trust
           Indenture Act of 1939 of The Bank of New York on Form T-1 pursuant to the Indenture dated December 16, 1999.
99.1   --  Form of Letter of Transmittal for the Notes.
99.2   --  Form of Notice of Guaranteed Delivery.

99.3   --  Form of Letter to DTC Participants.
99.4   --  Form of Letter to Clients.

(b) FINANCIAL STATEMENT SCHEDULES:

     Schedule II -- Valuation and Qualifying Accounts.
---------------
 * Filed on Registration Statement of New Iusacell on Form F-4, as amended (File No. 333-10504).

** Filed as a part of Exhibit 4.1 (see Exhibit b to the Indenture).

ITEM 22.  UNDERTAKINGS

     Each of the undersigned Registrants hereby undertakes:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (3) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4 or S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph
         (i) above includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     (6) For purposes of determining any liability under the Securities Act, each filing of Bell Atlantic Corporation's annual report pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                 SIGNATURE PAGE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Nuevo Grupo Iusacell, S.A. de C.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mexico, Mexico, on February 18, 2000.

                                          NUEVO GRUPO IUSACELL, S.A. DE C.V.

                                          By:    /s/ WILLIAM S. ROBERTS
                                            ------------------------------------
                                              William S. Roberts
                                            Executive Vice President, and
                                            Chief Financial Officer Designate

                                          By:    /s/ RUBEN G. PERLMUTTER
                                            ------------------------------------
                                              Ruben G. Perlmutter
                                            Vice President, Mergers and
                                              Acquisitions, and
                                            General Counsel

                       POWERS OF ATTORNEY AND SIGNATURES

     We, the undersigned directors and officers of Nuevo Grupo Iusacell, S.A. de C.V., do hereby constitute and appoint William S. Roberts, Executive Vice President, and Chief Financial Officer, Ruben G. Perlmutter, Vice President, Mergers and Acquisitions, and General Counsel, and Adolfo Alaniz Ramirez, Legal Director and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that William S. Roberts and Ruben G. Perlmutter, or any one of them, may deem necessary or advisable to enable Nuevo Grupo Iusacell, S.A. de C.V. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that William S. Roberts and Ruben G. Perlmutter, or any of them, shall do or cause to be done by virtue hereof.

                             PODER-MANDATO Y FIRMAS

     Nosotros, los abajo firmantes directores y ejecutivos de Nuevo Grupo Iusacell, S.A. de C.V., otorgamos poder especial en cuanto a derecho se refiere y designamos a William S. Roberts, Vice Presidente Ejecutivo y Ejecutivo Financiero Principal, a Ruben G. Perlmutter, Vice Presidente de Fusiones y Adquisiciones y Juridico, y a Adolfo Alaniz Ramirez, Director Juridico para que ellos, o cualquiera de ellos, actuen como nuestros apoderados y mandatarios, con plenos poderes de sustitucion y delegacion para que realicen todos y cualesquiera actos, por cuenta y a nombre nuestro en el caracter que se indica mas adelante, que William S. Roberts y Ruben G. Perlmutter, o cualquiera de ellos, consideren necesario o conveniente para los fines de que Nuevo Grupo Iusacell, S.A. de C.V. cumpla con todos los requisitos del "Securities Act of 1933," segun texto vigente, y todas las normas, reglamentos y requisitos de; "Securities and Exchange Commission," en relacion con esta Declaracion de Registro, incluyendo especificamente, pero no limitado a, poder y autorizacion para firmar por todos y cada uno de nosotros en el caracter indicado mas adelante, todas y cada una de las enmiendas a la Declaracion de Registro (incluyendo enmiendas posteriores a la aceptacion por la autoridad mencionada) y para que interpongan y registren la Declaracion de Registro, con todos sus anexos y otra documentacion necesaria por ante el "Securities and Exchange Commission;" y en el presente acto ratificamos y confirmamos todos los actos que William S. Roberts y Ruben G. Perlmutter, o cualquiera de ellos, realicen por virtud del presente poder.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                  TITLE                       DATE
                  ---------                                  -----                       ----
           /s/ THOMAS A. BARTLETT              Chief Executive Officer (Principal  February 18, 2000
---------------------------------------------  Executive Officer) and Director,
             Thomas A. Bartlett                Iusacell

           /s/ FULVIO V. DEL VALLE             President, Director General and     February 18, 2000
---------------------------------------------  Director, Iusacell
             Fulvio V. del Valle

           /s/ WILLIAM S. ROBERTS              Executive Vice President and Chief  February 18, 2000
---------------------------------------------  Financial Officer (Principal
             William S. Roberts                Financial and Accounting Officer),
                                               Iusacell

         /s/ LAWRENCE T. BABBIO, JR.           Chairman of the Board of            February 18, 2000
---------------------------------------------  Directors, Iusacell
           Lawrence T. Babbio, Jr.

                                               Director, Iusacell                  February 18, 2000
---------------------------------------------
Carlos Peralta Quintero

                                               Director, Iusacell                  February 18, 2000
---------------------------------------------
Ernesto Canales Santos

              /s/ MARY CUMMINGS                Director, Iusacell                  February 18, 2000
---------------------------------------------
  John Chynoweth By Mary Cummings Alternate
                  Director

                                               Director, Iusacell                  February 18, 2000
---------------------------------------------
Jose Ramon Elizondo Anaya

                                               Director, Iusacell                  February 18, 2000
---------------------------------------------
Rodolfo Garcia Muriel

                                               Director, Iusacell                  February 18, 2000
---------------------------------------------
Luis Felipe Gonzalez Munoz

           /s/ STEPHEN B. HEIMANN              Director, Iusacell                  February 18, 2000
---------------------------------------------
             Stephen B. Heimann

           /s/ FERNANDO DE OVANDO              Director, Iusacell                  February 18, 2000
---------------------------------------------
             Fernando de Ovando

            /s/ DENNIS F. STRIGL               Director, Iusacell                  February 18, 2000
---------------------------------------------
              Dennis F. Strigl

          By: /s/ DONALD J. PUGLISI            Authorized Representative in the    February 18, 2000
  ----------------------------------------     United States of Nuevo Grupo
              Donald J. Puglisi                Iusacell, S.A. de C.V

     Pursuant to the requirements of the Securities Act of 1933, as amended, Bell Atlantic Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on February 18, 2000.

                                          BELL ATLANTIC CORPORATION

                                          By: /s/ DOREEN A. TOBEN
                                            ------------------------------------
                                              Doreen A. Toben
                                              Vice President -- Comptroller

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and by Doreen A. Toben, as attorney-in-fact for the specified persons in the capacities and on the dates indicated:

                  SIGNATURE                                  TITLE                       DATE
                  ---------                                  -----                       ----
*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Lawrence T. Babbio, Jr.

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Richard L. Carrion

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
James G. Cullen

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Lodewijk J.R. deVink

                                               Director, Bell Atlantic                        , 2000
---------------------------------------------
James H. Gilliam, Jr.

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Stanley P. Goldstein

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Helene L. Kaplan

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Thomas H. Kean

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Elizabeth T. Kennan

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
John F. Maypole

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Joseph Neubauer

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Thomas H. O'Brien

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Eckhard Pfeiffer

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Hugh B. Price

                  SIGNATURE                                  TITLE                       DATE
                  ---------                                  -----                       ----
*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Rozanne L. Ridgway

*                                              Director and Senior Executive Vice  February 18, 2000
---------------------------------------------  President and Chief Financial
Frederic V. Salerno                            Officer/Strategy and Business
                                               Development, Bell Atlantic
                                               (principal financial officer)

*                                              Director, Chairman and Chief        February 18, 2000
---------------------------------------------  Executive Officer, Bell Atlantic
Ivan G. Seidenberg                             (principal executive officer)

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Walter V. Shipley

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
John R. Stafford

*                                              Director, Bell Atlantic             February 18, 2000
---------------------------------------------
Shirley Young

             /s/ DOREEN A. TOBEN               Vice President-Comptroller          February 18, 2000
---------------------------------------------  (principal accounting officer)
               Doreen A. Toben

*By /s/ DOREEN A. TOBEN                                                            February 18, 2000
---------------------------------------------
     Individually and as Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1.1      --  Form of Exchange Agent Agreement.
  4.1      --  Indenture dated December 16, 1999 among Nuevo Grupo
               Iusacell, S.A. de C.V., Bell Atlantic Corporation and The
               Bank of New York as Trustee.
  4.3      --  Exchange and Registration Rights Agreement dated December
               16, 1999 among Nuevo Grupo Iusacell, S.A. de C.V., Bell
               Atlantic Corporation, Grupo Iusacell, S.A. de C.V., Chase
               Securities, Inc. and Salomon Smith Barney, Inc.
  4.4      --  Security Agreement dated December 16, 1999 among Nuevo Grupo
               Iusacell, S.A. de C.V., The Bank of New York and the holders from time to time of the notes.
  5.1      --  Opinion of De Ovando y Martinez del Campo, S.C., special
               Mexican counsel to the Nuevo Grupo Iusacell, S.A. de C.V., regarding the validity of the notes registered hereby.
  5.2      --  Opinion of Clifford Chance Rogers & Wells LLP special U.S.
               counsel to Nuevo Grupo Iusacell, S.A. de C.V., regarding the validity of the notes registered hereby.
  5.3      --  Opinion of Phillip M. Huston, Jr., counsel to Bell Atlantic
               Corporation regarding the validity of the put option to Bell
               Atlantic Corporation.
  8.1      --  Opinion of De Ovando y Martinez del Campo, S.C., special
               Mexican counsel to the Registrant, regarding tax matters.
  8.2      --  Opinion of Clifford Chance Rogers & Wells LLP, special U.S.
               counsel to Nuevo Grupo Iusacell, S.A. de C.V., regarding tax matters.
 12.1      --  Computation of Ratio of Earnings to Fixed Charges
 15.1      --  Acknowledgement of PricewaterhouseCoopers, independent accountants to Nuevo Grupo Iusacell, S.A. de C.V.
 23.1      --  Consent of PricewaterhouseCoopers LLP, independent
               accountants to Nuevo Grupo Iusacell, S.A. de C.V.
 23.2      --  Consent of PricewaterhouseCoopers LLP, independent public accountants to Bell Atlantic Corporation
 23.3      --  Consent of Arthur Andersen LLP, independent accountants to
               GTE Corporation.
 23.7      --  Consent of Consultores y Valuadores de Empresas, S.C.,
               independent property appraiser.
 24.2      --  Powers of attorney for Bell Atlantic Corporation.
 25.1      --  Statement of Eligibility of Trustee under the Trust
               Indenture Act of 1939 of The Bank of New York on Form T-1
               pursuant to the Indenture dated December 16, 1999.
 99.1      --  Form of Letter of Transmittal for the Notes.
 99.2      --  Form of Notice of Guaranteed Delivery.
 99.3      --  Form of Letter to DTC Participants.
 99.4      --  Form of Letter to Clients.

[PRICEWATERHOUSECOOPERS LOGO]





                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors of

Grupo Iusacell, S. A. de C. V.:


We have audited the consolidated balance sheets of Grupo Iusacell, S. A. de C.
V. (the "Company") and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and changes in financial position for each of the three years ended December 31, 1998 and have issued our report thereon dated February 22, 1999, except with respect to certain matters discussed in Notes 13.b, 20, 21 and 22 for which the date is May 21, 1999, and to the matter discussed in Note 13.e, for which the date is June 25, 1999, included elsewhere in this Registration Statement on Form F-4/S-4. Our audits also included the financial statements schedule listed in
Item 19 of this Registration Statement on Form F-4/S-4. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial schedule based on our audit.

In our opinion, the financial statements schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



PricewaterhouseCoopers




Juan Manuel Ferron Solis
Public Accountant



Mexico  City,  D.  F.,   Mexico.
February 18, 2000

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
  (THOUSANDS OF MEXICAN PESOS WITH PURCHASING POWER AS OF SEPTEMBER 30, 1999)

                                    BALANCE AT     CHARGED TO                                     BALANCE
                                   BEGINNING OF     COST AND       CHARGED TO                    AT THE END
                                      PERIOD        EXPENSES     OTHER ACCOUNTS    DEDUCTIONS    OF PERIOD
                                   ------------    ----------    --------------    ----------    ----------
YEAR ENDED DECEMBER 31, 1996
Allowance for obsolete and slow-
  moving inventories.............     73,862          5,816              --          31,151        48,527
Allowance for doubtful
  accounts.......................    167,722        100,382              --         129,128       138,976
Allowance for obsolete fixed
  assets.........................         --         67,589              --              --        67,589
Group reorganization charge......         --        130,252              --              --       130,252
YEAR ENDED DECEMBER 31, 1997
Allowance for obsolete and slow-
  moving inventories.............     48,527         20,186              --          30,498        38,215
Allowance for doubtful
  accounts.......................    138,976         47,429              --          84,665       101,740
Allowance for obsolete fixed
  assets.........................     67,589             --              --          67,589            --
Group reorganization charge......    130,252             --              --         130,252            --
YEAR ENDED DECEMBER 31, 1998
Allowance for obsolete and slow-
  moving inventories.............     38,215             --              --          25,873        12,342
Allowance for doubtful
  accounts.......................    101,740         30,213              --          58,159        73,794

                                       S-2